Filed Pursuant to Rule 424(b)(3)

Registration No. 333-221456

PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED −YOUR VOTE IS IMPORTANT

To the Shareholders of TwinCo, Inc.:

On September 5, 2017, Eagle Bancorp Montana, Inc., or Eagle, Opportunity Bank of Montana, or Opportunity Bank, TwinCo, Inc., or TwinCo, and Ruby Valley Bank entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”) that provides for the acquisition of TwinCo by Eagle. Under the merger agreement, TwinCo will merge with and into Eagle, with Eagle as the surviving corporation (which we refer to as the “merger”). Immediately following the merger, Ruby Valley Bank will merge with and into Opportunity Bank, with Opportunity Bank as the surviving bank (which we refer to as the “bank merger”).

In the merger, each share of TwinCo common stock (except for specified shares of TwinCo common stock held by TwinCo or Eagle and any dissenting shares) will be converted into the right to receive at the shareholder’s election, either: (a) a combination of $247.16 in cash and 11.1540 shares of Eagle common stock (which we refer to as the “mixed election consideration”); (b) $449.38 in cash (which we refer to as the “cash election consideration”) or (c) 24.7866 shares of Eagle common stock (which we refer to as the “stock election consideration”). Both the cash election consideration and the stock election consideration are subject to proration and adjustment procedures to ensure that the total amount of cash paid, and the total number of shares of Eagle common stock issued, in the merger to TwinCo shareholders, as a whole, will equal as nearly as practicable the total amount of cash and number of shares that would have been paid and issued if all of the TwinCo shareholders received the mixed election consideration. TwinCo shareholders who fail to make a timely election or who make no election will receive the mixed election consideration.

The precise consideration that TwinCo shareholders will receive if they elect the cash election consideration or the stock election consideration will not be known at the time that TwinCo shareholders vote on the approval of the merger agreement or make an election. For a description of the consideration that TwinCo shareholders will receive if they elect the cash election consideration or the stock election consideration, and the potential adjustments to this consideration, see “The Merger Agreement–Merger Consideration” beginning on page 41 of this proxy statement/prospectus and “The Merger Agreement–Election and Proration Procedures” beginning on page 42 of this proxy statement/prospectus. Based on the closing price of Eagle’s common stock on the Nasdaq Global Market on December 12, 2017, the last practicable date before the date of this document, the value of the mixed election consideration was approximately $479.72. We urge you to obtain current market quotations for Eagle (trading symbol “EBMT”) because the value of the per share stock consideration will fluctuate.

TwinCo may terminate the merger agreement if (i) the average closing price of Eagle common stock for a specified period is less than $15.41 per share (ii) Eagle common stock underperforms the Nasdaq Bank Index by more than 15% and (iii) Eagle does not elect to increase the stock election consideration by a formula-based amount outlined in the merger agreement.

Based on the current number of shares of TwinCo common stock outstanding, Eagle expects to issue approximately 446,773 shares of common stock and pay approximately $9.9 million in cash to TwinCo shareholders in the aggregate upon completion of the merger. Based on these numbers, upon completion of the merger, current TwinCo shareholders would own approximately 8.2% of the common stock of Eagle immediately following the merger. However, any increase or decrease in the number of shares of TwinCo common stock outstanding that occurs for any reason prior to the completion of the merger would cause the actual number of shares issued upon completion of the merger to change.

TwinCo will hold a special meeting of its shareholders in connection with the merger. Holders of TwinCo common stock will be asked to vote to approve the merger agreement and related matters as described in this proxy statement/prospectus. TwinCo shareholders will also be asked to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger agreement and related matters, as described in this proxy statement/prospectus.

The special meeting of TwinCo shareholders will be held on Wednesday, January 17, 2018 at 107 South Main, Twin Bridges, Montana  59754, at 2:00 p.m. local time.

TwinCo’s board of directors has determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of TwinCo and its shareholders, has unanimously approved the merger agreement and recommends that TwinCo shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the TwinCo special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.

This document, which serves as a proxy statement for the special meeting of TwinCo shareholders and as a prospectus for the shares of Eagle common stock to be issued in the merger to TwinCo shareholders, describes the special meeting of TwinCo, the merger, the documents related to the merger and other related matters. Please carefully read this entire proxy statement/prospectus, including “Risk Factors” beginning on page 22 of this proxy statement/prospectus, for a discussion of the risks relating to the proposed merger. You also can obtain information about Eagle from documents that Eagle has filed with the Securities and Exchange Commission.

If you have any questions concerning the merger, TwinCo shareholders should contact Karen W. Town, Corporate Secretary of TwinCo at (406) 684-5678. We look forward to seeing you at the meeting.

Kenneth M. Walsh President and Chief Executive Officer TwinCo, Inc.

Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, nor any state securities commission or any other bank regulatory agency has approved or disapproved the merger, the issuance of the Eagle common stock to be issued in the merger or the other transactions described in this document or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Eagle or TwinCo, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this proxy statement/prospectus is December 14, 2017, and it is first being mailed or otherwise delivered to the shareholders of TwinCo on or about December 15, 2017.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON JANUARY 17, 2018

To the Shareholders of TwinCo, Inc.:

TwinCo, Inc. (“TwinCo”) will hold a special meeting of shareholders at 2:00 p.m. local time, on Wednesday, January 17, 2018, at 107 South Main, Twin Bridges, Montana 59754, for the following purposes:

•     for holders of TwinCo common stock to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of September 5, 2017, by and among Eagle Bancorp Montana, Inc., Opportunity Bank of Montana, TwinCo and Ruby Valley Bank, pursuant to which TwinCo will merge with and into Eagle Bancorp Montana, Inc., as more fully described in the attached proxy statement/prospectus; and

•     for holders of TwinCo common stock to consider and vote upon a proposal to adjourn the TwinCo special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.

We have fixed the close of business on December 13, 2017 as the record date for the TwinCo special meeting. Only holders of record of TwinCo common stock at that time are entitled to notice of, and to vote at, the TwinCo special meeting, or any adjournment or postponement of the TwinCo special meeting. In order for the merger agreement to be approved, at least two-thirds of the outstanding shares of TwinCo common stock must be voted in favor of the proposal to approve the merger agreement. The special meeting may be adjourned from time to time upon approval of holders of TwinCo common stock without notice other than by announcement at the meeting of the adjournment thereof, and any and all business for which notices are hereby given may be transacted at such adjourned meeting.

TwinCo shareholders have appraisal rights under Montana state law entitling them to obtain payment in cash for the fair value of their shares, provided they comply with each of the requirements under Montana law, including not voting in favor of the merger agreement and providing notice to TwinCo. For more information regarding appraisal rights, please see “The Merger — Appraisal Rights for TwinCo Shareholders” beginning on page 39 of this proxy statement/prospectus.

Your vote is important. We cannot complete the merger unless TwinCo’s shareholders approve the merger agreement.

Regardless of whether you plan to attend the TwinCo special meeting, please vote as soon as possible. Please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope as described on the proxy card.

The enclosed proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger, including the merger agreement, and other related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its appendices carefully and in their entirety. If you have any questions concerning the merger or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need help voting your shares of TwinCo common stock, please contact Karen W. Town, Corporate Secretary of TwinCo at (406) 684-5678.

TwinCo’s board of directors has unanimously approved the merger and the merger agreement and recommends that TwinCo shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.

By Order of the Board of Directors, Karen W. Town Corporate Secretary

Twin Bridges, Montana

December 14, 2017

WHERE YOU CAN FIND MORE INFORMATION

Eagle Bancorp Montana, Inc.

Eagle files annual, quarterly, current and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC”). You may read and copy any materials that Eagle files with the SEC at its Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 ((800) 732-0330) for further information on the public reference room. In addition, Eagle files reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from Eagle by accessing Eagle’s website at www.opportunitybank.com. Copies can also be obtained, free of charge, by directing a written request to:

Eagle Bancorp Montana, Inc.

1400 Prospect Avenue

Helena, Montana 59601

Attn: Investor Relations

Telephone: (406) 442-3080

Eagle has filed a Registration Statement on Form S-4 to register with the SEC up to 446,773 shares of Eagle common stock to be issued pursuant to the merger. This proxy statement/prospectus is a part of that Registration Statement on Form S-4. As permitted by SEC rules, this proxy statement/prospectus does not contain all of the information included in the Registration Statement on Form S-4 or in the exhibits or schedules to the Registration Statement on Form S-4. You may read and copy the Registration Statement on Form S-4, including any amendments, schedules and exhibits, at the SEC’s public reference room at the address set forth above. The Registration Statement on Form S-4, including any amendments, schedules and exhibits, is also available, free of charge, by accessing the websites of the SEC and Eagle or upon written request to Eagle at the address set forth above.

Statements contained in this proxy statement/prospectus as to the contents of any contract or other documents referred to in this proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the Registration Statement on Form S-4. This proxy statement/prospectus incorporates important business and financial information about Eagle that is not included in or delivered with this document, including incorporating by reference documents that Eagle has previously filed with the SEC. These documents contain important information about Eagle and its financial condition. See “Documents Incorporated by Reference” beginning on page 99 of this proxy statement/prospectus. These documents are available free of charge upon written request to Eagle at the address listed above.

To obtain timely delivery of these documents, you must request them no later than January 10, 2018 in order to receive them before the TwinCo special meeting of shareholders.

Except where the context otherwise specifically indicates, Eagle supplied all information contained in, or incorporated by reference into, this proxy statement/prospectus relating to Eagle, and TwinCo supplied all information contained in this proxy statement/prospectus relating to TwinCo.

TwinCo, Inc.

TwinCo does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents and reports with the SEC.

If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of TwinCo common stock, please contact Karen W. Town, Corporate Secretary of TwinCo at (406) 684-5678.

i

You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to give any information or make any representation about the merger or Eagle or TwinCo that differs from, or adds to, the information in this proxy statement/prospectus or in documents that are incorporated by reference herein and publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date of this proxy statement/prospectus, and you should not assume that any information incorporated by reference into this document is accurate as of any date other than the date of such other document, and neither the mailing of this proxy statement/prospectus to TwinCo shareholders nor the issuance of Eagle common stock in the merger shall create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

APPENDICES:

Appendix A – Agreement and Plan of Merger	A-1
Appendix B – Provisions of Montana Business Corporations Act Relating to Appraisal Rights	B-1

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are answers to certain questions that you may have regarding the special meeting and merger. The parties urge you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document. In this proxy statement/prospectus we refer to Eagle Bancorp Montana, Inc. as “Eagle,” Opportunity Bank of Montana as “Opportunity Bank,” TwinCo, Inc. as “TwinCo,” and Ruby Valley Bank as “Ruby Valley Bank”.

Q:	Why am I receiving this proxy statement/prospectus?

A:

Eagle, Opportunity Bank, TwinCo and Ruby Valley Bank have entered into an Agreement and Plan of Merger, dated as of September 5, 2017 (which we refer to as the “merger agreement”) pursuant to which TwinCo will be merged with and into Eagle, with Eagle continuing as the surviving company. Immediately following the merger, Ruby Valley Bank, a wholly owned bank subsidiary of TwinCo, will merge with and into Eagle’s wholly owned bank subsidiary, Opportunity Bank, with Opportunity Bank continuing as the surviving bank and continuing under the name “Opportunity Bank of Montana” (which we refer to as the “bank merger”). A copy of the merger agreement is included in this proxy statement/prospectus as Appendix A.

The merger cannot be completed unless, among other things, the holders of two-thirds of the outstanding shares of TwinCo common stock vote in favor of the proposal to approve the merger agreement.

In addition, TwinCo is soliciting proxies from holders of TwinCo common stock with respect to a proposal to adjourn the TwinCo special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement if there are insufficient votes at the time of such adjournment to approve such proposal.

TwinCo will hold a special meeting to obtain these approvals. This proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the special meeting, and you should read it carefully. It is a proxy statement because TwinCo’s board of directors is soliciting proxies from its shareholders. It is a prospectus because Eagle will issue shares of Eagle common stock to holders of TwinCo common stock in connection with the merger. The enclosed materials allow you to have your shares voted by proxy without attending the TwinCo special meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.

Q:	What will I receive in the merger?

A:

If the merger is completed, each issued and outstanding share of TwinCo common stock, other than (i) any shares of TwinCo common stock held in the treasury of TwinCo or owned by Eagle, Opportunity Bank, Ruby Valley Bank or by any of their respective subsidiaries (other than any such shares in trust accounts, managed accounts, and the like for the benefit of customers or as a result of debts previously contracted), which will each be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor (the shares in (i) are referred to as “excluded shares”) and (ii) shares of TwinCo common stock held by TwinCo shareholders who have perfected and not effectively withdrawn a demand for, or lost the right to, appraisal under Montana law, which shall be entitled to the appraisal rights provided under Montana law as described under “The Merger − Appraisal Rights for TwinCo Shareholders” beginning on page 39 of this proxy statement/prospectus (the shares in (ii) are referred to as “dissenting shares”), will be converted into the right to receive, at the election of the holder thereof (subject to the proration procedures described below): (a) a combination of 11.1540 shares of Eagle common stock and $247.16 in cash (which we refer to as the “mixed election consideration”); (b) $449.38 in cash (which we refer to as the “cash election consideration”); or (c) 24.7866 shares of Eagle common stock (which we refer to as the “stock election consideration”). Eagle will not issue any fractional shares of Eagle common stock in the merger. Rather, TwinCo shareholders who would otherwise be entitled to a fractional share of Eagle common stock upon the completion of the merger will instead receive an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share amount by the average daily volume weighted average price of Eagle common stock on the Nasdaq Global Market for the 20 trading days preceding the closing date.

The merger consideration is subject to the adjustments described below. Assuming the exchange of all outstanding TwinCo common stock for stock and cash in accordance with the merger agreement, TwinCo shareholders will own, in the aggregate, approximately 8.2% of Eagle's outstanding common stock following the merger.

The stock portion of the merger consideration may be adjusted in certain circumstances based on whether Eagle common stock is trading either higher or lower than prices specified in the merger agreement immediately prior to the closing of the merger, in order to avoid termination of the merger agreement.

The merger consideration will be subject to adjustment depending on TwinCo’s "Adjusted Tangible Stockholders’ Equity," as defined in the merger agreement, immediately prior to the closing of the merger. If the Adjusted Tangible Stockholders’ Equity is less than $13,400,000, subject to certain adjustments, the merger consideration will be reduced on a pro rata basis by the amount of such deficiency.

If the Adjusted Tangible Stockholders’ Equity is greater than $13,400,000, subject to certain adjustments, TwinCo may, upon written notice to Eagle and effective immediately prior to the closing of the merger, declare and pay a special dividend to its shareholders in the amount of such excess.

On December 12, 2017, the closing price of Eagle's common stock was $20.85 per share. If the "average closing price" (determined over a 20 trading day period prior to the closing of the merger) of Eagle's common stock exceeds $20.85 per share and Eagle’s stock outperforms the Nasdaq Bank Index by more than 15%, Eagle may terminate the merger agreement, or elect to reduce on a per-share basis the number of shares of Eagle common stock to be issued in the merger.

Conversely, if the "average closing price" is less than $15.41 per share and Eagle’s stock has also underperformed the Nasdaq Bank Index by more than 15%, TwinCo may terminate the merger agreement, unless Eagle elects to increase on a per-share basis the number of shares of Eagle common stock to be issued in the merger. See “The Merger – Termination.”

Q:	Will TwinCo shareholders receive the form of consideration they elect?

A:

Each TwinCo shareholder that elects to receive the mixed election consideration will receive the form of' consideration that such shareholder elects in the merger. Each TwinCo shareholder that elects to receive consideration other than the mixed election consideration may not receive the exact form of consideration that such shareholder elects in the merger. It is currently estimated that, if the merger is completed, Eagle will issue approximately 446,773 shares of Eagle common stock and that the amount of cash to be paid to TwinCo shareholders will be approximately $9.9 million. Under the proration and adjustment procedures provided for in the merger agreement, the total amount of cash paid, and the total number of shares of Eagle common stock issued, in the merger to the holders of shares of TwinCo common stock (other than excluded shares), as a whole, will equal as nearly as practicable the total amount of cash and number of shares that would have been paid and issued if all of such shares of TwinCo common stock were converted into the mixed election consideration. Holders of shares of TwinCo common stock (other than excluded shares and dissenting shares) who make no election or an untimely election will receive the mixed election consideration with respect to such shares of TwinCo common stock. The mix of consideration payable to TwinCo shareholders who make the cash election or the stock election will not be known until the results of the elections made by TwinCo shareholders are tallied, which will not occur until near or after the closing of the merger. The greater the oversubscription of the stock election consideration, the less stock and more cash a TwinCo shareholder making the stock election will receive. Reciprocally, the greater the oversubscription of the cash election consideration, the less cash and more stock a TwinCo shareholder making the cash election will receive. However, in no event will a TwinCo shareholder who makes the cash election or the stock election receive less cash and more shares of Eagle common stock, or fewer shares of Eagle common stock and more cash, respectively, than a shareholder who elects the mixed election consideration. See “The Merger Agreement — Election and Proration Procedures — Proration Procedures” beginning on page 43 of' this proxy statement/prospectus.

Q:	How do TwinCo shareholders make their election to receive cash, shares of Eagle common stock or a combination of both?

A:

An election form will be mailed on a date to be mutually agreed by TwinCo and Eagle that is 30 to 45 days prior to the anticipated closing date of the merger or on such other date as Eagle and TwinCo mutually agree (the “election form mailing date”) to each holder of record of shares of TwinCo common stock as of the close of business on the fifth business day prior to such mailing (the “election form record date”). Eagle will also make one or more election forms available, if requested, to each person that subsequently becomes a holder or beneficial owner of shares of TwinCo common stock. Each TwinCo shareholder should complete and return the election form according to the instructions included with the form. The election form will be provided to TwinCo shareholders under separate cover and is not being provided with this document. The election deadline will be 3:00 p.m., Mountain time, on the 25th day following the election form mailing date (or such other time and date as Eagle and TwinCo shall agree) (the “election deadline”). See “The Merger Agreement — Election and Proration Procedures— Election Materials and Procedures” beginning on page 42 of this proxy statement/prospectus.

Q:	What happens if a TwinCo shareholder does not make a valid election to receive cash or Eagle common shares?

A:

If a TwinCo shareholder does not return a properly completed election form by the election deadline, such shareholder will be deemed to have made the mixed election described above, and his or her shares of TwinCo common stock (other than excluded shares and proposed dissenting shares) will be converted into the right to receive the mixed election consideration with respect to such shares of TwinCo common stock. See “The Merger Agreement — Merger Consideration” beginning on page 41 of this proxy statement/prospectus.

Q:	Will the value of the stock election consideration and the mixed election consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:

Yes, the value of the stock election consideration and the mixed election consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value of Eagle common stock. In the merger, holders of TwinCo common stock who receive all or a portion of their merger consideration in the form of Eagle common stock will receive a fraction of a share of Eagle common stock for each share of TwinCo common stock they hold. Any fluctuation in the market price of Eagle common stock after the date of this proxy statement/prospectus will change the value of the shares of Eagle common stock that TwinCo shareholders will receive.

Q:	How does TwinCo’s board of directors recommend that I vote at the special meeting?

A:	TwinCo’s board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and “FOR” the adjournment proposal.

Q:	When and where is the special meeting?

A:	The TwinCo special meeting will be held at 107 South Main, Twin Bridges, Montana 59754, on Wednesday, January 17, 2018, at 2:00 p.m. local time.

Q:	Who can vote at the special meeting of shareholders?

A:

Holders of record of TwinCo common stock at the close of business on December 13, 2017, which is the date that the TwinCo board of directors has fixed as the record date for the special meeting, are entitled to vote at the special meeting.

Q:	What do I need to do now?

A:

After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the special meeting. You must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible.

Q:	What constitutes a quorum for the special meeting?

A:

The presence at the special meeting, in person or by proxy, of holders of record of not less than a majority of the outstanding shares of TwinCo common stock entitled to vote at such meeting, will constitute a quorum for the transaction of business. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:	What is the vote required to approve each proposal?

A:

Approval of the merger agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of TwinCo common stock entitled to vote on the merger agreement as of the close of business on December 13, 2017, the record date for the special meeting. If you (1) fail to submit a proxy or vote in person at the special meeting or (2) mark “ABSTAIN” on your proxy, it will have the same effect as a vote “AGAINST” the proposal and no effect on the adjournment proposal. The adjournment proposal will be approved if the votes of TwinCo common stock cast in favor of the adjournment proposal exceed the votes cast against the adjournment proposal.

Q:	Why is my vote important?

A:

If you do not submit a proxy or vote in person, it may be more difficult for TwinCo to obtain the necessary quorum to hold its special meeting. In addition, your failure to submit a proxy or vote in person, or abstention will have the same effect as a vote against approval of the merger agreement. The merger agreement must be approved by the affirmative vote of the holders of two-thirds of the outstanding shares of TwinCo common stock entitled to vote on the merger agreement. TwinCo’s board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement.

Q:	How many votes do I have?

A:

You are entitled to one vote for each share of TwinCo common stock that you owned as of the close of business on the record date. As of the close of business on the record date, 40,055 shares of TwinCo common stock were outstanding and entitled to vote at the TwinCo special meeting.

Q:	Can I attend the special meeting and vote my shares in person?

A:	Yes. All TwinCo shareholders are invited to attend the special meeting. Holders of record of TwinCo common stock can vote in person at the special meeting.

Q:	Can I change my vote?

A:

Yes. You may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to TwinCo’s corporate secretary or (3) attending the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting. Attendance at the special meeting will not automatically revoke your proxy. A revocation or later-dated proxy received by TwinCo after the vote will not affect the vote. TwinCo’s corporate secretary’s mailing address is: 107 South Main, Twin Bridges, Montana 59754, Attention: TwinCo Corporate Secretary.

Q:	What are the material U.S. federal income tax consequences of the merger to holders of TwinCo common stock?

A:

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, and it is a condition to the obligation of Eagle to complete the merger that Eagle receives a legal opinion to that effect. If, as expected, the merger qualifies as a “reorganization”, the specific tax consequences to a U.S. holder (as defined in "The Merger— Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 35 of this proxy statement/prospectus) exchanging TwinCo common stock in the merger will generally depend upon the form of consideration such U.S. holder receives in the merger. A TwinCo shareholder generally will not recognize any gain or loss upon receipt of Eagle common stock in exchange for TwinCo common stock in the merger, except that gain (but not loss) will be recognized in an amount not to exceed any cash received as part of the cash consideration (other than cash received in lieu of a fractional share) and gain or loss will be recognized with respect to any cash received in lieu of a fractional share of Eagle common stock. The discussion of the material U.S. federal income tax consequences contained in this proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the merger that may vary with, or are dependent on, individual circumstances. In addition, it does not address the effects of any foreign, state or local tax laws.

For further information, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 35 of this proxy statement/prospectus.

TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:	Are TwinCo shareholders entitled to appraisal rights?

A:

Yes. If you are a TwinCo shareholder and want to exercise appraisal rights and receive the fair value of shares of TwinCo common stock in cash instead of the aggregate merger consideration, then you must file a written objection with TwinCo prior to the special meeting stating, among other things, that you will exercise your right to dissent if the merger is completed. Also, you may not vote in favor of the merger agreement and must follow other procedures, both before and after the special meeting, as described in Appendix B to this proxy statement/prospectus. Note that if you return a signed proxy card without voting instructions or with instructions to vote “FOR” the merger agreement, then your shares will automatically be voted in favor of the merger agreement and you will lose all appraisal rights available under Montana law. A summary of these provisions can be found under “The Merger — Appraisal Rights for TwinCo Shareholders” beginning on page 39 of this proxy statement/prospectus and detailed information about the special meeting can be found under “Information About the TwinCo Special Meeting” beginning on page 28 of this proxy statement/prospectus. Due to the complexity of the procedures for exercising the right to seek appraisal, TwinCo shareholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with the applicable Montana law provisions will result in the loss of the right of appraisal. Additionally, certain TwinCo shareholders are subject to company shareholder support agreements, dated as of September 5, 2017, which provide for, among other things, the obligation of such TwinCo shareholders to vote for, consent to and raise no objections against, and not otherwise impede or delay, any sale of TwinCo. In the event of the foregoing approval, such TwinCo shareholders have also agreed to waive all dissenters’ rights, appraisal rights and similar rights in connection with such approved sale. Therefore, if the merger agreement is approved, such TwinCo shareholders will be required to waive their statutory appraisal rights.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed, TwinCo shareholders will not receive any consideration for their shares of TwinCo common stock. Instead, TwinCo will remain an independent company. Under specified circumstances, TwinCo may be required to pay to Eagle, and Eagle may be entitled to receive from TwinCo, a $200,000 termination fee with respect to the termination of the merger agreement, as described under “The Merger Agreement — Termination” and “The Merger Agreement — Termination Fees” beginning on pages 54 and 55, respectively, of this proxy statement/prospectus. Under certain circumstances, TwinCo may be required to pay Eagle a $750,000 break-up fee, as described under “The Merger Agreement – Break-Up Fee” of this proxy statement/prospectus.

Q:	If I am a TwinCo shareholder, should I send in my stock certificates now?

A:

No. Please do not send in your TwinCo stock certificates with your proxy. Eagle’s transfer agent, Computershare, will send you instructions for exchanging TwinCo stock certificates for the applicable merger consideration. See “The Merger Agreement — Procedures for Converting Shares of TwinCo Common Stock into Merger Consideration” beginning on page 44 of this proxy statement/prospectus.

Q:	Whom may I contact if I cannot locate my TwinCo stock certificate(s)?

A:

If you are unable to locate your original TwinCo stock certificate(s), you should contact Karen W. Town, Corporate Secretary of TwinCo, at (406) 684-5678. Following the merger, any inquiries should be directed to Eagle’s transfer agent, Computershare, at shareholder@computershare.com, or at (800) 962-4284.

Q:	When do you expect to complete the merger?

A:

Eagle and TwinCo expect to complete the merger in the first quarter of 2018. However, neither Eagle nor TwinCo can assure you when or if the merger will occur. TwinCo must first obtain the approval of TwinCo shareholders for the merger and Eagle must receive the necessary regulatory approvals. See “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 53 of this proxy statement/prospectus.

Q:	Whom should I call with questions?

A:

If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of TwinCo common stock, please contact: Karen W. Town, Corporate Secretary of TwinCo, at (406) 684-5678.

SUMMARY

The following summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. You should carefully read the entire proxy statement/prospectus and the other documents to which we refer to fully understand the merger. See “Where You Can Find More Information” on how to obtain copies of those documents. In addition, the merger agreement is attached as Appendix A to this proxy statement/prospectus. TwinCo and Eagle encourage you to read the merger agreement because it is the legal document that governs the merger.

Unless the context otherwise requires, throughout this document, “we,” and “our” refer collectively to Eagle and TwinCo. We refer to the proposed merger of TwinCo with and into Eagle as the “merger,” the merger of Ruby Valley Bank with and into Opportunity Bank as the “bank merger,” and the Agreement and Plan of Merger dated as of September 5, 2017 by and among Eagle, Opportunity Bank, TwinCo and Ruby Valley Bank as the “merger agreement.”

Information Regarding Eagle and TwinCo

Eagle Bancorp Montana, Inc.

1400 Prospect Avenue

Helena, Montana 59601

(406) 442-3080

Eagle is a bank holding company, incorporated in Delaware in 2009, and registered under the Bank Holding Company Act of 1956, as amended. Eagle’s principal subsidiary is Opportunity Bank of Montana (the “Bank” or “Opportunity Bank”), formerly American Federal Savings Bank (“AFSB”). The Bank was founded in 1922 as a Montana-chartered building and loan association and has conducted operations in Helena since that time. In 1975, the Bank adopted a federal thrift charter and in October 2014 converted to a Montana-chartered commercial bank. The Bank currently has 14 branch offices and 15 automated teller machines located in our market areas and we participate in the Money Pass® ATM network.

On November 30, 2012, we completed a significant transaction with Sterling Financial Corporation (“Sterling”) of Spokane, Washington in which we purchased all of Sterling’s retail bank branches in Montana. As a result of this transaction, we added two mortgage origination offices and a wealth management division, and the Bank’s assets grew to over $500 million and the retail branch network grew from six to 13 full service branches, immediately following the transaction, with six branches in new markets. In 2014, we applied to the State of Montana to form an interim bank for the purpose of facilitating the conversion of AFSB from a federally chartered savings bank to a Montana-chartered commercial bank. Concurrent with the conversion, the Bank applied, and was approved, for the membership in the Federal Reserve System of the Board of Governors. In connection with the conversion, AFSB changed its name to Opportunity Bank of Montana. As of June 30, 2017, the Bank was the sixth largest commercial bank headquartered in Montana in terms of deposits.

TwinCo, Inc.

107 South Main

Twin Bridges, Montana 59754

Telephone: (406) 684-5678

TwinCo is a bank holding company, incorporated in Montana in 1982, and registered under the Bank Holding Company Act of 1956, as amended. TwinCo’s sole subsidiary is Ruby Valley Bank. Ruby Valley Bank is a Montana state bank, which was established in 1917, and is subject to the supervision and regulation of the Montana Division of Banking and Financial Institutions and the Federal Deposit Insurance Corporation (the “FDIC”). Ruby Valley Bank is a locally owned, locally managed, full-service community bank offering a comprehensive suite of products and services to individuals and businesses and is headquartered in Twin Bridges, Montana.

At September 30, 2017, TwinCo had total assets of approximately $95.0 million, total deposits of approximately $80.3 million, total loans of approximately $56.3 million, and shareholders’ equity of approximately $14.6 million.

The Merger

The terms and conditions of the merger are contained in the merger agreement, a copy of which is included as Appendix A to this proxy statement/prospectus and is incorporated by reference herein. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

In the merger, TwinCo will merge with and into Eagle, with Eagle as the surviving company in the merger. Immediately following the merger of TwinCo into Eagle, Ruby Valley Bank will merge with and into Opportunity Bank, with Opportunity Bank as the surviving bank of such bank merger.

Closing and Effective Time of the Merger

The closing date is currently expected to occur in the first quarter of 2018. Simultaneously with the closing of the merger, Eagle will file the articles of merger with the Secretary of State of the State of Montana. The merger will become effective at such time as the articles of merger are filed or such other time as may be specified in the articles of merger. Neither Eagle nor TwinCo can predict, however, the actual date on which the merger will be completed because it is subject to factors beyond each company’s control, including whether or when the required regulatory approvals and TwinCo’s shareholder approval will be received.

Merger Consideration

TwinCo shareholders have a choice that will impact the consideration that they will receive in the merger. Each issued and outstanding share of TwinCo common stock, other than excluded shares and dissenting shares, will be converted into the right to receive the mixed election consideration, which is a combination of $247.16 in cash and 11.1540 shares of Eagle common stock. Alternatively, TwinCo shareholders will have the right to make either a cash election to receive the cash election consideration, which is $449.38 in cash, or a stock election to receive the stock election consideration, which is 24.7866 shares of Eagle common stock, for each of their TwinCo shares. Both the cash election and the stock election are subject to the proration and adjustment procedures, described under “The Merger Agreement–Election and Proration Procedures” beginning on page 42 of this proxy statement/prospectus, to cause the total amount of cash paid, and the total number of shares of Eagle common stock issued, in the merger to the holders of shares of TwinCo common stock (other than excluded shares), as a whole, to equal as nearly as practicable the total amount of cash and number of shares that would have been paid and issued if all of such shares of TwinCo common stock were converted into the mixed election consideration. Holders of shares of TwinCo common stock (other than excluded shares and dissenting shares) who make no election or an untimely election will receive the mixed election consideration with respect to such shares of TwinCo common stock. The merger consideration is subject to the adjustments described below.

No holder of TwinCo common stock will be issued fractional shares of Eagle common stock in the merger. Each holder of TwinCo common stock who would otherwise have been entitled to receive a fraction of a share of Eagle common stock will receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Eagle common stock multiplied by the average daily volume weighted average price of Eagle common stock on the Nasdaq Global Market for the 20 trading days preceding the closing date. See “The Merger Agreement—Merger Consideration” beginning on page 41 of this proxy statement/prospectus.

The merger consideration will be subject to adjustment depending on TwinCo’s "Adjusted Tangible Stockholders’ Equity," as defined in the merger agreement, immediately prior to the closing of the merger. If the Adjusted Tangible Stockholders’ Equity is less than $13,400,000, subject to certain adjustments, the merger consideration will be reduced on a pro rata basis by the amount of such deficiency.

If the Adjusted Tangible Stockholders’ Equity is greater than $13,400,000, subject to certain adjustments, TwinCo may, upon written notice to Eagle and effective immediately prior to the closing of the merger, declare and pay a special dividend to its shareholders in the amount of such excess.

The stock portion of the merger consideration may be adjusted in certain circumstances based on whether Eagle common stock is trading either higher or lower than prices specified in the merger agreement immediately prior to the closing of the merger, in order to avoid termination of the merger agreement. If the "average closing price" (determined over a 20 trading day period prior to the closing of the merger) of Eagle's common stock exceeds $20.85 per share and Eagle’s stock outperforms the Nasdaq Bank Index by more than 15%, Eagle may terminate the merger agreement, or elect to reduce on a per-share basis the number of shares of Eagle common stock to be issued in the merger.

Conversely, if the "average closing price" is less than $15.41 per share and Eagle’s stock has also underperformed the Nasdaq Bank Index by more than 15%, TwinCo may terminate the merger agreement, unless Eagle elects to increase on a per-share basis the number of shares of Eagle common stock to be issued in the merger. See “The Merger – Termination.”

The value of the shares of Eagle common stock to be issued in the merger will fluctuate between now and the closing date of the merger. Based on the closing price of Eagle common stock on September 5, 2017, the date of the signing of the merger agreement, the value of the per share mixed election consideration payable to holders of TwinCo common stock was approximately $443.47. Based on the closing price of Eagle common stock on December 12, 2017, the last practicable date before the date of this document, the value of the per share mixed election consideration payable to holders of TwinCo common stock was approximately $479.72. TwinCo shareholders should obtain current sale prices for Eagle common stock, which is traded on the Nasdaq Global Market under the symbol “EBMT.”

Election and Proration Procedures

Both the cash election consideration and the stock election consideration are subject to proration and adjustment procedures, depending on the aggregate elections of the TwinCo shareholders. If a TwinCo shareholder elects cash, and the product of the number of shares with respect to which cash elections have been made multiplied by the cash election consideration of $449.38 (such product, the “cash election amount”) is greater than the difference between (a) the product of $247.16 multiplied by the total number of shares of TwinCo common stock (other than excluded shares) issued and outstanding immediately prior to the effective time of the merger, minus (h) the product or (x) the total number of shares with respect to which a mixed election has been made multiplied by (y) $247.16, minus (c) the product of (i) the total number of proposed dissenting shares as of immediately prior to the effective time of the merger multiplied by (ii) the cash election consideration of $449.38 (such difference, the “available cash election amount”), such shareholder will receive for each share of TwinCo common stock for which such shareholder elects cash:

●

an amount in cash (without interest) equal to $449.38 multiplied by a fraction, the numerator of which shall be the available cash election amount and the denominator of which shall be the cash election amount (such fraction, the “cash fraction”); and

●

a number of validly issued, fully paid and non-assessable shares of Eagle common stock equal to the product of the stock election consideration of 24.7866 multiplied by a fraction equal to one minus the cash fraction.

If a TwinCo shareholder elects stock, and the available cash election amount is greater than the cash election amount, such shareholder will receive for each share of TwinCo common stock for which such shareholder elects stock:

●	an amount of cash (without interest) equal to the amount of such excess divided by the number of shares of TwinCo common stock for which stock elections were made; and

●

a number of validly issued, fully paid and non-assessable shares of Eagle common stock equal to the product of (i) the stock election consideration of 24.7866 multiplied by (ii) a fraction, the numerator of which shall be the difference between (a) $449.38 minus (b) the amount of cash calculated in the immediately preceding bullet, and the denominator of which shall be $449.38.

The greater the oversubscription of the stock election, the less stock and more cash a TwinCo shareholder making the stock election will receive. Reciprocally, the greater the oversubscription of the cash election, the less cash and more stock a TwinCo shareholder making the cash election will receive. However, in no event will a TwinCo shareholder who makes the cash election or the stock election receive less cash and more shares of Eagle common stock, or fewer shares of Eagle common stock and more cash, respectively, than a shareholder who makes the mixed election. For additional detail and for illustrative examples, see “The Merger Agreement Election and Proration Procedures” beginning on page 42 of this proxy statement/prospectus.

Equivalent TwinCo Common Per Share Value

Eagle common stock trades on the Nasdaq Global Market under the symbol “EBMT.” The TwinCo common stock is not listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public trading market for the TwinCo common stock. The following table presents the closing price of Eagle common stock on September 5, 2017, the last trading date prior to the public announcement of the merger agreement, and December 12, 2017, the last practicable trading day prior to the printing of this proxy statement/prospectus. The table also presents the equivalent value of the mixed election consideration per share of TwinCo common stock on those dates, calculated by multiplying the closing sales price of Eagle common stock on those dates by the exchange ratio of 11.1540 and adding $247.16 to such amount.

Date:	Eagle closing Sale price	Equivalent TwinCo per share value
September 5, 2017	$17.60	$443.47
December 12, 2017	$20.85	$479.72

The value of the shares of Eagle common stock to be issued in the merger will fluctuate between now and the closing date of the merger. If Eagle shares increase in value, so will the value of the mixed election consideration and stock election consideration. Similarly, if Eagle shares decline in value, so will the value of the consideration to be received by TwinCo shareholders. TwinCo shareholders should obtain current sale prices for the Eagle common stock.

Procedures for Converting Shares of TwinCo Common Stock into Merger Consideration

Promptly after the effective time of the merger, Eagle’s exchange agent, Computershare, will mail to each holder of record of TwinCo common stock that is converted into the right to receive the merger consideration a letter of transmittal and instructions for the surrender of the holder’s TwinCo stock certificate(s) for the merger consideration (including cash in lieu of any fractional Eagle shares), and any dividends or distributions to which such holder is entitled to pursuant to the merger agreement.

Please do not send in your certificates until you receive these instructions.

Material U.S. Federal Income Tax Consequences of the Merger

For a detailed discussion of the material U.S. federal income tax consequences of the merger, see “The Merger —Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 35 of this proxy statement/prospectus. The tax consequences of the merger to any particular TwinCo shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, please consult your tax advisor to determine the tax consequences to you from the merger.

Appraisal Rights

Under Montana law, TwinCo shareholders have the right to dissent from the merger and receive a cash payment equal to the fair value of their shares of TwinCo stock instead of receiving the merger consideration. To exercise appraisal rights, TwinCo shareholders must strictly follow the procedures established by Sections 35-1-826 through 35-1-839 of the Montana Business Corporations Act, or the MBCA, which include filing a written objection with TwinCo prior to the special meeting stating, among other things, that the shareholder will exercise his or her right to dissent if the merger is completed, and not voting for approval of the merger agreement. A shareholder’s failure to vote against the merger agreement will not constitute a waiver of such shareholder’s dissenters’ rights.

Recommendation of the TwinCo Board of Directors

After careful consideration, the TwinCo board of directors unanimously recommends that TwinCo shareholders vote “FOR” the approval of the merger agreement and the approval of the adjournment proposal described in this document. Each of the directors of TwinCo has entered into a company shareholder support agreement with Eagle pursuant to which each, has agreed to vote “FOR” the approval of the merger agreement and any other matter required to be approved by the shareholders of TwinCo to facilitate the transactions contemplated by the merger agreement, subject to the terms of the company shareholder support agreements.

For more information regarding the company shareholder support agreements, please see the section entitled “Information About the TwinCo Special Meeting — Shares Subject to Company Shareholder Support Agreements; Shares Held by Directors and Executive Officers” on page 30 of this proxy statement/prospectus.

For a more complete description of TwinCo’s reasons for the merger and the recommendations of the TwinCo board of directors, please see the section entitled “The Merger — TwinCo’s Reasons for the Merger and Recommendation of the TwinCo Board of Directors” beginning on page 33 of this proxy statement/prospectus.

Interests of TwinCo Directors and Executive Officers in the Merger

In the merger, the directors and executive officers of TwinCo will receive the same merger consideration for their TwinCo shares as the other TwinCo shareholders. In considering the recommendation of the TwinCo board of directors that you vote to approve the merger agreement, you should be aware that some of the executive officers and directors of TwinCo may have interests in the merger and may have arrangements that may be considered to be different from, or in addition to, those of TwinCo shareholders generally. Interests of officers and directors that may be different from or in addition to the interests of TwinCo’s shareholders include:

•	TwinCo’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement.

•	Kenneth M. Walsh, TwinCo’s Chairman, Chief Executive Officer and President, has entered into a change in control agreement with Eagle, effective as of the effective date of the merger.

•	Kenneth M. Walsh will become a director of Eagle and Opportunity Bank upon completion of the merger.

These interests are discussed in more detail in the section entitled “The Merger — Interests of TwinCo Directors and Executive Officers in the Merger” beginning on page 40 of this proxy statement/prospectus. The TwinCo board of directors was aware of these interests and considered them, along with other matters, in reaching its decision to adopt and approve the merger agreement and to recommend that TwinCo shareholders vote in favor of approving the merger agreement.

Regulatory Approvals

Completion of the merger and the bank merger are subject to various regulatory approvals, including approvals from the Board of Governors of the Federal Reserve System, or Federal Reserve, and the Montana Division of Banking and Financial Institutions.  Notifications and/or applications requesting approvals for the merger or for the bank merger may also be submitted to other federal and state regulatory authorities and self-regulatory organizations.  The parties have filed notices and applications to obtain the necessary regulatory approvals of the Federal Reserve and the Montana Division of Banking and Financial Institutions and the approvals of such agencies were received on November 28, 2017 and November 22, 2017, respectively.  The regulatory approvals to which the completion of the merger and bank merger are subject are described in more detail under the section entitled “The Merger — Regulatory Approvals,” beginning on page 38 of this proxy statement/prospectus.

Conditions to Completion of the Merger

The completion of the merger depends on a number of conditions being satisfied or, where permitted, waived, including but not limited to:

•	the approval of the merger agreement by TwinCo shareholders;

•	the receipt of all regulatory approvals required to consummate the merger and the bank merger and the expiration of all statutory waiting periods;

•	no governmental authority has imposed a burdensome condition on Eagle or any of its affiliates in connection with granting any regulatory approval;

•

the absence of any judgment, order, injunction or decree issued by any governmental authority or other legal restraint or prohibition preventing or making illegal the consummation of the merger or the bank merger;

•

the effectiveness of the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, under the Securities Act of 1933, as amended, or the “Securities Act”, and no order suspending such effectiveness having been issued or threatened;

•	the receipt by Eagle of an opinion of its counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•	the authorization for listing on the Nasdaq Global Market of the shares of Eagle common stock to be issued in the merger;

•

the accuracy of the other party’s representations and warranties in the merger agreement on the date of the merger agreement and as of the closing date of the merger (or such other date specified in the merger agreement) other than, in most cases, inaccuracies that would not be material;

•	performance in all material respects by the other party of its respective obligations under the merger agreement;

•	the receipt of corporate authorizations and other certificates;

•	TwinCo’s receipt of all consents required as a result of the transactions contemplated by the merger agreement pursuant to certain material contracts;

•	the absence of any material adverse effect on the other party;

•	the change in control agreement and restrictive covenant agreement between Kenneth M. Walsh and Opportunity Bank remaining in full force and effect;

•	the execution and delivery by Ruby Valley Bank of the plan of bank merger;

•	the receipt of executed claims letters and restrictive covenant agreements from certain directors of TwinCo and Ruby Valley Bank, each of which shall remain in full force and effect;

•

the TwinCo board of directors having not (i) withheld, withdrawn or modified (or publicly proposed to withhold, withdraw or modify), in a manner adverse to Eagle, its recommendation that TwinCo shareholders approve the merger agreement, (ii) approved or recommended (or publicly proposed to approve or recommend) any acquisition proposal, or (iii) allowed TwinCo or any TwinCo representative to enter into any agreement relating to an acquisition proposal; and

•	dissenting shares shall not represent more than five percent of the outstanding shares of TwinCo common stock.

No assurance is given as to when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Third Party Proposals

TwinCo has agreed to a number of limitations with respect to soliciting, negotiating and discussing acquisition proposals involving persons other than Eagle, and to certain related matters. The merger agreement does not, however, prohibit TwinCo from considering a bona fide unsolicited written acquisition proposal from a third party if certain specified conditions are met.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger:

•	by the mutual consent of Eagle and TwinCo; or

•

by Eagle or TwinCo in the event of the breach of any representation, warranty, covenant or agreement by the other party that would prevent any closing condition from being satisfied and such breach cannot be or has not been cured within thirty days of written notice of such breach provided that the right to cure may not extend beyond two business days prior to the “expiration date” described below; or

•	by Eagle or TwinCo if approval of the merger agreement by the shareholders of TwinCo is not obtained at the meeting at which a vote was taken; or

•	by Eagle or TwinCo if any court or other governmental authority issues a final and non-appealable order permanently prohibiting the merger or the bank merger; or

•

by Eagle or TwinCo if the merger is not consummated by the expiration date of June 5, 2018; provided, that neither party has the right to terminate the merger agreement if such party was in breach of its obligations under the merger agreement and such breach was the cause of the failure of the merger to be consummated by such date, and provided further that, if on the expiration date all conditions to the merger have been satisfied or waived or are capable of being satisfied by the closing other than the condition relating to the receipt of required regulatory approvals, then either party has the right to extend the expiration date by an additional three month period; or

•	by Eagle if any governmental authority has denied any required regulatory approval or requested any application for regulatory approval be withdrawn; or

•

by Eagle prior to the receipt of approval of the merger from TwinCo shareholders in the event that (i) the TwinCo board of directors or any committee thereof makes a company subsequent determination (see “The Merger Agreement — TwinCo Board Recommendation” beginning on page 50 of this proxy statement/prospectus), (ii) the TwinCo board of directors has materially breached its obligations under the merger agreement with respect to third party acquisition proposals or by failing to call, give notice of, convene and hold the special meeting, or (iii) the TwinCo board of directors has agreed to an acquisition proposal; or

•

by TwinCo in the event that (i) the average volume weighted average price of Eagle’s common stock for the 20 trading days ending on the trading day immediately prior to the later of (x) the date on which the last required regulatory consent is obtained or (y) the date on which TwinCo shareholder approval of the merger agreement is obtained, is less than $15.41 per share, (ii) Eagle’s common stock underperforms a peer group index (the Nasdaq Bank Index) by more than 15%, and (iii) Eagle does not elect to increase the stock election consideration by a formula-based amount outlined in the merger agreement; or

•

by Eagle in the event that (i) the average volume weighted average price of Eagle’s common stock for the 20 trading days ending on the trading day immediately prior to the later of (x) the date on which the last required regulatory consent is obtained or (y) the date on which TwinCo shareholder approval of the merger agreement is obtained, is greater than $20.85 per share, (ii) Eagle’s common stock outperforms a peer group index (the Nasdaq Bank Index) by more than 15%, and (iii) Eagle does not elect to decrease the stock election consideration by a formula-based amount outlined in the merger agreement.

Termination Fees

TwinCo will pay Eagle a termination fee of $200,000 if Eagle terminates the merger agreement based on a TwinCo breach of its representations or breach of its covenants. Eagle will pay TwinCo a termination fee of $200,000 if TwinCo terminates the merger agreement based on an Eagle breach of its representations or breach of its covenants.

Break-Up Fee

TwinCo will owe Eagle a break-up fee of $750,000 if:

•

(i) (a) either party terminates the merger agreement in the event that approval by the shareholders of TwinCo is not obtained at the TwinCo special meeting or in the event that the merger is not consummated by the expiration date (without shareholder approval having been obtained); or (b) Eagle terminates the merger agreement as a result of TwinCo’s willful breach of covenant; (ii) an acquisition proposal has been made prior to such termination; and (iii) within twelve months of termination, TwinCo enters into any agreement to consummate or consummates an acquisition transaction; or

•

Eagle terminates the merger agreement as a result of the TwinCo board of directors or any committee thereof making a company subsequent determination (for more detail on company subsequent determinations, see “The Merger Agreement — TwinCo Board Recommendation” beginning on page 50 of this proxy statement/prospectus); or

•

Eagle terminates the merger agreement as a result of TwinCo materially breaching its obligations under the merger agreement with respect to third party acquisition proposals or by failing to call, give notice of, convene and hold the special meeting; or

•	Eagle terminates the merger agreement as a result of the TwinCo board of directors agreeing to an acquisition proposal.

The payment of the termination fee will fully discharge TwinCo from any losses that may be suffered by Eagle arising out of the termination of the merger agreement.

Nasdaq Listing

Eagle common stock is listed and trades on the Nasdaq Global Market under the symbol “EBMT.” Eagle will cause the shares of Eagle common stock to be issued to the holders of TwinCo common stock in the merger to be authorized for listing on the Nasdaq Global Market, subject to official notice of issuance, prior to the effective time of the merger.

Accounting Treatment

Eagle will account for the merger under the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States of America.

TwinCo Special Meeting

The special meeting of TwinCo shareholders will be held on Wednesday, January 17, 2018, at 2:00 p.m., local time, at 107 South Main, Twin Bridges, Montana 59754. At the special meeting, TwinCo shareholders will be asked to vote on:

•	the proposal to approve the merger agreement;

•	the adjournment proposal; and

•	any other matters as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

Holders of TwinCo common stock as of the close of business on December 13, 2017, the record date, will be entitled to vote at the special meeting. As of the record date, there were outstanding and entitled to notice and to vote an aggregate of 40,055 shares of TwinCo common stock held by approximately eight shareholders of record. Each TwinCo shareholder can cast one vote for each share of TwinCo common stock owned on the record date.

As of the record date, directors of TwinCo and their affiliates, owned and were entitled to vote 36,030 shares of TwinCo common stock, representing approximately 90.0% of the outstanding shares of TwinCo common stock entitled to vote on that date. Pursuant to his, her or its respective company shareholder support agreement, each such person or entity has agreed at any meeting of TwinCo shareholders, however called, or any adjournment or postponement thereof (and subject to certain exceptions) to vote the shares owned in favor of the merger agreement and the adjournment proposal. As of the record date, Eagle did not own or have the right to vote any of the outstanding shares of TwinCo common stock.

Required Shareholder Vote

In order to approve the merger agreement, the holders of two-thirds of the outstanding shares of TwinCo common stock, as of the record date, must vote in favor of the merger agreement.

No Restrictions on Resale

All shares of Eagle common stock received by TwinCo shareholders in the merger will be freely tradable, except that shares of Eagle received by persons who are or become affiliates of Eagle for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.

Comparison of Shareholders’ Rights

The rights of TwinCo shareholders who continue as Eagle shareholders after the merger will be governed by the certificate of incorporation and bylaws of Eagle rather than the articles of incorporation and bylaws of TwinCo. For more information, please see the section entitled “Comparison of Shareholders’ Rights” beginning on page 57 of this proxy statement/prospectus.

Risk Factors

Before voting at the TwinCo special meeting, you should carefully consider all of the information contained or incorporated by reference into this proxy statement/prospectus, including the risk factors set forth in the section entitled “Risk Factors” beginning on page 22 of this proxy statement/prospectus or described in Eagle’s reports filed with the SEC, which are incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Documents Incorporated by Reference” beginning on page 99 of this proxy statement/prospectus.

EAGLE SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following selected historical consolidated financial data as of December 31, 2016 and 2015, and for the fiscal years ended December 31, 2016 and 2015, is derived from the audited consolidated financial statements of Eagle.

The following selected historical consolidated financial data as of and for the nine months ended September 30, 2017 and 2016 is derived from the unaudited consolidated financial statements of Eagle and has been prepared on the same basis as the selected historical consolidated financial data derived from the audited consolidated financial statements and, in the opinion of Eagle’s management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates.

The results of operations as of and for the nine months ended September 30, 2017 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2017 or any future period.  You should read the following selected historical consolidated financial data in conjunction with: (i) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Eagle’s audited consolidated financial statements and accompanying notes included in Eagle’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016; and (ii) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Eagle’s unaudited consolidated financial statements and accompanying notes included in Eagle’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2017, both of which are incorporated by reference into this proxy statement/prospectus.  See “Documents Incorporated by Reference” beginning on page 99 of this proxy statement/prospectus.

	As of and for the nine months ended September 30,		As of and for the year ended December 31,
	2017	2016	2016	2015
(Dollars in thousands except per share data)	(unaudited)
Balance sheet data:
Investment securities	$120,767	$133,754	$128,436	$145,738
Mortgage loans held-for-sale	9,606	19,415	18,230	18,702
Gross loans receivable[1]	510,184	461,499	466,161	407,284
Allowances for loan losses	5,500	4,650	4,770	3,550
Total assets	702,570	674,495	673,925	630,347
Deposits	525,167	515,277	512,795	483,182
Borrowings[2]	108,631	93,820	97,383	87,665
Total liabilities	639,224	614,460	614,469	574,897
Total shareholders’ equity	63,346	60,035	59,456	55,450
Book value per share	16.62	15.88	15.60	14.67
Common shares outstanding	3,811,409	3,779,464	3,811,409	3,779,464

Income statement data:
Net interest income	$17,522	$15,232	$20,793	$18,011
Loan loss provision	934	1,381	1,833	1,303
Noninterest income	10,766	11,391	15,990	11,761
Noninterest expense	22,616	20,393	28,019	25,726
Net income	3,550	3,683	5,132	2,580

Per common share data:
Basic earnings per share	$0.93	$0.97	$1.36	$0.68
Diluted earnings per share	0.92	0.95	1.32	0.67

Performance ratios:
Net interest margin	3.68%	3.40%	3.46%	3.38%
Return on average assets	0.69	0.76	0.78	0.44

[1]	Net of deferred loan fees.
[2]	Includes Federal Home Loan Bank advances and other long-term debt.

TWINCO SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following selected historical consolidated financial data as of December 31, 2016, and for the fiscal year ended December 31, 2016 is derived from the audited consolidated financial statements for the fiscal year ended December 31, 2016.

The following selected historical consolidated financial data as of and for the nine months ended September 30, 2017 and 2016 is derived from the unaudited consolidated financial statements of TwinCo and has been prepared on the same basis as the selected historical consolidated financial data derived from the audited consolidated financial statements and, in the opinion of TwinCo’s management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates.

The results of operations as of and for the nine months ended September 30, 2017 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2017 or any future period.  You should read the following selected historical consolidated financial data in conjunction with: (i) the section entitled “TwinCo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”; (ii) TwinCo’s audited consolidated financial statements and accompanying notes; and (iii) TwinCo’s unaudited consolidated financial statements and accompanying notes contained elsewhere in this proxy statement/prospectus.

	As of and for the nine months ended September 30,		As of and for the year ended December 31,
	2017	2016	2016
(Dollars in thousands except per share data)	(unaudited)
Balance sheet data:
Investment securities available for sale	$29,882	$33,854	$34,568
Gross loans receivable	56,269	55,408	52,802
Allowances for loan losses	1,385	1,440	1,420
Total assets	94,990	95,326	93,729
Deposits	80,266	80,500	79,656
Total liabilities	80,357	80,596	79,763
Total shareholders’ equity	14,633	14,730	13.966
Book value per share	365.32	367.74	348.67
Common shares outstanding	40,055	40,055	40,055

Income statement data:
Net interest income	$3,025	$3,130	$4,134
Loan loss provision (credit)	--	(86)	(86)
Noninterest income	239	215	295
Noninterest expense	1,954	1,954	2,533
Net income	1,310	1,477	1,982

Per common share data:
Basic earnings per share	$32.71	$36.87	$49.48
Diluted earnings per share	32.71	36.87	49.48

Performance ratios:
Net interest margin	4.44%	4.50%	4.46%
Return on average assets	1.88	2.08	2.09

SUMMARY UNAUDITED PRO FORMA CONDENSED
COMBINED CONSOLIDATED FINANCIAL DATA

The following table presents selected unaudited pro forma combined consolidated financial data about the financial condition and results of operations of Eagle giving effect to the merger. See “The Merger – Accounting Treatment.”

The following table presents the information as if the merger had become effective on September 30, 2017 and December 31, 2016, respectively, with respect to condensed consolidated balance sheet data, and on January 1, 2017 and 2016, respectively, with respect to condensed consolidated statement of earnings data. The selected unaudited pro forma combined consolidated financial data have been derived from, and should be read in conjunction with, the historical financial information that Eagle and TwinCo have incorporated by reference into, or included, in this proxy statement/prospectus as of and for the indicated periods. See "Unaudited Pro Forma Combined Consolidated Financial Information," "Documents Incorporated by Reference" and "Index to TwinCo’s Consolidated Financial Statements."

The selected unaudited pro forma combined consolidated financial data are presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented. The selected unaudited pro forma combined consolidated financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, among other factors.

	As of and for the nine months ended September 30,	As of and for the year ended December 31,
	2017	2016
Pro Forma Condensed Consolidated Statement of Earnings Data:
Net interest income	$20,398	$24,721
Provision for loan losses	934	1,747
Non-interest income	11,005	16,285
Non-interest expense	24,074	30,330
Income before provision for income taxes	6,395	8,929
Net income	4,710	6,536
Per Share Data:
Earnings per share
Basic	$1.11	$1.54
Diluted	1.09	1.51
Cash dividends per common share	0.25	0.315
Pro Forma Condensed Consolidated Balance Sheet Data:
Total loans	$565,068	$517,543
Total assets	801,370	771,953
Total deposits	605,433	592,451
Total borrowings	118,531	107,283
Shareholders’ equity	71,611	67,543

UNAUDITED COMPARATIVE PER SHARE DATA

Presented below for Eagle and TwinCo is historical, unaudited pro forma combined and pro forma equivalent per share financial data as of and for the twelve months ended December 31, 2016 and as of and for the nine months ended September 30, 2017. The information presented below should be read together with: (i) Eagle's audited consolidated financial statements and accompanying notes included in Eagle's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and Eagle's unaudited consolidated financial statements and accompanying notes included in Eagle's Quarterly Report on Form 10-Q for the nine months ended September 30, 2017, both of which are incorporated by reference into this proxy statement/prospectus; and (ii) TwinCo’s audited consolidated financial statements and accompanying notes for the fiscal year ended December 31, 2016, and unaudited consolidated financial statements and accompanying notes for the nine months ended September 30, 2017, both of which are included elsewhere in this proxy statement/prospectus. See "Index to TwinCo’s Consolidated Financial Statements" and "Documents Incorporated by Reference."

The unaudited pro forma combined and pro forma per equivalent share information gives effect to the merger as if the merger had been effective on December 31, 2016, or September 30, 2017, in the case of the book value data, and as if the merger had been effective as of January 1, 2017 or 2016, in the case of the earnings per share and the cash dividends data. The unaudited pro forma data combines the historical results of TwinCo into Eagle’s consolidated statement of income. While certain adjustments were made for the estimated impact of fair value adjustments and other acquisition-related activity, they are not indicative of what could have occurred had the acquisition taken place on January 1, 2017 or 2016.

The unaudited pro forma adjustments are based upon available information and certain assumptions that Eagle management believes are reasonable. The unaudited pro forma data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, do not reflect the impact of factors that may result as a consequence of the merger or consider any potential impacts of current market conditions of the merger on revenues, expense efficiencies, among other factors. As a result, unaudited pro forma data are presented for illustrative purposes only and do not represent an attempt to predict or suggest future results. Upon completion of the merger, the operating results of TwinCo will be reflected in the consolidated financial statements of Eagle on a prospective basis.

	As of and for the nine months ended September 30, 2017
	Eagle historical	TwinCo historical	Pro Forma combined	Per equivalent TwinCo share(1)
Earnings per common share
Basic	$0.93	$32.71	$1.11	$259.54
Diluted	$0.92	$32.71	$1.09	$259.32
Cash dividends per common share	$0.25	$23.00	$0.44	$252.07
Common equity per common share	$16.62	$365.32	$16.82	$434.77

	As of and for the fiscal year ended December 31, 2016
	Eagle historical	TwinCo historical	Pro Forma combined	Per equivalent TwinCo share(1)
Earnings per common share
Basic	$1.36	$49.48	$1.54	$264.34
Diluted	$1.32	$49.48	$1.51	$264.00
Cash dividends per common share	$0.315	$36.00	$0.62	$254.08
Common equity per common share	$15.60	$348.67	$15.86	$424.06

[1]

The equivalent share information in the above tables are computed using 446,773 additional shares of Eagle common stock issued to TwinCo shareholders at an exchange ratio of 11.1540 shares of Eagle for each share of TwinCo and adding $247.16 to such amount.

MARKET PRICES AND DIVIDEND INFORMATION

Eagle common stock is listed and trades on the Nasdaq Global Market under the symbol “EBMT.” As of December 12, 2017, there were 5,000,450 shares of Eagle common stock outstanding. Eagle has approximately 839 shareholders of record.

TwinCo common stock is not listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public trading market for the TwinCo common stock. Transactions in the shares are privately negotiated directly between the purchaser and the seller and sales, if they do occur, are not subject to any reporting system. As of December 12, 2017, there were 40,055 shares of TwinCo common stock outstanding, which were held by eight holders of record.

The following tables show, for the indicated periods, the high and low sales prices per share for Eagle common stock, as reported on Nasdaq. Cash dividends declared and paid per share on Eagle common stock are also shown for the periods indicated below.

The high and low sales prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

	Eagle Common Stock
	High	Low	Dividends Paid
2017
Fourth Quarter (through December 12, 2017)	$21.95	$18.30	$0.9000
Third Quarter	18.95	17.35	0.0900
Second Quarter	20.45	17.40	0.0800
First Quarter	22.32	18.00	0.0800

2016
Fourth Quarter	$24.00	$14.25	$0.0800
Third Quarter	15.25	12.59	0.0800
Second Quarter	13.56	11.99	0.0775
First Quarter	12.42	11.15	0.0775

2015
Fourth Quarter	$13.23	$11.26	$0.0775
Third Quarter	12.46	10.68	0.0775
Second Quarter	11.19	10.54	0.0750
First Quarter	11.20	10.60	0.0750

Historically, Eagle has declared cash dividends on a quarterly basis. Eagle’s board of directors considers the dividend amount quarterly and takes a broad perspective in its dividend deliberations, including a review of recent operating performance, capital levels and loan concentrations as a percentage of capital, growth projections and applicable federal and state regulations and regulatory guidance. There can be no assurance that Eagle will be able to continue paying dividends commensurate with recent levels.

The following table shows, for the indicated periods, the cash dividends paid on TwinCo common stock.

TwinCo Common Stock
Dividends Paid
2017
Fourth Quarter (through December 12, 2017)	$7.00
Third Quarter	7.00
Second Quarter	7.00
First Quarter	9.00

2016
Fourth Quarter	$9.00
Third Quarter	6.50
Second Quarter	6.50
First Quarter	14.00

2015
Fourth Quarter	$4.50
Third Quarter	4.50
Second Quarter	6.00
First Quarter	6.00

RISK FACTORS

An investment in Eagle common stock in connection with the merger involves risks. Eagle describes below the material risks and uncertainties that it believes affect its business and an investment in the Eagle common stock. In addition to the other information contained in, or incorporated by reference into, this proxy statement/prospectus, including Eagle’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and the matters addressed under “Forward-Looking Statements,” you should carefully read and consider all of the risks and all other information contained in this proxy statement/prospectus in deciding whether to vote to approve the merger agreement. Additional Risk Factors included in Item 1A in Eagle’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 are incorporated herein by reference. You should read and consider those Risk Factors in addition to the Risk Factors listed below. If any of the risks described in this proxy statement/prospectus occur, Eagle’s financial condition, results of operations and cash flows could be materially and adversely affected. If this were to happen, the value of the Eagle common stock could decline significantly, and you could lose all or part of your investment.

Risks Associated with the Merger

Because the sale price of Eagle common stock will fluctuate, you cannot be sure of the value of the stock consideration that you will receive in the merger until the closing.

Under the terms of the merger agreement, each share of TwinCo common stock outstanding immediately prior to the effective time of the merger (excluding excluded shares and dissenting shares) will be converted into the right to receive, at the election of the holder thereof: (1) a combination of 11.1540 shares of Eagle common stock and $247.16 in cash; (2) $449.38 in cash; or (3) 24.7866 shares of Eagle common stock. The value of the shares of Eagle common stock to be issued to TwinCo shareholders in the merger will fluctuate between now and the closing date of the merger due to a variety of factors, including general market and economic conditions, changes in the parties’ respective businesses, operations and prospects and regulatory considerations, among other things. Many of these factors are beyond the control of Eagle and TwinCo. We make no assurances as to whether or when the merger will be completed. TwinCo shareholders should obtain current sale prices for shares of Eagle common stock before voting their shares of TwinCo common stock at the special meeting.

TwinCo shareholders may receive a form of consideration different from what they elect.

Although each TwinCo shareholder may elect to receive all cash or all Eagle common stock in the merger, the pool of cash and the shares of Eagle common stock available for all TwinCo shareholders will be a fixed percentage of the aggregate merger consideration at closing, and will not exceed the aggregate number of shares of Eagle common stock that would have been issued, and the aggregate amount of cash that would have been paid, to all of the holders of shares of TwinCo common stock had the mixed election consideration of $247.16 in cash and 11.1540 shares of Eagle common stock been elected with respect to each share of TwinCo common stock (other than excluded shares). As a result, if the aggregate amount of shares with respect to which either cash elections or stock elections have been made would otherwise result in payments of cash or stock in excess of the maximum amount of cash or stock available, and a TwinCo shareholder has chosen the consideration election that exceeds the maximum available, such TwinCo shareholder will receive consideration in part in a form that such shareholder did not choose. This could result in, among other things, tax consequences that differ from those that would have resulted if such TwinCo shareholder had received the form of consideration that the shareholder elected (including the potential recognition of gain for federal income tax purposes if the shareholder receives cash).

Shares of Eagle common stock to be received by holders of TwinCo common stock as a result of the merger will have rights different from the shares of TwinCo common stock.

Upon completion of the merger, the rights of former TwinCo shareholders who receive shares of Eagle common stock in the merger will be governed by the certificate of incorporation, as amended, and bylaws of Eagle. Eagle is a Delaware corporation and TwinCo is a Montana corporation. The rights associated with TwinCo common stock are different from the rights associated with Eagle common stock.

The market price of Eagle common stock after the merger may be affected by factors different from those currently affecting TwinCo or Eagle.

The businesses of Eagle and TwinCo differ in some respects and, accordingly, the results of operations of the combined company and the market price of Eagle’s shares of common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of each of Eagle and TwinCo.

TwinCo shareholders who receive shares of Eagle common stock in the merger will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

TwinCo shareholders currently have the right to vote in the election of the board of directors of TwinCo and on other matters affecting TwinCo. Upon the completion of the merger, TwinCo shareholders who receive shares of Eagle common stock in the merger will be shareholders of Eagle with a percentage ownership in Eagle that is smaller than such shareholder’s current percentage ownership of TwinCo. It is currently expected that the former shareholders of TwinCo as a group will receive shares in the merger constituting approximately 8.2% of the outstanding shares of the combined company’s common stock immediately after the merger. Because of this, TwinCo shareholders who receive shares of Eagle common stock in the merger will have less influence on the management and policies of the combined company than they now have on the management and policies of TwinCo.

Eagle and TwinCo will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees, customers, suppliers and vendors may have an adverse effect on the business, financial condition and results of operations of TwinCo and Eagle. These uncertainties may impair Eagle’s or TwinCo’s ability to attract, retain and motivate key personnel, depositors and borrowers pending the consummation of the merger, as such personnel, depositors and borrowers may experience uncertainty about their future roles following the consummation of the merger. Additionally, these uncertainties could cause customers (including depositors and borrowers), suppliers, vendors and others who deal with Eagle or TwinCo to seek to change existing business relationships with Eagle or TwinCo or fail to extend an existing relationship. In addition, competitors may target each party’s existing customers by highlighting potential uncertainties and integration difficulties that may result from the merger.

Eagle and TwinCo have a small number of key personnel. The pursuit of the merger and the preparation for the integration in connection therewith may place a burden on each company’s management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on each company’s business, financial condition and results of operations.

In addition, the merger agreement restricts TwinCo from taking certain actions without Eagle’s consent while the merger is pending. These restrictions may, among other matters, prevent TwinCo from pursuing otherwise attractive business opportunities, selling assets, incurring indebtedness, engaging in significant capital expenditures in excess of certain limits set forth in the merger agreement, entering into other transactions or making other changes to TwinCo’s business prior to consummation of the merger or termination of the merger agreement. These restrictions could have a material adverse effect on TwinCo’s business, financial condition and results of operations.

Eagle may fail to realize the cost savings estimated for the merger.

Although Eagle estimates that it will realize cost savings from the merger when fully phased in, it is possible that the estimates of the potential cost savings could turn out to be incorrect. For example, the combined purchasing power may not be as strong as expected, and therefore the cost savings could be reduced. In addition, unanticipated growth in Eagle’s business may require Eagle to continue to operate or maintain some facilities or support functions that are currently expected to be combined or reduced. The cost savings estimates also depend on Eagle’s ability to combine the businesses of Eagle and TwinCo in a manner that permits those costs savings to be realized. If the estimates turn out to be incorrect or Eagle is not able to combine the two companies successfully, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.

The combined company expects to incur substantial expenses related to the merger.

The combined company expects to incur substantial expenses in connection with completing the merger and combining the business, operations, networks, systems, technologies, policies and procedures of Eagle and TwinCo. Although Eagle and TwinCo have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of these expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the completion of the merger. In addition, prior to completion of the merger, each of TwinCo and Eagle will incur or have incurred substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. If the merger is not completed, Eagle and TwinCo would have to recognize these expenses without realizing the anticipated benefits of the merger.

Eagle and TwinCo may waive one or more of the conditions to the merger without re-soliciting TwinCo shareholder approval for the merger agreement.

Each of the conditions to the obligations of Eagle and TwinCo to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of Eagle and TwinCo, if the condition is a condition to both parties’ obligation to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. The boards of directors of Eagle and TwinCo may evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and re-solicitation of proxies is necessary. Eagle and TwinCo, however, generally do not expect any such waiver to be significant enough to require re-solicitation of TwinCo’s shareholders. In the event that any such waiver is not determined to be significant enough to require re-solicitation of TwinCo’s shareholders, the companies will have the discretion to complete the merger without seeking further shareholder approval.

If the merger fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, TwinCo shareholders may be required to recognize additional gain or recognize loss on the exchange of their shares of TwinCo common stock in the merger for U.S. federal income tax purposes.

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to the obligations of Eagle to complete the merger that Eagle receives a legal opinion to that effect. This opinion will not be binding on the Internal Revenue Service. TwinCo and Eagle have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth herein. If the merger fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, TwinCo shareholders may be required to recognize additional gain or recognize loss on the exchange of their shares of TwinCo common stock in the merger for U.S. federal income tax purposes.

Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.

Before the transactions contemplated by the merger agreement, including the merger and the bank merger, may be completed, various approvals must be obtained from bank regulatory authorities. These governmental entities may impose conditions on the granting of such approvals. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completion of the merger or of imposing additional costs or limitations on Eagle following the merger. The regulatory approvals may not be received at all, may not be received in a timely fashion, and may contain conditions on the completion of the merger that are not anticipated or have a material adverse effect. If the consummation of the merger is delayed, including by a delay in receipt of necessary governmental approvals, the business, financial condition and results of operations of each company may also be materially adversely affected.

TwinCo’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of TwinCo shareholders generally.

Executive officers of TwinCo negotiated the terms of the merger agreement with Eagle, and the TwinCo board of directors unanimously approved and recommended that TwinCo shareholders vote to approve the merger agreement. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that certain TwinCo and Ruby Valley Bank executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of TwinCo shareholders generally.

The break-up fee and the restrictions on third party acquisition proposals set forth in the merger agreement may discourage others from trying to acquire TwinCo.

Until the completion of the merger, with some limited exceptions, TwinCo is prohibited from initiating, soliciting, knowingly inducing or encouraging, or knowingly taking any action to facilitate, or participating in any discussions or negotiations concerning, a proposal to acquire TwinCo, such as a merger or other business combination transaction, with any person other than Eagle. In addition, TwinCo has agreed to pay to Eagle in certain circumstances a break-up fee equal to $750,000. These provisions could discourage other companies from trying to acquire TwinCo even though those other companies might be willing to offer greater value to TwinCo shareholders than Eagle has offered in the merger. The payment of any break-up fee could also have an adverse effect on TwinCo’s financial condition.

Failure of the merger to be completed, the termination of the merger agreement or a significant delay in the consummation of the merger could negatively impact Eagle and TwinCo.

If the merger is not consummated, the ongoing business, financial condition and results of operations of each party may be materially adversely affected and the market price of Eagle’s common stock may decline significantly, particularly to the extent that the current market price reflects a market assumption that the merger will be consummated. If the consummation of the merger is delayed, the business, financial condition and results of operations of each company may be materially adversely affected. If the merger agreement is terminated and TwinCo’s board of directors seeks another merger or business combination, TwinCo’s shareholders cannot be certain that TwinCo will be able to find a party willing to engage in a transaction on more attractive terms than the merger.

Risks Associated with Eagle’s Business

There can be no assurance Eagle will be able to continue paying dividends on its common stock at recent levels.

Eagle may not be able to continue paying quarterly dividends commensurate with recent levels given that the ability to pay dividends on its common stock depends on a variety of factors. The payment of dividends is subject to government regulation in that the regulatory authorities may prohibit banks and bank holding companies from paying dividends that would constitute an unsafe or unsound banking practice. Eagle's ability to pay dividends is subject to certain regulatory requirements. The Federal Reserve generally prohibits a bank holding company from declaring or paying a cash dividend which would impose undue pressure on the capital of subsidiary banks or would be funded only through borrowing or other arrangements that might adversely affect a bank holding company's financial position. The Federal Reserve Board policy is that a bank holding company should not continue its existing rate of cash dividends on its common stock unless its net income is sufficient to fully fund each dividend and its prospective rate of earnings retention appears consistent with its capital needs, asset quality and overall financial condition. The power of the board of directors of an insured depository institution to declare a cash dividend or other distribution with respect to capital is subject to statutory and regulatory restrictions which limit the amount available for such distribution depending upon the earnings, financial condition and cash needs of the institution, as well as general business conditions.

As a result, future dividends will generally depend on the level of earnings at Opportunity Bank. Opportunity Bank is subject to Montana law and cannot declare a dividend greater than the previous two year's earnings without providing notice to the state. Also, in the event there shall occur an event of default on any of Eagle's debt instruments, Eagle would be unable to pay any dividends on its common stock.

Eagle's business strategy includes significant growth plans, and its financial condition and results of operations could be negatively affected if Eagle fails to grow or fail to manage its growth effectively.

Eagle intends to pursue an organic growth strategy for its business; however, Eagle regularly evaluates potential acquisitions and expansion opportunities. If appropriate opportunities present themselves, Eagle expects to engage in selected acquisitions of financial institutions, branch acquisitions and other business growth initiatives or undertakings. There can be no assurance that Eagle will successfully identify appropriate opportunities, that it will be able to negotiate or finance such activities or that such activities, if undertaken, will be successful.

There are risks associated with Eagle's growth strategy. To the extent that Eagle grows through acquisitions, it cannot ensure that it will be able to adequately or profitably manage this growth. Acquiring other banks, branches or other assets, as well as other expansion activities, involves various risks including the risks of incorrectly assessing the credit quality of acquired assets, encountering greater than expected costs of integrating acquired banks or branches, the risk of loss of customers and/or employees of the acquired institution or branch, executing cost savings measures, not achieving revenue enhancements and otherwise not realizing the transaction's anticipated benefits. Eagle's ability to address these matters successfully cannot be assured. In addition, Eagle's strategic efforts may divert resources or management's attention from ongoing business operations may require investment in integration and in development and enhancement of additional operational and reporting processes and controls and may subject it to additional regulatory scrutiny.

Eagle's growth initiatives may also require it to recruit and retain experienced personnel to assist in such initiatives. Accordingly, the failure to identify and retain such personnel would place significant limitations on Eagle's ability to successfully execute its growth strategy. In addition, to the extent Eagle expands its lending beyond its current market areas, Eagle could incur additional risks related to those new market areas. Eagle may not be able to expand its market presence in its existing market areas or successfully enter new markets.

If Eagle does not successfully execute its acquisition growth plan, it could adversely affect Eagle's business, financial condition, results of operations, reputation and growth prospects. In addition, if Eagle were to conclude that the value of an acquired business had decreased and that the related goodwill had been impaired, that conclusion would result in an impairment of goodwill charge, which would adversely affect Eagle's results of operations. While Eagle believe it will have the executive management resources and internal systems in place to successfully manage its future growth, there can be no assurance growth opportunities will be available or that Eagle will successfully manage its growth.

Anti-takeover provisions in Eagle's certificate of incorporation, by-laws and federal banking laws may make it more difficult for takeover attempts that have not been approved by Eagle's board of directors.

Provisions of Eagle's amended and restated certificate of incorporation, as amended, and by-laws and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire Eagle, even if doing so would be perceived to be beneficial to Eagle's shareholders. The combination of these provisions effectively inhibits a non-negotiated merger or other business combination, which, in turn, could adversely affect the market price of Eagle's common stock. These provisions could also discourage proxy contests and make it more difficult for holders of Eagle's common stock to elect directors other than the candidates nominated by Eagle's board of directors.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

Certain statements contained in this proxy statement/prospectus, including statements included or incorporated by reference in this proxy statement/prospectus, are not statements of historical fact and constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and are intended to be protected by the safe harbor provided by the same. These statements are subject to risks and uncertainties, and include information about possible or assumed future results of operations of Eagle after the merger is completed as well as information about the merger. Words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “would,” “continue,” “should,” “may,” or similar expressions, or the negatives thereof, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Many possible events or factors could affect the future financial results and performance of each of Eagle and TwinCo before the merger or Eagle after the merger, and could cause those results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include, but are not limited to:

●	the failure to obtain the approval of TwinCo’s shareholders in connection with the merger;

●	the timing to consummate the proposed merger;

●	the risk that a condition to closing of the proposed merger may not be satisfied;

●	the risk that a regulatory approval that may be required for the proposed merger is not obtained or is obtained subject to conditions that are not anticipated;

●	the parties’ ability to achieve the synergies and value creation contemplated by the proposed merger;

●	the parties’ ability to promptly and effectively integrate the businesses of Eagle and TwinCo;

●	the diversion of management time on issues related to the merger;

●	the failure to consummate or delay in consummating the merger for other reasons;

●	changes in laws or regulations; and

●	changes in general economic conditions.

For additional information concerning factors that could cause actual conditions, events or results to materially differ from those described in the forward-looking statements, please refer to the “Risk Factors” section of this proxy statement/prospectus, as well as the factors set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Eagle’s most recent Form 10-K report and to Eagle’s most recent Form 10-Q and 8-K reports, which are available online at www.sec.gov, and are incorporated herein by reference. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Eagle or TwinCo. The forward-looking statements are made as of the date of this proxy statement/prospectus or the date of the applicable document incorporated by reference into this proxy statement/prospectus. We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INFORMATION ABOUT THE TWINCO SPECIAL MEETING

This section contains information about the special meeting that TwinCo has called to allow TwinCo shareholders to vote on the approval of the merger agreement. The TwinCo board of directors is mailing this proxy statement/prospectus to you, as a TwinCo shareholder, on or about December 15, 2017. Together with this proxy statement/prospectus, the TwinCo board of directors is also sending you a notice of the special meeting of TwinCo shareholders and a form of proxy that the TwinCo board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.

Time, Date, and Place

The special meeting is scheduled to be held on Wednesday, January 17, 2018 at 2:00 p.m., local time, at 107 South Main, Twin Bridges, Montana 59754.

Matters to be Considered at the Meeting

At the special meeting, TwinCo shareholders will be asked to consider and vote on:

●	a proposal to approve the merger agreement, which we refer to as the “merger proposal”;

●

a proposal of the TwinCo board of directors to adjourn or postpone the special meeting, if necessary or appropriate, including to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement, which we refer to as the “adjournment proposal”; and

●	any other matters as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

At this time, the TwinCo board of directors is unaware of any other matters that may be presented for action at the special meeting. If any other matters are properly presented, however, and you have completed, signed and submitted your proxy, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. A copy of the merger agreement is included in this proxy statement/prospectus as Appendix A, and we encourage you to read it carefully in its entirety.

Recommendation of the TwinCo Board of Directors

The TwinCo board of directors unanimously recommends that TwinCo shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal. See “The Merger —TwinCo’s Reasons for the Merger and Recommendations of the TwinCo Board of Directors.”

Record Date and Quorum

December 13, 2017 has been fixed as the record date for the determination of TwinCo shareholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. At the close of business on the record date, there were 40,055 shares of TwinCo common stock outstanding and entitled to vote at the special meeting, held by approximately eight holders of record.

A quorum is necessary to transact business at the special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of TwinCo common stock entitled to vote at the meeting is necessary to constitute a quorum. Shares of TwinCo common stock represented at the special meeting but not voted, including shares that a shareholder abstains from voting will be counted for purposes of establishing a quorum. Once a share of TwinCo common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum not only at the special meeting but also at any adjournment or postponement of the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.

Required Vote

The affirmative vote of the holders of two-thirds of the outstanding shares of TwinCo common stock must vote in favor of the proposal to approve the merger agreement. If you vote to “ABSTAIN” with respect to the merger proposal or if you fail to vote on the merger proposal, this will have the same effect as voting “AGAINST” the merger proposal.

The adjournment proposal will be approved if the votes of TwinCo common stock cast in favor of the adjournment proposal exceed the votes cast against the adjournment proposal. If you vote to “ABSTAIN” with respect to the adjournment proposal or if you fail to vote on the adjournment proposal, this will have no effect on the outcome of the vote on the adjournment proposal.

Each share of TwinCo common stock you own as of the record date for the special meeting entitles you to one vote at the special meeting on all matters properly presented at the meeting.

How to Vote

Voting in Person. You can vote in person by submitting a ballot at the special meeting. Nevertheless, we recommend that you vote by proxy as promptly as possible, even if you plan to attend the special meeting. This will ensure that your vote is received. If you attend the special meeting, you may vote by ballot, thereby canceling any proxy previously submitted.

Voting by Proxy. Your proxy card includes instructions on how to vote by mailing in the proxy card. If you choose to vote by proxy, please mark each proxy card you receive, sign and date it, and promptly return it in the envelope enclosed with the proxy card. If you sign and return your proxy without instruction on how to vote your shares, your shares will be voted “FOR” the merger proposal and “FOR” the adjournment proposal. At this time, the TwinCo board of directors is unaware of any other matters that may be presented for action at the special meeting. If any other matters are properly presented, however, and you have signed and returned your proxy card, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. Please do not send in your stock certificates with your proxy card. You will receive a separate letter of transmittal and instructions on how to surrender your TwinCo stock certificates for the merger consideration.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Revocation of Proxies

You can revoke your proxy at any time before your shares are voted. You can revoke your proxy by:

●	submitting another valid proxy card bearing a later date;

●	attending the special meeting and voting your shares in person; or

●	delivering prior to the special meeting a written notice of revocation to TwinCo’s Corporate Secretary at the following address: 107 South Main, Twin Bridges, Montana 59754.

If you choose to send a completed proxy card bearing a later date or a notice of revocation, the new proxy card or notice of revocation must be received before the beginning of the special meeting. Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy. Your last vote will be the vote that is counted.

Shares Subject to Company Shareholder Support Agreements; Shares Held by Directors

A total of 36,030 shares of TwinCo common stock, representing approximately 90% of the outstanding shares of TwinCo common stock entitled to vote at the special meeting are subject to company shareholder support agreements between Eagle and each of TwinCo’s directors and related affiliates. Pursuant to his or her respective company shareholder support agreement, each such director and director-affiliate has agreed to, at any meeting of TwinCo shareholders, however called, or any adjournment or postponement thereof (and subject to certain exceptions), vote (or cause to be voted) his or her shares of TwinCo common stock beneficially owned by such director or director-affiliate:

●	in favor of the approval of the merger agreement;

●

against any acquisition proposal, without regard to any recommendation to the shareholders of TwinCo by the board of directors of TwinCo concerning such acquisition proposal, and without regard to the terms of such acquisition proposal, or other proposal made in opposition to or that is otherwise in competition or inconsistent with the transactions contemplated by the merger agreement;

●

against any agreement, amendment of any agreement, or any other action that is intended or would reasonably be expected to prevent, impede, or, in any material respect, interfere with, delay, postpone, or discourage the transactions contemplated by the merger agreement; and

●

against any action, agreement, transaction, or proposal that would reasonably be expected to result in a breach of any representation, warranty, covenant, agreement or other obligation of TwinCo in the merger agreement.

Further, without the prior written consent of Eagle, each director and director-affiliate who is party to a company shareholder support agreement has agreed not to sell or otherwise transfer any shares of TwinCo common stock and has agreed that he or she will be bound by certain terms of the merger agreement as if he or she was a party thereto, including by releasing Eagle, its affiliates, and certain related parties from claims related to TwinCo arising prior to the closing of the merger. The foregoing summary of the company shareholder support agreements entered into by TwinCo’s directors and director-affiliates, does not purport to be complete, and is qualified in its entirety by reference to the form of company shareholder support agreement attached as Exhibit A to the merger agreement, which is attached as Appendix A to this document.

For more information about the beneficial ownership of TwinCo common stock by each greater than 5% beneficial owner, each director and executive officer and executive officers as a group, see “Beneficial Ownership of TwinCo Common Stock by Management and Principal Shareholders of TwinCo.”

Solicitation of Proxies

The proxy for the special meeting is being solicited on behalf of the TwinCo board of directors. TwinCo will bear the entire cost of soliciting proxies from you. TwinCo may use its directors, officers and employees, who will not be specially compensated, to solicit proxies from TwinCo shareholders, either personally or by telephone, facsimile, letter or other electronic means.

Attending the Meeting

All holders of TwinCo common stock are cordially invited to attend the special meeting. Shareholders of record can vote in person at the special meeting.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy or vote, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact Karen W. Town, Corporate Secretary of TwinCo, at (406) 684-5678.

THE MERGER

Background of the Merger

As part of its ongoing consideration and evaluation of its long-term prospects and strategies, Eagle’s board of directors and senior management regularly review and assess its business strategies and objectives, including strategic opportunities and challenges, and have considered various strategic opportunities, including mergers and acquisitions, all with the goal of enhancing long term value for Eagle shareholders. Over the past couple of years, Eagle’s board of directors discussed the Montana banking market and acquisition opportunities generally and identified potential acquisition opportunities in the near term, based on conversations between Eagle’s CEO Peter Johnson and other bank CEOs in the state.

From time to time, the board of directors of TwinCo has similarly engaged in reviews and discussions of TwinCo’s long-term strategies and objectives, considering ways in which the company might enhance shareholder value and performance in light of competitive and other relevant factors. Generally, these reviews have centered on strategies to improve TwinCo’s existing operations or to pursue opportunities in new markets or lines of business. Often these assessments included discussions and analyses of potential merger transactions as a means to enhance or improve shareholder value.

In mid-2015, after considering alternative strategies, the board of directors of TwinCo determined that the best course of enhancing long-term shareholder value was to find a suitable merger partner, and on August 4, 2015 TwinCo engaged Gerrish Smith Tuck (“Gerrish Smith”), a consulting and legal firm, to assist the board in analyzing the potential for such a transaction and in selecting the most appropriate business partner.

During the period from August 2015 through June 2016, representatives of Gerrish Smith and TwinCo's senior management team advanced sale process preparations, including finalizing a targeted buyers list and the completion of customary marketing materials (including a confidential information memorandum and proposed form of nondisclosure agreement). This process also included population of a virtual data room with customary due diligence materials on TwinCo and as commonly requested by prospective buyers. At TwinCo’s direction, representatives of Gerrish Smith initially proceeded to make contact with 14 select prospective transaction partners that possessed liquid, attractively valued currencies. During that time, certain members of the senior management team of TwinCo and Ruby Valley Bank, including Kenneth Walsh, Ruby Valley Bank’s President and Chief Executive Officer, and representatives of Gerrish Smith evaluated and engaged in discussions regarding several different financial institutions considered to be potentially attractive partners for TwinCo in a strategic business combination.

As a result of this process, TwinCo entered into nondisclosure agreements with prospective buyers who performed varying levels of due diligence. TwinCo’s senior executive management held various calls and in-person meetings with the prospective buyers. Similarly, the meetings presented management with initial opportunities for high-level reverse due diligence inquiries. These discussions, communications and correspondences initially resulted in TwinCo receiving four formal letters of interest proposing an acquisition of TwinCo and Ruby Valley Bank. TwinCo thoroughly reviewed each of the proposals with its legal and financial advisors, and eliminated from consideration those organizations whose bid proposals were not determined in the long-term best interest of TwinCo and its shareholders. Over the next few months, TwinCo engaged in further and more comprehensive due diligence with the final select group of potential purchasers and continued to maintain dialog with other organizations that previously had expressed interest. However, none of those further discussions ultimately led to TwinCo entering into a letter of intent with any party and all of those discussions terminated in June 2016.

Beginning in August 2016 and through October 2016, representatives of Gerrish Smith engaged in discussions with representatives of Eagle, including Peter Johnson. In these discussions, Gerrish Smith provided Johnson with certain information, including the name of the bank, along with a brief history, which included TwinCo considering a sale earlier in 2016, which did not come to fruition. The parties agreed to reconvene discussions in early 2017.

In November 2016, Eagle engaged Panoramic Capital Advisors, Inc. (“Panoramic Capital”) as a consultant to assist Eagle with its M&A activities.

In February 2017, Johnson contacted representatives of Gerrish Smith to discuss TwinCo, and Gerrish Smith reached out to Kenneth Walsh and a meeting between Walsh and Johnson was arranged. Johnson and Walsh met in Butte, Montana on March 2, 2017. After this meeting and follow up discussions, TwinCo and Eagle entered into a non-disclosure agreement on March 9, 2017. Eagle then requested additional information from TwinCo and began preparing a letter of interest.

Eagle instructed Panoramic Capital and Nixon Peabody LLP, counsel to Eagle ("Nixon Peabody") to prepare an initial letter of interest that was delivered to TwinCo on March 28, 2017. During the period from March 28, 2017 through May 24, 2017, there were a series of discussions among the parties related to pricing and other items in the letter of interest. The final non-binding letter of interest was delivered by Eagle’s CEO Johnson to TwinCo on May 24, 2017, which was accepted by TwinCo’s CEO Walsh on May 30, 2017. The letter of interest contemplated an aggregate price range of $17.8 million to $18.0 million, which would be finalized after due diligence and confirmed in the definitive merger agreement. In addition, the letter of interest provided that the consideration would be paid in a combination of 50% cash and 50% Eagle common stock.

Eagle began its diligence review, including credit due diligence, of TwinCo in early June 2017. Based on discussions between the parties, TwinCo opened an electronic data room for Eagle to review its due diligence requests and TwinCo's responses during this period. Upon the conclusion of its preliminary review of TwinCo's loan portfolio, representatives of Eagle communicated its continued interest in a strategic business combination. The parties continued to negotiate the principal terms of the transaction.

On July 10, 2017, Nixon Peabody circulated an initial draft of the merger agreement, along with exhibits, based on the terms outlined in the letter of interest and certain revised terms agreed to by the parties, to Gerrish Smith and the parties began negotiations of the terms of the agreement.

On August 4, 2017, Gerrish Smith sent comments on the draft of the merger agreement to Nixon Peabody. On August 7, 2017, Gerrish Smith and Nixon Peabody preliminarily reviewed and discussed issues relating to the terms of the merger agreement. Over the course of the following several weeks, Eagle and its representatives continued negotiations with TwinCo and its representatives with respect to the terms of the potential transaction and the draft merger agreement. The issues raised in these negotiations included the respective covenants of the parties pending closing of the transaction, termination fees payable in certain circumstances and certain price adjustments and pricing mechanics. Representatives of Eagle and Nixon Peabody had multiple telephonic conference calls with representatives of TwinCo and Gerrish Smith to negotiate the terms of the draft merger agreement and ancillary agreements.

On August 15, 2017, Nixon Peabody circulated a revised draft of the merger agreement. On August 22, 2017, Gerrish Smith provided comments on the revised draft merger agreement. On August 23, 2017, Nixon Peabody circulated a revised draft of the merger agreement. Following a conference call among the parties on August 28, Nixon Peabody circulated a revised draft of the merger agreement to the working group on August 29, 2017. The revised draft reflected, among other things, a modification to the terms that both sides had agreed upon, namely that the consideration was revised to be a combination of 45% Eagle common stock and 55% cash, and an aggregate consideration of $18 million.

On September 5, 2017, TwinCo's board of directors held a meeting to consider the merger agreement and the transactions contemplated therein. Representatives of Gerrish Smith summarized the merger agreement, the ancillary documents related to the merger agreement and the transactions contemplated therein. Representatives of Gerrish Smith then reviewed the financial aspects of the proposed merger.

Following further discussion, the TwinCo board of directors unanimously (i) determined and declared that the merger agreement, the merger, and the other transactions contemplated by the merger agreement are advisable and in the best interests of TwinCo and its shareholders, (ii) authorized, adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, (iii) recommended the adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement to the TwinCo shareholders and (iv) resolved that the merger agreement be submitted to the TwinCo shareholders for adoption thereof.

On September 5, 2017, Eagle's board of directors met in special session to review and consider the merger agreement and the transactions and agreements contemplated by it. The management team made a presentation relating to the strategic and financial considerations and rationale of the transaction. Further to this discussion, a representative of Panoramic Capital reviewed the principal terms of the proposed transaction and the financial impacts of the merger on Eagle and provided comparable transaction analysis for Montana and national bank mergers. At the meeting, Nixon Peabody reviewed for the directors the terms and conditions of the merger agreement, the merger and the various ancillary agreements to be signed in connection with the merger agreement, and engaged in discussions with the board members on such matters. After additional discussion and deliberation, the Eagle board of directors adopted and approved the draft merger agreement and the transactions and agreements contemplated by it (subject to no material terms or conditions being revised) and determined that the merger agreement and the transactions contemplated by it were in the best interests of Eagle and its shareholders.

The parties signed the merger agreement on September 5, 2017 and a press release announcing the transaction was issued on September 6, 2017 prior to the opening of trading in Eagle’s common stock. A conference call to discuss the merger was held later that day.

TwinCo’s Reasons for the Merger and Recommendation of the TwinCo Board of Directors

TwinCo's board of directors believes that the merger presents an opportunity for TwinCo and its shareholders to become part of a more diversified, larger commercial bank, operating in multiple markets throughout Montana. TwinCo's board of directors believes that the merger will afford Eagle the opportunity to expand and diversify its revenue sources and markets, provide for material earnings per share accretion due to cost savings opportunities, and sustain its robust loan and deposit origination trends in Eagle's current markets and the markets presently served by TwinCo.

The terms of the merger, including the merger consideration, are the result of substantive arm's-length negotiations between representatives of TwinCo and Eagle. In reaching its decision to approve the merger, TwinCo's board of directors consulted with its financial, legal, and accounting advisors regarding the terms of the transaction and with Eagle's management. In approving the merger agreement and the transactions contemplated by the merger agreement, TwinCo's board of directors considered, among other things, the following material factors:

●

the value of the consideration to be received by TwinCo's shareholders relative to recent trading prices, book value, and earnings per share of TwinCo common stock, including the relationship between the consideration and TwinCo's book value and earnings per share, and the book value and earnings per share of Eagle;

●

information about Eagle and TwinCo, including the business and financial condition, results of operations, earnings, business prospects, and financial obligations, including financial obligations to be incurred in connection with the merger;

●

Eagle's commitment to use its commercially reasonable efforts consistent with its board of directors' evaluation of the best interests of Eagle's shareholders, to provide liquidity for its common stock and shareholders, as discussed under "The Merger Agreement – Nasdaq Listing" beginning on page 48 of this proxy statement/prospectus;

●	the ability of TwinCo's shareholders to choose the form of consideration to be received in the merger, subject to certain limitations as provided in the merger agreement;

●

the fact that a portion of the merger consideration will consist of shares of Eagle voting common stock, which will allow TwinCo shareholders to participate in the future performance of Eagle's business and synergies resulting from the merger;

●	the competence, experience, and integrity of the management of both TwinCo and Eagle;

●	the prospects of the successful execution of the proposed transactions;

●

the financial terms of recent merger and acquisition transactions involving banks and bank holding companies, particularly in Montana, and a comparison of the financial metrics of such transactions with the terms of the proposed merger with Eagle;

●	the alternatives to the merger, including TwinCo's prospects as an independent financial institution;

●	the participation of a TwinCo director in the combined company, which the board believed would enhance the strategic benefits that Eagle expects to achieve as a result of the merger;

●	the competitive and regulatory environment for TwinCo and financial institutions generally;

●	the fact that the merger will be structured as a tax-free exchange, providing certain tax benefits to the extent that shareholders receive Eagle voting common stock in the merger;

●	the fact that shareholders can elect to receive up to 55% in cash;

●	Eagle's history of successful integration of other acquired financial institutions;

●	Eagle's larger size, which should allow the combined company to compete more effectively through broader product offerings and a larger legal lending limit; and

●	the potential that Eagle will receive greater attention from investors and potential strategic partners or acquirers due to its larger size.

TwinCo's board of directors also considered potential risks associated with the merger in connection with its deliberations, including the following:

●	the possibility that Eagle will not be able to obtain liquidity for its common stock and shareholders;

●	the potential diversion of management attention and resources from the operation of TwinCo's business towards the completion of the merger;

●

the requirement that TwinCo conduct its business in the ordinary course and subject to certain restrictions prior to the completion of the merger, which may delay or prevent TwinCo from exploiting business opportunities that may arise pending completion of the merger;

●	the potential for delays in receiving necessary regulatory approvals and in obtaining an order of effectiveness for the registration statement of which this proxy statement/prospectus is a part;

●	the possibility that Eagle will not be able to achieve anticipated cost savings or successfully integrate TwinCo's business, operations, and employees with those of Eagle; and

●	the impact of TwinCo's merger-related costs, which TwinCo will incur regardless of whether the merger is consummated, on its financial condition.

The foregoing discussion of the factors and risks considered by TwinCo's board of directors is not exhaustive, but includes the material factors and risks considered by the board of directors. In view of the wide variety of factors and risks considered by TwinCo's board of directors in connection with its evaluation of the merger and the complexity of those matters, the board of directors did not consider it practical to, nor did it attempt to, quantify, rank, or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors and risks described above, individual members of TwinCo's board of directors may have given different priority to different factors.

TwinCo’s entry into the Merger Agreement was unanimously approved by TwinCo's board of directors on September 5, 2017 and TwinCo's board unanimously recommends that you vote “FOR”' the Merger Agreement.

Eagle’s Reasons for the Merger

As a part of Eagle’s growth strategy, Eagle routinely evaluates opportunities to acquire financial institutions. The acquisition of TwinCo is consistent with Eagle’s expansion strategy. Eagle’s board of directors, senior management and other officers of Opportunity Bank reviewed the business, financial condition, results of operations and prospects for TwinCo, the market condition of the market area in which TwinCo conducts business, the compatibility of the management and the proposed financial terms of the merger. In addition, management of Eagle believes that the merger will provide opportunities for future growth and provide the potential to realize cost savings. Eagle’s board of directors also considered the financial condition and valuation for both TwinCo and Eagle as well as the financial and other effects the merger would have on Eagle’s shareholders and stakeholders. The board considered the fact that the acquisition is expected to be accretive, Opportunity Bank’s ability to leverage Ruby Valley Bank’s agricultural lending expertise, Ruby Valley Bank’s strong deposit base and low cost of funds, and that it is a low-risk alternative to de novo expansion into Madison County and Ruby Valley.

While management of Eagle believes that revenue opportunities will be achieved and costs savings will be obtained following the merger, Eagle has not quantified the amount of enhancements or projected the areas of operation in which such enhancements will occur.

In view of the variety of factors considered in connection with its evaluation of the merger, the Eagle board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to factors it considered. Further, individual directors may have given differing weights to different factors. In addition, the Eagle board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. Rather, the board conducted an overall analysis of the factors it considered material, including thorough discussions with, and questioning of, Eagle’s management.

Material U.S. Federal Income Tax Consequences of the Merger

The following section constitutes the opinion of Nixon Peabody as to the anticipated material U.S. federal income tax consequences of the merger generally applicable to U.S. holders (as defined below) of TwinCo common stock. These opinions and the following discussion are based on, and subject to, the Code, the treasury regulations promulgated under the Code, existing interpretations, court decisions, and administrative rulings, all of which are in effect as of the date of this proxy statement/prospectus, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of the discussion.

This summary only addresses the material U.S. federal income tax consequences of the merger to the TwinCo shareholders that hold TwinCo common stock as a capital asset within the meaning of Section 1221 of the Code. This summary does not address all aspects of U.S. federal income taxation that may be applicable to TwinCo shareholders in light of their particular circumstances or to TwinCo shareholders subject to special treatment under U.S. federal income tax law, such as:

●	shareholders who are not U.S. holders;

●	pass-through entities or investors in pass-through entities;

●	financial institutions;

●	insurance companies;

●	tax-exempt organizations;

●	brokers, banks or dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting;

●	persons whose functional currency is not the U.S. dollar;

●	persons who purchased or sell their shares of TwinCo common stock as part of a wash sale;

●	shareholders who hold their shares of TwinCo common stock as part of a hedge, straddle, constructive sale or conversion transaction;

●	regulated investment companies;

●	estate investment trusts; and

●

shareholders who acquired their shares of TwinCo common stock pursuant to the exercise of employee stock options or otherwise acquired shares as compensation or through a tax-qualified retirement plan.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

U.S. Holders

For purposes of this summary, the term “U.S. holder” means a beneficial holder of TwinCo common stock that is:

●	a citizen or resident of the U.S.; or

●	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S. or any of its political subdivisions; or

●

a trust that: (i) is subject to both the primary supervision of a court within the U.S. and the control of one or more U.S. persons; or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

●	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including any entity or arrangement that is taxed as a partnership for U.S. federal income tax purposes) holds TwinCo common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisers about the tax consequences of the merger to them.

The Merger

The parties intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Eagle’s obligation to complete the merger that Eagle receive an opinion from Nixon Peabody, dated as of the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, in connection with the filing of the registration statement of which this document is a part, Nixon Peabody has delivered an opinion to Eagle, to the same effect as the opinions described above. These opinions will be based on representation letters provided by TwinCo and Eagle and on customary factual assumptions. None of the opinions described above will be binding on the Internal Revenue Service. TwinCo and Eagle have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which those opinions are based arc inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected. Based on factual representations contained in the representation letters provided by TwinCo and Eagle, and on certain customary factual assumptions. all of which representations and assumptions must continue to be true and accurate as of the effective time of the merger, in the opinion of Nixon Peabody, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

The tax consequences of the merger to a U.S. holder of TwinCo common stock will generally depend upon the form of consideration such U.S. holder receives in the merger.

Exchange for Solely Eagle Common Stock. Pursuant to the merger agreement, upon exchanging all of your shares of TwinCo common stock solely for Eagle common stock (and cash instead of fractional shares of Eagle common stock), you will generally not recognize gain or loss, except with respect to cash received instead of fractional shares of Eagle common stock (see “Cash Instead of Fractional Shares” below). Your aggregate tax basis in the Eagle common stock received will be the same as your aggregate tax basis in your TwinCo common stock surrendered in the transaction, reduced by the basis attributable to any fractional share of Eagle common stock deemed sold (as discussed below under the heading “Cash Instead of a Fractional Share”). Your holding period for the Eagle common stock received will include the holding period of your TwinCo common stock surrendered.

Exchange for Solely Cash. Pursuant to the merger agreement, upon exchanging all of your shares of TwinCo common stock for solely cash, you will generally recognize gain or loss equal to the difference between the amount of cash you receive and your cost basis in your TwinCo common stock. Any recognized gain will generally be long-term capital gain if your holding period for your TwinCo common stock surrendered is more than one year at the effective time of the merger. The deductibility of capital losses is subject to limitations. In certain circumstances, it is possible that, instead of recognizing gain or loss, you may be required to treat all or part of the cash received in the merger as dividend income. If you have a relatively minimal stock interest in TwinCo and Eagle and you experience a reduction in your proportionate interest in Eagle as a result of the merger generally you should not be treated as recognizing dividend income as a result of the merger.

Exchange for Eagle Common Stock and Cash. Pursuant to the merger agreement, upon exchanging all of your shares of TwinCo common stock for a combination of Eagle common stock and cash, you will generally recognize gain (but not loss) in an amount equal to the lesser of: (1) the amount of cash treated as received in exchange for TwinCo common stock in the merger (excluding any cash received in lieu of a fractional share of Eagle common stock); and (2) the amount of gain realized in the transaction. The amount of gain realized in the transaction will equal the excess, if any, of (a) the sum of the amount of cash treated as received in exchange for TwinCo common stock in the merger (excluding any cash received in lieu of a fractional share of Eagle common stock) plus the fair market value of Eagle common stock (including the fair market value of any fractional share) received in the merger, over (b) your cost basis in the TwinCo common stock exchanged. Any recognized gain will generally be long-term capital gain if your holding period for your TwinCo common stock surrendered is more than one year at the effective time of the merger. It is possible, however, that you would instead be required to treat all or part of such gain as dividend income if your percentage ownership in Eagle (including shares that you are deemed to own under certain attribution rules) after the merger is not meaningfully reduced from what your percentage ownership would have been if you had received solely shares of Eagle common stock rather than a combination of cash and Eagle common stock in the merger, which is referred to as a dividend equivalent transaction. If you have a relatively minimal stock interest in TwinCo and Eagle and you experience a reduction in your proportionate interest in Eagle as a result of the merger generally you should not be treated as having had a dividend equivalent transaction as a result of the merger.

Your aggregate tax basis in the Eagle common stock received (including the basis in any fractional share deemed sold for cash) will be equal to your aggregate tax basis in your TwinCo common stock surrendered in the transaction, decreased by the amount of cash received (other than cash received in respect of a fractional share) and increased by the amount of gain, if any, recognized (but excluding any gain realized in connection with the deemed sale of a fractional share of Eagle common stock as discussed below). Your holding period for the Eagle common stock received will include your holding period of your TwinCo common stock surrendered in exchange therefor. If you have differing tax bases and/or holding periods in respect of your TwinCo common stock, you should consult with a tax advisor with respect to allocation of the Eagle common stock and cash consideration received as between such blocks of your TwinCo common stock, the amount of any gain to be recognized and the possibility of recognizing any loss, and the determination of the tax bases and/or holding periods of the Eagle common stock received.

Cash Instead of a Fractional Share. If you receive cash in the merger instead of a fractional share interest in Eagle common stock, you will be treated as having received such fractional share in the merger, and then as having received cash in exchange for such fractional share. Gain or loss would be recognized in an amount equal to the difference between the amount of cash received and your adjusted tax basis allocable to such fractional share. Except as described in the section entitled “Dividend Treatment” below, this gain or loss will generally be a capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, you have held your shares of TwinCo common stock for more than one year.

Backup Withholding and Information Reporting

In general, information reporting requirements may apply to the cash payments made to a U.S. holder in connection with the merger, unless an exemption applies. Backup withholding may be imposed on the above payments if a U.S. holder (1) fails to provide a taxpayer identification number or appropriate certificates or (2) otherwise fails to comply with all applicable requirements of the backup withholding rules.

Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against its applicable U.S. federal income tax liability, provided the required information is furnished to the IRS. U.S. holders should consult their own tax advisors regarding the application of backup withholding based on their particular circumstances and the availability and procedure for obtaining an exemption from backup withholding.

A U.S. holder of TwinCo common stock who receives Eagle common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder of TwinCo common stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives Eagle common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth information regarding the parties to the merger, the date of the merger, such holder’s basis in the TwinCo common stock surrendered and the fair market value of Eagle common stock and cash received in the merger. A “significant holder” is a holder of TwinCo common stock who, immediately before the merger, owned at least 5% of the outstanding stock of TwinCo or securities of TwinCo with a basis for U.S. federal income tax purposes of at least $1 million.

The preceding discussion is for general information purposes only and is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. The discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, you are strongly encouraged to consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Accounting Treatment

The merger will be accounted for using the acquisition method of accounting with Eagle treated as the acquiror. Under this method of accounting, TwinCo’s assets and liabilities will be recorded by Eagle at their respective fair values as of the date of completion of the merger. Financial statements of Eagle issued after the merger will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of Eagle.

Regulatory Approvals

Under federal law, the merger and bank merger must be approved by the Federal Reserve and the bank merger must also be approved by the Montana Division of Banking and Financial Institutions. Once the Federal Reserve approves the merger, the parties must wait for up to 30 days before completing the merger. With the concurrence of the U.S. Department of Justice and permission from the Federal Reserve, however, the merger may be completed on or after the fifteenth day after approval from the Federal Reserve.

The Federal Reserve approved the merger and bank merger on November 28, 2017 and the Montana Division of Banking and Financial Institutions approved the bank merger on November 22, 2017.

Appraisal Rights for TwinCo Shareholders

Holders of TwinCo common stock as of the record date are entitled to appraisal rights under the MBCA. Pursuant to Section 35-1-827 of the MBCA, a TwinCo shareholder who does not wish to accept the consideration to be received pursuant to the terms of the merger agreement may dissent from the merger and elect to receive the fair value of his or her shares of TwinCo common stock immediately prior to the date of the special meeting to vote on the proposal to approve the merger agreement. Under the terms of the merger agreement, if holders of 5% or more of the outstanding shares of TwinCo common stock validly exercise their appraisal rights, then Eagle will not be obligated to complete the merger.

In order to exercise appraisal rights, a dissenting TwinCo shareholder must strictly comply with the statutory procedures of Sections 35-1-826 through 35-1-839 of the MBCA, which are summarized below. A copy of the full text of those Sections is included as Appendix B to this proxy statement/prospectus. TwinCo shareholders are urged to read Appendix B in its entirety and to consult with their legal advisors. Failure to adhere strictly to the requirements of Montana law in any regard will cause a forfeiture of any appraisal rights.

Certain TwinCo shareholders are subject to company shareholder support agreements, dated as of September 5, 2017, which provide for, among other things, the obligation of such TwinCo shareholders to vote for, consent to and raise no objections against, and not otherwise impede or delay, any sale of TwinCo. In the event of the foregoing approval, such TwinCo shareholders have also agreed to waive all dissenters’ rights, appraisal rights and similar rights in connection with such approved sale. Therefore, if the merger agreement is approved, such TwinCo shareholders will be required to waive their statutory appraisal rights.

BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF MONTANA LAW RELATING TO DISSENTERS’ APPRAISAL RIGHTS, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL ADVISORS.

Board of Directors and Management of Eagle Following the Merger

The members of the board of directors of Eagle and Opportunity Bank immediately prior to the effective time of the merger will be the directors of the surviving companies plus Kenneth Walsh, President and CEO of Ruby Valley Bank, will be added to the boards of Eagle and Opportunity Bank. Directors will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

The executive officers of Eagle and Opportunity Bank immediately prior to the effective time of the merger will be the executive officers of the surviving companies and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Information regarding the executive officers and directors of Eagle is contained in documents filed by Eagle with the SEC and incorporated by reference into this proxy statement/prospectus, including Eagle’s Annual Report on Form 10-K for the year ended December 31, 2016 and its definitive proxy statement on Schedule 14A for its 2017 annual meeting, filed with the SEC on March 14, 2017. See “Where You Can Find More Information” and “Documents Incorporated by Reference.”

Interests of TwinCo Directors and Executive Officers in the Merger

In the merger, the directors and executive officers of TwinCo will receive the same merger consideration for their TwinCo shares as the other TwinCo shareholders. In considering the recommendation of the TwinCo board of directors that you vote to approve the merger agreement, you should be aware that some of the executive officers and directors of TwinCo may have interests in the merger and may have arrangements, as described below, that may be considered to be different from, or in addition to, those of TwinCo shareholders generally. The TwinCo board of directors was aware of these interests and considered them, among other matters, in reaching its decision to adopt and approve the merger agreement and to recommend that TwinCo shareholders vote in favor of approving the merger agreement. For a more complete description of TwinCo’s reasons for the merger and the recommendations of the TwinCo board of directors, please see the section entitled “The Merger — Background of the Merger” and “The Merger — TwinCo’s Reasons for the Merger and Recommendations of the TwinCo Board of Directors” beginning on page 33 of this proxy statement/prospectus. TwinCo’s shareholders should take these interests into account in deciding whether to vote “FOR” the proposal to approve the merger agreement. These interests are described in more detail below.

Change in Control Agreement

Eagle has entered into a change in control agreement with Kenneth Walsh, President and CEO of TwinCo and Ruby Valley. Under Mr. Walsh’s charge in control agreement, if he experiences a qualifying termination during the two years following the closing of the merger, such individual will be entitled to severance equal to one times his annual salary and bonus, if any, for the most recent completed calendar year and one year of his benefit premium cost. For purposes of the change in control agreement, a qualifying termination occurs if (i) the he is terminated by Eagle without cause, (ii) there is a reduction in his annual compensation, (iii) there is a material change in his function, duties, or responsibilities, which change would cause his position to become one of lesser responsibility and importance, (iv) unless consented to by him, a relocation of his principal place of employment by more than 50 miles from its location immediately prior to the change in control.

Director Restrictive Covenant Agreement; Claims Letters

Each member of the TwinCo and Ruby Valley Bank boards of directors have entered into a restrictive covenant agreement, covering a two-year period commencing with the effective time of the merger, with Eagle in the form attached as Exhibit E to the merger agreement attached as Appendix A to this document. However, directors would be permitted to serve on other bank boards within the restricted territory after the first anniversary of the restrictive covenant agreement. In addition, each of the members of the TwinCo and Ruby Valley Bank boards of directors have entered into a claims letter in the form attached as Exhibit D to the merger agreement attached as Appendix A to this proxy statement/prospectus, by which they have agreed to release certain claims against TwinCo, effective as of the effective time of the merger.

Indemnification and Insurance

As described under “The Merger Agreement —Indemnification and Directors’ and Officers’ Insurance” beginning on page 49 of this proxy statement/prospectus, after the effective time of the merger, Eagle will indemnify and defend the present and former directors and officers of TwinCo and its subsidiaries against claims pertaining to matters occurring at or prior to the closing of the merger as permitted by TwinCo’s articles of incorporation and bylaws in effect as of the date of the merger agreement and under applicable law. Eagle also has agreed, for a period of three years after the effective time of the merger, to provide coverage to present and former directors and officers of TwinCo pursuant to TwinCo’s existing directors’ and officers’ liability insurance. This insurance policy may be substituted, but must contain at least the same coverage and amounts, and contain terms no less advantageous than the coverage currently provided by TwinCo. In no event shall Eagle be required to expend for the tail insurance a premium amount in excess of 150% of the annual premiums paid by TwinCo for its directors’ and officers’ liability insurance in effect as of the date of the merger agreement.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is included as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

The Merger and the Bank Merger

The boards of directors of Eagle and TwinCo have each unanimously approved and adopted the merger agreement, which provides for the merger of TwinCo with and into Eagle, with Eagle as the surviving company in the merger.

The merger agreement also provides that immediately after the effective time of the merger, Ruby Valley Bank, a Montana state bank and wholly-owned subsidiary of TwinCo, will merge with and into Opportunity Bank, a Montana state bank and wholly owned subsidiary of Eagle, with Opportunity Bank as the surviving bank of such merger. The terms and conditions of the merger of Ruby Valley Bank and Opportunity Bank are set forth in a separate plan of merger and merger agreement (referred to as the “plan of bank merger”), the form of which is attached as Exhibit C to the merger agreement, included as Appendix A to this proxy statement/prospectus. We refer to the merger of Ruby Valley Bank and Opportunity Bank as the “bank merger.”

Closing and Effective Time of the Merger

Unless both Eagle and TwinCo otherwise agree, the closing of the merger will take place at 10:00 a.m., Mountain time, on a date which shall be no later than five business days after all the conditions to the closing (other than conditions to be satisfied at the closing, which shall be satisfied or waived at the closing) have been satisfied or waived in accordance with the terms of the merger agreement, unless another date or time is agreed to by Eagle and TwinCo. Simultaneously with the closing of the merger, Eagle will file articles of merger with the Secretary of State of the State of Montana and a certificate of merger with the Secretary of State of the State of Delaware. The merger will become effective at such time as the articles of merger and certificate of merger are filed or such other time as may be specified in the articles of merger and certificate of merger.

We currently expect that the merger will be completed in the first quarter of 2018, subject to the approval of the merger agreement by TwinCo shareholders and other conditions. However, completion of the merger could be delayed if there is a delay in satisfying any other conditions to the merger. No assurance is made as to whether, or when, Eagle and TwinCo will complete the merger. See “The Merger Agreement — Conditions to Completion of the Merger” on page 53 of this proxy statement/prospectus.

Merger Consideration

Under the terms of the merger agreement, each share of TwinCo common stock outstanding immediately prior to the effective time of the merger (excluding certain shares held by TwinCo, Eagle and their wholly-owned subsidiaries and dissenting shares described below) will be automatically converted into the right to receive, at the election of the holder thereof (subject to the proration procedures described below): (a) a combination of $247.16 in cash and 11.1540 shares of Eagle common stock; (b) the cash election consideration of $449.38 in cash; or (c) the stock election consideration of 24.7866 shares of Eagle common stock.

No fractional shares of Eagle common stock will be issued in connection with the merger. Instead, Eagle will make to each TwinCo shareholder who would otherwise receive a fractional share of Eagle common stock a cash payment, without interest and rounded to the nearest whole cent, equal to: (i) the fractional share amount multiplied by (ii) the average daily volume weighted average price of Eagle common stock on the Nasdaq Global Market for the 20 trading days preceding the closing date.

The merger consideration will be subject to adjustment depending on TwinCo’s "Adjusted Tangible Stockholders’ Equity," as defined in the merger agreement, immediately prior to the closing of the merger. If the Adjusted Tangible Stockholders’ Equity is less than $13,400,000, subject to certain adjustments, the merger consideration will be reduced on a pro rata basis by the amount of such deficiency.

If the Adjusted Tangible Stockholders’ Equity is greater than $13,400,000, subject to certain adjustments, TwinCo may, upon written notice to Eagle and effective immediately prior to the closing of the merger, declare and pay a special dividend to its shareholders in the amount of such excess.

The stock portion of the merger consideration may be adjusted in certain circumstances based on whether Eagle common stock is trading either higher or lower than prices specified in the merger agreement immediately prior to the closing of the merger, in order to avoid termination of the merger agreement. If the "average closing price" (determined over a 20 trading day period prior to the closing of the merger) of Eagle's common stock exceeds $20.85 per share and Eagle’s stock outperforms the Nasdaq Bank Index by more than 15%, Eagle may terminate the merger agreement, or elect to reduce on a per-share basis the number of shares of Eagle common stock to be issued in the merger.

Conversely, if the "average closing price" is less than $15.41 per share and Eagle’s stock has also underperformed the Nasdaq Bank Index by more than 15%, TwinCo may terminate the merger agreement, unless Eagle elects to increase on a per-share basis the number of shares of Eagle common stock to be issued in the merger. See “The Merger – Termination.”

All shares of Eagle common stock received by TwinCo shareholders in the merger will be freely tradable, except that shares of Eagle common stock received by persons who become affiliates of Eagle for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.

A TwinCo shareholder also has the right to obtain the fair value of his or her shares of TwinCo common stock in lieu of receiving the merger consideration by strictly following the appraisal procedures under the MBCA. Shares of TwinCo common stock outstanding immediately prior to the effective time of the merger and which are held by a shareholder who does not vote to approve the merger agreement and who properly demands the fair value of such shares pursuant to, and who complies with, the appraisal procedures under the MBCA are referred to as “dissenting shares.” See “The Merger — Appraisal Rights for TwinCo Shareholders” and Appendix B — Provisions of Montana Business Corporation Act relating to Appraisal Rights on pages 39 and B-1, respectively.

If Eagle changes the number of or provides for the exchange of shares of Eagle common stock issued and outstanding prior to the effective time of the merger as a result of a stock split, reverse stock split, stock dividend or distribution, recapitalization, reclassification, exchange or similar transaction with respect to the outstanding Eagle common stock, then the per share stock consideration will be equitably adjusted.

Based upon the closing sale price of the Eagle common stock on the Nasdaq Global Market of $20.85 on December 12, 2017, the last practicable trading date prior to the printing of this proxy statement/prospectus, the value of the merger consideration was approximately $479.72.

The value of the shares of Eagle common stock to be issued to TwinCo shareholders in the merger will fluctuate between now and the closing date of the merger. We make no assurances as to whether or when the merger will be completed, and you are advised to obtain current sale prices for the Eagle common stock. See “Risk Factors — Because the sale price of the Eagle common stock will fluctuate, you cannot be sure of the value of the consideration that you will receive in the merger until the closing.”

Election and Proration Procedures

Election Materials and Procedures

An election form will be mailed to each holder of record of TwinCo common stock, as of the close of business on the fifth business day prior to such mailing date (the “election form record date”), on a date to be mutually agreed by Eagle and TwinCo that is not more than 45 days nor less than 30 days prior to the anticipated closing date of the merger or on such other date as Eagle and TwinCo mutually agree (the “mailing date”). Eagle will make available one or more election forms as may reasonably be requested from time to time by all persons who become holders or beneficial owners of TwinCo common stock between the election form record date and the close of business on the business day prior to the twenty-fifth day following the mailing date (the “election deadline”).

Each election form will permit the holder to specify (x) the number of shares of such holder’s TwinCo common stock with respect to which such holder makes a mixed election, (y) the number of shares of such holder’s TwinCo common stock with respect to which such holder makes a cash election, and (z) the number of shares of such holder’s TwinCo common stock with respect to which such holder makes a stock election. Any shares of TwinCo common stock with respect to which the exchange agent has not received an effective, properly completed election form accompanied by related stock certificates on or before the election deadline will be deemed to be “no election shares,” and the holders of such no election shares will be deemed to have made a mixed election with respect to such no election shares. Both the cash election and the stock election are subject to proration and adjustment procedures to cause the total amount of cash paid, and the total number of Eagle common shares issued, in the merger to the holders of shares of TwinCo common stock (other than excluded shares), as a whole, to equal as nearly as practicable the total amount of cash and number of shares that would have been paid and issued if all of such shares of TwinCo common stock were converted into the mixed election consideration.

Any election form may be revoked or changed by the authorized person properly submitting such election form, by written notice received by the exchange agent prior to the election deadline. In the event an election form is revoked prior to the election deadline, the shares of TwinCo common stock represented by such election form will become no election shares, except to the extent subsequent election is properly made with respect to any or all of such shares of TwinCo common stock prior to the election deadline. Subject to the terms of the merger agreement and the election form, the exchange agent has the reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the election forms, and any good faith decisions of the exchange agent regarding such matters shall be binding and conclusive. None of the Eagle, TwinCo or the exchange agent shall be under any obligation to notify any person of any defect in an election form.

Proration Procedures

If a TwinCo shareholder elects to receive the cash election consideration, and the cash election amount is greater than the available cash election amount, such shareholder will receive:

●	an amount in cash (without interest) equal to (i) the cash election consideration of $449.38 multiplied by (ii) the cash fraction; and

●

a number of validly issued, fully paid and non-assessable shares of Eagle common stock equal to the product of (i) the stock election consideration of 24.7866 multiplied by (ii) a fraction equal to one minus the cash fraction.

If a TwinCo shareholder elects to receive the stock election consideration, and the available cash election amount is greater than the cash election amount, such shareholder will receive:

●	an amount of cash (without interest) equal to the amount of such excess divided by the number of shares of TwinCo common stock for which stock elections were made; and

●

a number of validly issued, fully paid and non-assessable shares of Eagle common stock equal to the product of (i) the stock election consideration of 24.7866 multiplied by (ii) a fraction, the numerator of which will be the difference between (a) the cash election consideration of $449.38 minus (b) the amount of cash calculated in the immediately preceding bullet, and the denominator of which will be the cash election consideration of $449.38.

The greater the oversubscription of the stock election, the less stock and more cash a TwinCo shareholder making the stock election will receive. Reciprocally, the greater the oversubscription of the cash election, the less cash and more stock a TwinCo shareholder making the cash election will receive. However, in no event will a TwinCo shareholder who makes the cash election or the stock election receive less cash and more shares of Eagle common stock, or fewer shares of Eagle common stock and more cash, respectively, than a shareholder who makes the mixed election.

No Recommendation Regarding Elections

Neither TwinCo nor Eagle is making any recommendation as to which merger consideration election a TwinCo shareholder should make. If you are a TwinCo shareholder, you must make your own decision with respect to these elections and may wish to seek the advice of your own attorneys or accountants.

Information About the Merger Consideration Elections

The mix of consideration payable to TwinCo shareholders who make the cash election or the stock election will not be known until the results of the elections made by TwinCo shareholders are tallied, which will not occur until near or after the closing of the merger.

Procedures for Converting Shares of TwinCo Common Stock into Merger Consideration

Exchange Agent

Prior to the effective time of the merger, Eagle will designate an exchange agent to act as agent for purposes of conducting the exchange procedures described in the merger agreement (such agent is referred to in this proxy statement/prospectus as the “exchange agent”). The exchange agent shall also act as the agent for TwinCo shareholders for the purpose of receiving and holding their election forms and TwinCo certificates and shall obtain no rights or interests in the shares represented thereby. At or before the effective time of the merger, Eagle will deposit, or cause to be deposited, with the exchange agent the aggregate amount of cash and number of shares of Eagle common stock necessary to satisfy the aggregate merger consideration payable (and any dividends or other distributions with respect thereto).

Transmittal Materials and Procedures

As promptly as practicable after the effective time of the merger (but not more than five business days after the closing date), the exchange agent will send transmittal materials, which will include the appropriate form of letter of transmittal, to holders of record of shares of TwinCo common stock (other than excluded shares and dissenting shares) providing instructions on how to effect the transfer and cancellation of shares of TwinCo common stock in exchange for merger consideration.

After the effective time of the merger, when a TwinCo shareholder delivers a properly executed letter of transmittal and his or her certificates representing shares of TwinCo common stock, the holder of shares of TwinCo common stock will be entitled to receive, and the exchange agent will be required to deliver to the holder, (i) the number of shares of Eagle common stock and an amount in cash that such holder is entitled to receive as a result of the merger (taking into account such holder’s merger consideration election) and (ii) any cash in lieu of fractional shares and in respect of dividends or other distributions to which the holder is entitled.

No interest will be paid or accrued on any amount payable upon cancellation of shares of TwinCo common stock. The shares of Eagle common stock issued and cash amount paid in accordance with the merger agreement upon conversion of the shares of TwinCo common stock (including any cash paid in lieu of fractional shares) will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of TwinCo common stock.

If any portion of the merger consideration is to be delivered to a person or entity other than the holder in whose name any surrendered certificate is registered, it will be a condition of such exchange that (i) the certificate surrendered must be properly endorsed or must be otherwise in proper form for transfer and (ii) the person or entity requesting such payment or issuance pays any transfer or other similar taxes required by reason of the payment of the merger consideration to a person or entity other than the registered holder of the certificate surrendered or will establish to the satisfaction of Eagle that such tax has been paid or is not required to be paid. The shares of Eagle common stock constituting the stock portion of the merger consideration may be in uncertificated book-entry form, unless a physical certificate is otherwise required by any applicable law.

Conduct of Business Pending the Merger

Pursuant to the merger agreement, TwinCo has agreed to certain restrictions on its activities until the effective time of the merger. In general, TwinCo has agreed that, except as otherwise permitted by the merger agreement, or as required by applicable law, or with the prior written consent of Eagle, it will:

●	carry on its business in the ordinary course consistent with prudent banking practice and in compliance in all material respects with all applicable laws;

●

operate in the ordinary course of business in respect of loan loss provisioning, securities, portfolio management, compensation and other expense management and other operations which might impact TwinCo’s equity capital;

●	use reasonable best efforts to preserve its business organizations and assets intact;

●	use reasonable best efforts to keep available the present services of the current officers and employees of TwinCo and its subsidiaries;

●	use reasonable best efforts to preserve advantageous business relationships; and

●	use reasonable best efforts to continue diligent collection efforts with respect to delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans.

TwinCo has also agreed that except as otherwise permitted by the merger agreement or required by applicable law, or with the prior written consent of Eagle (not to be unreasonably withheld or delayed) it will not:

●

issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any rights, any award or grant under any TwinCo stock plan or otherwise, or any other securities of TwinCo or its subsidiaries, or enter into any agreement with respect to any of the foregoing;

●

except as expressly permitted by the merger agreement, accelerate the vesting of any existing rights of TwinCo shareholders that would obligate TwinCo to issue or dispose of any of its capital stock or other ownership interests;

●	adjust, split, combine, subdivide or reclassify any capital stock;

●

except as disclosed to Eagle, make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for payments from Ruby Valley Bank to TwinCo or from any subsidiary of Ruby Valley Bank to Ruby Valley Bank;

●

enter into, establish, adopt, amend, terminate or renew any TwinCo benefit plan, or grant any salary, wage or fee increase, increase any employee benefit or grant or pay any incentive or bonus payments, adopt or enter into any collective bargaining agreement or any other similar agreement with any labor organization, group or association, accelerate any rights or benefits under any TwinCo benefit plan (including accelerating the vesting of TwinCo option awards) or hire or terminate (other than for cause) any employee or other service provider with annual base salary or wages that is reasonably anticipated to exceed $100,000, except (i) normal increases in base salary to non-officer employees in the ordinary course of business consistent with past practice and pursuant to policies currently in effect, (ii) as may be required by law, and (iii) to satisfy contractual obligations under the terms of TwinCo benefit plans as of the date of the merger agreement;

●

engage in any transactions (other than compensation, business expense advancements, reimbursements or as part of the terms of employment or service in the ordinary course of business consistent with past practice and other than deposits held by Ruby Valley Bank in the ordinary course of business consistent with past practice) with any director, officer or any of their immediate family members or any affiliates or associates of any of its officers or directors;

●	sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties;

●	acquire assets with a value or purchase price in the aggregate in excess of $50,000;

●	make any capital expenditures exceeding $50,000 individually, or $100,000 in the aggregate;

●	amend or propose to amend its organizational documents or any resolution or agreement concerning indemnification of its directors or officers;

●

revalue any of its or its subsidiaries’ assets or implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

●	enter into, amend, modify, terminate, extend or waive any material provision of any material contract, lease or insurance policy or enter into any material contract;

●	make any change in any instrument or agreement governing the terms of any of its securities;

●

enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements;

●	change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies;

●

make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans, its hedging practices and policies;

●

make any changes in the mix, rates, terms or maturities of Ruby Valley Bank’s deposits or other liabilities, except in a manner and pursuant to policies consistent with past practice and competitive factors in the market place;

●	open any new branch or deposit taking facility or close, relocate or materially renovate any existing branch or facility;

●

other than purchases of investment securities in the ordinary course of business consistent with past practice, restructure or change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

●	incur, modify, extend or renegotiate any indebtedness of TwinCo or Ruby Valley Bank or assume, guarantee, endorse or otherwise become responsible for the obligations of any other person;

●	cancel, release or assign any indebtedness of any person or any claims against any person, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

●

commit any act or omission which constitutes a breach or default by TwinCo or any of its subsidiaries under any agreement with any governmental authority or under any material contract or that could reasonably be expected to result in one of the conditions to the merger not being satisfied on the closing date;

●

take any action or knowingly fail to take any action not contemplated by the merger agreement that is intended or is reasonably likely to (i) result in any of the conditions to the merger not being satisfied, except as may be required by applicable law, (ii) prevent, delay or impair TwinCo’s ability to consummate the merger or the transactions contemplated by the merger agreement, or (iii) prevent the merger or bank merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

●	merge or consolidate TwinCo or any of its subsidiaries with any other person;

●	restructure, reorganize or completely or partially liquidate or dissolve TwinCo or any of its subsidiaries;

●	make any investment in any other person, other than in the ordinary course of business consistent with practice;

●	transfer, agree to transfer or grant, or agree to grant a license to, any of its material intellectual property;

●

commence, settle or agree to settle any litigation, except in the ordinary course of business consistent with past practice that (i) involves only the payment of money damages not in excess of $50,000 individually or $200,000 in the aggregate, (ii) does not involve the imposition of any equitable relief on, or the admission of wrongdoing by, TwinCo or its applicable subsidiary and (iii) would not create precedent for claims that are reasonably likely to be material to TwinCo or any of its subsidiaries, or, after the closing, Eagle or any of its subsidiaries;

●	file or amend any tax return except in the ordinary course of business consistent with past practice;

●	settle or compromise any tax liability;

●	make, change or revoke any tax election or change any method of tax accounting;

●	enter into any “closing agreement” as described in Section 7121 of the Internal Revenue Code (or any similar provision or state, local or foreign law);

●	surrender any claim for a refund of taxes;

●	consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect to taxes;

●	take any action or fail to take any action that would cause TwinCo to no longer have a valid S Corporation election under the Internal Revenue Code;

●	change its fiscal or tax year;

●	make any extension of credit that, when added to other extensions of credit to a borrower and its affiliates, would exceed its applicable regulatory limits;

●

make any loans, or enter into any commitments to make loans, which vary other than in immaterial respects from its written loan policies (subject to certain exceptions and thresholds and provided that TwinCo may extend or renew credit or loans in the ordinary course of business consistent with past lending practices or in connection with the workout or renegotiation of current loans);

●

charge off or sell (except in the ordinary course of business consistent with past practice) any of its portfolio of loans or sell any asset held as OREO or other foreclosed assets for an amount that exceeds 10% or $50,000, whichever is greater, less than its book value;

●	terminate or allow to be terminated any of the policies of insurance maintained on its business or property;

●	encumber any asset having a book value in excess of $10,000 except in the ordinary course of business for reasonable and adequate consideration; or

●	agree or commit to take any of the actions set forth above.

Regulatory Matters

This proxy statement/prospectus forms part of a Registration Statement on Form S-4 which Eagle has filed with the SEC. Each of Eagle and TwinCo has agreed to use reasonable best efforts to cause the Registration Statement to be declared effective.

Eagle also agrees to use reasonable best efforts to obtain any necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by the merger agreement.

Each of Eagle and TwinCo has agreed to use reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and governmental authorities necessary to consummate the transactions contemplated by the merger agreement, and each of Eagle and TwinCo has agreed to comply with the terms and conditions of such permits, consents, approvals and authorizations and to cause the transactions contemplated by the merger agreement to be consummated as expeditiously as practicable.

Additionally, each of Eagle and TwinCo has agreed to furnish information to the other party, and each party has the right to review and approve in advance all characterizations of the information relating to such party that appear in any filing made in connection with the transactions contemplated by the merger agreement. Each party has agreed to promptly notify and apprise the other party of the substance of any communication from any governmental authority received by such party with respect to the regulatory applications filed solely in connection with the transactions contemplated by the merger agreement.

In connection with seeking regulatory approval for the merger, Eagle is not required to agree to any condition or consequence that would be reasonably likely to have a material and adverse effect on Eagle and its subsidiaries, taken as a whole and after giving effect to the merger, measured on a scale relative to TwinCo and its subsidiaries taken as a whole.

Nasdaq Listing

Eagle has agreed to use reasonable best efforts to cause the shares of Eagle common stock to be issued to the holders of TwinCo common stock in the merger to be approved for listing on the Nasdaq Global Market, subject to official notice of issuance, prior to the effective time of the merger.

Employee Matters

Under the merger agreement, TwinCo agreed, upon Eagle’s reasonable request, to facilitate discussions between Eagle and TwinCo employees regarding arrangements to be effective prior to or following the effective time of the merger and, if directed by Eagle, take all actions required to fully fund, terminate or merge any benefit plan of TwinCo. Following the closing, if Eagle terminates a TwinCo benefit plan and there is a comparable Eagle benefit plan, TwinCo employees who continue to be employed with Eagle and its affiliates after closing will be entitled to participate in such Eagle benefit plans to the same extent as similarly-situated employees of Eagle or Opportunity Bank, except for closed or frozen benefit plans. To the extent allowable under Eagle benefit plans, continuing TwinCo employees will be given credit for prior service or employment with TwinCo for all purposes, except to the extent that it would result in duplication of benefits. For continuing TwinCo employees who participate in Eagle benefit plans, Eagle will use commercially reasonable efforts to waive certain pre-existing conditions and waiting periods or evidence of insurability and, to the extent allowed by the applicable insurance company, provide credit for deductibles from the same year and analogous TwinCo benefit plans.

Under the merger agreement, Eagle agreed to provide each full-time employee of TwinCo, other than an employee who is a party to an employment agreement, change in control agreement or other separation agreement that provides a benefit on a termination of employment, who is terminated by Eagle or its subsidiaries (other than for cause) within six months following the effective time with a lump sum severance payment in a specified amount based upon length of service, subject to such employee entering into a release of claims in a form satisfactory to Eagle.

Indemnification and Directors’ and Officers’ Insurance

For a period of three years from and after the effective time of the merger, Eagle has agreed to indemnify and hold harmless the present and former directors and officers of TwinCo and Ruby Valley Bank against all costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative arising out of actions or omissions of such persons in the course of performing their duties for TwinCo or Ruby Valley Bank or any of their respective subsidiaries occurring at or before the effective time of the merger, to the fullest extent as such persons are indemnified or have the right to advancement of expenses pursuant to the organizational documents of TwinCo or its subsidiaries and the MBCA.

For a period of three years after the effective time of the merger, Eagle will provide directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of TwinCo or its subsidiaries with respect to claims against them arising from acts and omissions occurring before the effective time of the merger (including the transactions contemplated by the merger agreement). The directors’ and officers’ liability insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the indemnified persons as the coverage currently provided by TwinCo. In no event shall Eagle be required to expend for the tail insurance a premium in an aggregate amount in excess of 150% of the annual premiums paid by TwinCo for its directors’ and officers’ liability insurance in effect as of the date of the merger agreement.

Third Party Proposals

TwinCo has agreed that it will not, and will cause its subsidiaries and their respective officers, directors, employees and representatives and affiliates not to, directly or indirectly: (a) initiate, solicit, knowingly induce or encourage, or knowingly take any action to facilitate the making of, inquiries, offers or proposals which constitute, or could reasonably be expected to lead to an acquisition proposal, (b) participate in any discussions or negotiations regarding any acquisition proposal or furnish or otherwise afford access to any person any non-public information or data with respect to TwinCo or its subsidiaries in connection with any acquisition proposal, (c) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement, or (d) enter into any agreement with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to any acquisition proposal. An “acquisition proposal” is defined as any inquiry, offer or proposal (other than an inquiry, offer or proposal from Eagle), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an acquisition transaction. An “acquisition transaction” is defined as: (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving TwinCo or Ruby Valley Bank that, in any such case, results in any person (or, in the case of a direct merger between such third party and TwinCo, Ruby Valley Bank or any other subsidiary of TwinCo, the shareholders of such third party) acquiring 15% or more of any class of equity of TwinCo or Ruby Valley Bank; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, 15% or more of the consolidated assets of TwinCo or Ruby Valley Bank; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 15% or more of the votes attached to the outstanding securities of TwinCo or Ruby Valley Bank; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 15% or more of any class of equity securities of TwinCo or Ruby Valley Bank; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

However, the merger agreement provides that at any time prior to the date of the shareholder meeting for TwinCo shareholders to vote on approval of the merger agreement, if TwinCo receives a bona fide unsolicited written acquisition proposal that does not violate the “no shop” provisions in the merger agreement and TwinCo’s board of directors reasonably determines in good faith (after consultation with and having considered the advice of its outside legal counsel and financial advisor) that such acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal and the failure to take such actions would be inconsistent with its fiduciary duties under applicable law, then TwinCo may: (i) enter into a confidentiality agreement with the third party making the acquisition proposal with terms and conditions no less favorable to TwinCo than the confidentiality agreement entered into by TwinCo and Eagle prior to the execution of the merger agreement; (ii) furnish non-public information or data to the third party making the acquisition proposal pursuant to such confidentiality agreement (and provide to Eagle any information not previously provided to Eagle); and (iii) participate in such negotiations or discussions with the third party making the acquisition proposal regarding such proposal. TwinCo must promptly advise Eagle in writing within 24 hours following receipt of any proposal or offer, or of any request for information, or request for any negotiations or discussions, each in connection with any acquisition proposal. TwinCo must furnish a copy of, or a description of the material terms and conditions of such proposal or offer (except materials that constitute confidential reverse due diligence information) and must keep Eagle informed on a reasonably current basis of the status of any proposal, offer, information request, negotiations or discussions.

TwinCo Board Recommendation

The merger agreement generally prohibits TwinCo’s board of directors from making a company subsequent determination (i.e., from (i) withholding, withdrawing, modifying or qualifying in a manner adverse to Eagle the recommendation that the TwinCo shareholders vote to approve the merger agreement and the transactions contemplated thereby, or taking any other action or making any other public statement inconsistent with such recommendation, failing to reaffirm such recommendation within five business days following a request by Eagle, or making any public statement, filing or release inconsistent with such recommendation, (ii) approving, recommending, or endorsing (or publicly proposing to approve, recommend or endorse), any acquisition proposal, (iii) submitting the merger agreement to TwinCo’s shareholders without recommendation or (iv) resolving to take, or publicly announcing an intention to take, any of the foregoing actions). However, prior to the date of the shareholder meeting for TwinCo shareholders to vote on the approval of the merger agreement, the TwinCo board of directors may effect a company subsequent determination if the TwinCo board has determined reasonably and in good faith, after consultation with and considering the advice of its outside legal counsel and its financial advisor, that a bona fide unsolicited written acquisition proposal that it received after the date of the merger agreement (that did not result from a breach of its “no-shop” covenants under the merger agreement) constitutes a superior proposal if, but only if, the TwinCo board determined reasonably and in good faith after consultation with and having considered the advice of its outside legal counsel and its financial advisor, that because of the existence of such superior proposal, the failure to take such actions would be inconsistent with its fiduciary duties under applicable law.

The board of directors of TwinCo may not make a company subsequent determination without providing Eagle with at least five business days’ prior written notice of its intention to take such action and with a reasonably detailed description of the acquisition proposal giving rise to its determination to take such action, and without cooperating and negotiating in good faith with Eagle during such five business day notice period (to the extent Eagle seeks to negotiate) and taking into account in good faith, at the end of such notice period, any adjustment, amendment or modification of the merger agreement proposed by Eagle and determining reasonably and in good faith, after consultation with and considering the advice of its outside legal counsel and its financial advisor, that such acquisition proposal continues to constitute a superior proposal and that because of the existence of such superior proposal, the failure to take such actions would be inconsistent with its fiduciary duties under applicable law. Any material amendment to any acquisition proposal will require a new notice period as referred to above, except that such notice period shall be three business days.

A “superior proposal” means a bona fide, unsolicited written acquisition proposal (i) that if consummated would result in a third party (or, in the case of a direct merger between such third party and TwinCo, Ruby Valley Bank or any other subsidiary of TwinCo, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding shares of TwinCo common stock or more than 50% of the assets of TwinCo and its subsidiaries, taken as a whole, for consideration consisting of cash and/or securities and (ii) that the TwinCo board of directors reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such acquisition proposal, and (B) taking into account any changes to the merger agreement proposed by Eagle in response to such acquisition proposal, as contemplated by the merger agreement, and all financial, legal, regulatory and other aspects of such acquisition proposal, including all conditions contained therein and the person making such proposal, is more favorable to the shareholders of TwinCo from a financial point of view than the merger.

If the TwinCo board of directors makes a company subsequent determination and Eagle determines to terminate the merger agreement, TwinCo will be required to pay Eagle a termination fee of $750,000 in cash. See “The Merger Agreement — Termination,” beginning on page 54 of this proxy statement/ prospectus and “The Merger Agreement — Break-Up Fee” beginning on page 55 of this proxy statement/prospectus.

Notwithstanding any superior proposal or anything contained in the merger agreement, unless the merger agreement has been terminated in accordance with its terms, the TwinCo special meeting shall be convened for the purpose of submitting the merger agreement to the TwinCo shareholders to vote on the approval of such and any other matters contemplated thereby.

Representations and Warranties

The merger agreement contains generally customary representations and warranties of TwinCo and Eagle relating to their respective businesses. The representations and warranties of each of TwinCo and Eagle have been made solely for the benefit of the other party, and these representations and warranties should not be relied on by any other person. In addition, these representations and warranties:

●

have been qualified by information set forth in confidential disclosure schedules in connection with signing the merger agreement — the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

●	will not survive consummation of the merger;

●	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

●	are in some cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

●	were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

The representations and warranties made by TwinCo and Eagle to each other primarily relate to:

●	corporate organization, standing, and authority;

●	capitalization;

●	corporate power to carry on its business as it is currently conducted;

●	corporate authorization to enter into the merger agreement and to consummate the merger;

●	absence of any breach of organizational documents, violation of law or breach of agreements as a result of the merger;

●	regulatory approvals required in connection with the merger;

●	reports filed with governmental entities, including, in the case of Eagle, the SEC;

●	financial statements;

●	compliance with laws and the absence of regulatory agreements;

●	absence of a material adverse effect on TwinCo or Eagle, respectively, since December 31, 2016;

●	fees paid to financial advisors;

●	regulatory capitalization;

●	litigation; and

●	Community Reinvestment Act compliance.

TwinCo has also made representations and warranties to Eagle with respect to:

●	ownership of subsidiaries;

●	tax matters;

●	the inapplicability to the merger of state takeover laws;

●	employee benefit plans and labor matters;

●	material contracts;

●	environmental matters;

●	intellectual property;

●	real and personal property;

●	loan matters;

●	adequacy of allowances for loan and lease losses;

●	administration of fiduciary accounts;

●	investment management and related activities;

●	repurchase agreements;

●	deposit insurance;

●	maintenance of insurance policies;

●	contingency planning;

●	liquidity of investment portfolio;

●	privacy of customer information;

●	anti-money laundering laws, questionable payments and OFAC;

●	transactions with affiliates;

●	accuracy of books and records; and

●	accuracy of the information contained in the representations and warranties.

Eagle has also made a representation and warranty to TwinCo with respect to its ability to finance the transaction.

Certain of the representations and warranties of TwinCo and Eagle are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, the term “material adverse effect” means, with respect to any party, (i) any change, development or effect that individually or in the aggregate is material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets or liabilities, properties, or business of such party and its subsidiaries, taken as a whole, or (ii) any change, development or effect that individually or in the aggregate would materially impair the ability of such party to perform its obligations under the merger agreement or otherwise materially impairs the ability of such party to timely consummate the merger, the bank merger or the transactions contemplated by the merger agreement; provided, however, that, in the case of clause (i) only, the following shall not constitute a “material adverse effect”, nor shall the occurrence, impact or results of such events be taken into account in determining whether there has been or will be a “material adverse effect”: (A) changes after the date of the merger agreement in laws of general applicability to companies in the industry in which the applicable party or its subsidiaries operate or interpretations thereof by governmental authorities (except to the extent that such change disproportionately adversely affects TwinCo and its subsidiaries or Eagle and its subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which TwinCo and Eagle operate), (B) changes after the date of the merger agreement in GAAP, or regulatory accounting requirements applicable to banks or bank holding companies generally, or interpretations thereof (except to the extent that such change disproportionately adversely affects TwinCo and its subsidiaries or Eagle and its subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which TwinCo and Eagle operate), (C) changes after the date of the merger agreement in global or national political or economic or capital or credit market conditions generally, including, but not limited to, changes in levels of interest rates (except to the extent that such change disproportionately adversely affects TwinCo and its subsidiaries or Eagle and its subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which TwinCo and Eagle operate), (D) solely in the case of whether a material adverse effect has or may occur with respect to Eagle, changes after the date of the merger agreement resulting from any failure to meet internal projections or forecasts or estimates of revenues or earnings for any period (it being understood that the circumstances giving rise thereto that are not otherwise excluded from the definition of material adverse effect may be considered in determining whether a material adverse effect exists), (E) solely in the case of whether a material adverse effect has or may occur with respect to Eagle, any change in the trading price or trading volume of Eagle common stock on the Nasdaq Global Market (it being understood that the circumstances giving rise thereto that are not otherwise excluded from the definition of material adverse effect may be considered in determining whether a material adverse effect exists), and (F) the impact of the merger agreement and the transactions contemplated by the merger agreement, including the public announcement thereof on relationships with customers or employees (including the loss of personnel subsequent to the date of the merger agreement).

Conditions to Completion of the Merger

Mutual Closing Conditions. The obligations of Eagle and TwinCo to complete the merger are subject to the satisfaction of the following conditions:

●	the approval of the merger agreement by TwinCo shareholders;

●	all regulatory approvals required to consummate the merger and the bank merger shall have been obtained and remain in full force and effect, and all statutory waiting periods shall have expired;

●

the absence of any judgment, order, injunction or decree issued by any governmental authority or other legal restraint or prohibition preventing or making illegal the consummation of the merger or the bank merger;

●	no governmental authority has imposed a burdensome condition on Eagle or any of its affiliates in connection with granting any regulatory approval;

●

the effectiveness of the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, under the Securities Act, and no order suspending such effectiveness having been issued or threatened;

●	the receipt by Eagle of an opinion of its counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

●	the authorization for listing on the Nasdaq Global Select Market of the shares of Eagle common stock to be issued in the merger;

●

the accuracy of the other party’s representations and warranties in the merger agreement on the date of the merger agreement and as of the closing date of the merger (or such other date specified in the merger agreement) other than, in most cases, inaccuracies that would not be material;

●	the performance in all material respects by the other party of its respective obligations under the merger agreement; and

●	the absence of any event which has had or is reasonably expected to have or result in a material adverse effect on the other party.

Additional Closing Conditions for the Benefit of Eagle. In addition to the mutual closing conditions, Eagle’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

●	the plan of bank merger shall have been executed and delivered by Ruby Valley Bank;

●	the change in control agreement and restrictive covenant agreement between Kenneth Walsh and Eagle are both in full force and effect;

●

the TwinCo board of directors shall not have (i) withheld, withdrawn or modified (or publicly proposed to do any of the foregoing), in a manner adverse to Eagle, its recommendation that TwinCo shareholders approve the merger agreement, (ii) approved or recommended (or publicly proposed to approve or recommend) any acquisition proposal, or (iii) allowed TwinCo or any TwinCo representative to enter into any agreement relating to an acquisition proposal;

●	the receipt of all consents required as a result of the transactions contemplated by the merger agreement pursuant to TwinCo’s material contracts;

●	the receipt of all claims letters and restrictive covenant agreements from TwinCo and Ruby Valley Bank’s directors;

●	the receipt of FIRPTA certificates;

●	the completion of an audit of the consolidated financial statements of TwinCo for the fiscal year ended December 31, 2016 and

●	dissenting shares shall not represent more than five percent of the outstanding shares of TwinCo common stock.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, as follows:

●	by the mutual consent of Eagle and TwinCo; or

●

by Eagle or TwinCo in the event of the breach of any representation, warranty, covenant or agreement by the other party that would prevent any closing condition from being satisfied and such breach cannot be or has not been cured within 30 days of written notice of such breach (provided that the right to cure may not extend beyond two business days prior to the “expiration date” described below); or

●	by Eagle or TwinCo if approval of the merger agreement by the shareholders of TwinCo is not obtained at a meeting at which a vote was taken; or

●	by Eagle or TwinCo if any court or other governmental authority issues a final and non-appealable order permanently prohibiting the merger or the bank merger; or

●

by Eagle or TwinCo if the merger is not consummated by the expiration date of June 5, 2018; provided, that neither party has the right to terminate the merger agreement if such party was in breach of its obligations under the merger agreement and such breach was the cause of the failure of the merger to be consummated by such date, and provided further that, if on the expiration date all conditions to the merger have been satisfied or waived or are capable of being satisfied by the closing other than the condition relating to the receipt of required regulatory approvals, then either party has the right to extend the expiration date by an additional three month period; or

●	by Eagle if any governmental authority has denied any required regulatory approval or requested any application for regulatory approval be withdrawn; or

●

by Eagle prior to the receipt of approval of the merger from TwinCo shareholders in the event that (i) the TwinCo board of directors or any committee thereof makes a company subsequent determination (see “The Merger Agreement—TwinCo Board Recommendation” beginning on page 50 of this proxy statement/prospectus), (ii) the TwinCo board of directors has materially breached its obligations under the merger agreement with respect to third party acquisition proposals or by failing to call, give notice of, convene and hold the special meeting, or (iii) the TwinCo board of directors has agreed to an acquisition proposal; or

●

by TwinCo in the event that (i) the average volume weighted average price of Eagle’s common stock for the 20 trading days ending on the trading day immediately prior to the later of (x) the date on which the last required regulatory consent is obtained or (y) the date on which TwinCo shareholder approval of the merger agreement is obtained, is less than $15.41 per share, (ii) Eagle’s common stock underperforms a peer group index (the Nasdaq Bank Index) by more than 15%, and (iii) Eagle does not elect to increase the stock election consideration by a formula-based amount outlined in the merger agreement; or

●

by Eagle in the event that (i) the average volume weighted average price of Eagle’s common stock for the 20 trading days ending on the trading day immediately prior to the later of (x) the date on which the last required regulatory consent is obtained or (y) the date on which TwinCo shareholder approval of the merger agreement is obtained, is greater than $20.85 per share, (ii) Eagle’s common stock outperforms a peer group index (the Nasdaq Bank Index) by more than 15%, and (iii) Eagle does not elect to decrease the stock election consideration by a formula-based amount outlined in the merger agreement.

Termination Fees

TwinCo will pay Eagle a termination fee of $200,000 if Eagle terminates the merger agreement based on a TwinCo breach of its representations or breach of its covenants. Eagle will pay TwinCo a termination fee of $200,000 if TwinCo terminates the merger agreement based on an Eagle breach of its representations or breach of its covenants.

Break-up Fee

TwinCo will owe Eagle a $750,000 break-up fee if:

●

(i) (a) either party terminates the merger agreement in the event that approval by the shareholders of TwinCo is not obtained at the TwinCo special meeting or in the event that the merger is not consummated by the expiration date (without shareholder approval having been obtained); or (b) Eagle terminates the merger agreement as a result of TwinCo’s willful breach of covenant; (ii) an acquisition proposal has been made prior to such termination; and (iii) within twelve months of termination, TwinCo enters into any agreement to consummate or consummates an acquisition transaction; or

●

Eagle terminates the merger agreement as a result of the TwinCo board of directors or any committee thereof making a company subsequent determination (for more detail on company subsequent determinations, see “The Merger Agreement — TwinCo Board Recommendation” beginning on page 50 of this proxy statement/prospectus); or

●

Eagle terminates the merger agreement as a result of TwinCo materially breaching its obligations under the merger agreement with respect to third party acquisition proposals or by failing to call, give notice of, convene and hold the special meeting; or

●	Eagle terminates the merger agreement as a result of the TwinCo board of directors agreeing to an acquisition proposal.

The payment of the break-up fee will fully discharge TwinCo from any losses that may be suffered by Eagle arising out of the termination of the merger agreement.

Amendment; Waiver

Prior to the effective time of the merger and to the extent permitted by applicable law, any provision of the merger agreement may be (a) waived, or the time for compliance with such provision may be extended, by the party benefited by the provision, provided such waiver is in writing and signed by such party, or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as the merger agreement, except that after the required shareholder approval has been obtained, no amendment shall be made which by law requires further approval by the shareholders of TwinCo without obtaining such approval. The failure of any party at any time or times to require performance of any provision of the merger agreement shall in no manner affect the right of such party at a later time to enforce the same or any other provision of the merger agreement. No waiver of any condition or of the breach of any term contained in the merger agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or waiver of any other condition or of the breach of any other term of the merger agreement.

Expenses

Regardless of whether the merger is completed, all expenses incurred in connection with the merger, the bank merger, the merger agreement and other transactions contemplated thereby will be paid by the party incurring the expenses.

COMPARISON OF SHAREHOLDERS’ RIGHTS

Eagle and TwinCo are incorporated under the laws of the State of Delaware and the State of Montana, respectively, and, accordingly, the rights of their shareholders are governed by such laws and their respective certificate and articles of incorporation and bylaws. After the merger, the rights of former shareholders of TwinCo who receive shares of Eagle common stock in the merger will be determined by reference to Eagle’s certificate of incorporation and bylaws and Delaware law. Set forth below is a description of the material differences between the rights of TwinCo shareholders and Eagle shareholders.

	TWINCO	EAGLE
Capital Stock	Holders of TwinCo capital stock are entitled to all the rights and obligations provided to capital shareholders under the MBCA and TwinCo’s articles of incorporation and bylaws.	Holders of Eagle capital stock are entitled to all the rights and obligations provided to capital shareholders under the DGCL and Eagle’s certificate of incorporation and bylaws.
Authorized	TwinCo’s authorized capital stock consists of 100,000 shares of common stock, par value $1.00 per share.	Eagle’s authorized capital stock consists of 8,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share.

Outstanding	As of December 12, 2017, there were 40,055 shares of TwinCo common stock outstanding.	As of December 12, 2017, there were 5,000,450 shares of Eagle common stock outstanding and no shares of Eagle preferred stock outstanding.

Voting Rights	Holders of TwinCo common stock generally are entitled to one vote per share on all matters submitted to a vote at a meeting of shareholders.	Holders of Eagle common stock have voting rights are entitled to one vote per share on all matters on which shareholders are generally entitled to vote.

Cumulative Voting	A shareholder has the right of cumulative voting in the election of directors.	No shareholder has the right of cumulative voting in the election of directors.

Stock Transfer Restrictions

TwinCo’s bylaws provide that no shareholder shall encumber or dispose of stock except as a gift to family; or a sale, subject to the following restrictions:

(1) The shareholder must submit to the corporation and shareholders satisfactory evidence of the prospective buyer’s agreement to purchase stock, including price and terms;

(2) If the corporation agrees to purchase such stock at the same price and to the same terms which the shareholder can receive from the prospective buyer, then the stock shall be sold to the corporation.

(3) If the corporation fails to purchase the offered stock and the remaining shareholders agree to purchase such stock at the same price and at the same terms as the prospective buyer, the stock shall be sold to the remaining shareholders in such proportionate amounts as their respective shareholdings bear to their entire shareholdings.

(4) If any of the remaining shareholders do not desire to purchase the offered stock, then such stock shall be sold at the price and terms to such shareholders who may desire to purchase the same in the same proportion as their respective shareholdings bear to their entire shareholdings.

None.

	TWINCO	EAGLE

(5) No stock shall be sold to any prospective buyer until the corporation and each of the shareholders have been afforded the opportunity purchase such stock at the price and terms of the prospective buyer’s offer, and have declined to do so.

(6) A shareholder must provide notice in writing to the corporation of desire to sell his or her stock. The corporation shall have sixty (60) days after receipt of notice and the shareholders shall have thirty (30) days after receipt of such notice to elect in writing whether to purchase or decline the purchase of such stock.

Dividends

TwinCo’s bylaws permit the board to declare and pay dividends from time to time out of the surplus earnings of the corporation, as long as the dividend does not impair the capital of the corporation.

Under the MBCA, a corporation may make a distribution, unless after giving effect to the distribution:

The corporation would not be able to pay its debts as they come due in the usual course of business; or

The corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

In addition, under Federal Reserve policy adopted in 2009, a bank holding company should consult with the Federal Reserve and eliminate, defer or significantly reduce its dividends if:

its net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends; its prospective rate of earnings retention is not consistent with its capital needs and overall current and prospective financial condition; or it will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.

Eagle’s bylaws permit the board to declare and pay dividends upon shares of, and authorize repurchase programs for, stock, but only out of funds available for the payment of dividends or repurchase of shares as provided by law.

Under the DGCL, a corporation may make a distribution, unless after giving effect to the distribution:

The capital of the corporation shall have been diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

In addition, under Federal Reserve policy adopted in 2009, a bank holding company should consult with the Federal Reserve and eliminate, defer or significantly reduce its dividends if:

its net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends; its prospective rate of earnings retention is not consistent with its capital needs and overall current and prospective financial condition; or it will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.

Number of Directors

TwinCo’s bylaws provide that the number of directors serving on TwinCo’s board of directors will be a variable number of three (3) to five (5) members as determined from time to time by action of the board.

There are currently four (4) directors serving on the TwinCo board of directors.

Each director holds office upon election and until the next annual meeting of shareholders until his or her successor is elected and qualified.

Eagle’s bylaws provide that the number of directors serving on Eagle’s board of directors will be such number as determined from time to time under direction of the board, subject to any right of the holder of any series of preferred stock then outstanding to election additional directors under specified circumstances, but in no event will be fewer than five (5) directors nor greater than fifteen (15) directors.

There are currently nine (9) directors serving on the Eagle board of directors divided into three classes.

	TWINCO	EAGLE
Each director holds office upon election and until the third succeeding annual meeting of shareholders after their election.
Election of Directors

TwinCo’s bylaws provide that directors shall be elected annually by the shareholders at the annual meeting. Each shareholder has the right to vote, in person or by proxy, the number of shares owned by him, for as many persons as there are directors to be elected, or to cumulate said shares, and give one candidate as many votes as the number of directors multiplied by the number of his shares shall equal, or to distribute them on the same principle among as many candidates as he shall see fit.

The Eagle board of directors is divided into three classes, with the members of each class of directors serving staggered three-year terms and with approximately one-third of the directors being elected annually. As a result, it would take a dissident shareholder or shareholder group at least two annual meetings of shareholders to replace a majority of the directors of Eagle. Each director holds office for the term for which he or she is elected and until the third succeeding annual meeting of shareholders after their election, subject to such directors’ death, resignation, retirement, disqualification, removal from office or other cause.

Removal of Directors

TwinCo’s bylaws and articles of incorporation do not provide for removal of directors.

Under the MBCA, shareholders may remove one or more directors with or without cause. Any director or the entire board of directors may be removed only by a vote of the holders of two-thirds of the shares entitled to vote at an election of directors. If the shareholders have the right to cumulate their votes when electing directors and if less than the entire board is to be removed, a director may not be removed if the votes cast against the director's removal would be sufficient to elect the director if cumulatively voted at an election of the entire board of directors or, if there are classes of directors, at an election of the class of directors of which the director is a part. If the corporation has fewer than 100 shareholders, the entire board of directors may be removed only by a vote of a majority of the shares then entitled to vote.

 A director may be removed by the shareholders only at a meeting called for the purpose of removing the director. The meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the director.

The DGCL provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except in certain circumstances. Whenever the holders of any class or series are entitled to elect one or more directors, the DGCL provides that the preceding sentence shall apply in respect to the removal without cause of a director or directors to the vote of the holders of the outstanding shares of that class or series and not the vote of the outstanding shares as a whole.

However, Eagle’s certificate of incorporation and bylaws provide that directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all of the shares entitled to vote generally in the election of directors, voting together as a single class.

Vacancies on the Board of Directors

TwinCo’s bylaws provide that vacancies in the TwinCo board of directors occurring for any reason may be filled for the unexpired terms by the remaining directors at any regular or special directors’ meeting.

Vacancies on the board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the annual meeting at which the term of the class to which they have been elected expires. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

	TWINCO	EAGLE
Action by Written Consent

TwinCo’s bylaws provide that any action required by law to be taken at any regular or special meeting of the shareholders or directors of TwinCo, or any action which may be taken at a regular or special meeting of the shareholders or directors, may be taken without a meeting, without prior notice, and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by all of the shareholders or directors entitled to vote with respect to the subject thereof.

Under the DGCL, unless otherwise provided in the certificate of incorporation, any action required to be taken at an annual or special meeting of the shareholders of a corporation, or any action which may be taken at an annual or special meeting of such shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation.

Eagle’s certificate of incorporation provides that no action may be taken by shareholders by written consent.

Advance Notice Requirements for Shareholder Nominations and Other Proposals	None.

Eagle’s bylaws provide that, at any meeting of its shareholders, only such business shall be conducted as shall have been properly brought before such meeting. Nominations of persons for election to the Eagle board and the proposal of business to be considered by Eagle shareholders may be made at an annual meeting of shareholders only (i) by or at the direction of the Eagle board; (ii) pursuant to Eagles proxy materials with respect to such meeting; (iii) by any shareholder who complies with the notice provisions set forth in the bylaws.

For director nominations, the shareholder’s notice to the secretary is required to set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of Eagle stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting and nominate the person or persons specified in the notice; (iii) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, such shareholder or any of its affiliates with respect to any share of Eagle stock; (iv) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (v) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the board; and (vi) the consent of each nominee to serve as a director if so elected. In addition, the shareholder making such nomination is required to promptly provide any other information reasonably requested by Eagle.

	TWINCO	EAGLE

For business proposals other than nominations, the shareholder’s notice to the secretary is required to set forth: (1) as to each matter the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (2) the name and address, as they appear on Eagle’s books, of the shareholder proposing such business, (3) the class and number of Eagle shares that are beneficially owned by the shareholder, (4) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, such shareholder or any of its affiliates with respect to any share of Eagle stock, and (5) as to each matter the shareholder proposes to bring before the meeting, any material interest of the shareholder in such business. In addition, the shareholder making such proposal is required to promptly provide any other information reasonably requested by Eagle.

To be timely, a shareholder’s notice must be delivered to the secretary of Eagle not later than 60 days in advance of the first anniversary of the previous year’s annual meeting if such meeting is to be held on a day which is within 30 days of the anniversary of the previous year’s annual meeting; and with respect to any other annual meeting of shareholders, not later than the close of business on the seventh day following the date of public announcement of such meeting.

Notice of Shareholder Meeting

Notice of each shareholder meeting must be given to each shareholder five days before the date of the meeting. A written waiver of such notice signed by the person or persons entitled thereto shall be equivalent to the giving of such notice.

Eagle’s bylaws provide that written notice of the time and place of every meeting of shareholders and, in the case of a special meeting, the business to be acted on at such meeting shall be given at least 60 days of the first anniversary of the previous year’s annual meeting if such meeting is to be held on a day which is within 30 days of the anniversary of the previous year’s annual meeting, or with respect to any other annual meeting, not later than the close of business on the seventh day following the date of public announcement of such meeting.

	TWINCO	EAGLE
Amendments to Charter

TwinCo’s articles of incorporation may be amended in accordance with the MBCA.

Under the MBCA:

A corporation's board of directors may propose one or more amendments to the articles of incorporation for submission to the shareholders.

The board of directors shall recommend the amendment to the shareholders unless the board of directors determines that because of conflict of interest or other special circumstances it should make no recommendation and communicates the basis for its determination to the shareholders with the amendment, and the shareholders entitled to vote on the amendment shall approve the amendment by a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters’ rights.

The board of directors may condition its submission of the proposed amendment on any basis.

The corporation shall notify each shareholder, whether or not entitled to vote, of the proposed shareholders' meeting. The notice of meeting must also state that the purpose or one of the purposes of the meeting is to consider the proposed amendment and must contain or be accompanied by a copy or summary of the amendment.

The amendment to be adopted must be approved by a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters' rights; and

A corporation's board of directors may adopt one or more amendments to the corporation's articles of incorporation without shareholder action in certain discrete circumstances (for example, to extend the duration of the corporation if it was incorporated at a time when limited duration was required by law; to delete the names and addresses of the initial directors; to change each issued and unissued authorized share of an outstanding class into a greater number of whole shares if the corporation has only shares of that class outstanding; to change the corporate name in certain situations).

The DGCL provides that an amendment to a corporation’s certificate of incorporation requires that (i) the board of directors adopt a resolution setting forth the proposed amendment and either call a special meeting of the shareholders entitled to vote in respect thereof for consideration of such amendment or direct that the amendment be considered at the next annual meeting of the shareholders and (ii) the shareholders approve the amendment by a majority of outstanding shares entitled to vote (and a majority of the outstanding shares of each class entitled to vote, if any).

Eagle’s certificate of incorporation follows similar amendment provisions, except that the affirmative vote of 80% of all votes entitled to be cast in the election of directors, voting as a single class, is required for Articles V (Business Combinations), VI (Board of Directors), VII (Stockholder Action), VIII (Bylaw Amendments), IX (Acquisition of Stock), X (Director Liability), XI (Amendments to Certification of Incorporation), or XIII (Indemnification).

	TWINCO	EAGLE
Amendments to Bylaws	TwinCo’s bylaws provide that such bylaws may be amended, at any annual meeting of the shareholders, or any special meeting when the notice of which shall have referred to the proposed action.

Eagle’s certificate of incorporation provides that the board shall have the power to make, alter, amend and repeal the bylaws, except that the affirmative vote of 80% of all votes entitled to be cast in the election of directors, voting as a single class, is required for Section 2 of Article II of the bylaws (special meetings) and Sections 1 through 6 of Article III of the bylaws (number of directors, terms of directors, resignation of directors and vacancies, removal of directors, newly created directorships and vacancies, and place and manner or meeting).

Special Meeting of Shareholders

TwinCo’s bylaws provide that special meetings of the shareholders, for any purpose, may be called by the President. Special meetings of the shareholders shall be called by the President if the holders of not less than 10% of the then outstanding shares entitled to vote or on written request from a majority of the directors.

Eagle’s bylaws provide that special meetings of the shareholders, for any purpose or purposes unless prescribed by statute, may be called by the Chairman, Chief Executive Officer, the President or by the board of directors, and shall be called by the Chief Executive Officer at the request of the holders of shares representing not less than 50% of all votes entitled to be cast by all shares of Eagle common stock outstanding.

Quorum	A majority of the issued and outstanding shares entitled to vote, represented in person or by proxy, constitutes a quorum at any shareholder meeting.

Eagle’s bylaws have a similar provision. The shareholders present in person or by proxy at a meeting at which a quorum is present may continue to do business until adjournment, notwithstanding withdrawal of enough shareholders to leave less than a quorum.

Proxy	Under the MBCA, a proxy is valid for eleven months unless a longer period is expressly provided in the appointment form.	Eagle’s bylaws provide that a proxy is valid for three years from the date of its signing, unless the proxy provides for a longer period.
Preemptive Rights

Under the MBCA, shareholders do not have preemptive rights unless the corporation’s articles of incorporation provide otherwise. TwinCo’s articles of incorporation do not provide for preemptive rights.

Eagle’s shareholders do not have preemptive rights.
Shareholder Rights Plan/Shareholders’ Agreement	TwinCo does not have a rights plan. Neither TwinCo nor TwinCo shareholders are parties to a shareholders’ agreement with respect to TwinCo’s capital stock.	Eagle does not have a rights plan. Neither Eagle nor Eagle shareholders are parties to a shareholders’ agreement with respect to Eagle’s capital stock.
Indemnification of Directors and Officers

TwinCo’s bylaws do not provide for indemnification of directors or officers.

The MBCA allows a corporation to indemnify directors and officers against liability incurred in connection with a proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, TwinCo’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Unless limited by the articles of incorporation, the MBCA requires a corporation to indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the individual is or was a director of the corporation, against reasonable expenses incurred by the director in connection with the proceeding.

Eagle’s bylaws provide that Eagle shall indemnify its current and former directors and officers serving at the request of Eagle, and may indemnify any employee and agent of Eagle, against liability incurred in connection with that employee made or threated to be made a party in an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of Eagle.

Eagle’s bylaws state that the intention of this bylaw is to provide indemnification with the broadest and most inclusive coverage permitted by law (a) at the time of the act or omission to be indemnified against, or (b) so permitted at the time of carrying out such indemnification, whichever of (a) or (b) may be broader or more inclusive and permitted by law to be applicable. If the indemnification permitted by law at this present time, or at any future time, shall be broader or more inclusive than the provisions of this Bylaw, then indemnification shall nevertheless extend to the broadest and most inclusive permitted by law at any time and this Bylaw shall be deemed to have been amended accordingly.

	TWINCO	EAGLE

Under the DGCL, a corporation must indemnify its present or former directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or by reason of the fact that he or she is or was a director or officer of the corporation.

The DGCL provides that a corporation may indemnify its officers, directors, employees and agents against liabilities and expenses incurred in proceedings if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the corporation and, with respect to any criminal action, had no reasonable cause to believe that the person’s conduct was unlawful.

However, under the DGCL, no indemnification is available in respect of a claim as to which the person has been adjudged to be liable to the corporation, unless and only to the extent that a court determines that in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper.

Eagle’s certificate of incorporation provides that a director of Eagle shall not be personally liable to Eagle or any of its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s loyalty to Eagle or shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived a personal benefit. Additionally, the certificate of incorporation provides that Eagle will indemnify to the fullest outlined in the bylaws.

Restrictions on Business Combinations with Significant Shareholders	TwinCo’s articles of incorporation do not contain any provision regarding business combinations between TwinCo and significant shareholders.

Eagle’s certificate of incorporation provides that a business combination with any interested shareholder or any affiliate or associate of any interested shareholder or any person who after such business combination would be an affiliate or associate of such interested shareholder, shall require the approval of the board and the affirmative vote of the holders of at least 80% of the voting power of the then outstanding voting stock which is not owned by the interested shareholder or any affiliate or associate of such interested shareholder. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

	TWINCO	EAGLE
Restrictions on Related Party Transactions	Neither TwinCo’s articles of incorporation nor bylaws contain any provision that restricts related party transactions.	Neither Eagle’s certificate of incorporation nor bylaws contains any provision that restricts related party transactions.
Prevention of Greenmail	TwinCo’s articles of incorporation do not contain a provision designed to prevent greenmail.	Eagle’s certificate of incorporation does not contain a provision designed to prevent greenmail.
Fundamental Business Transactions

Neither TwinCo’s articles of incorporation nor bylaws contain any provisions regarding shareholder approval of any merger, share exchange or sale, lease, exchange or other transfer of all or substantially all of the corporation’s assets by holders of common stock.

Eagle’s certificate of incorporation provides that Eagle needs the affirmative vote of all shares of common stock entitled to vote for the approval of business combination, unless the transaction is approved by a majority of disinterested directors or if the following conditions are met:

(1) minimum price requirements. with respect to every class or series of voting stock of the corporation, whether or not the interested shareholder has previously acquired beneficial ownership of any shares of such class or series of voting stock:

(i) the aggregate amount of the cash and the fair market value as of the date of the consummation of the business combination of consideration other than cash to be received per share by holders of common stock in such business combination shall be at least equal to the higher of the following:

(a)(if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by or on behalf of the interested shareholder for any share of common stock in connection with the acquisition by the interested shareholder of beneficial ownership of shares of common stock (1) within the two-year period immediately prior to the first public announcement of the proposal of the business combination (the “announcement date”), or (2) in the transaction or series of related transactions in which it became an interested shareholder, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to common stock; and

(b) the fair market value per share of common stock on the announcement date or on the date on which the interested shareholder became an interested shareholder (such latter date is referred to in this article xii as the “determination date”), whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to common stock.

	TWINCO	EAGLE

(ii) the aggregate amount of the cash and the fair market value as of the date of the consummation of the business combination of consideration other than cash to be received per share by holders of shares of any other class or series of outstanding voting stock shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph (b)(ii) shall be required to be met with respect to every class or series of outstanding voting stock, whether or not the interested shareholder has previously acquired any shares of a particular class or series of voting stock):

(a)(if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by or on behalf of the interested shareholder for any shares of such class or series of voting stock in connection with the acquisition by the interested shareholder of beneficial ownership of such shares (1) within the two-year period immediately prior to the announcement date, or (2) in the transaction in which it became an interested shareholder, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of voting stock;

(b)(if applicable) the highest preferential amount per share to which the holders of shares of such class or series of voting stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation; and

(c) the fair market value per share of such class or series of voting stock on the announcement date or on the determination date, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of voting stock.

Non-Shareholder Constituency Provision	TwinCo’s articles of incorporation do not contain a provision that expressly permits the board of directors to consider constituencies other than the shareholders when evaluating certain offers.	Eagle’s certificate of incorporation does not contain a provision that expressly permits the board of directors to consider constituencies other than the shareholders when evaluating certain offers.

	TWINCO	EAGLE
Appraisal/Dissenters’ Rights

Under the MBCA, a shareholder generally has the right to dissent and obtain payments of fair value of his or her shares for any merger to which the corporation is a party, shareholder approval is required for the merger by 35-1-815 or the articles of incorporation and the shareholder is entitled to vote on the merger; or the corporation is a subsidiary that is merged with its parent corporation under 35-1-818.

A shareholder entitled to dissent and to obtain payment for shares may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation

Under the DGCL, a shareholder may dissent from, and receive payments in cash for, the fair value of his or her shares as appraised by the Delaware Court of Chancery in the event of certain mergers and consolidations. However, shareholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of shareholders entitled to vote at the meeting of shareholders to act upon the merger or consolidation, or on the record date with respect to action by written consent, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Further, no appraisal rights are available to shareholders of the surviving corporation if the merger did not require the vote of the shareholders of the surviving corporation. Notwithstanding the foregoing, appraisal rights are available if shareholders are required by the terms of the merger agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash instead of fractional shares or (d) any combination of clauses (a)-(c). Appraisal rights are also available under the DGCL in certain other circumstances, including in certain parent-subsidiary corporation mergers and in certain circumstances where the certificate of incorporation so provides.

Eagle’s certificate of incorporation does not provide for appraisal rights in any additional circumstance.

BUSINESS OF TWINCO, INC.

General and Business

TwinCo is a bank holding company under the Bank Holding Company Act of 1956, as amended, for Ruby Valley Bank, and is subject to the supervision and regulation of the Federal Reserve and is a corporation organized under the laws of the State of Montana. Its main office is located at 107 South Main, Twin Bridges, Montana 59754. Ruby Valley Bank is a Montana state bank, which was established in 1917, and is subject to the supervision and regulation of the Montana Division of Banking and Financial Institutions and the Federal Deposit Insurance Corporation. Ruby Valley Bank is a full-service commercial bank, providing a wide range of business and consumer financial services to individual and corporate customers through its two banking offices located in Twin Bridges and Sheridan, Montana, and is headquartered in Twin Bridges, Montana.

At September 30, 2017, TwinCo had total assets of approximately $95.0 million, total deposits of approximately $80.3 million, total loans of approximately $56.3 million, and shareholders’ equity of approximately $14.6 million.

Banking Services

Ruby Valley Bank serves the Madison and surrounding Counties of Southwestern Montana markets and provides a range of agricultural, commercial and consumer banking services to small to medium size businesses, professionals and executives, and individuals. The business model incorporates a community banking relationship approach, delivered by experienced and highly trained professionals. Ruby Valley Bank’s range of loan products to consumers and businesses includes, but is not limited to: secured and unsecured loans for owner-occupied and non-owner-occupied real estate, construction, multi-family properties, business assets, agricultural loans, and other consumer loan needs. Ruby Valley Bank also provides a range of depository services to consumers and businesses, including, but not limited to: non-interest bearing and interest bearing demand deposit accounts, savings accounts, money market accounts, and certificates of deposits. Ruby Valley Bank’s services also include, but are not limited to: branch banking, ATM, wire, ACH, and online banking products.

The revenues of Ruby Valley Bank are primarily derived from interest on, and fees received in connection with lending activities, from interest and dividends on cash and investment securities, as well as periodic loan sales. The principal sources of funds for Ruby Valley Bank’s lending activities are customer deposits, loan repayments, and proceeds from investment securities, as well as its equity. The principal expenses of Ruby Valley Bank include interest paid on deposits, and operating and general administrative expenses. As is the case with banking institutions generally, Ruby Valley Bank’s operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Federal Reserve and the FDIC. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate, business, and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. Ruby Valley Bank faces strong competition in the attraction of deposits (the primary source of lendable funds) and in the origination of loans.

Agricultural banking. Ruby Valley Bank is well known in Southwestern Montana as a leader in agricultural banking. Ruby Valley provides operating, term and long term real estate loans. The bank is a certified lender for USDA Farm Service Agency guaranteed loan programs. They also are originators for Farmer Mac secondary market loans. Ruby Valley Bank’s experienced staff understands the unique characteristics of agricultural lending which is a large part of their credit portfolio.

Commercial Banking. Ruby Valley Bank focuses its commercial loan originations on small- and mid-sized businesses and such loans are usually accompanied by significant related deposits. Commercial underwriting is driven by cash flow analysis, supported by collateral analysis and review. Commercial loan products include commercial real estate construction and owner occupied and non-owner occupied term and construction loans; working capital loans and lines of credit; demand, term, and time loans; and equipment, inventory and accounts receivable financing. Online banking is available to commercial customers.

Retail Banking. Ruby Valley Bank’s consumer banking activities include consumer deposit and checking accounts. In addition to traditional products and services, Ruby Valley Bank offers additional products and services, such as debit cards, online banking, and electronic bill payment services. Consumer loan products offered by Ruby Valley Bank include consumer loans, and unsecured personal credit lines.

Employees

As of September 30, 2017, Ruby Valley Bank had 18 full-time equivalent employees.  The employees are not represented by a collective bargaining unit.  Ruby Valley Bank considers relations with employees to be good.

Properties

The main office of TwinCo is located at 107 South Main, Twin Bridges, Montana 59754. Ruby Valley Bank has two branch offices located in Twin Bridges and Sheridan, Montana.

Legal Proceedings

Ruby Valley Bank is periodically a party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to its business. As of the date hereof, management does not believe that there is any pending or threatened proceeding against Ruby Valley Bank which, if determined adversely, would have a material adverse effect on Ruby Valley Bank’s financial position, liquidity, or results of operations.

Competition

Ruby Valley Bank encounters strong competition both in making loans and in attracting deposits. In one or more aspects of its business, Ruby Valley Bank competes with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and other financial intermediaries. Many of these competitors have substantially greater resources and lending limits, and may offer certain services that Ruby Valley Bank does not currently provide. In addition, many of Ruby Valley Bank’s non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks. Recent federal and state legislation has heightened the competitive environment in which financial institutions must conduct their business, and the potential for competition among financial institutions of all types has increased significantly. There is no assurance that increased competition from other financial institutions will not have an adverse effect on Ruby Valley Bank’s operations.

Management

Directors. The board of directors of TwinCo is comprised of four individuals. The directors are elected for terms of one year or until their successors are duly qualified and elected.

Name	Position Held with TwinCo	Principal Occupation
Kenneth M. Walsh	Chairman, President and CEO	President and Director of Ruby Valley Bank

Karen W. Town	Director, Corporate Secretary	Executive Vice President/Branch Manager Ruby Valley Bank

Katherine W. Gebhardt	Director	Retired certified public accountant

Coralene C. Walsh	Director	Owner and operator of Walsh Ranch

Executive Officers. The following sets forth information regarding the executive officers of TwinCo. The officers of TwinCo serve at the pleasure of the board of directors.

Name	Principal Occupation During the Past Five Years
Kenneth M. Walsh	Chairman, Chief Executive Officer and President of TwinCo

Karen W. Town	Corporate Secretary

TWINCO’S MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The words “we”, us ‘, “our”, the “Company” and similar terms when used in this section refer to TwinCo, Inc., unless the context indicates otherwise.

Introduction

Our discussion and analysis of earnings and related financial data are presented herein to assist investors in understanding the financial condition of TwinCo at December 31, 2016, and the results of operations for the nine month periods ended September 30, 2017 and 2016, and the year ended December 31, 2016.  This discussion should be read in conjunction with TwinCo’s Consolidated Financial Statements and related footnotes, presented with this proxy statement/prospectus.

Critical Accounting Policies

Our accounting policies are integral to understanding the results reported. Accounting policies are described in detail in Note 1 of the notes to the Consolidated Financial Statements. The critical accounting policies require management’s judgment to ascertain the valuation of assets, liabilities, commitments and contingencies. We have established policies and control procedures that are intended to ensure valuation methods are well controlled and applied consistently from period to period. In addition, the policies and procedures are intended to ensure the process for changing methodologies occurs in an appropriate manner. The following is a brief description of our current accounting policies, involving significant management judgments.

Allowance for Loan Losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the inability to collect a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired. The general component covers loans that are not impaired and is based on historical loss experience, adjusted for current factors.

A loan is impaired when full payment under the terms of the loan agreement is not probable or when the terms of a loan are modified as a result of a borrower experiencing financial difficulties. If a loan is impaired, a portion of the allowance is allocated so the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral, if repayment is expected solely from the collateral.

Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Significant overall risk factors for both the Company’s commercial and consumer portfolios include the strength of the real estate market and general economic activity in the Company’s market areas, and for agricultural loans include the strength of farmland prices and commodity prices, particularly those related to ranching activities. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Loans for which the terms have been modified and for which the borrower is experiencing financial difficulties are considered troubled debt restructurings and are classified as impaired. Troubled debt restructurings are measured for impairment based upon the present value of estimated future cash flows using the loan’s existing rate at inception or at the fair value of collateral, if repayment is expected solely from the collateral. For troubled debt restructurings that subsequently default, TwinCo determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

The general component of the allowance covers nonimpaired loans and is based on historical loss experience, adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by TwinCo over the most recent eight quarters. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; the quality of the loan review system; regulatory change; and effects of changes in credit concentrations.

Goodwill and Intangible Assets

Goodwill is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any noncontrolling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but are tested for impairment at least annually. Goodwill is the only intangible asset with an indefinite life on TwinCo’s balance sheet.

Valuation of Investment Securities

All of our investment securities are classified as available-for-sale and recorded at current fair value. Unrealized gains or losses, net of deferred taxes, are reported in other comprehensive income as a separate component of shareholders’ equity. In general, fair value is based upon quoted market prices of identical assets, when available. If quoted market prices are not available, fair value is based upon valuation models that use cash flow, security structure and other observable information. Where sufficient data is not available to produce a fair valuation, fair value is based on broker quotes for similar assets. Broker quotes may be adjusted to ensure that financial instruments are recorded at fair value. Adjustments may include unobservable parameters, among other things.

We conduct a quarterly review and evaluation of our investment securities to determine if any declines in fair value are other than temporary. In making this determination, we consider the period of time the securities were in a loss position, the percentage decline in comparison to the securities’ amortized cost, the financial condition of the issuer, if applicable, and the delinquency or default rates of underlying collateral. We consider our intent to sell the investment securities and the likelihood that we will not have to sell the investment securities before recovery of their cost basis. If impairment exists, credit related impairment losses are recorded in earnings while noncredit related impairment losses are recorded in accumulated other comprehensive income.

Income Tax Status as an S Corporation

Twinco has elected taxation under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, Twinco neither pays federal corporate income taxes on its taxable income nor is allowed a net operating loss carryover or carryback as a deduction.  Instead, the shareholders of Twinco include their respective share of Twinco’s consolidated taxable income or loss in their individual income tax returns.  Accordingly, no income taxes are reflected in Twinco’s consolidated financial statements and related notes, or in Twinco’s financial information presented within this proxy statement/prospectus.

Comparison of Results of Operations for the nine month periods ended September 30, 2017 and 2016, and the year ended December 31, 2016

Net Income

TwinCo’s net income for the nine months ended September 30, 2017 and 2016 was $1.31 million and $1.48 million, respectively.  Net income for the year ended December 31, 2016 was $1.98 million.  The primary reason for the decrease in net income between the nine month periods was a decrease in net interest income after provision for loan losses of $191,000, partially offset by an increase in other noninterest income of $24,000.

Net Interest Income/Margin

Comparison of net interest income for the nine months ended September 30, 2017 and 2016

Net interest income consists of interest income generated by earning assets, less interest expense.  Net interest income decreased by $105,000, or 3.4%, to $3.03 million for the nine months ended September 30, 2017, compared to $3.13 million for the same period in 2016.  The resulting net interest margin (net interest income divided by earning assets) decreased slightly from 4.50% for the nine months ended September 30, 2016 to 4.44% for the nine months ended September 30, 2017.

Total interest and dividend income was $3.14 million for the nine months ended September 30, 2017 compared to $3.24 million for the nine months ended September 30, 2016.  Interest-earning assets averaged $90.79 million for the nine months ended September 30, 2017, compared to $92.76 million for the nine months ended September 30, 2016, a $1.97 million, or 2.1%, decrease.  The decrease was largely due to the decrease in the average balance of investment securities for September 30, 2017 compared to September 30, 2016.  The yield on average interest-earning assets decreased 5 basis points (“bps”) to 4.61% for the nine months ended September 30, 2017, compared to 4.66% for the nine months ended September 30, 2016.  The decrease in the yield on average interest-earning assets was largely due to the decrease in the yield on loans period over period.

Interest expense on deposits was $113,000 for the nine months ended September 30, 2017 compared to $108,000 for the nine months ended September 30, 2016.  Interest-bearing liabilities averaged $58.87 million for the nine months ended September 30, 2017, compared to $59.36 million in average interest-bearing liabilities for the same period in 2016, a $488,000, or 0.8% decrease.  The cost of average interest-bearing liabilities also remained consistent period over period only increasing 1 bps to 0.26% for the nine months ended September 30, 2017, compared to 0.25% for the same period in 2016.

Average Balances, Interest Income and Expenses, Yields and Rates

	Nine Months Ended September 30,
	2017			2016
	Average	Interest		Average	Interest
	Daily	and	Yield/	Daily	and	Yield/
	Balance	Dividends	Cost	Balance	Dividends	Cost
	(Dollars in Thousands)
Assets:
Interest earning assets:
Investment securities	$32,957	$486	1.97%	$34,322	$475	1.85%
FHLB stock	111	1	1.20%	135	2	1.98%
Loans(1)	54,577	2,628	6.42%	54,437	2,749	6.73%
Other earning assets	3,146	23	0.97%	3,865	16	0.55%
Total interest earning assets	90,791	3,138	4.61%	92,759	3,242	4.66%
Noninterest earning assets	2,021			2,058
Total assets	$92,812			$94,817

Liabilities and equity:
Interest bearing liabilities:
Deposit accounts:
Money market	$14,826	$32	0.29%	$14,682	$32	0.29%
Savings	14,918	11	0.10%	14,777	11	0.10%
Checking	10,186	6	0.08%	8,961	5	0.07%
Certificates of deposit	18,937	64	0.45%	20,215	60	0.40%
Borrowed funds	-	-	0.00%	720	4	0.74%
Total interest bearing liabilities	58,867	113	0.26%	59,355	112	0.25%
Noninterest checking	19,681			20,958
Other noninterest bearing liabilities	123			106
Total liabilities	78,671			80,419

Total equity	14,141			14,398

Total liabilities and equity	$92,812			$94,817
Net interest income/interest rate spread		$3,025	4.35%		$3,130	4.41%

Net interest margin(2)			4.44%			4.50%
Total interest earning assets to interest bearing liabilities			154.23%			156.28%

(1)	Nonperforming loans are included in average loan balances. Fees on loans are included in interest on loans.
(2)	Net interest margin represents income before the loan loss provision divided by average interest earning assets.

The table below details the components of the changes in net interest income, comparing the nine months ended September 30, 2017 to the same period in 2016.  For each major category of interest-earning assets and interest-bearing liabilities, information is provided with respect to changes due to average volume and changes due to rates, with the changes in both volumes and rates allocated to these two categories based on the proportionate absolute changes in each category.

Rate/Volume Analysis

	Nine Months Ended September 30, 2017
		Due to
	Volume	Rate	Net
	(In Thousands)
Interest earning assets:
Investment securities	$(19)	$30	$11
FHLB stock	-	(1)	(1)
Loans	7	(128)	(121)
Other earning assets	(3)	10	7
Total interest earning assets	(15)	(89)	(104)

Interest bearing liabilities:
Savings, money market and checking accounts	1	-	1
Certificates of deposit	(4)	8	4
Borrowed funds	(4)	-	(4)
Total interest bearing liabilities	(7)	8	1

Change in net interest income	$(8)	$(97)	$(105)

Average Balances, Interest Income and Expenses, Yields and Rates

	Year Ended December 31, 2016
	Average	Interest
	Daily	and	Yield/
	Balance	Dividends	Cost
	(Dollars in Thousands)
Assets:
Interest earning assets:
Investment securities	$34,203	$627	1.83%
FHLB stock	129	3	2.33%
Loans(1)	54,335	3,631	6.68%
Other earning assets	4,009	22	0.55%
Total interest earning assets	92,676	4,283	4.62%
Noninterest earning assets	2,112
Total assets	$94,788

Liabilities and equity:
Interest bearing liabilities:
Deposit accounts:
Money market	$14,725	$42	0.29%
Savings	14,527	14	0.10%
Checking	9,328	8	0.09%
Certificates of deposit	20,122	81	0.40%
Borrowed funds	539	4	0.74%
Total interest bearing liabilities	59,241	149	0.25%
Noninterest checking	21,041
Other noninterest bearing liabilities	105
Total liabilities	80,387

Total equity	14,401

Total liabilities and equity	$94,788
Net interest income/interest rate spread		$4,134	4.37%

Net interest margin(2)			4.46%
Total interest earning assets to interest bearing liabilities			156.44%

(1)	Nonperforming loans are included in average loan balances. Fees on loans are included in interest on loans.
(2)	Net interest margin represents income before the loan loss provision divided by average interest earning assets.

Provision for Loan Losses

There was no provision for loan losses for the nine months ended September 30, 2017, compared to a credit of $86,000 for the nine months ended September 30, 2016.  The decision not to include a provision in the nine months ended September 30, 2017 resulted from an improvement in the performance of loans, with non-accrual loans falling from $909,000 at September 30, 2016 to $606,000 at September 30, 2017, a $303,000 decrease.  In addition, total past due loans decreased from $1.87 million at September 30, 2016 to $844,000 at September 30, 2017.  The credit for loan losses for the year ended December 31, 2016 was $86,000.  TwinCo’s policy is to maintain the allowance for loan losses at a level sufficient to absorb probable incurred losses inherent in the loan portfolio.  The allowance is increased by the provision for loan losses, which is a charge to earnings, and is decreased by charge-offs, net of recoveries on prior loan charge-offs.  In determining the adequacy of the allowance for loan losses, we consider our historical loan loss experience, the general economic environment, the overall portfolio composition, and other information.  As these factors change, the level of loan loss provision changes.

Noninterest Income

Noninterest income for the nine months ended September 30, 2017 and September 30, 2016 was $239,000 and $215,000, respectively.  The fluctuations between periods were the result of the components listed in the following table:

			$	%
	Nine Months Ended September 30,		Increase	Increase
	2017	2016	(Decrease)	(Decrease)

	(Dollars in Thousands)

Noninterest income
Service charges on deposit accounts	$92	$78	$14	17.95%
Interchange and ATM fees	101	99	2	2.02%
Appreciation in cash value of life insurance	5	5	-	0.00%
Net gain on sale of securities available for sale	8	2	6	300.00%
Other noninterest income	33	31	2	6.45%
Total noninterest income	$239	$215	$24	11.16%

As shown in the table above, the primary reason for the $24,000 increase in noninterest income from the nine months ended September 30, 2016 to the nine months ended September 30, 2017 was largely due to an increase of $14,000 in service charges on deposit accounts and an increase of $6,000 in gains on sales of securities available for sale.

Noninterest income for year ended December 31, 2016 was $295,000. The components of noninterest income were as follows:

Year Ended
December 31, 2016

(In Thousands)

Noninterest income
Service charges on deposit accounts	$108
Interchange and ATM fees	132
Appreciation in cash value of life insurance	8
Net gain on sale of securities available for sale	5
Other noninterest income	42
Total noninterest income	$295

Noninterest Expense

Noninterest expense for both the nine months ended September 30, 2017 and 2016 was $1.95 million.  The fluctuations between periods were the result of the components listed in the following table:

			$	%
	Nine Months Ended September 30,		Increase	Increase
	2017	2016	(Decrease)	(Decrease)

	(Dollars in Thousands)
Noninterest expense
Salaries and employee benefits	$1,062	$1,035	$27	2.61%
Occupancy and equipment	168	149	19	12.75%
Data processing and software	164	161	3	1.86%
Advertising and marketing	69	187	(118)	-63.10%
Federal insurance premiums	21	66	(45)	-68.18%
Postage	19	20	(1)	-5.00%
Legal, accounting and examination fees	214	110	104	94.55%
Other noninterest expense	237	226	11	4.87%
Total noninterest expense	$1,954	$1,954	$-	0.00%

The largest increase of $104,000 was in legal, accounting and examination fees and was related to the merger agreement.  This increase was offset by a decrease in advertising and marketing expense of $118,000 for the nine months ended September 30, 2017 compared to the same period in 2016.

Noninterest expense for the year ended December 31, 2016 was $2.53 million. The components of noninterest expense were as follows:

Year Ended
December 31, 2016

(In Thousands)
Noninterest expense
Salaries and employee benefits	$1,362
Occupancy and equipment	196
Data processing and software	214
Advertising and marketing	206
Federal insurance premiums	73
Postage	27
Legal, accounting and examination fees	143
Other noninterest expense	312
Total noninterest expense	$2,533

Comparison of Balance Sheets at September 30, 2017 and December 31, 2016

Overview

Our total assets increased $1.26 million, or 1.3%, from December 31, 2016 to September 30, 2017.  This was primarily due to  an increase in net loans of $3.50 million and an increase in cash and cash equivalents of $1.96 million, which was partially offset by a decrease in investment securities available for sale of $4.69 million.

Investment Securities

We classify our securities as available for sale and they are recorded at fair value. Unrealized holding gains and losses on available for sale securities are included as a separate component of shareholders’ equity, net of the effect of deferred income taxes.

We use our securities portfolio primarily as a source of liquidity, as a tool to manage our balance sheet sensitivity and regulatory capital ratios, and as a base from which to pledge assets for repurchase agreements and public deposits. When our liquidity position exceeds current needs and our expected loan demand, other investments are considered as a secondary earnings alternative. As investments mature, they are used to meet current cash needs or they are reinvested to maintain our desired liquidity position. We have designated all of our securities as available for sale to provide flexibility, in case an immediate need for liquidity arises and believe that the composition of the portfolio offers needed flexibility in managing our liquidity position and interest rate sensitivity, without adversely impacting our regulatory capital levels.

The Company purchases only high-grade investment securities. U.S. Government Agency securities are comprised entirely of bonds issued by the Federal Home Loan Bank. U.S. agency mortgage-backed securities are comprised entirely of bonds issued by the Federal Home Loan Mortgage Corporation and Fannie Mae. State and municipal securities are comprised of bonds issued by various states and municipalities, and are all rated “AA” or better by a nationally recognized statistical rating organization. The Federal Home Loan Bank also requires us to maintain a minimum level of investment in their stock, which is shown separately in our consolidated statement of financial position.

Our average balance for available for sale securities for the nine months ended September 30, 2017 was $32.96 million compared to $34.32 million for the nine months ended September 30, 2016.  However, the yield on average available for sale securities increased 12 bps to 1.97% for the nine months ended September 30, 2017, compared to 1.85% for the nine months ended September 30, 2016.  The increase in yield, partially offset by the decrease in the average balance for available for sale securities led to the $11,000, or 2.3%, increase in investment securities interest income for the nine months ended September 30, 2017 compared to the same period in 2016.

Our available for sale securities portfolio totaled $29.88 million and $34.57 million at September 30, 2017 and December 31, 2016, respectively. A net unrealized loss of $552,000 was recorded at December 31, 2016, compared to a net unrealized net loss of $274,000 at September 30, 2017.

	September 30,		December 31,
	2017		2016
	Fair Value	Percentage of Total	Fair Value	Percentage of Total
	(Dollars in Thousands)
Securities available for sale:
U.S. Government agency	$123	0.41%	$632	1.83%
U.S. agency mortgage-backed	25,817	86.40%	30,659	88.69%
State and municipal	3,942	13.19%	3,277	9.48%

Total securities available for sale	$29,882	100.00%	$34,568	100.00%

The aggregate amortized cost and fair value of available-for-sale investment securities by remaining contractual maturity are shown below. Actual expected maturities differ from contractual maturities because issuers may have the right to call or prepay obligations. Mortgage-backed securities do not have a single maturity date, and are therefore shown separately.

Maturity Distribution of Securities Available For Sale

	September 30, 2017
	1 Year Or Less	1-5 Years	5-10 Years	After 10 Years	Total
	(In Thousands)
Amortized cost:
U.S. Government agency	$122	$-	$-	$-	$122
State and municipal	-	150	832	2,881	3,863
	122	150	832	2,881	3,985
U.S. agency mortgage-backed	-	-	-	-	26,171

Total	$122	$150	$832	$2,881	$30,156

	September 30, 2017
	1 Year Or Less	1-5 Years	5-10 Years	After 10 Years	Total
	(In Thousands)
Fair value:
U.S. Government agency	$123	$-	$-	$-	$123
State and municipal	-	151	853	2,938	3,942
	123	151	853	2,938	4,065
U.S. agency mortgage-backed	-	-	-	-	25,817

Total	$123	$151	$853	$2,938	$29,882

Loans

Lending income is the most important component of our net interest income and is a major contributor to profitability. The loan portfolio is the largest component of earning assets, and it therefore generates the largest portion of revenue. The absolute volume of loans and the volume of loans as a percentage of earnings assets is an important determinant of net interest margin, as loans are expected to produce higher yields than securities and other earning assets.

Average loans during the nine months ended September 30, 2017 was $54.58 million, as compared to $54.44 million for the nine months ended September 30, 2016.  The yield on average loans decreased 31 bps to 6.42% for the nine months ended September 30, 2017, compared to 6.73% for the nine months ended September 30, 2016.  Loan interest income decreased by $121,000 for the nine months ended September 30, 2017 compared to the same period in 2016.  This decrease was due to the decrease in yield slightly offset by the increase in average loans period over period.

Total loans, net of the allowance for loan losses at September 30, 2017 and December 31, 2016 were $54.88 million and $51.38 million, respectively, an increase of $3.50 million, or 6.8%.  The allowance for loan losses was $1.39 million at September 30, 2017 and $1.42 million at December 31, 2016, a decrease of $35,000, or 2.5%.

Agricultural loans: This is the largest category of our loan portfolio. These are loans secured by farmland within our market area and also include agriculture production loans.

Commercial loans: This category includes commercial real estate, operating and other commercial business lending. There is no significant concentration by type of property in this category but there is a geographical concentration because the majority of loan collateral is located in Madison County, Montana. The borrowers are a mix of small business owner borrowers, professionals, doctors, lawyers, investors, and local real estate developers.

Residential real estate loans: These are predominantly single family home loans originated within our local market areas by employee loan officers. This category includes multifamily and residential construction loans. We do not use loan brokers to originate loans for our own portfolio, nor do we acquire loans outside of our geographical markets.

Consumer loans: The real estate secured portion of this category consists of home equity loans and home equity lines of credit.

Loan concentrations are considered to exist where there are amounts loaned to multiple borrowers engaged in similar activities, which collectively could be similarly impacted by economic or other conditions. Due to the lack of diversified industry and the relative proximity of the markets we serve, we have concentrations in geographic regions, as well as in type of loans funded.

The table below provides a summary of the loan portfolio composition at the periods indicated below.

Loans Outstanding

	September 30, 2017		December 31, 2016
		Percent of		Percent of
	Amount	Total	Amount	Total
	(Dollars in Thousands)
Agricultural loans
Farmland	$14,226	25.28%	$15,594	29.54%
Production and other	16,593	29.49%	11,671	22.10%
	30,819	54.77%	27,265	51.64%
Commercial loans
Real estate	9,900	17.59%	9,530	18.05%
Operating and other	8,404	14.94%	8,394	15.90%
	18,304	32.53%	17,924	33.95%
Other real estate loans
Construction, land and land development	1,009	1.79%	1,236	2.34%
Residential 1-4 family	3,943	7.01%	4,040	7.65%
Multifamily	575	1.02%	587	1.11%
	5,527	9.82%	5,863	11.10%

Consumer and other loans	1,619	2.88%	1,750	3.31%

Total loans	56,269	100.00%	52,802	100.00%

Less allowance for loan losses	(1,385)		(1,420)

	$54,884		$51,382

The following table describes the contractual maturities and repricing dates of our loan portfolio at September 30, 2017 excluding loans in nonaccrual status.

Loan Maturity Distribution

	Residential	All Other
	1-4 Family	Loans	Total
	(In Thousands)
3 months or less	$486	$14,465	$14,951
Over 3 months to 12 months	773	5,406	6,179
Over 1 year to 3 years	933	14,054	14,987
Over 3 years to 5 years	787	10,335	11,122
Over 5 years to 15 years	625	5,207	5,832
Over 15 years	135	2,457	2,592
Total	$3,739	$51,924	$55,663

Credit Quality and Allowance for Loan Losses

We maintain an allowance for loan losses that we believe is adequate to absorb probable incurred losses inherent in our loan portfolio. The allowance is increased by the provision for loan losses, which is a charge to current period earnings and decreased by loan charge-offs net of recoveries of prior period loan charge-offs. Loans are charged against the allowance when we believe collection of the principal is unlikely.

The allowance consists of two components. The first component consists of amounts reserved for impaired loans, as defined by ASC 310. Impaired loans are those loans that management has estimated will not repay as agreed pursuant to the loan contract. Each of these loans is required to have a written analysis supporting the amount of specific reserve allocated to the particular loan, if any. A loan may be impaired (i.e. not expected to repay as agreed), but it may be sufficiently collateralized such that we expect to recover all principle and interest eventually, and therefore no specific reserve is warranted.

The second component is a general reserve on all of our loans other than those identified as impaired and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced over the most recent eight quarters. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. The following portfolio segments have been identified:

●	Agricultural;

●	Commercial;

●	Residential real estate; and

●	Consumer and other.

The historical loss factors for each portfolio segment is adjusted for current internal and external environmental factors, as well as for certain loan grading factors. The environmental factors that we consider are listed below.

●

We consider changes in the levels of and trends in past due loans, non-accrual loans and impaired loans, and the volume and severity of adversely classified or graded loans. We also consider levels of and trends in charge-offs and recoveries.

●

We consider changes in the nature and volume of the portfolio, in the terms of loans and changes in lending policies, procedures and practices, including changes in underwriting standards and collection, charge-off, and recovery practices not considered elsewhere in estimating credit losses. We also consider changes in the quality of our loan review system.

●

We consider changes in the experience, ability, and depth of our lending management and other relevant staff and the existence and effect of any concentrations of credit, and changes in the level of such concentrations.

●

We consider changes in national, regional, and local economic and business conditions and developments that affect the collectability of the portfolio, including the condition of various market segments (national and local economic trends and conditions).

The aggregate of these two components results in our total allowance for loan losses.

In the table below, we have shown the components of our allowance for loan losses at September 30, 2017 and December 31, 2016.

ALLL Components

	September 30, 2017			December 31, 2016
	Recorded	ALLL		Recorded	ALLL
	Investment	Balance	%	Investment	Balance	%
	(Dollars in Thousands)
Nonimpaired loans	$53,569	$1,385	2.59%	$49,268	$1,403	2.85%
Impaired loans	2,700	-	0.00%	3,534	17	0.48%
Total loans	$56,269	$1,385	2.46%	$52,802	$1,420	2.69%

The general loan loss allowance for nonimpaired loans decreased by $18,000, to 2.59% of the nonimpaired loan balance outstanding at September 30, 2017, compared to 2.85% at December 31, 2016.  The net decrease resulted from changes in historical charge off rates, changes in current environmental factors, and changes in the loan portfolio mix.  The loan loss allowance for impaired loans decreased by $17,000, to 0.0% of the impaired loan balance outstanding at September 30, 2017, compared to 0.48% at December 31, 2016.  The net decrease resulted from resolution of specific impaired loans and release of the related specific reserves.

We believe our allowance for loan losses was adequate at September 30, 2017. However, we recognize many factors can adversely impact various segments of our market and customers, and therefore there is no assurance as to the amount of losses or probable losses which may develop in the future.

The table below sets forth the activity in the total allowance for loan losses for the periods presented.

Summary of Loan Loss Experience

	Nine Months Ended	Year Ended
	September 30,	December 31,
	2017	2016
	(Dollars in Thousands)

Beginning balanceA	$1,420	$1,475

Provision for loan losses	-	(86)
Loans charged-off
Commercial	(52)	(59)
Consumer and other	-	(13)
Recoveries
Agricultural	10	43
Commercial	-	4
Other real estate loans	-	54
Consumer and other	7	2
Net loans (charged-off) recovered	(35)	31

Ending balance	$1,385	$1,420

Allowance for loan losses to total loans	2.46%	2.69%
Allowance for loan losses to nonperforming loans	177.56%	169.65%
Net charge-offs to average loans outstanding during the period	0.06%	n/m

n/m — not meaningful

Nonperforming loans consist of nonaccrual loans and loans past due 90 days or more and still accruing interest. Nonperforming assets consist of nonperforming loans plus (a) foreclosed real estate (i.e. real estate acquired through foreclosure or deed in lieu of foreclosure); (b) other repossessed assets that are not covered by real estate. We generally place loans on nonaccrual status when they are past due 90 days, or when management believes the borrower’s financial condition, after giving consideration to economic conditions and collection efforts, is such that collection of principal and interest per the contractual terms is in doubt. When we place a loan on nonaccrual, interest accruals cease and uncollected interest is reversed and charged against current income. Subsequent collections reduce the principal balance of the loan until the loan is returned to accrual status or interest is recognized only to the extent received in cash.

The largest component of nonperforming loans is nonaccrual loans, which as of September 30, 2017, totaled $606,000.  Nonaccrual loans were $837,000 at December 31, 2016.  The other component of nonperforming loans are loans past due greater than 90 days and still accruing interest, which as of September 30, 2017 totaled $174,000.  TwinCo had no loans that were past due greater than 90 days and still accruing interest at December 31, 2016.  Loans which are past due greater than 90 days are placed on nonaccrual status unless they are both well secured and in the process of collection, which rarely occurs in practice.

The breakdown of non-performing assets is further delineated by loan category as follows:

Nonperforming Assets

	September 30,	December 31,
	2017	2016
	(Dollars in Thousands)
Non-accrual loans
Commercial loans:
Real estate	-	170
Operating and other	548	633
Other real estate loans:
Residential 1-4 family	57	32
Consumer and other loans	1	2
Accruing loans delinquent 90 days or more
Agricultural loans:
Production and other	115	-
Commercial loans:
Operating and other	59	-
Total nonperforming loans	780	837
Foreclosed real estate held for sale	135	-
Total nonperforming assets	$915	$837

Total nonperforming loans to total loans	1.39%	1.59%
Total nonperforming loans to total assets	0.82%	0.89%
Total allowance for loan loss to nonperforming loans	177.56%	169.65%
Total nonperforming assets to total assets	0.96%	0.89%

We consider a loan to be impaired when full payment according to the terms of the loan agreement is not probable or when the terms of a loan are modified in a troubled debt restructuring. Once the loan has been identified as impaired, a written analysis is performed to determine if there is a potential for a loss. If it is probable a loss may occur, a specific allowance or a partial charge down for that particular loan is then recognized. The loan is then placed on nonaccrual status and included in nonperforming loans. If the analysis indicates a loss is not probable, then no specific allowance or partial charge down is recognized.

Loans that are monitored for impairment pursuant to ASC 310 generally include agricultural, commercial, commercial real estate and construction, single family first mortgages and land development loans. Smaller homogeneous loans such as single family second mortgages and consumer loans are not generally subject to impairment monitoring pursuant to ASC 310, but are analyzed for potential losses based on historical loss factors, current environmental factors and to some extent loan grading.

Interest income recognized on impaired loans for the nine months ended September 30, 2017 and 2016 was $99,000 and $191,000, respectively.  Interest income recognized on impaired loans for the year ended December 31, 2016 was $185,000.  The average recorded investment in impaired loans during the nine months ended September 30, 2017 and 2016 was $3.09 million and $5.43 million, respectively.  The average recorded investment in impaired loans during the year ended December 31, 2016 was $4.16 million.

In this current real estate environment it has become more common to restructure or modify the terms of certain loans under certain conditions.  In certain circumstances, it may be more beneficial to restructure the terms of a loan and work with the borrower for the benefit of both parties, instead of forcing the property into foreclosure and having to dispose of it in an unfavorable real estate market.  The modification of the terms of such loans has included one or a combination of the following:  a reduction of the stated interest rate of the loan; an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk; or a permanent reduction of the recorded investment in the loan.  At September 30, 2017 we had $1.70 million of troubled debt restructures (TDRs) that are performing pursuant to their modified terms and none that are not performing pursuant to their modified terms.  TDRs are included in our impaired loans, whether they are performing or nonperforming.

The table below summarizes our impaired loans and TDRs at the periods indicated.

Troubled debt restructurings

	September 30,	December 31,
	2017	2016
	(In Thousands)
Performing TDRs	$1,695	$1,860
Nonperforming TDRs	-	170
Total TDRs	$1,695	$2,030

TDRs at September 30, 2017 quantified by loan type classified separately as accrual (performing loans) and nonaccrual (nonperforming loans) are presented in the table below.

	September 30, 2017
	Performing	Nonperforming	Total
	(In Thousands)
Commercial loans:
Real estate	$1,010	$-	$1,010
Operating and other	53	-	53
Other real estate loans:
Residential 1-4 family	632	-	632
Total TDRs	$1,695	$-	$1,695

Our policy is to return nonaccrual TDR loans to accrual status when all the principal and interest amounts due, pursuant to its modified terms, are brought current and future payments are reasonably assured. Our policy also considers the payment history of the borrower in assessing the confidence that future payments are reasonably assured, which typically requires six months of prompt payments. Loans are modified to minimize loan losses when we believe the modification will improve the borrower’s financial condition and their ability to repay the loan. We typically do not forgive principal. We generally either reduce interest rates or decrease monthly payments for a temporary period of time and those reductions of cash flows are capitalized into the loan balance. We may also extend maturities, convert balloon loans to longer term amortizing loans, or vice versa, or change interest rates between variable and fixed rate. Each borrower and situation is unique and we try to accommodate the borrower and minimize TwinCo’s potential losses. There does not appear to be any significant difference in success rates with one type of concession versus another.

We are continually analyzing our loan portfolio in an effort to recognize and resolve our problem assets as quickly and efficiently as possible. While we believe we use the best information available at the time to make a determination with respect to the allowance for loan losses, we recognize that many factors can adversely impact various segments of our markets, and subsequent adjustments in the allowance may be necessary if future economic indications or other factors differ from the assumptions used in making the initial determination or if regulatory policies change. We continuously focus our attention on promptly identifying and providing for potential problem loans, as they arise.

As of September 30, 2017, loans that were past-due 30-89 days totaled $117,000.  The table below summarizes our accruing loans past due greater than 30 days and less than 90 days for the periods presented.

	September 30,	December 31,
	2017	2016
	(Dollars in Thousands)
Past due loans 30-89 days	$117	$89
As a percentage of total loans	0.21%	0.17%

Although the total allowance for loan losses is available to absorb losses from all loans, management allocates the allowance among loan portfolio categories for informational and regulatory reporting purposes. Regulatory examiners may require us to recognize additions to the allowance based upon the regulators’ judgments about the information available to them at the time of their examination, which may differ from our judgments about the allowance for loan losses.

While no portion of the allowance is in any way restricted to any individual loan or group of loans, and the entire allowance is available to absorb losses from any and all loans, the following table summarizes our allocation of allowance for loan losses by loan category and loans in each category as a percentage of total loans, for the periods presented.

Allocation of the Allowance for Loan Losses

Allowance for Loan Losses

	September 30, 2017			December 31, 2016
		Percentage	Loan		Percentage	Loan
		of Allowance	Category		of Allowance	Category
		to Total	to Total		to Total	to Total
	Amount	Allowance	Loans	Amount	Allowance	Loans
	(Dollars in Thousands)

Agricultural loans	$754	54.44%	54.77%	$750	52.82%	51.64%
Commercial loans	436	31.48%	32.53%	442	31.13%	33.95%
Other real estate loans	151	10.90%	9.82%	173	12.18%	11.10%
Consumer and other loans	44	3.18%	2.88%	55	3.87%	3.31%
Total allowance for loan losses	$1,385	100.00%	100.00%	$1,420	100.00%	100.00%

Foreclosed Real Estate

At September 30, 2017, foreclosed real estate was $135,000 as compared to $0 at December 31, 2016.  The September 30, 2017 foreclosed real estate is related to one commercial real estate property.

Premises and Equipment

Premises and equipment was $1.12 million at September 30, 2017, compared to $1.17 million at December 31, 2016.  The gradual reduction in the amount of the investment in bank premises and equipment is attributable to normal ongoing depreciation.  There have been no material acquisitions of fixed assets during the year ended December 31, 2016 or nine months ended September 30, 2017.

At September 30, 2017, we operated from two banking locations in Twin Bridges and Sheridan, Montana.  We currently own all the banking locations.

Deposits

Average total deposits during the nine months ended September 30, 2017 was $78.55 million, as compared to $79.59 million for the nine months ended September 30, 2016.  The yield on total average deposits was relatively consistent period over period.  The yield on total deposits was 0.19% for the nine months ended September 30, 2017, compared to 0.18% for the nine months ended September 30, 2016.  Deposit interest income increased slightly by $5,000 for the nine months ended September 30, 2017 compared to the same period in 2016.  This increase was due to the slight increase in yield partially offset by the decrease in total average deposits period over period.

Total deposits increased $610,000, or 0.8%, to $80.27 million at September 30, 2017, from $79.66 million at December 31, 2016.  Noninterest checking increased by $1.41 million to $21.57 million at September 30, 2017.  Savings increased $1.30 million or 9.2% to $15.50 million at September 30, 2017.  These increases were largely offset by decreases in the other deposit categories.  Money markets decreased $912,000 or 6.0%, to $14.30 million at September 30, 2017. Certificates of deposit decreased $875,000 or 4.5%, to $18.60 million at September 30, 2017.  At September 30, 2017, certificates of deposit included $671,000 in reciprocal brokered certificates through the Certificate of Deposit Account Registry Service (CDARS).  At December 31, 2016, certificates of deposit included $1.18 million in reciprocal brokered certificates through CDARS.  Interest bearing checking decreased $315,000 or 3.0%, to $10.30 million at September 30, 2017.

Our strategy has been to attract and grow relationships in our core deposit accounts, which we define as non-time deposit accounts, and not aggressively seek deposits based on pricing.

The tables below summarize selected deposit information at and for the periods indicated.

Core and non-core deposits

	September 30,	December 31,
	2017	2016
	(In Thousands)
Non time deposits	$61,671	$60,186
Time deposits	18,595	19,470
Total deposits	$80,266	$79,656

Deposit Balance by Type and Average Interest Rate

	September 30, 2017			December 31, 2016
		Percent	Average		Percent	Average
	Balance	of Total	Rate	Balance	of Total	Rate
	(Dollars in Thousands)
Noninterest checking	$21,572	26.87%	0.00%	$20,162	25.31%	0.00%
Interest bearing checking	10,296	12.83%	0.08%	10,611	13.32%	0.09%
Money markets	14,299	17.81%	0.29%	15,211	19.10%	0.29%
Savings	15,504	19.32%	0.10%	14,202	17.83%	0.10%
Certificates of deposit	18,595	23.17%	0.45%	19,470	24.44%	0.40%
Total deposits	$80,266	100.00%	0.19%	$79,656	100.00%	0.18%

The following table shows the amount of certificates of deposit with balances of $250,000 and greater by time remaining until maturity as of September 30, 2017.

Maturity of Certificates of Deposit of $250,000 or More

Balance
$250,000
and Greater
(In Thousands)
3 months or less	$1,108
Over 3 months to 12 months	2,037
Over 1 year to 3 years	554
Over 3 years	-
Total	$3,699

Borrowed Funds

TwinCo had no advances outstanding for federal funds purchased or from the Federal Home Loan Bank as of September 30, 2017 or December 31, 2016.

Liquidity and Market Risk Management

Market and public confidence in our financial strength and financial institutions in general will largely determine our access to appropriate levels of liquidity. This confidence is significantly dependent on our ability to maintain sound asset quality and appropriate levels of capital reserves.

Liquidity is defined as the ability to meet anticipated customer demands for funds under credit commitments and deposit withdrawals at a reasonable cost and on a timely basis. We measure our liquidity position by giving consideration to both on- and off-balance sheet sources of and demands for funds on a regular basis.

Liquidity risk involves the risk of being unable to fund assets with the appropriate duration and rate-based liabilities, as well as the risk of not being able to meet unexpected cash needs. Liquidity planning and management are necessary to ensure the ability to fund operations cost-effectively and to meet current and future potential obligations such as loan commitments and unexpected deposit outflows. In this process, we focus on both assets and liabilities and on the manner in which they combine to provide adequate liquidity to meet our needs.

There are no known trends, commitments or events which are expected to result in a material change in our liquidity.

The Bank is required to maintain minimum levels of liquidity. For internal reporting purposes, the Bank uses policy minimums of 20.0% for its liquidity ratio. The liquidity ratio is the ratio of total liquidity sources to total assets. Liquidity sources include interest bearing deposits in banks and investment securities available for sale. The Bank exceeded these minimum ratios as of September 30, 2017 and December 31, 2016.

Interest rate risk is the potential for loss of future earnings resulting from adverse changes in the level of interest rates. Interest rate risk results from several factors and could have a significant impact on the Company’s net interest income, which is the Company primary source of income. Net interest income is affected by changes in interest rates, the relationship between rates on interest bearing assets and liabilities, the impact of interest fluctuations on asset prepayments and the mix of interest bearing assets and liabilities.

Although interest rate risk is inherent in the banking industry, banks are expected to have sound risk management practices in place to measure, monitor and control interest rate exposures. The objective of interest rate risk management is to contain the risks associated with interest rate fluctuations. The process involves identification and management of the sensitivity of net interest income to changing interest rates.

The Bank has established acceptable levels of interest rate risk as follows: Projected net interest income over the next twelve months will not be reduced by more than 10.0% given a change in interest rates of up to 200 basis points (+ or -). Projected net interest income over the next twenty-four months will not be reduced by more than 12.5% given a change in interest rates of up to 200 basis points (+ or -). The following table includes the Banks’s net interest income sensitivity analysis.

Interest Rate Sensitivity Analysis

Changes in Market Interest	Rate Sensitivity As of September 30, 2017
Rates (Basis Points)	Year 1	Year 2

+200	-0.52%	-1.21%
-200	-2.47%	-3.09%

Capital Resources

Total stockholders’ equity at September 30, 2017 was $14.63 million.  At December 31, 2016 total stockholders’ equity was $13.97 million.  The $668,000 net increase from December 31, 2016 to September 30, 2017 is the result of the combination of $1.31 million in net income and $278,000 in unrealized gains in securities available for sale partially offset by $921,000 in cash dividends.

At September 30, 2017, the Bank’s internally determined measurement of sensitivity to interest rate movements as measured by a 200 basis point rise in interest rates scenario, increased the economic value of equity (“EVE”) by 0.8% compared to a decrease of 6.4% at December 31, 2016. The Bank is within its internal policy limits.

The bank regulatory agencies have established risk-based capital requirements for banks. These guidelines are intended to provide an additional measure of a bank’s capital adequacy by assigning weighted levels of risk to asset categories. Banks are also required to systematically maintain capital against such “off-balance sheet” activities as loans sold with recourse, loan commitments, guarantees and standby letters of credit. These guidelines are intended to strengthen the quality of capital by increasing the emphasis on common equity and restricting the amount of loan loss reserves and other forms of equity such as preferred stock that may be included in capital.

Certain items such as goodwill and other intangible assets are deducted from total capital in arriving at the various regulatory capital measures such as Tier 1 capital and total risk based capital. TwinCo’s objective is to maintain its current status and Ruby Valley Bank’s current status as a “well-capitalized institution” as that term is defined by its regulators.

Under the terms of the guidelines, banks must meet minimum capital adequacy based upon both total assets and risk-adjusted assets. All banks are required to maintain a minimum ratio of total capital to risk-weighted assets of 8%, a minimum ratio of Tier I capital to risk-weighted assets of 4% and a minimum ratio of Tier 1 capital to average assets of 4% (“leverage ratio”). Adherence to these guidelines has not had an adverse impact on TwinCo.

Selected consolidated capital ratios at September 30, 2017 and December 31, 2016 were as follows:

Consolidated Capital Ratios:

	Actual		For Basel III Fully Phased-In Capital Adequacy		Excess
	Amount	Ratio	Amount	Ratio	Amount
			(Dollars in Thousands)
As of September 30, 2017:
Total capital (to risk weighted assets)	$15,261	23.40%	$6,848	10.50%	$8,413
Tier I capital (to risk weighted assets)	14,438	22.14	5,543	8.50	8,895
Common equity tier I capital (to risk weighted assets)	14,438	22.14	4,565	7.00	9,873
Tier I capital (to average assets)	14,438	15.56	3,712	4.00	10,726
As of December 31, 2016:
Total capital (to risk weighted assets)	$14,802	24.10%	$6,448	10.50%	$8,354
Tier I capital (to risk weighted assets)	14,022	22.83	5,220	8.50	8,802
Common equity tier I capital (to risk weighted assets)	14,022	22.83	4,299	7.00	9,723
Tier 1 capital (to average assets)	14,022	14.90	3,765	4.00	10,257

Effects of Inflation and Changing Prices

The Consolidated Financial Statements included in this proxy statement/prospectus have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on the performance of a financial institution than the effects of general levels of inflation. Although interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services, increases in inflation generally have resulted in increased interest rates. In addition, inflation affects financial institutions’ increased cost of goods and services purchased, the cost of salaries and benefits, occupancy expense, and similar items. Inflation and related increases in interest rates generally decrease the market value of investments and loans held and may adversely affect liquidity, earnings, and shareholders’ equity. Commercial and other loan originations and refinancings tend to slow as interest rates increase, and can reduce our earnings from such activities.

Off-Balance Sheet Arrangements

TwinCo generally does not have any off-balance sheet arrangements, other than approved and unfunded loans and letters and lines of credit to our customers in the ordinary course of business.

Accounting Pronouncements

Refer to Note 1 in TwinCo’s Notes to Consolidated Financial Statements for a discussion on the effects of new accounting pronouncements.

BENEFICIAL OWNERSHIP OF TWINCO COMMON STOCK BY
MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF TWINCO

The following table sets forth the beneficial ownership of TwinCo common stock as of December 12, 2017 by: (i) each person or entity who is known by TwinCo to beneficially own more than 5% of the outstanding shares of TwinCo common stock; (ii) each director and executive officer of TwinCo; and (iii) all directors and executive officers of TwinCo as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. The percentage of beneficial ownership is calculated in relation to the 40,055 shares of TwinCo common stock that were issued and outstanding as of December 12, 2017.

Unless otherwise indicated, to TwinCo’s knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner(1)	Number of shares of TwinCo Common Stock Beneficially Owned	Percent of Outstanding Shares of TwinCo Common Stock
Directors and Executive Officers:
Kenneth M. Walsh(2)	15,961	39.9%
Karen W. Town	9,994	25.0
Katherine W. Gebhardt	8,073	20.2
Coralene C. Walsh	2,002	5.0

More than 5% Holders:
Estate of Robert Walsh	4,005	10.0
All Directors and Executive Officers as a Group (4 individuals)	36,030	90.0

_________

*     Less than 1%

(1)	The address of each of TwinCo’s executive officers and directors is c/o TwinCo, Inc., 107 South Main, Twin Bridges, Montana 59754.

(2)	Includes 6,052 shares held jointly with his wife.

DESCRIPTION OF EAGLE CAPITAL STOCK

The following is a description of our capital stock and a summary of the rights of our stockholders and provisions pertaining to indemnification of our directors and officers. You should also refer to our Amended and Restated Certificate of Incorporation and Bylaws, which are incorporated by reference in this prospectus, and to Delaware law.

General

The Company has an authorized capitalization of 9,000,000 shares of capital stock, consisting of 8,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of undesignated preferred stock, par value $0.01 per share. As of December 12, 2017, we had a total of 36,580 shares of our common stock reserved and remaining to be issued for grants of options and restricted stock awards under our stock plans. As of December 12, 2017 there were 5,000,450 shares of common stock, and no shares of preferred stock outstanding. As of such date, there were 839 holders of record of common stock.

Common Stock

Subject to the prior or special rights of holders of shares of preferred stock:

Dividends. The holders of shares of common stock are entitled to any dividends that may be declared by our board of directors out of legally available funds;

Liquidation, Dissolution or Winding Up. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of our common stock are entitled upon liquidation to share ratably in all assets remaining after payment of liabilities and the satisfaction of the liquidation preferences of any outstanding shares of preferred stock;

Redemption. The holders of shares of our common stock are not subject to, or entitled to the benefits of, any redemption or sinking fund provision;

Conversion. No holder of common stock has the right to convert or exchange any such shares with or into any other shares of capital stock of the Company;

Preemptive Rights. No holder of common stock has preemptive rights; and

Voting. Each share of common stock entitles the holder thereof to one vote, in person or by proxy, on all matters submitted to a vote of stockholders generally. Voting is non-cumulative. The outstanding shares of our common stock are fully paid and non-assessable. Except as specifically provided in the Delaware General Corporation Law (the “DGCL”) or in the Company’s certificate of incorporation or bylaws, the affirmative vote required for stockholder action shall be that of a majority of the shares present in person or represented by proxy at the meeting (as counted for purposes of determining the existence of a quorum at the meeting). Directors are elected by a plurality of the votes cast in the election.

Preferred Stock

The following description of the terms of the preferred stock sets forth the general terms and provisions of the preferred stock to which any prospectus supplement may relate. Other terms of any series of the preferred stock offered by any prospectus supplement will be described in that prospectus supplement. The description of the provisions of the preferred stock set forth below and in any applicable prospectus supplement does not purport to be complete and is subject to and qualified in its entirety by reference to our amended and restated certificate of incorporation and the certificate of designations relating to each series of the preferred stock. The certificate of designations will be filed with the Commission and incorporated by reference in the registration statement of which this prospectus is a part at or prior to the time of the issuance of each new series of preferred stock.

The preferred stock may be issued from time to time by our board of directors as shares of one or more classes or series. Subject to the provisions of our amended and restated certificate of incorporation and limitations prescribed by law, our board of directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares, to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock, in each case without any action or vote by the holders of common stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction; or the issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under some circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although our board of directors is required to make any determination to issue preferred stock based on its judgment as to the best interests of our stockholders, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of the stock. The board of directors does not currently intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or the rules of any market on which our securities are traded.

The preferred stock shall have the dividend, liquidation, redemption and voting rights set forth in a prospectus supplement relating to the particular series of the preferred stock. Reference is made to the prospectus supplement relating to the particular series of the preferred stock offered by the prospectus supplement for specific terms, including:

●	the designation and stated value per share of such preferred stock and the number of shares offered;

●	the amount of liquidation preference per share;

●	the initial public offering price at which the preferred stock will be issued;

●	the dividend rate or method of calculation, the dates on which dividends shall be payable, the form of dividend payment and the dates from which dividends shall begin to cumulate, if any;

●	any redemption or sinking fund provisions;

●	any conversion or exchange rights; and

●	any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

The preferred stock will, when issued, be fully paid and nonassessable and new series of preferred stock will not have preemptive rights. The rights of the holders of each series of the preferred stock will be subordinate to the rights of our general creditors.

Transfer Agent and Registrar

The transfer agent and registrar for Eagle common stock is Computershare Investor Services.

Certain Anti-Takeover Effects of Certain Provisions of the Company’s Amended and Restated Certificate of Incorporation, Bylaws and the Delaware General Corporation Law

The following discussion is a general summary of the material provisions of Eagle’s Amended and Restated Certificate of Incorporation and Bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and reference should be made in each case to the actual document or regulatory provision in question.

Eagle’s Amended and Restated Certificate of Incorporation and Bylaws

Eagle’s Amended and Restated Certificate of Incorporation and Bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of Eagle more difficult.

Prohibition of Cumulative Voting. The Amended and Restated Certificate of Incorporation prohibits cumulative voting for the election of directors.

Restrictions on Removing Directors from Office. The Amended and Restated Certificate of Incorporation provides that directors may be removed only for cause, and only by the affirmative vote of the holders of at least 80% of the voting power of all of our then-outstanding common stock entitled to vote.

Authorized but Unissued Shares.  Eagle has authorized but unissued shares of common and preferred stock. Eagle is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of Eagle that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Eagle. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Amended and Restated Certificate of Incorporation and Bylaws. Amendments to the Amended and Restated Certificate of Incorporation must be approved by our board of directors and also by at least a majority of the outstanding shares of our voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	the applicability of Section 203 of the Delaware General Corporation Law;

(ii)	the division of the board of directors into three classes;

(iii)	the limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(iv)	the indemnification of current and former directors and officers by Eagle;

(v)	the requirement of an 80% stockholder approval for business combination transactions with interested stockholders;

(vi)	the prohibition of stockholder action by written consent;

(vii)	the requirement that the holders of at least 80% of the outstanding shares of common stock must vote to remove directors, and can only remove directors for cause;

(viii)	the limitation of liability of officers and directors to Eagle for money damages; and

(ix)

the provision of the Amended and Restated Certificate of Incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the Amended and Restated Certificate of Incorporation provided in (i) through (viii) of this list.

The Amended and Restated Certificate of Incorporation also provides that certain bylaws may be amended by the affirmative vote of a majority of our directors or by the stockholders and that specified provisions in the Bylaws may only be amended by the stockholders by the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders. Any amendment of this supermajority requirement for amendment of the Bylaws would also require the approval of 80% of the outstanding voting stock.

Stockholder Vote Required to Approve Business Combinations with Principal Shareholders. The Amended and Restated Certificate of Incorporation of Eagle requires the approval of the holders of at least 80% of Eagle’s outstanding shares of voting stock to approve certain “Business Combinations,” as defined therein, and related transactions. Under Delaware law, absent this provision, Business Combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of common stock of Eagle and any other affected class of stock. Under the Amended and Restated Certificate of Incorporation, at least 80% approval of stockholders is required in connection with any transaction involving an interested stockholder (as defined below) except (i) in cases where the proposed transaction has been approved in advance by a majority of those members of Eagle’s board of directors who are unaffiliated with the interested stockholder and were directors prior to the time when the interested stockholder became an interested stockholder or (ii) if the proposed transaction meets certain conditions set forth in the Amended and Restated Certificate of Incorporation, which are designed to afford the stockholders a fair price in consideration for their shares in which case, if a stockholder vote is required, approval of only a majority of the outstanding shares of voting stock would be sufficient.

The term “interested stockholder” is defined to include any individual, corporation, partnership or other entity (other than Eagle or its subsidiary) which owns beneficially or controls, directly or indirectly, 15% or more of the outstanding shares of voting stock of Eagle. This provision of the Amended and Restated Certificate of Incorporation applies to any “Business Combination,” which is defined to include (i) any merger, consolidation or share exchange of Eagle or any of its subsidiaries with or into any interested stockholder or affiliate of an interested stockholder; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any interested stockholder or affiliate of assets of Eagle having an aggregate market value of 10% or more of either the aggregate market value of the total consolidated assets of Eagle or the aggregate market value of the outstanding stock of Eagle; (iii) the issuance or transfer to any interested stockholder or its affiliate by Eagle (or any subsidiary) of any securities of Eagle subject to certain exceptions; (iv) the adoption of any plan for the liquidation or dissolution of Eagle proposed by or on behalf of any interested stockholder or affiliate thereof; (v) any reclassification of securities, recapitalization, merger or consolidation of Eagle which has the effect of increasing the proportionate share of outstanding shares of common stock or any class of equity or convertible securities of Eagle owned directly or indirectly by an interested stockholder or affiliate thereof; (vi) any transaction involving Eagle or any subsidiary that has the effect of increasing the proportionate share of the stock of any class or securities convertible into stock of any class or series owned by the interested stockholder except for immaterial changes due to fractional share adjustments or as a result of stock repurchases not caused by the interested stockholder; and (vii) any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through Eagle or any subsidiary.

Our board of directors believes that the provisions described above or below are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our board of directors. Our board of directors believes these provisions are in the best interests of Eagle and its stockholders. Our board of directors believes that it will be in the best position to determine the true value of Eagle and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, our board of directors believes that it is in the best interests of Eagle and its stockholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of our board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of Eagle and that is in the best interests of all stockholders.

Takeover attempts that have not been negotiated with and approved by our board of directors present the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by our board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value of Eagle for our stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of Eagle’s assets.

Despite our belief as to the benefits to stockholders of these provisions of Eagle’s Amended and Restated Certificate of Incorporation and Bylaws, these provisions may also have the effect of discouraging a future takeover attempt that would not be approved by our board of directors, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also make it more difficult to remove our board of directors and management. Our board of directors, however, has concluded that the potential benefits outweigh the possible disadvantages.

Pursuant to applicable law and, if required, following the approval by stockholders, we may adopt additional anti-takeover provisions in our Amended and Restated Certificate of Incorporation or other devices regarding the acquisition of our equity securities that would be permitted for a Delaware business corporation.

The cumulative effect of the restrictions on acquisition of Eagle contained in our Amended and Restated Certificate of Incorporation and Bylaws and in Delaware law may be to discourage potential takeover attempts and perpetuate incumbent management, even though certain stockholders of Eagle may deem a potential acquisition to be in their best interests, or deem existing management not to be acting in their best interests.

Delaware Corporate Law

In addition, the state of Delaware has a statute designed to provide Delaware corporations, such as Eagle, with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the Delaware General Corporation Law is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.

In general Section 203 provides that a “Person” who owns 15% or more of the outstanding voting stock of a Delaware corporation (referred to in Section 203 as an “Interested Shareholder”) may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such “Person” became an Interested Shareholder. The term “business combination” is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

The statute exempts the following transactions from the requirements of Section 203: (i) any business combination if, prior to the date a person became an Interested Shareholder, the board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an Interested Shareholder; (ii) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became an Interested Shareholder, with the number of shares outstanding calculated without regard to those shares owned by the corporation’s directors who are also officers and by certain employee stock plans; (iii) any business combination with an Interested Shareholder that is approved by the board of directors and by a two-thirds vote of the outstanding voting stock not owned by the Interested Shareholder; and (iv) certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the board of directors. A corporation may exempt itself from the requirements of the statute by adopting an amendment to its certificate of incorporation or bylaws electing not to be governed by Section 203. At the present time, the board of directors does not intend to propose any such amendment.

Bank Regulatory Requirements

The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the FRB before acquiring 5% or more of our common stock. Any person, other than a bank holding company, is required to obtain the approval of the FRB before acquiring 25% or more of our voting stock and in certain circumstances, more than 10% of our voting stock. Under the Federal Change in Bank Control Act (the “Control Act”), a 60-day prior written notice must be submitted to the FRB if any person, or any group acting in concert, seeks to acquire 10% or more of any class of outstanding voting securities of a bank holding company, unless the FRB determines that the acquisition will not result in a change of control. Under the Control Act, the FRB has 60 days within which to act on such notice taking into consideration certain factors, including the financial and managerial resources of the acquirer, the convenience and needs of the community served by the bank holding company and its subsidiary banks and the antitrust effects of the acquisition.

EXPERTS

The consolidated financial statements of TwinCo, Inc. and subsidiaries as of and for the year ended December 31, 2016 have been audited by Davis Kinard & Co, PC, independent registered public accounting firm, as set forth in their report appearing in this proxy statement/prospectus. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Eagle Bancorp Montana, Inc. and subsidiaries for the two years ended December 31, 2016, have been incorporated by reference herein in reliance upon the report of Davis Kinard & Co, PC, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of Eagle common stock to be issued by Eagle in connection with the merger will be passed upon by Nixon Peabody LLP.

OTHER MATTERS

No matters other than the matters described in this proxy statement/prospectus are anticipated to be presented for action at the special meeting, or at any adjournment or postponement of such meeting. If any procedural matters relating to the conduct of the meeting are presented, the persons named as proxies will vote the shares represented by properly executed proxies in accordance with their judgment with respect to those matters.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows Eagle to “incorporate by reference” information in this proxy statement/prospectus. This means that Eagle can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that Eagle incorporates by reference is considered to be part of this proxy statement/prospectus, and later information that Eagle files with the SEC will automatically update and supersede the information Eagle included in this proxy statement/prospectus. This document incorporates by reference the documents that are listed below that Eagle has previously filed with the SEC, except to the extent that any information contained in such filings is deemed “furnished” in connection with SEC rules.

●	Annual Report on Form 10-K for the year ended December 31, 2016, filed on March 14, 2017;

●	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, filed on May 9, 2017, August 8, 2017 and November 13, 2017, respectively.

●	The information incorporated by reference into Part III of Eagle’s Annual Report from Eagle’s Proxy Statement for 2017 Annual Meeting, filed on March 14, 2017;

●

Current Reports on Form 8-K or Form 8-K/A, as applicable, filed on February 13, 2017, February 23, 2017, February 24, 2017, April 21, 2017, September 6, 2017, October 4, 2017, October 10, 2017, October 13, 2017 and December 8, 2017; and

●

The description of Eagle’s common stock contained in Eagle’s Registration Statement filed with the SEC pursuant to Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating such description.

Eagle also incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the TwinCo shareholder meeting. Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this proxy statement/prospectus is deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modified or superseded such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

Documents incorporated by reference are available from Eagle without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in the document by reference). You may obtain documents incorporated by following the instructions set forth under “Where You Can Find More Information”:

Eagle Bancorp Montana, Inc.

1400 Prospect Avenue

Helena, Montana 59601

Attn: Investor Relations

Telephone: (406) 442-3080

To obtain timely delivery, you must make a written or oral request for a copy of such information by January 10, 2018.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information and explanatory notes are presented to show the impact of the proposed merger with TwinCo on our company’s historical financial positions and results of operations under the purchase method of accounting.  Under this method of accounting, the assets and liabilities of the company not surviving the merger are, as of the effective date of the merger, recorded at their respective fair values and added to those of the surviving corporation.  The unaudited pro forma condensed combined financial information combines the historical financial information of Eagle and TwinCo at and for the nine months ended September 30, 2017, and for the year ended December 31, 2016.  The unaudited pro forma combined condensed balance sheet as of September 30, 2017 assumes the merger was consummated on that date.    The unaudited pro forma combined consolidated condensed statements of income give effect to the merger as if the merger had been consummated at the beginning of each period presented.

The unaudited pro forma combined condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the actual results that would have occurred if the merger had been consummated during the period or as of the date of which the pro forma data are presented, nor is it necessarily indicative of future results. The pro forma data do not reflect any potential benefits from potential cost savings or synergies expected to be achieved following the merger. The pro forma fair values for assets and liabilities are subject to change as result of final valuation analyses and include no adjustments for evaluation of credit risk, principally related to loans. In addition, the pro forma data assumes no changes to the combined capitalization, such as increases in long-term debt or the repurchase of shares issued in connection with the merger.

The unaudited pro forma combined condensed financial information is based on and should be read in conjunction with the historical consolidated financial statements and the related notes of Eagle, which are incorporated in this document by reference.

Eagle and TwinCo
Unaudited Pro Forma Combined Condensed Balance Sheet

September 30, 2017

The following unaudited pro forma combined condensed balance sheet combines the consolidated historical balance sheet of Eagle and TwinCo assuming the companies had been combined as of September 30, 2017 on a purchase accounting basis.

	Eagle Bancorp		Pro Forma	Pro Forma
	Montana, Inc.	TwinCo, Inc.	Adjustments	Combined
	(In Thousands)
Cash and due from banks (a)	$7,371	$2,521	$(1,413)	$8,479
Interest bearing deposits in banks	784	4,573		5,357
Securities available-for-sale	120,767	29,882		150,649
Federal Home Loan Bank stock	4,121	111		4,232
Federal Reserve Bank stock	871	-		871
Investment in Eagle Bancorp Statutory Trust I	155	-		155
Mortgage loans held-for-sale	9,606	-		9,606
Loans receivable (b)	510,184	56,269	(1,385)	565,068
Allowance for loan losses (c)	(5,500)	(1,385)	1,385	(5,500)
Net loans	504,684	54,884	-	559,568
Accrued interest and dividends receivable	2,269	1,091		3,360
Mortgage servicing rights, net	6,398			6,398
Premises and equipment, net (d)	20,860	1,123		21,983
Cash surrender value of life insurance	14,385	180		14,565
Real estate and other repossessed assets acquired in settlement of loans, net	527	135		662
Goodwill (e)	7,034	422	4,297	11,753
Core deposit intangible, net (f)	300	-	926	1,226
Deferred tax asset, net	1,349	-		1,349
Other assets	1,089	68		1,157
Total assets	$702,570	$94,990	$3,810	$801,370

Deposit accounts:
Noninterest bearing	$104,866	$21,572		$126,438
Interest bearing	420,301	58,694		478,995
Total deposits	525,167	80,266	-	605,433
Accrued expenses and other liabilities (g)	5,426	91	278	5,795
Federal Home Loan Bank advances and other borrowings (h)	83,836	-	9,900	93,736
Other long-term debt less unamortized debt issuance costs	24,795	-		24,795
Total liabilities	639,224	80,357	10,178	729,759

Preferred stock	-	-		-
Common stock (i)	41	76	(72)	45
Additional paid-in capital (i)(j)	22,477	1,560	6,701	30,738
Unallocated common stock held by Employee Stock Ownership Plan	(684)	-		(684)
Treasury stock, at cost	(2,971)	(1,197)	1,197	(2,971)
Retained earnings (j)	43,837	14,468	(14,468)	43,837
Net accumulated other comprehensive income (loss) (k)	646	(274)	274	646
Total shareholders' equity	63,346	14,633	(6,368)	71,611
Total liabilities and shareholders' equity	$702,570	$94,990	$3,810	$801,370

See notes to the unaudited pro forma combined financial information.

Eagle and TwinCo
Unaudited Pro Forma Combined Condensed Statement of Income

Nine Months Ended September 30, 2017

The following unaudited pro forma combined condensed statement of income combines the consolidated historical statement of income of Eagle and TwinCo assuming the companies had been combined as of January 1, 2017 on a purchase accounting basis.

	Eagle Bancorp		Pro Forma	Pro Forma
	Montana, Inc.	TwinCo, Inc.	Adjustments	Combined
	(Dollars in Thousands, Except Per Share Data)
Interest and dividend income
Interest and fees on loans (b)	$18,222	$2,628	$18	$20,868
Securities available-for-sale	2,136	486		2,622
Federal Home Loan Bank and Federal Reserve Bank dividends	124	1		125
Interest on deposits in banks (l)	3	23		26
Other interest income	4	-		4
Total interest and dividend income	20,489	3,138	18	23,645
Interest expense
Deposits	1,142	113		1,255
Federal Home Loan Bank advances and other borrowings (h)	856	-	167	1,023
Other long-term debt	969	-		969
Total interest expense	2,967	113	167	3,247
Net interest income	17,522	3,025	(149)	20,398
Loan loss provision (c)	934	-		934
Net interest income after loan loss provision	16,588	3,025	(149)	19,464
Total noninterest income	10,766	239		11,005
Total noninterest expense (m) (n) (o)	22,616	1,954	(496)	24,074
Income before income taxes	4,738	1,310	347	6,395
Income tax expense (p) (q)	1,188	-	497	1,685
Net income	$3,550	$1,310	$(150)	$4,710

Basic earnings per share	$0.93	$32.71		$1.11
Diluted earnings per share	$0.92	$32.71		$1.09

Weighted average shares outstanding, basic	3,811,409	40,055	406,718	4,258,182
Weighted average shares outstanding, diluted	3,869,695	40,055	406,718	4,316,468

See notes to the unaudited pro forma combined financial information.

Eagle and TwinCo
Unaudited Pro Forma Combined Condensed Statement of Income

Year Ended December 31, 2016

The following unaudited pro forma combined condensed statement of income combines the consolidated historical statement of income of Eagle and TwinCo assuming the companies had been combined as of January 1, 2016 on a purchase accounting basis.

	Eagle Bancorp		Pro Forma	Pro Forma
	Montana, Inc.	TwinCo, Inc.	Adjustments	Combined
	(Dollars in Thousands, Except Per Share Data)
Interest and dividend income
Interest and fees on loans (b)	$20,842	$3,631	$17	$24,490
Securities available-for-sale	2,917	627		3,544
Federal Home Loan Bank and Federal Reserve Bank dividends	142	3		145
Trust preferred securities	3	-		3
Interest on deposits in banks (l)	1	22		23
Other interest income	6	-		6
Total interest and dividend income	23,911	4,283	17	28,211

Interest expense
Deposits	1,518	145		1,663
Federal Home Loan Bank advances and other borrowings (h)	815	4	223	1,042
Other long-term debt	785	-		785
Total interest expense	3,118	149	223	3,490
Net interest income	20,793	4,134	(206)	24,721
Loan loss provision (c)	1,833	(86)		1,747
Net interest income after loan loss provision	18,960	4,220	(206)	22,974
Total noninterest income	15,990	295		16,285
Total noninterest expense (m) (n) (o)	28,019	2,533	(222)	30,330
Income before income taxes	6,931	1,982	16	8,929
Income tax expense (p) (q)	1,799	-	595	2,394
Net income	$5,132	$1,982	$(578)	$6,536

Basic earnings per share	$1.36	$49.48		$1.54
Diluted earnings per share	$1.32	$49.48		$1.51

Weighted average shares outstanding, basic	3,784,788	40,055	406,718	4,231,561
Weighted average shares outstanding, diluted	3,873,589	40,055	406,718	4,320,362

See notes to the unaudited pro forma combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(all amounts are in thousands, except per share data, unless otherwise indicated)

Note 1—Basis of Pro Forma Presentation

The unaudited pro forma combined balance sheet as of September 30, 2017 and the unaudited pro forma combined statements of income for the nine months ended September 30, 2017 and the year ended December 31, 2016 are based on the historical financial statements of Eagle and TwinCo after giving effect to the completion of the merger and the assumptions and adjustments described in the accompanying notes.  Such financial statements reflect estimated cost savings of $.3 million annually, but no revenue synergies expected to result from the merger, or the costs to achieve these cost savings or revenue synergies, or any anticipated disposition of assets that may result from the integration of operations.

The transaction will be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). In business combination transactions in which the consideration given is not in the form of cash (that is, in the form of non-cash assets, liabilities incurred, or equity interests issued), measurement of the acquisition consideration is based on the fair value of the consideration given or the fair value of the asset (or net assets) acquired, whichever is more clearly evident and, thus, a more reliable measure.

Under ASC 805, all of the assets acquired and liabilities assumed in a business combination are recognized at their acquisition at their acquisition-date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally affect income tax expense. Subsequent to the completion of the merger, Eagle and TwinCo will finalize an integration plan, which may affect how the assets acquired, including intangible assets, will be utilized by the combined company. For those assets in the combined company that will be phased out or will no longer be used, additional depreciation and possibly impairment charges will be recorded after management completes the integration plan.

The unaudited pro forma information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company.

Note 2—Preliminary Estimated Acquisition Consideration

Had the TwinCo merger occurred on September 30, 2017, the preliminary estimated acquisition consideration is as follows:

	(In Thousands, Except Per Share Data)
Cash consideration		$9,900

Shares to be issued:	446,773
Price per share at September 30, 2017	$18.50

Stock consideration		8,265

Calculated purchase price		$18,165

Note 3—Preliminary Estimated Acquisition Consideration Allocation

Under the acquisition method of accounting, the total acquisition consideration is allocated to the acquired tangible and intangible assets and assumed liabilities of TwinCo based on the estimated fair values as of the closing of the merger. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of the estimated acquisition consideration with regard to TwinCo is preliminary because the proposed merger has not yet been completed. The preliminary allocation is based on estimates, assumptions, valuations, and other studies which have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the acquisition consideration allocation unaudited pro forma adjustments will remain preliminary until Eagle management determines the final acquisition consideration and the fair values of assets acquired and liabilities assumed. The final determination of the acquisition consideration allocation is anticipated to be completed as soon as practicable after the completion of the merger and will be based on the value of the Eagle common stock in accordance with the merger agreement. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma combined consolidated financial statements.

The total preliminary estimated acquisition consideration as shown in the table above is allocated to TwinCo’s tangible and intangible assets and liabilities as of September 30, 2017 based on their preliminary estimated fair values as follows.

(In Thousands)
Cash and cash equivalents	$5,681
Investment securities	29,882
Loans	54,884
OREO	135
Bank premises and equipment	1,123
Other assets	1,450
Intangible assets	926
Goodwill	4,719
Deposits	(80,266)
Other borrowings	-
Other liabilities	(369)

Total preliminary estimated acquisition consideration	$18,165

Approximately $926,000 has been preliminary allocated to amortizable intangible assets acquired. The amortization related to the preliminary fair value of net amortizable intangible assets is reflected as a pro forma adjustment to the unaudited pro forma condensed combined financial statements.

Identifiable intangible assets. The preliminary fair values of intangible assets were determined based on the provisions of ASC 805, which defines fair value in accordance with ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”). ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in ASC 805. The preliminary allocation to intangible assets is allocated to core deposit intangibles.

Goodwill. Goodwill represents the excess of the preliminary estimated acquisition consideration over the preliminary fair value of the underlying net tangible and intangible assets. Among the factors that contributed to a purchase price in excess of the fair value of the net tangible and intangible assets are the skill sets, operations, customer base and organizational cultures that can be leveraged to enable the combined company to build an enterprise greater than the sum of its parts. In accordance with ASC Topic 350, Intangibles — Goodwill and Other, goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. In the event management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of the impairment during the period in which the determination is made.

Note 4—Preliminary Unaudited Pro Forma and Acquisition Accounting Adjustments

The unaudited pro forma financial information is not necessarily indicative of what the financial position actually would have been had the merger been completed at the date indicated. Such information includes adjustments which are preliminary and may be revised. Such revisions may result in material changes. The financial position shown herein is not necessarily indicative of what the past financial position of the combined companies would have been, nor necessarily indicative of the financial position of the post-merger periods.

The following unaudited pro forma adjustments result from accounting for the merger, including the determination of fair value of the assets, liabilities, and commitments which Eagle, as the acquirer. The descriptions related to these preliminary adjustments are as follows.

Balance Sheet –

(a)	Adjustment of $1.4 million to cash to reflect seller and buyer expenses paid at closing.

(b)

A fair value discount of $1.4 million to reflect the credit risk of the loan portfolio, net of any adjustment to reflect fair values of loans based on current interest rates of similar loans. The adjustment will be substantially recognized over approximately 3.2 years using an amortization method based upon the expected life of the loans.

(c)

Reversal of Ruby Valley Bank’s allowance for loan losses of $1.4 million in accordance with acquisition method of accounting for the merger. No projected increase in loan loss provision is anticipated with the additional loans from Ruby Valley Bank included in the portfolio after the merger close.

(d)

An adjustment to reflect the fair value of bank premises and equipment cannot be estimated at this time. We do anticipate that upon receipt of real estate appraisals and other valuation measures, that there will be an adjustment to record bank premises and equipment at fair value when the merger is completed.

(e)

An adjustment to reflect the preliminary estimated goodwill of $4.7 million as a result of this acquisition. As noted above, goodwill is created when the purchase price consideration exceeds the fair value of the assets acquired.

(f)

Adjustment to record the core deposit intangible associated with the merger of $926,000. The fair value of this asset and the related amortization uses an expected life of 10 years. The amortization of the core deposit intangible is expected to increase pro forma pre-tax noninterest expense by $161,000 in the first year following consummation.

(g)

Adjusts the deferred tax liabilities resulting from the acquisition. The estimated increase in deferred tax liability of $278,000 stems primarily from the fair value adjustments and is preliminary and subject to change based on the final determination of the fair value of assets acquired and liabilities assumed.

(h)

Reflects new term debt of $9.9 million to fund the cash portion of the acquisition. This assumes the cash portion paid to the seller will be borrowed at the time the merger is completed at a rate of 2.25%. Interest expense in the first year of $223,000 is expected.

(i)

Recognition of the equity portion of the merger consideration. The adjustment to common stock represents the $.01 par value for the 446,773 shares of Eagle common stock issuable in the merger to the holders of TwinCo shares, which rounded to $4,000. TwinCo common stock of $76,000 closes out upon the merger close. The TwinCo treasury stock will be closed out at the close. The adjustment to additional paid-in capital represents the amount of equity consideration above the par value of Eagle common stock issuable in the merger, the close out of TwinCo common stock, and the close out of TwinCo treasury stock.

(j)	Adjustment to reflect the Ruby Valley Bank retained earnings closing out to additional paid-in capital.

(k)	Reflects an adjustment to eliminate the Ruby Valley Bank accumulated comprehensive income (loss) at the time of the merger closing.

Income Statement – Nine months ended September 30, 2017 and year ended December 31, 2016

(l)

Deposits at other banks are expected to diminish thereby reducing the interest income. The reduced interest income will be offset with reduced interest expense from other borrowings. The amounts are considered immaterial and are not adjusted.

(m)	Estimated reduction of Ruby Valley Bank non-interest expenses is expected, or $309,000 annualized reduction.

(n)	Represents amortization of core deposit premium. Premium will be amortized over 10 years using the sum-of-years digits method, or $161,000 in the first year.

(o)	Anticipated restructuring costs of $250,000 are not expected in the first 9-months, and are reflected within the first nine months following the close of the merger.

(p)	Reflects the income tax effect of pro forma adjustments based on the estimated blended federal and state tax rate of 30%.

(q)	TwinCo is an S corporation and as a result there are no income taxes reflected in its statements of income.

ALL DOLLAR AMOUNTS ARE IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS OR AS OTHERWISE SPECIFICALLY NOTED.

First Financial Bank Building 400 Pine Street, Ste. 600, Abilene, TX 79601 325.672.4000 / 800.588.2525 / f: 325.672.7049 www.dkcpa.com

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

TwinCo, Inc. and Subsidiary

We have audited the accompanying consolidated statement of financial condition of TwinCo, Inc. and Subsidiary (TwinCo) as of December 31, 2016 and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the year ended December 31, 2016. TwinCo’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TwinCo, Inc. and Subsidiary as of December 31, 2016 and the results of their operations and their cash flows for the year ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

The consolidating schedules have been subjected to audit procedures performed in conjunction with the audit of TwinCo’s financial statements. The consolidating schedules are the responsibility of the Company's management. Our audit procedures included determining whether the consolidating schedules reconcile to the consolidated financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the consolidating schedules. In forming our opinion on the consolidating schedules, we evaluated whether the consolidating schedules, including their form and content, are presented in conformity with accounting principles generally accepted in the United States of America. In our opinion, the consolidating schedules are fairly stated, in all material respects, in relation to the consolidated financial statements as a whole.

Certified Public Accountants

Abilene, Texas

September 26, 2017

TwinCo, Inc. and Subsidiary

CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

December 31, 2016

(dollars in thousands, except per share amounts)

ASSETS
Cash and due from banks	$1,246
Interest-bearing deposits in banks	3,643
Total cash and cash equivalents	4,889

Certificates of deposit in banks	250
Investment securities available for sale	34,568
Federal Home Loan Bank stock	111
Loans, net of allowance for loan losses of $1,420	51,382
Accrued interest receivable	688
Premises and equipment, net	1,171
Cash surrender value of life insurance	175
Goodwill	422
Other assets	73

Total assets	$93,729

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits
Noninterest-bearing	$20,162
Interest-bearing	59,494
Total deposits	79,656

Accrued expenses and other liabilities	107
Total liabilities	79,763

Stockholders' equity
Common stock - $1.00 par value; 100,000 shares authorized; 76,000 shares issued; 40,055 shares outstanding	76
Additional paid-in capital	1,560
Treasury stock - 35,945 shares at cost	(1,197)
Retained earnings	14,079
Accumulated other comprehensive loss	(552)
Total stockholders' equity	13,966

Total liabilities and stockholders' equity	$93,729

The accompanying notes are an integral part of this consolidated statement.

TwinCo, Inc. and Subsidiary

CONSOLIDATED STATEMENT OF INCOME

Year Ended December 31, 2016

(dollars in thousands, except per share amounts)

Interest and dividend income
Loans, including fees	$3,631
Investment securities available for sale	627
Federal Home Loan and Federal Reserve stock dividends	3
Interest-bearing deposits in banks	22
Total interest and dividend income	4,283

Interest expense
Deposits	145
Borrowed funds	4
Total interest expense	149

Net interest income	4,134

Provision (credit) for loan losses	(86)

Net interest income after provision for loan losses	4,220

Noninterest income
Service charges on deposit accounts	108
Interchange and ATM fees	132
Appreciation in cash value of life insurance	8
Net gain on sale of securities available for sale	5
Other noninterest income	42
Total noninterest income	295

Noninterest expense
Salaries and employee benefits	1,362
Occupancy and equipment	196
Data processing and software	214
Advertising and marketing	206
Federal insurance premiums	73
Postage	27
Legal, accounting and examination fees	143
Other noninterest expense	312
Total noninterest expense	2,533

NET INCOME	$1,982

EARNINGS PER SHARE	$49.48

The accompanying notes are an integral part of this consolidated statement.

TwinCo, Inc. and Subsidiary

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

Year Ended December 31, 2016

(dollars in thousands)

Net income	$1,982

Other comprehensive loss

Change in unrealized gain/loss on securities available for sale	(379)
Reclassification adjustment for net gain on sale of securities available for sale realized in net income	(5)

Total other comprehensive loss	(384)

TOTAL COMPREHENSIVE INCOME	$1,598

The accompanying notes are an integral part of this consolidated statement.

TwinCo, Inc. and Subsidiary

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

Year Ended December 31, 2016

(dollars in thousands, except per share amounts)

					Accumulated
					other
	Common	Additional	Treasury	Retained	comprehensive
	stock	paid-in capital	stock	earnings	loss	Total

Balance at December 31, 2015	$76	$1,560	$(1,197)	$13,539	$(168)	$13,810

Net income	-	-	-	1,982	-	1,982

Other comprehensive loss	-	-	-	-	(384)	(384)

Cash dividends paid ($36.00 per share)	-	-	-	(1,442)	-	(1,442)

Balance at December 31, 2016	$76	$1,560	$(1,197)	$14,079	$(552)	$13,966

The accompanying notes are an integral part of this consolidated statement.

TwinCo, Inc. and Subsidiary

CONSOLIDATED STATEMENT OF CASH FLOWS

Year Ended December 31, 2016

(dollars in thousands)

Cash flows from operating activities
Net income	$1,982
Adjustments to reconcile net income to net cash from operating activities
Provision (credit) for loan losses	(86)
Depreciation	70
Net amortization on investment securities	310
Net gain on sale of securities available for sale	(5)
Appreciation in cash value of life insurance	(8)
Net change in:
Accrued interest receivable	37
Other asssets	14
Accrued expenses and other liabilities	22
Net cash provided by operating activities	2,336

Cash flows from investing activities
Purchase of securities available for sale	(17,169)
Maturities, calls and paydowns of securities available for sale	6,343
Sale of securities available for sale	4,232
Purchase of Federal Home Loan Bank stock	(124)
Redemption of Federal Home Loan Bank stock	120
Redemption of Federal Reserve Bank stock	30
Loan originations and principal collections, net	1,395
Acquisition of premises and equipment	(45)
Net cash used in investing activities	(5,218)

Cash flows from financing activities
Net change in deposits	917
Dividends paid	(1,442)
Net cash used in financing activities	(525)

Change in cash and cash equivalents	(3,407)

Cash and cash equivalents at beginning of year	8,296

Cash and cash equivalents at end of year	$4,889

Supplemental Disclosures of Cash Flow Information
Cash paid during the year for interest	$147

Supplemental Disclosures of Non-Cash Transactions
Net change in unrealized gain/loss on securities available for sale	$(384)

The accompanying notes are an integral part of this consolidated statement.

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES

The accounting and reporting policies of TwinCo, Inc. and Subsidiary conform to accounting principles generally accepted in the United States of America (“GAAP”) and to general practice within the banking industry. The following is a summary of the significant accounting and reporting policies:

Organization and Principles of Consolidation

TwinCo, Inc. (“Twinco”) is a bank holding company that owns 100% of the stock of Ruby Valley Bank (“the Bank”). Twinco and the Bank are collectively referred to as “the Company.”

The accompanying consolidated financial statements include the consolidated totals of the accounts of Twinco and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

Nature of Operations

The Company provides a full range of banking and mortgage services to individual and business customers through its two branches located in Twin Bridges and Sheridan, Montana.

The Company is subject to competition from other financial institutions for loans and deposit accounts. The Company is also subject to regulation by certain governmental agencies and undergoes periodic examinations by those regulatory agencies. Twinco’s primary regulator is the Federal Reserve, and the Bank’s primary regulators are the state of Montana Division of Banking & Financial Institutions, and the Federal Deposit Insurance Corporation. Prior to a conversion to a state banking charter in October 2016, the Bank was regulated by the Office of the Comptroller of the Currency.

Use of Estimates

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the fair value of financial instruments. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties and assesses estimated future cash flows from borrowers’ operations and the liquidation of loan collateral. In connection with the determination of the fair value of financial instruments, management obtains valuations from a third party investment pricing and interest rate risk modeling provider.

Significant Group Concentrations of Credit Risk

Most of the Company's activities are with customers located within the Company’s areas of operations. A majority of the Company’s loans are related to agriculture - particularly ranching - including farmland and production activities. The company also has a concentration in commercial loans, including real estate and operating activities. Note 3 discusses the types of lending in which the Company engages. Note 2 discusses the types of securities in which the Company invests.

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016

Cash and Cash Equivalents

Cash and cash equivalents include cash, transaction accounts at other financial institutions and interest bearing balances at the Federal Reserve Bank. For the Statement of Cash Flows, net cash flows are reported for customer loan and deposit transactions.

Balances in transaction accounts at other financial institutions may at times exceed amounts covered by federal deposit insurance. Management regularly evaluates the credit risk associated with other financial institutions and believes that the Company is not exposed to any significant credit risks on cash and cash equivalents. At December 31, 2016, cash at correspondent banks in excess of FDIC insured limits is $32,000.

The Federal Reserve requires the Company to maintain certain cash reserves. At December 31, 2016, vault cash and Federal Reserve correspondent balances exceeded the reserve requirement of $444,000.

Certificates of Deposit in Banks

Certificates of deposit in banks are carried at cost and are fully covered by federal deposit insurance, and are classified separately from cash and cash equivalents as the maturities of certificates of deposit in banks exceed 90 days.

Investment Securities

Investment securities are classified as “available for sale” and are stated at estimated fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

The amortized cost of debt securities classified as available for sale is adjusted for amortization of purchase premiums and accretion of purchase discounts. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities. For mortgage-backed securities, the term of the security is the expected life of the security given estimated paydowns. For other securities, the term of the security is the earlier of final maturity or the expected call date. The Company believes amortization to the call date rather than the final maturity date is insignificant to the financial statements as a whole. Gains and losses on the sale of securities are determined using the specific identification method.

Management evaluates securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as an impairment charge to earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which is recognized as an impairment charge to earnings, and 2) OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016

Federal Home Loan Bank and Federal Reserve Bank Stock

The Company, as a member of the Federal Home Loan Bank system, is required to maintain an investment in the capital stock of the Federal Home Loan of Des Moines. No ready market exists for this stock, and it has no quoted market value and may generally only be redeemed by the Federal Home Loan Bank at par. For reporting purposes, such stock is considered restricted and is carried at cost. The Bank had a similar investment in the stock of the Federal Reserve Bank which was sold in 2016.

Loans

The Company grants real estate, agricultural, commercial and consumer loans to customers. The ability of the Company’s borrowers to honor their contracts is dependent upon the real estate and general economic conditions in the Company’s lending areas, as well as the strength of agricultural commodity markets and in particular markets related to ranching activities.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are generally reported at their outstanding unpaid principal balances adjusted for charge-offs and the allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees are generally recognized as interest income at loan inception. Under GAAP, loan origination fees and loan origination costs should generally be deferred and recognized over the life of the loan as an adjustment of yield; however, the Company believes not deferring and amortizing such fees and costs is insignificant to the financial statements as a whole.

Past due loans are any loans for which payments of interest, principal or both have not been received within the timeframes designated by the loan agreements. Loans with payments in arrears but for which borrowers have resumed making scheduled payments are considered past due until arrearages are brought current. Loans that experience insignificant payment delays or payment shortfalls generally are not considered past due. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

The accrual of interest on any loan is discontinued at the time the loan is 90 days past due unless the loan is well secured and in process of collection. Additionally, loans are placed on nonaccrual at an earlier date if collection of principal or interest is considered doubtful. When placing a loan on nonaccrual status, interest accrued to date is generally reversed and is charged against the current year's interest income. Payments received on a loan on nonaccrual status are applied against the balance of the loan. A loan is returned to accrual status when principal and interest are no longer past due and collectibility is no longer doubtful.

Troubled debt restructurings are loans for which concessions in terms have been made as a result of the borrower experiencing financial difficulty. Generally, concessions granted to customers include lower interest rates and modification of the payment stream to lower or defer payments. Interest on troubled debt restructurings is accrued under the new terms if the loans are performing and full collection of principal and interest is expected. However, interest accruals are discontinued on troubled debt restructurings that meet the Company’s nonaccrual criteria.

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016

Generally, loans are charged off in whole or in part after they become significantly past due unless the loan is in the process of restructuring or collection efforts are ongoing and deemed likely to be successful. Charge off amounts are determined based upon the carrying amount of loans and the amount estimated to be collectible as determined by analyses of expected future cash flows and the liquidation of loan collateral.

Allowance for Loan Losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses, and is established through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance consists of specific and general components as follows:

The specific component relates to loans that are considered impaired, and is comprised of valuation allowances calculated on a loan-by-loan basis. Impaired loans are all specifically identified loans for which it is probable that the Company will not collect all amounts due according to the contractual terms of the loan agreement. Factors considered by management in determining whether a loan is impaired include payment status, collateral value, the borrower’s financial condition and overall loan quality as determined by an internal loan grading system. Included in impaired loans are all nonaccrual loans and all accruing troubled debt restructurings. Loans that experience insignificant payment delays or payment shortfalls generally are not considered impaired. For impaired loans for which repayment is expected solely from the collateral, impairment is measured based on the fair value of the collateral. For other impaired loans, impairment may be measured based on the fair value of the collateral or on the present value of expected future cash flows discounted at the loan’s original effective interest rate. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance.

The general component relates to non-impaired loans, and is based on historical loss experience adjusted for the effects of qualitative factors that are likely to cause estimated credit losses as of the evaluation date to differ from the portfolio’s historical loss experience. Qualitative factors include the following: economic conditions; industry conditions; changes in lending policies and procedures; trends in the volume and terms of loans; the experience, ability and depth of lending staff; levels and trends in delinquencies and impaired loans; levels and trends in charge-off and recovery activity; levels and trends of loan quality as determined by an internal loan grading system; portfolio concentrations.

Although the allowance contains a specific component, the entire allowance is available for any loan that, in management’s judgment, should be charged off.

On a quarterly basis, management estimates the allowance balance required using the criteria identified above in relation to the relevant risks for each of the Company’s major loan segments. Significant overall risk factors for both the Company’s commercial and consumer portfolios include the strength of the real estate market and general economic activity in the Company’s market areas, and for agricultural loans includes the strength of farmland prices and commodity prices, particularly those related to ranching activities.

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016

The quality of the Company's loan portfolio is assessed as a function of the levels of past due loans and impaired loans, and internal credit quality ratings which are updated quarterly by management. The ratings on the Company’s internal credit scale are an important part of the Company's overall credit risk management process and are considered in the determination of the allowance for loan losses, and are grouped as follows:

Pass - Loans with minimal to average identified credit risk. These loans have borrowers considered creditworthy who have the ability to repay the debt in the normal course of business. Borrowers have a sound primary and secondary repayment source, with sufficient cash generation to meet ongoing debt service requirements. Loans are typically fully secured with marketable, margined collateral.

Special mention - Loans with potential credit weaknesses which deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of repayment prospects or the Company’s credit position at some future date. These loans exhibit characteristics such as declining or stressed financial condition of the borrower, and declining or narrow collateral coverage.

Substandard – Loans inadequately protected by the current financial condition and paying capacity of the borrower or the collateral pledged, if any. These loans have a well-defined weakness or weaknesses that jeopardize the repayment of the debt. These loans are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected. In some instances, though not all, the weakness or weaknesses in these loans will necessitate nonaccrual treatment.

Doubtful – Loans in this category have all the weaknesses inherent in those classified as Substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. The probability of loss is extremely high, but because of certain important and reasonably specific factors that may work to the advantage and strengthening of the loans, classification as a loss is deferred until more exact status may be determined.

Loss – Loans considered loss are considered uncollectable and of such little value that their continuance as a bankable asset, even with a valuation allowance, is not warranted. This does not mean the loans have no recovery or salvage value, but rather it is not practical or desirable to defer a charge-off even though a partial recovery may be effected in the future. Loans classified as a loss are charged-off in the period they are deemed uncollectible.

Determination of the allowance is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance. Such agencies may require the Company to recognize additional losses based on their judgments about information available to them at the time of their examination.

Premises and Equipment

Land is carried at cost. Buildings and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed using the straight-line method over the estimated useful lives of the assets - generally 20 to 40 years for buildings and improvements, and 5 to 10 years for furniture and equipment. Maintenance and repairs, which do not extend the useful lives of premises and equipment, are charged to expense as incurred.

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016

Cash Surrender Value of Life Insurance

The Company has purchased single premium life insurance policies on certain key officers, and is the sole owner and beneficiary of the policies. The policies are carried at the cash amount that would be received if they were to be surrendered, and changes in the cash surrender value are recorded as income or expense in the year of change.

Goodwill

Goodwill resulted from TwinCo’s original acquisition of the Bank in prior years, and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment, and any impairment losses are recognized in earnings in the period identified.

Income Taxes

The Company has elected taxation under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company neither pays federal corporate income taxes on its taxable income nor is allowed a net operating loss carryover or carryback as a deduction. Instead, the stockholders of the Company include their respective share of the consolidated taxable income or loss in their individual income tax returns. Accordingly, no income taxes are reflected in the consolidated financial statements. The Company is no longer subject to examination by federal tax authorities for years before 2013.

Treasury Stock

Shares of stock repurchased by the Company are classified as Treasury Stock and carried at the repurchase cost.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income/loss. The only component of other comprehensive income/loss consists of net unrealized holding gains and losses on available for sale securities, with no related tax effects.

Earnings Per Share

Earnings per share is computed by dividing net income by the weighted average number of shares outstanding. The Company has no dilutive instruments and accordingly reports only basic earnings per share.

Off- Balance Sheet Financial Instruments

In the ordinary course of business, the Company enters into off-balance-sheet financial instruments consisting of commitments to extend credit, unused lines of credit, standby letters of credit and undisbursed loans in process. These financial instruments are recorded in the financial statements when they are funded.

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016

The Company is exposed to credit risk on its off-balance sheet financial instruments. In conjunction with the determination of the allowance for loan losses, and using the same criteria, the Company estimates an allowance for probable incurred credit losses on off-balance sheet credit exposures. Provisions for the allowance are recorded as a component of other noninterest expense, and the allowance is carried as a component of other liabilities.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been relinquished and, for loan participations sold, incoming cash flows on the base loan are allocated to all participants on a pro-rata basis. Control over transferred assets is deemed to be relinquished when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Loss Contingencies

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants, excluding transaction costs. When measuring fair value, entities should maximize the use of observable inputs and minimize the use of unobservable inputs. The following describes the three levels of inputs that may be used to measure fair value:

■	Level 1 Inputs - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

■

Level 2 Inputs— Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

■	Level 3 Inputs—Unobservable inputs that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016

Significant Applicable Accounting Standards Updates Not Yet Effective

The Financial Accounting Standards Board recently issued Accounting Standards Update 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. Under the new standard, certain equity investments are required to be carried at fair value, with changes in fair value recognized in net income. This applies to equity investments with readily determinable fair values that are not consolidated or carried on the equity method. Debt securities classified as available-for-sale will continue to be carried at fair value with changes in fair value recorded through other comprehensive income. The standard is effective for the Company beginning January 1, 2019, and is not expected to have a significant impact to the financial statements.

The Financial Accounting Standards Board recently issued Accounting Standards Update 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. Under the new standard, the Company will be required to convert from the existing incurred-loss model for determining the allowance for loan losses to an expected-loss model. An expected-loss model will determine the allowance for loan losses balance based upon credit losses expected to be incurred over the life of the loan portfolio, and will consider not only current credit conditions but also reasonably supportable expectations as to future credit conditions. The standard will also require securities held to maturity to be evaluated for impairment under an expected-loss model. The standard is effective for the Company beginning January 1, 2021. The Company has not yet completed an evaluation of the impact on its financial statements and its accounting and reporting practices.

The Financial Accounting Standards Board recently issued Accounting Standards Update 2017-08, Receivables – Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization of Purchased Callable Debt Securities. Under the new standard, the Company will be required to amortize investment purchase premiums on callable securities to the earliest call date. Purchase discounts will continue to be accreted to final maturity. The standard is effective for the Company beginning January 1, 2020, and is not expected to have a significant impact to the financial statements.

Subsequent Events

Management evaluates events occurring subsequent to the balance sheet date, through the date the financial statements are eligible to be issued, to determine whether the events require recognition or disclosure in the financial statements. With respect to the December 31, 2016 financial statements, Management has considered subsequent events through September 26, 2017.

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016

NOTE 2 - INVESTMENT SECURITIES

The amortized cost and fair value of investment securities, with gross unrealized gains and losses, follows:

	December 31, 2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

	(in thousands)
Debt securities available for sale

U.S. Government agency	$624	$8	$-	$632
U.S. agency mortgage-backed	31,219	4	(564)	30,659
State and municipal	3,277	42	(42)	3,277

	$35,120	$54	$(606)	$34,568

The Company purchases only high-grade investment securities. U.S. Government Agency securities are comprised entirely of bonds issued by the Federal Home Loan Bank. U.S. agency mortgage-backed securities are comprised entirely of bonds issued by the Federal Home Loan Mortgage Corporation and Fannie Mae. State and municipal securities are comprised of bonds issued by various states and municipalities, and are all rated “AA” or better by a nationally recognized statistical rating organization.

The amortized cost and fair value of debt securities available for sale at December 31, 2016, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because obligors may have the right to call or prepay obligations with call or prepayment penalties. Mortgage-backed securities are not broken out by maturity period as repayment of the securities occurs on monthly basis based on the repayment of the mortgage loans underlying the securities:

	Amortized Cost	Fair Value

	(in thousands)

Due in one year or less	$476	$482
Due after one through five years	298	303
Due after five years through ten years	304	298
Due after ten years	2,823	2,826
	3,901	3,909

Mortgage-backed	31,219	30,659

	$35,120	$34,568

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016

Information pertaining to securities available-for-sale, with gross unrealized losses aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	December 31, 2016
	Less than 12 months		Over 12 months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value

	(in thousands)

U.S. agency mortgage-backed	$(564)	$29,011	$-	$-
State and municipal	(42)	1,489	-	-

	$(606)	$30,500	$-	$-

At December 31, 2016, there are 36 mortgage-backed securities with unrealized losses ranging from 0.1% to 3.6% of the securities’ amortized cost basis, and five state and municipal securities with unrealized losses ranging from 0.6% to 4.4% of the securities’ amortized cost basis. Unrealized losses are due to differences in market yields as compared to yields available at the time securities were purchased, and management has performed analyses of investment credit quality and cash flows and does not believe that any securities are impaired due to reasons of credit quality. The Company has the ability and intent to hold investment securities for a period of time sufficient for a recovery of cost, and fair value is expected to recover as bonds approach maturity. Accordingly, as of December 31, 2016, management believes the impairments detailed in the table above are temporary.

The Company realized $13,000 in gains and $8,000 in losses on sales and early redemptions of investment securities in 2016.

Investment securities with a fair value of $1,660,000 at December 31, 2016 were pledged as collateral on public deposits and for other purposes as required or permitted by law.

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016

NOTE 3 – LOANS AND ALLOWANCE FOR LOAN LOSSES

Major classifications of loans are as follows at December 31, 2016 (in thousands):

Agricultural loans
Farmland	$15,594
Production and other	11,671
27,265
Commercial loans
Real estate	9,530
Operating and other	8,394
17,924
Other real estate loans
Construction, land and land development	1,236
Residential 1-4 family	4,040
Multifamily	587
5,863

Consumer and other loans	1,750

Total loans	52,802

Less allowance for loan losses	(1,420)

$51,382

At December 31, 2016, agricultural loans include $4,110,000 of loans guaranteed by the United States Department of Agriculture’s Farm Service Agency, with a guaranty amount of $3,699,000, and commercial loans include $1,220,000 of loans guaranteed by the United States Small Business Administration, with a guaranty amount of $1,098,000.

In the ordinary course of business, the Company may grant loans to its executive officers, significant shareholders, directors, and parties affiliated with those persons (collectively, “related parties”). However, the Company had no loans to related parties at any time in 2016.

At December 31, 2016, loans totaling $17,394,000 are pledged to secure credit facilities with the Federal Home Loan Bank of Des Moines.

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016

Transactions in the allowance for loan losses are as follows:

	Agricultural	Commercial	Other Real Estate Loans	Consumer and Other	Total

	(in thousands)

Balance at December 31, 2015	$753	$523	$130	$69	$1,475

Provision for loan losses	(46)	(26)	(11)	(3)	(86)

(Charge-offs)	-	(59)	-	(13)	(72)
Recoveries	43	4	54	2	103
Net (charge-offs) recoveries	43	(55)	54	(11)	31

Balance at December 31, 2016	$750	$442	$173	$55	$1,420

Components of the allowance for loan losses, and the related carrying amount of loans for which the allowance is determined, are as follows:

	December 31, 2016
	Agricultural	Commercial	Other Real Estate Loans	Consumer and Other	Total

	(in thousands)
Allocation of Allowance to:
Impaired loans - evaluated individually	$-	$17	$-	$-	$17
Impaired loans - evaluated collectively	-	-	-	-	-
Total impaired loans	-	17	-	-	17

Unimpaired loans - evaluated collectively	750	425	173	55	1,403

	$750	$442	$173	$55	$1,420

Recorded Investment In:
Impaired loans - evaluated individually	$636	$2,223	$673	$2	$3,534
Impaired loans - evaluated collectively	-	-	-	-	-
Total impaired loans	636	2,223	673	2	3,534

Unimpaired loans - evaluated collectively	26,629	15,701	5,190	1,748	49,268

	$27,265	$17,924	$5,863	$1,750	$52,802

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016

Information relative to impaired loans is as follows:

	December 31, 2016					Year Ended December 31, 2016
	Recorded Investment in Impaired Loans With No Valuation Allowance	Recorded Investment in Impaired Loans With A Valuation Allowance	Total Impaired Loans	Valuation Allowance on Impaired Loans	Commitments to Extend Credit on Impaired Loans	Average Impaired Loans
	(in thousands)

Agricultural loans
Farmland	$636	$-	$636	$-	$-	$1,271
Production and other	-	-	-	-	-	-

Commercial loans
Real estate	888	649	1,537	17	-	1,484
Operating and other	686	-	686	-	-	706

Other real estate loans
Construction, land and land development	-	-	-	-	-	-
Residential 1-4 family	673	-	673	-	-	697
Multifamily	-	-	-	-	-	-

Consumer and other loans	2	-	2	-	-	4
	$2,885	$649	$3,534	$17	$-	$4,162

Interest income recognized on impaired loans is $185,000 for the year ended December 31, 2016. The difference between the recorded investment in impaired loans and the unpaid contractual principal balance of those loans is immaterial at December 31, 2016.

At December 31, 2016, there are no loans in the process of foreclosure.

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016

Information related to troubled debt restructurings, all of which are included in impaired loans, is as follows:

	December 31, 2016
	Nonaccrual Troubled Debt Restructurings	Accruing Troubled Debt Restructurings	Total Troubled Debt Restructurings	Valuation Allowance on Troubled Debt Restructurings	Commitments to Extend Credit on Troubled Debt Restructurings

	(in thousands)

Agricultural loans
Farmland	$-	$-	$-	$-	$-
Production and other	-	-	-	-	-

Commercial loans
Real estate	170	1,166	1,336	17	-
Operating and other	-	53	53	-	-

Other real estate loans
Construction, land and land development	-	-	-	-	-
Residential 1-4 family	-	641	641	-	-
Multifamily	-	-	-	-	-

Consumer and other loans	-	-	-	-	-
	$170	$1,860	$2,030	$17	$-

There were no loans modified as a troubled debt restructuring that defaulted in 2016 where the default occurred within 12 months of the restructuring. For the purpose of this disclosure, a default is considered a payment delinquency of 90 days or greater, or foreclosure and repossession of the applicable collateral.

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016

The following summarizes the performance status of loans:

	December 31, 2016
	Performance Status
	Nonaccrual	Past Due Greater Than 90 Days and Accruing	Total Nonperforming Loans	Performing Troubled Debt Restructurings	Performing Non- Restructured	Total loans
	(in thousands)

Agricultural loans
Farmland	$-	$-	$-	$-	$15,594	$15,594
Production and other	-	-	-	-	11,671	11,671

Commercial loans
Real estate	170	-	170	1,166	8,194	9,530
Operating and other	633	-	633	53	7,708	8,394

Other real estate loans
Construction, land and land development	-	-	-	-	1,236	1,236
Residential 1-4 family	32	-	32	641	3,367	4,040
Multifamily	-	-	-	-	587	587

Consumer and other loans	2	-	2	-	1,748	1,750
	$837	$-	$837	$1,860	$50,105	$52,802

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016

The following summarizes the delinquency status of loans:

	December 31, 2016
	Past Due Status
	30-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total loans	Past Due Greater Than 90 Days and Accruing
	(in thousands)

Agricultural loans
Farmland	$-	$-	$-	$15,594	$15,594	$-
Production and other	-	-	-	11,671	11,671	-

Commercial loans
Real estate	69	170	239	9,291	9,530	-
Operating and other	2	603	605	7,789	8,394	-

Other real estate loans
Construction, land and land development	-	-	-	1,236	1,236	-
Residential 1-4 family	5	32	37	4,003	4,040	-
Multifamily	-	-	-	587	587	-

Consumer and other loans	13	-	13	1,737	1,750	-
	$89	$805	$894	$51,908	$52,802	$-

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016

The following summarizes loans by credit rating:

	December 31, 2016
	Credit Rating
	Pass	Special Mention	Substandard	Doubtful	Total loans
	(in thousands)

Agricultural loans
Farmland	$14,528	$-	$1,066	$-	$15,594
Production and other	11,325	-	346	-	11,671

Commercial loans
Real estate	8,510	-	1,020	-	9,530
Operating and other	7,679	-	715	-	8,394

Other real estate loans
Construction, land and land development	1,236	-	-	-	1,236
Residential 1-4 family	3,367	-	673	-	4,040
Multifamily	587	-	-	-	587

Consumer and other loans	1,748	-	2	-	1,750

	$48,980	$-	$3,822	$-	$52,802

NOTE 4 - PREMISES AND EQUIPMENT

Premises and equipment are as follows at December 31, 2016 (in thousands):

Land	$270
Buildings and improvements	1,882
Furniture and equipment	647
2,799

Less accumulated depreciation	(1,628)

$1,171

Depreciation expense for 2016 was $70,000.

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016

NOTE 5 - DEPOSITS

Information on deposits and related interest expense is as follows:

	As-of and for the Year Ended December 31, 2016
	Balance, end of Year	Interest Expense, for the Year	Weighted Average Rate, For the Year
	(dollars in thousands)

Noninterest-bearing	$20,162	$-	0.00%
Interest-bearing checking and NOW accounts	10,611	8	0.09%
Money market accounts	15,211	42	0.29%
Savings accounts	14,202	14	0.10%
Time certificates of deposit	19,470	81	0.40%

	$79,656	$145	0.18%

At December 31, 2016, there is $19,541,000 in accounts with a balance exceeding $250,000, including $3,688,000 in time certificates of deposit. Time certificates of deposit also include $1,175,000 in reciprocal brokered certificates through the Certificate of Deposit Account Registry Service (CDARS).

Scheduled maturities of time deposits at December 31, 2016 are as follows (in thousands):

Maturity

2017	$16,831
2018	2,315
2019	324

$19,470

At December 31, 2016, the Company had $6,789,000 in deposits from its executive officers, significant shareholders, directors, and parties affiliated with those persons.

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016

NOTE 6 –BORROWED FUNDS

Federal Home Loan Bank

The Company is eligible to borrow from the Federal Home Loan Bank of Des Moines on both a short term and long term basis. The amount of credit available is based on discounted amounts of any loans and investment securities pledged as collateral, subject to a maximum amount based on the Company’s asset size. Any outstanding borrowings are also secured by the Company’s Federal Home Loan Bank stock. At December 31, 2016, no borrowings are outstanding and the Company is eligible to borrow up to $11,778,000.

Federal Funds

The Company has unsecured federal funds lines at various correspondent banks with a maximum credit limit of $4,300,000 at December 31, 2016. No amounts were outstanding under these lines at December 31, 2016. The federal funds lines are uncommitted, and funding requests made by the Company are subject to the lending institution’s approval and funding availability at the time of request.

NOTE 7 – SHAREHOLDER EQUITY

Various restrictions limit the extent to which dividends may be paid by the Bank to Twinco. Generally, regulatory approval is required for the Bank to pay dividends in any calendar year that exceed the Bank’s net profit for that year combined with its retained profits for the preceding two years. In addition, dividends paid by the Bank would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum capital requirements.

During 2016, the Bank paid $1,500,000 in dividends to Twinco.

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016

NOTE 8 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no breach of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, by the Company upon extension of credit is based on management's credit evaluation of the customer. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment and real estate.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

The following financial instruments were outstanding at December 31, 2016 whose contract amounts represent risk (in thousands):

Commitments to extend credit	$10,061
Standby letters of credit	285

$10,346

The Company has established an allowance for losses on unfunded credit commitments as losses are estimated to have occurred. During 2016, there was no provision for losses on unfunded credit commitments. At December 31, 2016, the balance of the allowance for losses on unfunded credit commitments was $60,000 and is carried as a component of accrued expenses and other liabilities.

NOTE 9 - EMPLOYEE BENEFIT PLAN

The Company has a 401(k) Plan (“the Plan”) in which substantially all employees may participate. The Plan allows employees to make salary deferrals and allows the Company to make safe harbor contributions (equal to 3% of each participant’s eligible compensation), additional matching contributions (up to an additional 2% of each participant’s eligible compensation, for a total of 5% including the safe harbor amount), and discretionary profit sharing contributions. Employees are immediately 100% vested in the Company’s safe harbor contributions, while matching and profit sharing contributions vest over a five-year period. Expense attributable to the plan totaled $78,000 in 2016.

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016

NOTE 10 - REGULATORY MATTERS

Banks and bank holding companies are subject to various regulatory capital requirements administered by state and federal banking agencies. Capital adequacy guidelines, and additionally for banks prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weighting and other factors.

The Basel III Capital Rules became effective for the Bank on January 1, 2015, subject to a phase-in for certain provisions. Quantitative measures established by the Basel III Capital Rules to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the table below) of common equity tier 1 capital, tier 1 capital and total capital (as defined in the regulations) to risk-weighted assets (as defined), and of tier 1 capital to quarterly average assets (as defined).

At December 31, 2016, the Bank’s regulatory capital is comprised of the following: 1) Common equity tier 1 capital – consisting of common stock, related paid-in-capital and retained earnings; 2) Additional tier 1 capital – there are no components of tier 1 capital beyond common equity tier 1 capital; 3) Tier 2 capital - consisting of a permissible portion of the allowance for loan losses; and 4) total capital - the aggregate of all tier 1 and tier 2 capital. In connection with the adoption of the Basel III Capital Rules, the Bank elected to opt-out of the requirement to include most components of accumulated other comprehensive income/loss in common equity tier 1 capital.

When fully phased in on January 1, 2019, the Basel III capital rules will require the Bank to maintain a minimum ratio of common equity tier 1 capital to risk-weighted assets of at least 4.5%, plus a 2.5% “capital conservation buffer” (which is added to the 4.5% common equity tier 1 capital ratio as the buffer is phased in, effectively resulting in a minimum ratio of common equity tier 1 capital to risk-weighted assets of 7.0% upon full phase in). The Bank will also be required to maintain a tier 1 capital to risk-weighted assets ratio of 6.0% (8.5% including the capital conservation buffer), a total capital to risk-weighted assets ratio of 8.0% (10.5% including the capital conservation buffer), and a tier 1 capital to quarterly average assets ratio of 4.0%.

The aforementioned capital conservation buffer phases in at 0.625% annually over a four-year period beginning January 1, 2016, and is designed to absorb losses during periods of economic stress. Banking institutions with capital ratios above the base minimums but below the effective minimums (which include the buffer) will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall.

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016

The following table presents actual and required capital ratios as of December 31, 2016 for the Bank under the Basel III Capital Rules. The minimum required capital amounts presented include the minimum required capital levels as of December 31, 2016 based on the phase-in provisions of the Basel III Capital Rules and the minimum required capital levels as of January 1, 2019 when the Basel III Capital rules have been fully phased-in, and include the capital conservation buffer. Capital levels required to be considered well capitalized are based on prompt corrective action regulations, as amended to reflect changes under the Basel III Capital Rules.

	Actual		Minimum required for capital adequacy purposes - Basel III phase-in schedule		Minimum required for capital adequacy purposes - Basel III fully phased-in		Required to be considered well capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)

As of December 31, 2016

Total capital (to risk weighted assets)	$14,802	24.10%	$5,297	8.625%	$6,448	10.5%	$6,141	10.0%
Tier 1 capital (to risk weighted assets)	14,022	22.83%	4,069	6.625%	5,220	8.5%	4,913	8.0%
Common equity tier 1 capital (to risk weighted assets)	14,022	22.83%	3,147	5.125%	4,299	7.0%	3,992	6.5%
Tier 1 capital (to average assets)	14,022	14.90%	3,765	4.000%	3,765	4.0%	4,706	5.0%

Regulatory authorities can initiate certain mandatory actions if the Bank fails to meet the minimum capital requirements, which could have a direct and material effect on the Company’s financial statements. Management believes, as of December 31, 2016, that the Bank meets all capital adequacy requirements to which it is subject and that the Bank exceeds the minimum levels necessary to be considered “well capitalized.”

Note 11 - Fair Value MEASUREMENTS AND DISCLOSURES

The following is a description of the Company’s valuation methodologies for assets and liabilities recorded at fair value:

Securities Available for Sale –Debt securities are reported at fair value based upon measurements obtained from an independent pricing service. The fair value measurements for debt securities are determined by quoted market prices, if available (Level 1), or consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, market consensus prepayment speeds, credit information and the bonds’ terms and conditions, among other things (Level 2).

Impaired Loans - The Company does not record loans at fair value on a recurring basis. However, from time to time, valuation allowances are recorded on these loans to reflect (1) the current appraised or market-quoted value of the underlying collateral, or (2) the discounted value of expected cash flows. In some cases, the properties for which market quotes or appraised values have been obtained are located in areas where comparable sales data is limited, outdated, or unavailable. Fair value estimates for impaired loans measured for impairment based upon the value of the collateral are obtained from independent appraisers or other third-party consultants, and for other impaired loans are based on discounted cash flow analyses (Level 3).

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016

The following table provides the hierarchy and fair value for each major category of assets and liabilities recorded at fair value on a recurring basis as of December 31, 2016:

	Quoted prices in active markets for identical assets (Level 1)	Other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Carrying amount

	(in thousands)

Securities Available for Sale

U.S. Government agency	$-	$632	$-	$632
U.S. agency mortgage-backed	-	30,659	-	30,659
State and municipal	-	3,277	-	3,277

	$-	$34,568	$-	$34,568

During 2016 there were no changes or amounts in Level 3 assets or liabilities recorded at fair value on a recurring basis.

The following table provides the hierarchy and fair value for each major category of assets and liabilities recorded at fair value on a non-recurring basis as of December 31, 2016:

	Quoted prices in active markets for identical assets (Level 1)	Other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Carrying amount

	(in thousands)

Impaired loans	$-	$-	$3,517	$3,517

At December 31, 2016, impaired loans with a valuation allowance have a gross recorded investment of $649,000 and a related valuation allowance of $17,000, and impaired loans with a gross recorded investment of $2,885,000 have no valuation allowance.

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016

The following presents the estimated fair value and carrying amount of the Company’s financial instruments as of December 31, 2016:

	Quoted prices in active markets for identical assets (Level 1)	Other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total Fair Value	Carrying amount

	(in thousands)
Financial Assets

Cash and cash equivalents	$4,889	$-	$-	$4,889	$4,889
Certificates of deposit in banks	-	250	-	250	250
Investment securities available for sale	-	34,568	-	34,568	34,568
Nonmarketable equity securities	111	-	-	111	111
Loans, net of allowance for loan losses	-	-	53,710	53,710	51,382
Accrued interest receivable	688	-	-	688	688
Cash surrender value of life insurance	175	-	-	175	175

Financial Assets

Noninterest-bearing deposits	20,162	-	-	20,162	20,162
Interest-bearing deposits (non-maturity)	40,024	-	-	40,024	40,024
Interest-bearing deposits (time deposits)	-	-	19,492	19,492	19,470
Accrued interest payable	13	-	-	13	13

The following summary presents the methodologies and assumptions used to estimate the fair value of the Company’s financial instruments. The Company operates as a going concern and, except for investment securities available for sale, no active market exists for its financial instruments. Much of the information used to determine the fair value is highly subjective and judgmental in nature and, therefore, the results may not be precise. The subjective factors include, among other things, estimates of cash flows, risk characteristics, credit quality and interest rates, all of which are subject to change. Since the fair value is estimated as of the balance sheet date, the amounts that will actually be realized or paid upon settlement or maturity of the various financial instruments could be significantly different.

Cash and Cash Equivalents, Accrued Interest Receivable and Accrued Interest Payable

Fair value approximates the carrying amount as these are assets held for the short term, or liabilities payable in the short term, which would be realized or paid at their carrying amount.

Certificates of Deposit in Banks

Fair value approximates fair value based on the short term nature and minimal balance of these instruments.

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016

Investment Securities Available For Sale

Fair value is provided by a third-party investment accounting provider and considers observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, market consensus prepayment speeds, credit information and the bonds’ terms and conditions, among other things.

Nonmarketable Equity Securities

Fair value approximates carrying amount based on the securities’ redemption provisions.

Loans, Net

For fixed rate loans, fair value is estimated by discounting contractual future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining securities. For variable rate loans, fair value is estimated to be carrying amount due to the re-pricing provisions. Loans are presented net of the allowance for loan losses.

Cash Surrender Value of Life Insurance

Fair value approximates carrying amount based as the policies are carried at their redemption value.

Deposits

Fair value for noninterest-bearing accounts and interest-bearing accounts with no stated maturity approximates carrying amount as these deposits are payable on demand and can be re-priced at any time. Fair value of interest-bearing time deposits is estimated by discounting future contractual cash flows using interest rates currently offered for time deposits of similar remaining maturities.

Off-Balance-Sheet Instruments

Fair value for off-balance-sheet instruments such as unfunded loan commitments and letters of credit is not estimated because of the difficulty in assessing the likelihood and timing of advances, and management believes that it is not feasible or practical to fairly and accurately disclose a fair value for these instruments.

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016

NOTE 12– PARENT COMPANY FINANCIAL INFORMATION

Following is financial information on Twinco, presented on a parent company only basis:

TwinCo, Inc.
Balance Sheet - Parent Company Only Basis
December 31, 2016
(dollars in thousands, except per share amounts)

Assets
Cash in Ruby Valley Bank	$73

Investment in wholly owned subsidiary - Ruby Valley Bank
Equity in net assets of subsidiary	13,471
Goodwill	422
Total investment in subsidiary	13,893

Total assets	$13,966

Stockholders' equity
Common stock - $1.00 par value; 100,000 shares authorized; 76,000 shares issued; 40,055 shares outstanding	$76
Additional paid-in capital	1,560
Treasury stock - 35,945 shares at cost	(1,197)
Retained earnings	14,079
Accumulated other comprehensive loss	(552)

Total stockholders' equity	$13,966

TwinCo, Inc.
Statement of Income - Parent Company Only Basis
Year Ended December 31, 2016
(dollars in thousands)

Dividends from subsidiary	$1,500
Legal and accounting fees	(35)
Income before equity in undistributed earnings of subsidiary	1,465

Equity in undistributed earnings of subsidiary	517

Net income	$1,982

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016

TwinCo, Inc.
Statement of Cash Flows - Parent Company Only Basis
Year Ended December 31, 2016
(dollars in thousands)

Cash flows from operating activities
Net income	$1,982
Adjustments to reconcile net income to net cash from operating activities:
Undistributed earnings of subsidiary	(517)
Net cash provided by operating activities	1,465

Cash flows from financing activities
Cash dividends paid	(1,442)
Net cash used by financing activities	(1,442)

Net change in cash	23

Cash at beginning of year	50

Cash at end of year	$73

NOTE 13– SUBSEQUENT EVENT

In September 2017, the Company entered into a definitive agreement to be acquired by, and merged with and into, Eagle Bancorp Montana, Inc. through the shareholders’ exchange of all the Company’s common stock for cash and stock of Eagle (NASDAQ: EBMT). The transaction is subject to regulatory approval, shareholder approval and customary closing conditions, and is expected to close in the first quarter of 2018.

SUPPLEMENTAL CONSOLIDATING SCHEDULES

TwinCo, Inc. and Subsidiary

SUPPLEMENTAL CONSOLIDATING STATEMENT OF FINANCIAL CONDITION

December 31, 2016

	Ruby Valley Bank	TwinCo, Inc.	Consolidating Entries	Consolidated

	(dollars in thousands)

ASSETS

Cash and due from banks	$1,246	$73	$(73)	$1,246
Interest-bearing deposits in banks	3,643	-	-	3,643
Total cash and cash equivalents	4,889	73	(73)	4,889

Certificates of deposit in banks	250	-	-	250
Investment securities available for sale	34,568	-	-	34,568
Federal Home Loan Bank stock	111	-	-	111
Loans, net of allowance for loan losses of $1,420	51,382	-	-	51,382
Accrued interest receivable	688	-	-	688
Premises and equipment, net	1,171	-	-	1,171
Cash surrender value of life insurance	175	-	-	175
Goodwill	-	422	-	422
Other assets	73	-	-	73
Investment in Ruby Valley Bank	-	13,471	(13,471)	-

	$93,307	$13,966	$(13,544)	$93,729

LIABILITIES
Deposits
Noninterest-bearing	$20,235	$-	$(73)	$20,162
Interest-bearing	59,494	-	-	59,494
Total deposits	79,729	-	(73)	79,656

Accrued expenses and other liabilities	107	-	-	107
Total liabilities	79,836	-	(73)	79,763

STOCKHOLDERS' EQUITY

Common stock	500	76	(500)	76
Additional paid-in capital	500	1,560	(500)	1,560
Treasury stock	-	(1,197)	-	(1,197)
Retained earnings	13,023	14,079	(13,023)	14,079
Accumulated other comprehensive loss	(552)	(552)	552	(552)
Total stockholders' equity	13,471	13,966	(13,471)	13,966

	$93,307	$13,966	$(13,544)	$93,729

TwinCo, Inc. and Subsidiary

SUPPLEMENTAL CONSOLIDATING STATEMENT OF INCOME
Year Ended December 31, 2016

	Ruby Valley Bank	TwinCo, Inc.	Consolidating Entries	Consolidated

	(dollars in thousands)

Interest and dividend income
Loans, including fees	$3,631	$-	$-	$3,631
Investment securities available for sale	627	-	-	627
Federal Home Loan and Federal Reserve stock dividends	3	-	-	3
Interest-bearing deposits in banks	22	-	-	22
Total interest and dividend income	4,283	-	-	4,283

Interest expense
Deposits	145	-	-	145
Borrowed funds	4	-	-	4
Total interest expense	149	-	-	149

Net interest income	4,134	-	-	4,134

Provision (credit) for loan losses	(86)	-	-	(86)

Net interest income after provision for loan losses	4,220	-	-	4,220

Noninterest income
Service charges on deposit accounts	108	-	-	108
Interchange and ATM fees	132	-	-	132
Appreciation in cash value of life insurance	8	-	-	8
Net gain on sale of securities available for sale	5	-	-	5
Other noninterest income	42	-	-	42
	295	-	-	295

Noninterest expense
Salaries and employee benefits	1,362	-	-	1,362
Occupancy and equipment	196	-	-	196
Data processing and software	214	-	-	214
Advertising and marketing	206	-	-	206
Federal insurance premiums	73	-	-	73
Postage	27	-	-	27
Legal, accounting and examination fees	108	35	-	143
Other noninterest expense	312	-	-	312
	2,498	35	-	2,533

Income (loss) before equity in income of subsidiary	2,017	(35)	-	1,982

Equity in income of subsidiary	-	2,017	(2,017)	-

Net income	$2,017	$1,982	$(2,017)	$1,982

TwinCo, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(dollars in thousands, except per share amounts)

(Unaudited)

	September 30,
	2017	2016
ASSETS
Cash and due from banks	$2,521	$1,441
Interest-bearing deposits in banks	4,323	2,787
Total cash and cash equivalents	6,844	4,228

Certificates of deposit in banks	250	250
Investment securities available for sale	29,882	33,854
Federal Home Loan Bank stock	111	111
Federal Reserve Bank stock	-	30
Loans, net of allowance for loan losses of $1,385 and $1,440 at September 30, 2017 and 2016, respectively	54,884	53,968
Accrued interest receivable	1,091	1,020
Premises and equipment, net	1,123	1,166
Cash surrender value of life insurance	180	172
Foreclosed real estate held for sale	135	-
Goodwill	422	422
Other assets	68	105
Total assets	$94,990	$95,326

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits
Noninterest-bearing	$21,572	$23,003
Interest-bearing	58,694	57,497
Total deposits	80,266	80,500

Accrued expenses and other liabilities	91	96
Total liabilities	80,357	80,596

Stockholders' equity
Common stock - $1.00 par value; 100,000 shares authorized; 76,000 shares issued; 40,055 shares outstanding	76	76
Additional paid-in capital	1,560	1,560
Treasury stock - 35,945 shares at cost	(1,197)	(1,197)
Retained earnings	14,468	13,934
Accumulated other comprehensive income (loss)	(274)	357
Total stockholders' equity	14,633	14,730
Total liabilities and stockholders' equity	$94,990	$95,326

The accompanying notes are an integral part of these unaudited consolidated statements.

TwinCo, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share amounts)

(Unaudited)

	Nine Months Ended September 30,
	2017	2016

Interest and dividend income
Loans, including fees	$2,628	$2,749
Investment securities available for sale	486	475
Federal Home Loan and Federal Reserve stock dividends	1	2
Interest-bearing deposits in banks	23	16
Total interest and dividend income	3,138	3,242

Interest expense
Deposits	113	108
Borrowed funds	-	4
Total interest expense	113	112

Net interest income	3,025	3,130

Provision (credit) for loan losses	-	(86)

Net interest income after provision for loan losses	3,025	3,216

Noninterest income
Service charges on deposit accounts	92	78
Interchange and ATM fees	101	99
Appreciation in cash value of life insurance	5	5
Net gain on sale of securities available for sale	8	2
Other noninterest income	33	31
Total noninterest income	239	215

Noninterest expense
Salaries and employee benefits	1,062	1,035
Occupancy and equipment	168	149
Data processing and software	164	161
Advertising and marketing	69	187
Federal insurance premiums	21	66
Postage	19	20
Legal, accounting and examination fees	214	110
Other noninterest expense	237	226
Total noninterest expense	1,954	1,954

NET INCOME	$1,310	$1,477

EARNINGS PER SHARE	$32.71	$36.87

The accompanying notes are an integral part of these unaudited consolidated statements.

TwinCo, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(dollars in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2017	2016

Net income	$1,310	$1,477

Other comprehensive income

Change in unrealized gain/loss on securities available for sale	286	527
Reclassification adjustment for net gain on sale of securities available for sale realized in net income	(8)	(2)

Total other comprehensive income	278	525

TOTAL COMPREHENSIVE INCOME	$1,588	$2,002

The accompanying notes are an integral part of these unaudited consolidated statements.

TwinCo, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Nine Months Ended September 30, 2017 and 2016

(dollars in thousands, except per share amounts)

(Unaudited)

					Accumulated
					other
	Common	Additional	Treasury	Retained	comprehensive
	stock	paid-in capital	stock	earnings	income (loss)	Total
	(in thousands)

Balance at January 1, 2016	$76	$1,560	$(1,197)	$13,539	$(168)	$13,810
Net income	-	-	-	1,477	-	1,477
Other comprehensive income	-	-	-	-	525	525
Cash dividends paid ($27.00 per share)	-	-	-	(1,082)	-	(1,082)
Balance at September 30, 2016	$76	$1,560	$(1,197)	$13,934	$357	$14,730

Balance at January 1, 2017	$76	$1,560	$(1,197)	$14,079	$(552)	$13,966
Net income	-	-	-	1,310	-	1,310
Other comprehensive income	-	-	-	-	278	278
Cash dividends paid ($23.00 per share)	-	-	-	(921)	-	(921)
Balance at September 30, 2017	$76	$1,560	$(1,197)	$14,468	$(274)	$14,633

The accompanying notes are an integral part of these unaudited consolidated statements.

TwinCo, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2017	2016

Cash flows from operating activities
Net income	$1,310	$1,477
Adjustments to reconcile net income to net cash from operating activities
Provision (credit) for loan losses	-	(86)
Depreciation	48	40
Net amortization on investment securities	194	231
Net gain on sale of securities available for sale	(8)	(2)
Appreciation in cash value of life insurance	(5)	(5)
Net change in:
Accrued interest receivable	(403)	(295)
Other asssets	15	(28)
Accrued expenses and other liabilities	(16)	(16)
Net cash provided by operating activities	1,135	1,316

Cash flows from investing activities
Purchase of securities available for sale	(1,714)	(12,390)
Maturities, calls and paydowns of securities available for sale	4,401	4,556
Sale of securities available for sale	2,091	2,939
Purchase of Federal Home Loan Bank stock	-	(5)
Loan originations and principal collections, net	(3,647)	(1,161)
Net cash provided by (used in) investing activities	1,131	(6,061)

Cash flows from financing activities
Net change in deposits	610	1,759
Dividends paid	(921)	(1,082)
Net cash provided by (used in) investing activities	(311)	677

Change in cash and cash equivalents	1,955	(4,068)

Cash and cash equivalents at beginning of period	4,889	8,296

Cash and cash equivalents at end of period	$6,844	$4,228

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for interest	$109	$105

Supplemental Disclosures of Non-Cash Transactions
Net change in unrealized gain/loss on securities available for sale	$278	$525
Loan balances transferred to foreclosed real estate	$145	$-

The accompanying notes are an integral part of these unaudited consolidated statements.

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017 and 2016

(Unaudited)

NOTE 1 – BASIS OF PRESENTATION and OTHER ACCOUNTING MATTERS

Basis of Presentation

TwinCo, Inc. (“Twinco”) is a bank holding company that owns 100% of the stock of Ruby Valley Bank (“the Bank”).  Twinco and the Bank are collectively referred to as “the Company.”

The accompanying unaudited consolidated financial statements include the consolidated totals of the accounts of Twinco and the Bank, and have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission.  Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements.  However, such information reflects all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the Company’s financial condition, results of operations, changes in comprehensive income and cash flows for the unaudited interim periods.

The results of operations for the nine month period ended September 30, 2017 are not necessarily indicative of the results to be expected for the year ending December 31, 2017 or any other period.  The unaudited consolidated financial statements and notes presented herein should be read in conjunction with the Company’s audited consolidated financial statements and related notes thereto for the year ended December 31, 2016.

Subsequent Events

The Company evaluated subsequent events for potential recognition and/or disclosure through November 17, 2017, date the unaudited consolidated financial statements were issued.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income/loss. The only component of other comprehensive income/loss consists of net unrealized holding gains and losses on available for sale securities, with no related tax effects.

Earnings Per Share

Earnings per share is computed by dividing net income by the weighted average number of shares outstanding.  The Company has no dilutive instruments and accordingly reports only basic earnings per share.

Significant Applicable Accounting Standards Updates Not Yet Effective

The Financial Accounting Standards Board recently issued Accounting Standards Update 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities.  Under the new standard, certain equity investments are required to be carried at fair value, with changes in fair value recognized in net income. This applies to equity investments with readily determinable fair values that are not consolidated or carried on the equity method.  Debt securities classified as available-for-sale will continue to be carried at fair value with changes in fair value recorded through other comprehensive income.  The standard is effective for the Company beginning January 1, 2019, and is not expected to have a significant impact to the financial statements.

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017 and 2016

(Unaudited)

The Financial Accounting Standards Board recently issued Accounting Standards Update 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.   Under the new standard, the Company will be required to convert from the existing incurred-loss model for determining the allowance for loan losses to an expected-loss model.  An expected-loss model will determine the allowance for loan losses balance based upon credit losses expected to be incurred over the life of the loan portfolio, and will consider not only current credit conditions but also reasonably supportable expectations as to future credit conditions.  The standard will also require securities held to maturity to be evaluated for impairment under an expected-loss model.  The standard is effective for the Company beginning January 1, 2021.  The Company has not yet completed an evaluation of the impact on its financial statements and its accounting and reporting practices.

The Financial Accounting Standards Board recently issued Accounting Standards Update 2017-08, Receivables – Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization of Purchased Callable Debt Securities.   Under the new standard, the Company will be required to amortize investment purchase premiums on callable securities to the earliest call date.  Purchase discounts will continue to be accreted to final maturity.  The standard is effective for the Company beginning January 1, 2020, and is not expected to have a significant impact to the financial statements.

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017 and 2016

(Unaudited)

NOTE 2 - INVESTMENT SECURITIES

The amortized cost and fair value of investment securities, with gross unrealized gains and losses, follows:

	September 30, 2017
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
Debt securities available for sale

U.S. Government agency	$122	$1	$-	$123
U.S. agency mortgage-backed	26,171	4	(358)	25,817
State and municipal	3,863	81	(2)	3,942
	$30,156	$86	$(360)	$29,882

	September 30, 2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
Debt securities available for sale

U.S. Government agency	$657	$13	$-	$670
U.S. agency mortgage-backed	29,786	233	(2)	30,017
State and municipal	3,054	113	-	3,167
	$33,497	$359	$(2)	$33,854

The Company purchases only high-grade investment securities.  U.S. Government Agency securities are comprised entirely of bonds issued by the Federal Home Loan Bank.   U.S. agency mortgage-backed securities are comprised entirely of bonds issued by the Federal Home Loan Mortgage Corporation and Fannie Mae.  State and municipal securities are comprised of bonds issued by various states and municipalities, and are all rated “A” or better by a nationally recognized statistical rating organization.

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017 and 2016

(Unaudited)

The amortized cost and fair value of debt securities available for sale at September 30, 2017, by contractual maturity, are shown below.  Expected maturities may differ from contractual maturities because obligors may have the right to call or prepay obligations with call or prepayment penalties.  Mortgage-backed securities are not broken out by maturity period as repayment of the securities occurs on monthly basis based on the repayment of the mortgage loans underlying the securities:

	Amortized Cost	Fair Value
	(in thousands)

Due in one year or less	$122	$123
Due after one through five years	150	151
Due after five years through ten years	832	853
Due after ten years	2,881	2,938
	3,985	4,065
Mortgage-backed	26,171	25,817
	$30,156	$29,882

Information pertaining to securities available-for-sale, with gross unrealized losses aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	September 30, 2017
	Less than 12 months		Over 12 months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
	(in thousands)

U.S. agency mortgage-backed	$(329)	$24,213	$(29)	$1,055
State and municipal	(2)	314	-	-
	$(331)	$24,527	$(29)	$1,055

	September 30, 2016
	Less than 12 months		Over 12 months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
	(in thousands)

U.S. agency mortgage-backed	$(2)	$1,226	$-	$-

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017 and 2016

(Unaudited)

At September 30, 2017 there are 34 mortgage-backed securities with unrealized losses and one municipal security with an unrealized loss.   None of the unrealized losses on mortgage-backed securities exceed 3% of the securities’ amortized cost basis, and the municipal security’s unrealized loss is less than 1% of the amortized cost basis.  At September 30, 2016, there is one mortgage-backed security with an unrealized losses under 1% of the security’s amortized cost basis.  Unrealized losses are due to differences in market yields as compared to yields available at the time securities were purchased, and management has performed analyses of investment credit quality and cash flows and does not believe that any securities are impaired due to reasons of credit quality.  The Company has the ability and intent to hold investment securities for a period of time sufficient for a recovery of cost, and fair value is expected to recover as bonds approach maturity.  Accordingly, as of September 30, 2017, management believes the impairments detailed in the table above are temporary.

The Company realized $31,000 in gains and $23,000 in losses on sales and early redemptions of investment securities during the nine months ended September 30, 2017.  The Company realized $8,000 in gains and $6,000 in losses on sales and early redemptions of investment securities during the nine months ended September 30, 2016.

Investment securities with a fair value of $1,592,000 and $1,801,000 at September 30, 2017 and 2016, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017 and 2016

(Unaudited)

NOTE 3 – LOANS AND ALLOWANCE FOR LOAN LOSSES

Major classifications of loans are as follows:

	September 30,
	2017	2016
	(in thousands)

Agricultural loans
Farmland	$14,226	$15,587
Production and other	16,593	14,057
	30,819	29,644
Commercial loans
Real estate	9,900	9,426
Operating and other	8,404	8,306
	18,304	17,732
Other real estate loans
Construction, land and land development	1,009	1,421
Residential 1-4 family	3,943	4,208
Multifamily	575	591
	5,527	6,220

Consumer and other loans	1,619	1,812

Total loans	56,269	55,408

Less allowance for loan losses	(1,385)	(1,440)

	$54,884	$53,968

At September 30, 2017, agricultural loans include $5,293,000 of loans guaranteed by the United States Department of Agriculture’s Farm Service Agency, with a guaranty amount of $4,763,000, and commercial loans include $1,190,000 of loans guaranteed by the United States Small Business Administration, with a guaranty amount of $1,071,000.  At September 30, 2016, agricultural loans include $4,834,000 of loans guaranteed by the United States Department of Agriculture’s Farm Service Agency, with a guaranty amount of $3,946,000, and commercial loans include $1,223,000 of loans guaranteed by the United States Small Business Administration, with a guaranty amount of $1,102,000.

In the ordinary course of business, the Company may grant loans to its executive officers, significant shareholders, directors, and parties affiliated with those persons (collectively, “related parties”).  However, the Company had no loans to related parties at any time in 2017 or 2016.

At September 30, 2017 and 2016, loans totaling $17,890,000 and $17,584,000, respectively, are pledged to secure credit facilities with the Federal Home Loan Bank of Des Moines.

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017 and 2016

(Unaudited)

Transactions in the allowance for loan losses are as follows:

	Agricultural	Commercial	Other Real Estate Loans	Consumer and Other	Total
	(in thousands)

Balance at January 1, 2017	$750	$442	$173	$55	$1,420

Provision (credit) for loan losses	(6)	46	(22)	(18)	-

(Charge-offs)	-	(52)	-	-	(52)
Recoveries	10	-	-	7	17
Net (charge-offs) recoveries	10	(52)	-	7	(35)

Balance at September 30, 2017	$754	$436	$151	$44	$1,385

Balance at January 1, 2016	$753	$523	$130	$69	$1,475

Provision (credit) for loan losses	(46)	(73)	52	(19)	(86)

(Charge-offs)	-	-	-	(1)	(1)
Recoveries	43	4	4	1	52
Net (charge-offs) recoveries	43	4	4	-	51

Balance at September 30, 2016	$750	$454	$186	$50	$1,440

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017 and 2016

(Unaudited)

Components of the allowance for loan losses, and the related carrying amount of loans for which the allowance is determined, are as follows:

	September 30, 2017
	Agricultural	Commercial	Other Real Estate Loans	Consumer and Other	Total
	(in thousands)
Allocation of Allowance to:
Impaired loans - evaluated individually	$-	$-	$-	$-	$-
Impaired loans - evaluated collectively	-	-	-	-	-
Total impaired loans	-	-	-	-	-

Unimpaired loans - evaluated collectively	754	436	151	44	1,385

	$754	$436	$151	$44	$1,385

Recorded Investment In:
Impaired loans - evaluated individually	$136	$1,874	$689	$1	$2,700
Impaired loans - evaluated collectively	-	-	-	-	-
Total impaired loans	136	1,874	689	1	2,700

Unimpaired loans - evaluated collectively	30,683	16,430	4,838	1,618	53,569

	$30,819	$18,304	$5,527	$1,619	$56,269

	September 30, 2016
	Agricultural	Commercial	Other Real Estate Loans	Consumer and Other	Total
	(in thousands)
Allocation of Allowance to:
Impaired loans - evaluated individually	$-	$77	$-	$-	$77
Impaired loans - evaluated collectively	-	-	-	-	-
Total impaired loans	-	77	-	-	77

Unimpaired loans - evaluated collectively	750	377	186	50	1,363

	$750	$454	$186	$50	$1,440

Recorded Investment In:
Impaired loans - evaluated individually	$2,827	$2,161	$676	$12	$5,676
Impaired loans - evaluated collectively	-	-	-	-	-
Total impaired loans	2,827	2,161	676	12	5,676

Unimpaired loans - evaluated collectively	26,817	15,571	5,544	1,800	49,732

	$29,644	$17,732	$6,220	$1,812	$55,408

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017 and 2016

(Unaudited)

Information relative to impaired loans is as follows:

	September 30, 2017					Nine Months Ended September 30, 2017
	Recorded Investment in Impaired Loans With No Valuation Allowance	Recorded Investment in Impaired Loans With A Valuation Allowance	Total Impaired Loans	Valuation Allowance on Impaired Loans	Commitments to Extend Credit on Impaired Loans	Average Impaired Loans
	(in thousands)

Agricultural loans
Farmland	-	$-	$-	$-	$-	$307
Production and other	136	-	136	-	-	72

Commercial loans
Real estate	1,273	-	1,273	-	-	1,357
Operating and other	601	-	601	-	-	656

Other real estate loans
Construction, land and land development	-	-	-	-	-	-
Residential 1-4 family	689	-	689	-	-	697
Multifamily	-	-	-	-	-	-

Consumer and other loans	1	-	1	-	-	2

	$2,700	$-	$2,700	$-	$-	$3,091

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017 and 2016

(Unaudited)

	September 30, 2016					Nine Months Ended September 30, 2016
	Recorded Investment in Impaired Loans With No Valuation Allowance	Recorded Investment in Impaired Loans With A Valuation Allowance	Total Impaired Loans	Valuation Allowance on Impaired Loans	Commitments to Extend Credit on Impaired Loans	Average Impaired Loans
	(in thousands)

Agricultural loans
Farmland	$2,777	$-	$2,777	$-	$-	$2,409
Production and other	50	-	50	-	-	25

Commercial loans
Real estate	663	801	1,464	77	-	1,597
Operating and other	697	-	697	-	-	701

Other real estate loans
Construction, land and land development	-	-	-	-	-	-
Residential 1-4 family	676	-	676	-	-	684
Multifamily	-	-	-	-	-	-

Consumer and other loans	12	-	12	-	-	10

	$4,875	$801	$5,676	$77	$-	$5,426

Interest income recognized on impaired loans is $99,000 and $191,000 during the nine months ended September 30, 2017 and 2016, respectively.  The difference between the recorded investment in impaired loans and the unpaid contractual principal balance of those loans is immaterial at September 30, 2017 and 2016.

At September 30, 2017, there are no loans in the process of foreclosure.

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017 and 2016

(Unaudited)

Information related to troubled debt restructurings, all of which are included in impaired loans, is as follows:

	September 30, 2017
	Nonaccrual Troubled Debt Restructurings	Accruing Troubled Debt Restructurings	Total Troubled Debt Restructurings	Valuation Allowance on Troubled Debt Restructurings	Commitments to Extend Credit on Troubled Debt Restructurings
	(in thousands)

Agricultural loans
Farmland	$-	$-	$-	$-	$-
Production and other	-	-	-	-	-

Commercial loans
Real estate	-	1,010	1,010	-	-
Operating and other	-	53	53	-	-

Other real estate loans
Construction, land and land development	-	-	-	-	-
Residential 1-4 family	-	632	632	-	-
Multifamily	-	-	-	-	-

Consumer and other loans	-	-	-	-	-

	$-	$1,695	$1,695	$-	$-

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017 and 2016

(Unaudited)

	September 30, 2016
	Nonaccrual Troubled Debt Restructurings	Accruing Troubled Debt Restructurings	Total Troubled Debt Restructurings	Valuation Allowance on Troubled Debt Restructurings	Commitments to Extend Credit on Troubled Debt Restructurings
	(in thousands)

Agricultural loans
Farmland	$-	$-	$-	$-	$-
Production and other	-	-	-	-	-

Commercial loans
Real estate	230	1,032	1,262	77	-
Operating and other	-	59	59	-	-

Other real estate loans
Construction, land and land development	-	-	-	-	-
Residential 1-4 family	-	644	644	-	-
Multifamily	-	-	-	-	-

Consumer and other loans	-	-	-	-	-

	$230	$1,735	$1,965	$77	$-

There were no loans modified as a troubled debt restructuring that defaulted during the nine months ended September 30, 2017 or September 30, 2016 where the default occurred within 12 months of the restructuring.  For the purpose of this disclosure, a default is considered a payment delinquency of 90 days or greater, or foreclosure and repossession of the applicable collateral.

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017 and 2016

(Unaudited)

The following summarizes the performance status of loans:

	September 30, 2017
	Performance Status
	Nonaccrual	Past Due Greater Than 90 Days and Accruing	Total Nonperforming Loans	Performing Troubled Debt Restructurings	Performing Non- Restructured	Total loans
	(in thousands)

Agricultural loans
Farmland	$-	$-	$-	$-	$14,226	$14,226
Production and other	-	115	115	-	16,478	16,593

Commercial loans
Real estate	-	-	-	1,010	8,890	9,900
Operating and other	548	59	607	53	7,744	8,404

Other real estate loans
Construction, land and land development	-	-	-	-	1,009	1,009
Residential 1-4 family	57	-	57	632	3,254	3,943
Multifamily	-	-	-	-	575	575

Consumer and other loans	1	-	1	-	1,618	1,619

	$606	$174	$780	$1,695	$53,794	$56,269

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017 and 2016

(Unaudited)

	September 30, 2016
	Performance Status
	Nonaccrual	Past Due Greater Than 90 Days and Accruing	Total Nonperforming Loans	Performing Troubled Debt Restructurings	Performing Non- Restructured	Total loans
	(in thousands)

Agricultural loans
Farmland	$-	$-	$-	$-	$15,587	$15,587
Production and other	-	-	-	-	14,057	14,057

Commercial loans
Real estate	230	-	230	1,032	8,164	9,426
Operating and other	635	-	635	59	7,612	8,306

Other real estate loans
Construction, land and land development	-	-	-	-	1,421	1,421
Residential 1-4 family	32	-	32	644	3,532	4,208
Multifamily	-	-	-	-	591	591

Consumer and other loans	12	-	12	-	1,800	1,812

	$909	$-	$909	$1,735	$52,764	$55,408

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017 and 2016

(Unaudited)

The following summarizes the delinquency status of loans:

	September 30, 2017
	Past Due Status
	30-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total loans	Past Due Greater Than 90 Days and Accruing
	(in thousands)

Agricultural loans
Farmland	$-	$-	$-	$14,226	$14,226	$-
Production and other	25	115	140	16,453	16,593	115

Commercial loans
Real estate	67	-	67	9,833	9,900	-
Operating and other	-	580	580	7,824	8,404	59

Other real estate loans
Construction, land and land development	-	-	-	1,009	1,009	-
Residential 1-4 family	-	32	32	3,911	3,943	-
Multifamily	-	-	-	575	575	-

Consumer and other loans	25	-	25	1,594	1,619	-

	$117	$727	$844	$55,425	$56,269	$174

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017 and 2016

(Unaudited)

	September 30, 2016
	Past Due Status
	30-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total loans	Past Due Greater Than 90 Days and Accruing
	(in thousands)

Agricultural loans
Farmland	$636	$-	$636	$14,951	$15,587	$-
Production and other	-	-	-	14,057	14,057	-

Commercial loans
Real estate	69	230	299	9,127	9,426	-
Operating and other	-	604	604	7,702	8,306	-

Other real estate loans
Construction, land and land development	240	-	240	1,181	1,421	-
Residential 1-4 family	44	32	76	4,132	4,208	-
Multifamily	-	-	-	591	591	-

Consumer and other loans	12	-	12	1,800	1,812	-

	$1,001	$866	$1,867	$53,541	$55,408	$-

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017 and 2016

(Unaudited)

The following summarizes loans by credit rating:

	September 30, 2017
	Credit Rating
	Pass	Special Mention	Substandard	Doubtful	Total loans
	(in thousands)

Agricultural loans
Farmland	$14,226	$-	$-	$-	$14,226
Production and other	16,455	-	138	-	16,593

Commercial loans
Real estate	9,076	-	824	-	9,900
Operating and other	7,807	-	597	-	8,404

Other real estate loans
Construction, land and land development	1,009	-	-	-	1,009
Residential 1-4 family	3,254	-	689	-	3,943
Multifamily	575	-	-	-	575

Consumer and other loans	1,615	-	4	-	1,619

	$54,017	$-	$2,252	$-	$56,269

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017 and 2016

(Unaudited)

	September 30, 2016
	Credit Rating
	Pass	Special Mention	Substandard	Doubtful	Total loans
	(in thousands)

Agricultural loans
Farmland	$12,811	$-	$2,776	$-	$15,587
Production and other	14,007	-	50	-	14,057

Commercial loans
Real estate	7,919	-	1,507	-	9,426
Operating and other	7,403	200	703	-	8,306

Other real estate loans
Construction, land and land development	1,421	-	-	-	1,421
Residential 1-4 family	3,532	644	32	-	4,208
Multifamily	591	-	-	-	591

Consumer and other loans	1,786	-	26	-	1,812

	$49,470	$844	$5,094	$-	$55,408

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017 and 2016

(Unaudited)

NOTE 4 - DEPOSITS

Information on deposits and related interest expense is as follows:

	As-of and for the Nine Months Ended September 30, 2017			As-of and for the Nine Months Ended September 30, 2016
	Balance, end of Period	Interest Expense, for the Period	Weighted Average Rate, For the Period	Balance, end of Period	Interest Expense, for the Period	Weighted Average Rate, For the Period
	(dollars in thousands)			(dollars in thousands)

Noninterest-bearing	$21,572	$-	0.00%	$23,003	$-	0.00%
Interest-bearing checking and NOW accounts	10,296	6	0.08%	9,183	5	0.07%
Money market accounts	14,299	32	0.29%	14,760	32	0.29%
Savings accounts	15,504	11	0.10%	13,631	11	0.10%
Time certificates of deposit	18,595	64	0.45%	19,923	60	0.40%

	$80,266	$113	0.19%	$80,500	$108	0.18%

At September 30, 2017, there is $20,296,000 in accounts with a balance exceeding $250,000, including $3,699,000 in time certificates of deposit.  At September 30, 2017, time certificates of deposit also include $671,000 in reciprocal brokered certificates through the Certificate of Deposit Account Registry Service (CDARS).  At September 30, 2016, there is $19,746,000 in accounts with a balance exceeding $250,000, including $3,935,000 in time certificates of deposit.  At September 30, 2016, time certificates of deposit also include $1,248,000 in reciprocal brokered certificates through CDARS.

At September 30, 2017, time deposits of $15,445,000 mature within one year and the remainder mature in one through three years.

NOTE 5 –BORROWED FUNDS

Federal Home Loan Bank

The Company is eligible to borrow from the Federal Home Loan Bank of Des Moines on both a short term and long term basis.  The amount of credit available is based on discounted amounts of any loans and investment securities pledged as collateral, subject to a maximum amount based on the Company’s asset size.  Any outstanding borrowings are also secured by the Company’s Federal Home Loan Bank stock.  At September 30, 2017 and 2016, no borrowings are outstanding.  At September 30, 2017 the Company is eligible to borrow up to approximately $12,000,000.

Federal Funds

The Company has unsecured federal funds lines at various correspondent banks with a maximum credit limit of $4,300,000 at September 30, 2017. No amounts were outstanding under these lines at September 30, 2017 and 2016. The federal funds lines are uncommitted, and funding requests made by the Company are subject to the lending institutions’ approval and funding availability at the time of request.

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017 and 2016

(Unaudited)

NOTE 6 – SHAREHOLDER EQUITY

Various restrictions limit the extent to which dividends may be paid by the Bank to Twinco.  Generally, regulatory approval is required for the Bank to pay dividends in any calendar year that exceed the Bank’s net profit for that year combined with its retained profits for the preceding two years.  In addition, dividends paid by the Bank would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum capital requirements.

The Bank paid dividends to Twinco totaling $1,100,000 and $1,150,000 during the nine months ended September 30, 2017 and 2016, respectively.

NOTE 7 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit and letters of credit.   The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.  The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments.  The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no breach of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  The Company evaluates each customer's credit-worthiness on a case-by-case basis.  The amount of collateral obtained, if deemed necessary, by the Company upon extension of credit is based on management's credit evaluation of the customer.  Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment and real estate.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017 and 2016

(Unaudited)

The following financial instruments were outstanding whose contract amounts represent risk:

	September 30,
	2017	2016
	(in thousands)

Commitments to extend credit	$8,328	$8,157
Standby letters of credit	743	290

	$9,071	$8,447

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017 and 2016

(Unaudited)

The Company has established an allowance for losses on unfunded credit commitments as losses are estimated to have occurred.  During the nine months ended September 30, 2017 and 2016, there was no provision for losses on unfunded credit commitments.  At both September 30, 2017 and 2016, the balance of the allowance for losses on unfunded credit commitments was $60,000 and is carried as a component of accrued expenses and other liabilities.

NOTE 8 - REGULATORY MATTERS

Banks and bank holding companies are subject to various regulatory capital requirements administered by state and federal banking agencies.  Capital adequacy guidelines, and additionally for banks prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices.  Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weighting and other factors.

The Basel III Capital Rules became effective for the Bank on January 1, 2015, subject to a phase-in for certain provisions.  Quantitative measures established by the Basel III Capital Rules to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the table below) of common equity tier 1 capital, tier 1 capital and total capital (as defined in the regulations) to risk-weighted assets (as defined), and of tier 1 capital to quarterly average assets (as defined).

The Bank’s regulatory capital is comprised of the following:  1) Common equity tier 1 capital – consisting of common stock, related paid-in-capital and retained earnings; 2) Additional tier 1 capital – there are no components of tier 1 capital beyond common equity tier 1 capital; 3) Tier 2 capital - consisting of a permissible portion of the allowance for loan losses; and 4) total capital - the aggregate of  all tier 1 and tier 2 capital.  In connection with the adoption of the Basel III Capital Rules, the Bank elected to opt-out of the requirement to include most components of accumulated other comprehensive income/loss in common equity tier 1 capital.

When fully phased in on January 1, 2019, the Basel III capital rules will require the Bank to maintain a minimum ratio of common equity tier 1 capital to risk-weighted assets of at least 4.5%, plus a 2.5% “capital conservation buffer” (which is added to the 4.5% common equity tier 1 capital ratio as the buffer is phased in, effectively resulting in a minimum ratio of common equity tier 1 capital to risk-weighted assets of 7.0% upon full phase in).  The Bank will also be required to maintain a tier 1 capital to risk-weighted assets ratio of 6.0% (8.5% including the capital conservation buffer), a total capital to risk-weighted assets ratio of 8.0% (10.5% including the capital conservation buffer), and a tier 1 capital to quarterly average assets ratio of 4.0%.

The aforementioned capital conservation buffer phases in at 0.625% annually over a four year period beginning January 1, 2016, and is designed to absorb losses during periods of economic stress.  Banking institutions with capital ratios above the base minimums but below the effective minimums (which include the buffer) will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall.

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017 and 2016

(Unaudited)

The following table presents actual and required capital ratios as of September 30, 2017 for the Bank under the Basel III Capital Rules.  The minimum required capital amounts presented include the minimum required capital levels as of September 30, 2017 based on the phase-in provisions of the Basel III Capital Rules and the minimum required capital levels as of January 1, 2019 when the Basel III Capital rules have been fully phased-in, and include the capital conservation buffer.  Capital levels required to be considered well capitalized are based on prompt corrective action regulations, as amended to reflect changes under the Basel III Capital Rules.

	Actual		Minimum required for capital adequacy purposes - Basel III phase-in schedule		Minimum required for capital adequacy purposes - Basel III fully phased-in		Required to be considered well capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)

As of September 30, 2017

Total capital (to risk weighted assets)	$ 15,261	23.40%	$ 6,032	9.250%	$ 6,848	10.5%	$ 6,522	10.0%
Tier 1 capital (to risk weighted assets)	14,438	22.14%	4,728	7.250%	5,543	8.5%	5,217	8.0%
Common equity tier 1 capital (to risk weighted assets)	14,438	22.14%	3,750	5.750%	4,565	7.0%	4,239	6.5%
Tier 1 capital (to average assets)	14,438	15.56%	3,712	4.000%	3,712	4.0%	4,640	5.0%

Regulatory authorities can initiate certain mandatory actions if the Bank fails to meet the minimum capital requirements, which could have a direct and material effect on the Company’s financial statements.  Management believes, as of September 30, 2017, that the Bank meets all capital adequacy requirements to which it is subject and that the Bank exceeds the minimum levels necessary to be considered “well capitalized.”

Note 9 - Fair Value MEASUREMENTS AND DISCLOSURES

The following is a description of the Company’s valuation methodologies for assets and liabilities recorded at fair value:

Securities Available for Sale –Debt securities are reported at fair value based upon measurements obtained from an independent pricing service. The fair value measurements for debt securities are determined by quoted market prices, if available (Level 1), or consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, market consensus prepayment speeds, credit information and the bonds’ terms and conditions, among other things (Level 2).

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017 and 2016

(Unaudited)

Impaired Loans - The Company does not record loans at fair value on a recurring basis. However, from time to time, valuation allowances are recorded on these loans to reflect (1) the current appraised or market-quoted value of the underlying collateral, or (2) the discounted value of expected cash flows. In some cases, the properties for which market quotes or appraised values have been obtained are located in areas where comparable sales data is limited, outdated, or unavailable. Fair value estimates for impaired loans measured for impairment based upon the value of the collateral are obtained from independent appraisers or other third-party consultants, and for other impaired loans are based on discounted cash flow analyses (Level 3).

Foreclosed Real Estate Held for Sale - The Company does not record foreclosed real estate held for sale at fair value on a recurring basis. Rather, properties are initially recorded at fair value at the time of acquisition, and from time to time valuation allowances are recorded on the properties to reflect any declines in fair value subsequent to acquisition. Valuation allowances may be reversed if property values recover, but increases in value above the amount established at acquisition cannot be recorded.  Fair value estimates for foreclosed real estate are obtained from independent appraisers or real estate consultants, depending on the significance of the properties, and are netted against internal estimates of the cost to sell (Level 3).   In some cases, the properties for which market quotes or appraised values have been obtained are located in areas where comparable sales data is limited, outdated, or unavailable.

The following table provides the hierarchy and fair value for each major category of assets and liabilities recorded at fair value on a recurring basis:

	Quoted prices in active markets for identical assets (Level 1)	Other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Carrying amount
	(in thousands)
September 30, 2017

Securities Available for Sale

U.S. Government agency	$-	$123	$-	$123
U.S. agency mortgage-backed	-	25,817	-	25,817
State and municipal	-	3,942	-	3,942

	$-	$29,882	$-	$29,882

September 30, 2016

Securities Available for Sale

U.S. Government agency	$-	$670	$-	$670
U.S. agency mortgage-backed	-	30,017	-	30,017
State and municipal	-	3,167	-	3,167

	$-	$33,854	$-	$33,854

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017 and 2016

(Unaudited)

During the nine months ended September 30, 2017 and 2016, there were no changes or amounts in Level 3 assets or liabilities recorded at fair value on a recurring basis.

The following table provides the hierarchy and fair value for each major category of assets and liabilities recorded at fair value on a non-recurring basis:

	Quoted prices in active markets for identical assets (Level 1)	Other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Carrying amount
	(in thousands)

September 30, 2017

Impaired loans	$-	$-	$2,700	$2,700

Foreclosed real estate held for sale	-	-	135	135

September 30, 2016

Impaired loans	$-	$-	$5,599	$5,599

At September 30, 2017 there are $2,700,000 of impaired loans, none of which have a valuation allowance.  At September 30, 2016, impaired loans with a valuation allowance have a gross recorded investment of $801,000 and a related valuation allowance of $77,000, and impaired loans with a gross recorded investment of $4,875,000 have no valuation allowance.

At September 30, 2017, foreclosed real estate initially recorded at $145,000 has a $10,000 valuation allowance.  There is no foreclosed real estate at September 30, 2016.

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017 and 2016

(Unaudited)

The following presents the estimated fair value and carrying amount of the Company’s financial instruments:

	September 30, 2017
	Quoted prices in active markets for identical assets (Level 1)	Other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total Fair Value	Carrying amount
	(in thousands)
Financial Assets

Cash and cash equivalents	$6,844	$-	$-	$6,844	$6,844
Certificates of deposit in banks	-	250	-	250	250
Investment securities available for sale	-	29,882	-	29,882	29,882
Nonmarketable equity securities	111	-	-	111	111
Loans, net of allowance for loan losses	-	-	57,143	57,143	54,884
Accrued interest receivable	1,091	-	-	1,091	1,091
Cash surrender value of life insurance	180	-	-	180	180

Financial Assets

Noninterest-bearing deposits	21,572	-	-	21,572	21,572
Interest-bearing deposits (non-maturity)	40,099	-	-	40,099	40,099
Interest-bearing deposits (time deposits)	-	-	18,477	18,477	18,595
Accrued interest payable	17	-	-	17	17

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017 and 2016

(Unaudited)

	September 30, 2016
	Quoted prices in active markets for identical assets (Level 1)	Other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total Fair Value	Carrying amount
	(in thousands)
Financial Assets

Cash and cash equivalents	$4,228	$-	$-	$4,228	$4,228
Certificates of deposit in banks	-	250	-	250	250
Investment securities available for sale	-	33,854	-	33,854	33,854
Nonmarketable equity securities	141	-	-	141	141
Loans, net of allowance for loan losses	-	-	57,476	57,476	53,968
Accrued interest receivable	1,020	-	-	1,020	1,020
Cash surrender value of life insurance	172	-	-	172	172

Financial Assets

Noninterest-bearing deposits	23,003	-	-	23,003	23,003
Interest-bearing deposits (non-maturity)	37,574	-	-	37,574	37,574
Interest-bearing deposits (time deposits)		-	19,939	19,939	19,923
Accrued interest payable	18	-	-	18	18

The following summary presents the methodologies and assumptions used to estimate the fair value of the Company’s financial instruments.  The Company operates as a going concern and, except for investment securities available for sale, no active market exists for its financial instruments.  Much of the information used to determine the fair value is highly subjective and judgmental in nature and, therefore, the results may not be precise.  The subjective factors include, among other things, estimates of cash flows, risk characteristics, credit quality and interest rates, all of which are subject to change.  Since the fair value is estimated as of the balance sheet date, the amounts that will actually be realized or paid upon settlement or maturity of the various financial instruments could be significantly different.

Cash and Cash Equivalents, Accrued Interest Receivable, Accrued Interest Payable

Fair value approximates the carrying amount as these are assets held for the short term, or liabilities payable in the short term, which would be realized or paid at their carrying amount.

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017 and 2016

(Unaudited)

Certificates of Deposit in Banks

Fair value approximates fair value based on the short term nature and minimal balance of these instruments.

Investment Securities Available For Sale

Fair value is provided by a third-party investment accounting provider and considers observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, market consensus prepayment speeds, credit information and the bonds’ terms and conditions, among other things.

Nonmarketable Equity Securities

Fair value approximates carrying amount based on the securities’ redemption provisions.

Loans, Net

For fixed rate loans, fair value is estimated by discounting contractual future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining securities.  For variable rate loans, fair value is estimated to be carrying amount due to the re-pricing provisions.  Loans are presented net of the allowance for loan losses.

Cash Surrender Value of Life Insurance

Fair value approximates carrying amount based as the policies are carried at their redemption value.

Deposits

Fair value for noninterest-bearing accounts and interest-bearing accounts with no stated maturity approximates carrying amount as these deposits are payable on demand and can be re-priced at any time.  Fair value of interest-bearing time deposits is estimated by discounting future contractual cash flows using interest rates currently offered for time deposits of similar remaining maturities.

Off-Balance-Sheet Instruments

Fair value for off-balance-sheet instruments such as unfunded loan commitments and letters of credit is not estimated because of the difficulty in assessing the likelihood and timing of advances, and management believes that it is not feasible or practical to fairly and accurately disclose a fair value for these instruments.

TwinCo, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017 and 2016

(Unaudited)

NOTE 10– SALE OF COMPANY

In September 2017, the Company entered into a definitive agreement to be acquired by, and merged with and into, Eagle Bancorp Montana, Inc. through the shareholders’ exchange of all the Company’s common stock for cash and stock of Eagle (NASDAQ:  EBMT).  The transaction is subject to regulatory approval, shareholder approval and customary closing conditions, and is expected to close in the first quarter of 2018.

Appendix A

Execution Copy

AGREEMENT AND PLAN OF MERGER

DATED AS OF SEPTEMBER 5, 2017

BY AND AMONG

EAGLE BANCORP MONTANA, INC.,

OPPORTUNITY BANK OF MONTANA,

TWINCO, INC.

AND

RUBY VALLEY BANK

A-i

Table of Contents (continued)

A-ii

Table of Contents (continued)

A-iii

Table of Contents (continued)

A-iv

LIST OF EXHIBITS

Exhibits

A     Form of Company Shareholder Support Agreement

B     Continuing Director and Officer

C     Form of Plan of Bank Merger

D     Form of Claims Letter

E     Form of Restrictive Covenant Agreement

A-v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of September 5, 2017, by and among Eagle Bancorp Montana, Inc., a Delaware corporation (“Buyer”), Opportunity Bank of Montana, a Montana state bank and wholly-owned subsidiary of Buyer (“Buyer Bank”), TwinCo, Inc., a Montana corporation (“Company”), and Ruby Valley Bank, a Montana state bank and wholly-owned subsidiary of Company (“Company Bank”).

WITNESSETH

WHEREAS, the respective boards of directors of each of Buyer, Buyer Bank, Company and Company Bank have (i) determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective entities and shareholders, and (ii) determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies;

WHEREAS, in accordance with the terms, and subject to the conditions, of this Agreement, (i) Company will merge with and into Buyer, with Buyer as the surviving entity (the “Merger”), and immediately thereafter (unless otherwise determined by Buyer) (ii) Company Bank will merge with and into Buyer Bank, with Buyer Bank as the surviving entity (the “Bank Merger”);

WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended and including the Treasury Regulations promulgated thereunder (the “Code”);

WHEREAS, as a material inducement and as additional consideration to Buyer to enter into this Agreement, each of the directors and executive officers of the Company who hold shares of Company Common Stock have entered into an agreement in substantially the form of Exhibit A (each a “Company Shareholder Support Agreement” and collectively, the “Company Shareholder Support Agreements”), pursuant to which each such Person has agreed, among other things, to vote all shares of Company Common Stock owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement and to waive appraisal rights in connection with the Merger;

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto; and

WHEREAS, the parties desire that capitalized terms used herein shall have the definitions ascribed to such terms when they are first used herein or as otherwise specified in Article 8 hereof.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1.

THE MERGER

Section 1.01.    The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Company shall merge with and into Buyer in accordance with the DGCL. Upon consummation of the Merger, at the Effective Time the separate corporate existence of Company shall cease and Buyer shall survive and continue to exist as a corporation incorporated under the laws of the State of Delaware (Buyer, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 1.02.    Certificate of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws of the Surviving Entity upon consummation of the Merger at the Effective Time shall be the Certificate of Incorporation and Bylaws of Buyer as in effect immediately prior to the Effective Time.

Section 1.03.     Directors and Officers of Surviving Entity.

(a)     The directors of Buyer immediately prior to the Effective Time shall be the directors of the Surviving Entity as of the Effective Time plus the individual identified on Exhibit B. The officers of Buyer immediately prior to the Effective Time shall be the officers of the Surviving Entity as of the Effective Time plus the individual identified on Exhibit B, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.

(b)     Concurrently herewith, the individual identified on Exhibit B is entering into a change in control agreement and restrictive covenant agreement with Buyer, to be effective upon the Effective Time (the “Officer Agreements”).

Section 1.04.     Bank Merger. Immediately following the Effective Time or as promptly as practicable thereafter (unless otherwise determined by Buyer in its sole discretion), Company Bank will be merged with and into Buyer Bank upon the terms and with the effect set forth in the Plan of Merger and Merger Agreement, substantially in the form attached hereto as Exhibit C (the “Plan of Bank Merger”).

Section 1.05.     Effective Time; Closing.

(a)     Subject to the terms and conditions of this Agreement, Buyer, Buyer Bank, Company and Company Bank will make all such filings as may be required to consummate the Merger and the Bank Merger by applicable Laws. The Merger shall become effective as set forth in the appropriate documents (the “Certificates of Merger”) related to the Merger that shall be filed with the Secretaries of State of the States of Delaware and Montana on the Closing Date. The “Effective Time” of the Merger shall be the later of (i) the date and time of filing of the Certificates of Merger, or (ii) the date and time when the Merger becomes effective as set forth in the Certificates of Merger.

(b)     The Bank Merger shall become effective as set forth in the Plan of Bank Merger providing for the Bank Merger, at the later of immediately following the Effective Time or as promptly as practicable thereafter (unless otherwise determined by Buyer in its sole discretion). Prior to the Effective Time (unless otherwise determined by Buyer in its sole discretion), Buyer shall cause Buyer Bank, and Company shall cause Company Bank, to execute such certificates or articles of combination and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the Effective Time.

(c)     Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., Mountain time, on a date which shall be no later than five (5) Business Days after all of the conditions to the Closing set forth in Article 6 (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof (such date, the “Closing Date”) at the offices of Nixon Peabody LLP, or such other place, date or time as the parties may mutually agree. At the Closing, there shall be delivered to Buyer and Company the Certificates of Merger, the Plan of Bank Merger and such other certificates and other documents required to be delivered under Section 1.05(b) and Article 6 hereof.

Section 1.06.     Additional Actions. If, at any time after the Effective Time, Buyer shall consider or be advised that any further deeds, documents, assignments or assurances in Law or any other acts are necessary or desirable to carry out the purposes of this Agreement, Company, Company Bank and their respective Subsidiaries shall be deemed to have granted to Buyer and Buyer Bank, and each or any of them, an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in Law or any other acts as are necessary or desirable to carry out the purposes of this Agreement, and the officers and directors of Buyer and Buyer Bank, as applicable, are authorized in the name of Company, Company Bank and their respective Subsidiaries to take any and all such action.

Section 1.07.     Structure Change. Buyer may at any time change the method of effecting the Merger and the Bank Merger (including by providing for the merger of Company with a wholly-owned Subsidiary of Buyer) if and to the extent requested by Buyer, and Company agrees to enter into such amendments to this Agreement as Buyer may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (a) alter or change the amount, kind, or value of the Merger Consideration provided for in this Agreement, (b) adversely affect the Tax treatment of the Merger with respect to Company’s shareholders or (c) be reasonably likely to cause the Closing to be prevented or materially delayed or the receipt of the Regulatory Approvals to be prevented or materially delayed.

ARTICLE 2.

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01.     Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, Buyer Bank, Company Bank, Company or any shareholder of Company, subject to Section 2.10 and any applicable withholding Tax:

(a)     Each share of Buyer Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b)     Each share of Company Common Stock owned directly by Buyer, Company or any of their respective Subsidiaries (other than shares in trust accounts, managed accounts and the like for the benefit of customers, or as a result of debts previously contracted) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

(c)     Each share of Company Common Stock (other than Dissenting Shares) issued and outstanding immediately prior to the Effective Time (other than treasury stock and shares described in Section 2.01(b) above) shall be automatically converted into the right to receive, at the election of the holder thereof in accordance with, and subject to, the terms, conditions and procedures set forth in this Article 2 (including the proration procedures in Section 2.02(c)), the following consideration, (collectively the “Merger Consideration”), in each case without interest: (i) the combination (such election a “Mixed Election”) of (A) $247.16 in cash (the “Mixed Cash Consideration”) and (B) 11.1540 validly issued, fully paid and nonassessable shares of Buyer Common Stock (the “Mixed Stock Consideration”), or (ii) (such election, a “Cash Election”) $449.38 in cash (the “Cash Election Consideration”), or (iii) (such election, a “Stock Election”) 24.7866 validly issued, fully paid and nonassessable shares of Buyer Common Stock (such number of shares of Buyer Common Stock, the “Stock Election Consideration”).

(d)     If the Adjusted Tangible Stockholders Equity of Company as of the last day of the month prior to the month in which the Effective Time is expected to occur (the “Measurement Date”) is less than $13,400,000, the Mixed Cash Consideration, Mixed Stock Consideration, Cash Election Consideration and Stock Election Consideration shall each be decreased by an amount equal to (i)(x) the difference between $13,400,000 and the Adjusted Tangible Stockholders' Equity as of the Measurement Date divided by (y) the number of outstanding shares of Company Common Stock as of the Effective Time, divided by (ii) the Cash Election Consideration (rounded to the nearest ten-thousandth). If the Adjusted Tangible Stockholders Equity of Company as of the Measurement Date is greater than $13,400,000, the Company may, in its discretion, elect to declare and pay a special dividend to its shareholders in such excess amount provided, however, the Company provides written notice to the Buyer not less than five (5) Business Days prior to Closing and the dividend is made effective immediately prior to the Effective Time; and provided further, the amount of such dividend may be limited to the extent necessary to cause the Merger to effect a transfer of “substantially all of the properties” of the Company and the Company Bank within the meaning of Section 368(a)(2)(D) of the Code occurs in connection with the Merger and that the sum of the special dividend, the Mixed Cash Consideration and the Cash Election Consideration will be less than or equal to 60% of the aggregate value of the total Merger Consideration, in each case as determined in the sole discretion of Buyer in consultation with its tax counsel. “Adjusted Tangible Stockholders’ Equity” shall mean the consolidated stockholders’ equity of Company as set forth on its balance sheet on the Measurement Date calculated in accordance with GAAP, less intangible assets, plus Permitted Expenses aggregating up to $1,000,000 to the extent they either have been paid or accrued by the Measurement Date and are reflected in GAAP consolidated stockholders’ equity at the Measurement Date, less the amount by which aggregate Permitted Expenses equal or exceed $1,000,000 to the extent they are neither paid nor accrued at the Measurement Date and are not reflected in GAAP consolidated stockholders’ equity at the Measurement Date. The calculation of the Adjusted Tangible Stockholders’ Equity shall be delivered by Company to Buyer, accompanied by appropriate supporting detail, no later than the close of business on the fourth (4th) Business Day preceding the Closing Date, and such calculation shall be subject to verification and approval by Buyer, which approval shall not be unreasonably withheld.

Section 2.02.     Election and Proration Procedures.

(a)     An election form in such form as Buyer shall reasonably specify (the “Election Form”) shall be mailed on a date to be mutually agreed by the Buyer and the Company that is not more than forty-five (45) days nor less than thirty (30) days prior to the anticipated Closing Date or on such other date as the Buyer and the Company shall mutually agree (the “Mailing Date”) to each holder of record of Company Common Stock as of the close of business on the fifth (5th) Business Day prior to the Mailing Date (the “Election Form Record Date”).

(b)     Buyer shall make available one or more Election Forms as may reasonably be requested from time to time by all Persons who become holders (or beneficial owners) of Company Common Stock between the Election Form Record Date and the close of business on the Business Day prior to the Election Deadline, and Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(c)     Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify (x) the number of shares of such holder’s Company Common Stock with respect to which such holder makes a Mixed Election (each such share, a “Mixed Election Share”), (y) the number of shares of such holder’s Company Common Stock with respect to which such holder makes a Cash Election (each such share, a “Cash Election Share”), and (z) the number of shares of such holder’s Company Common Stock with respect to which such holder makes a Stock Election (each such share, a “Stock Election Share”). Any shares of Company Common Stock with respect to which the Exchange Agent has not received an effective, properly completed Election Form (including duly executed transmittal materials included with the Election Form), accompanied by any Certificates to which such Election Form relates, or by an appropriate customary guaranty of delivery of the related Certificates from a member of any registered national securities exchange or a commercial bank or trust company in the United States, on or before 3:00 p.m., Mountain Time, on the twenty-fifth (25th) day following the Mailing Date (or such other time and date as the Buyer and the Company shall agree) (the “Election Deadline”) (other than shares of Company Common Stock to be cancelled in accordance with Section 2.01(b) and other than Dissenting Shares) shall be deemed to be “No Election Shares,” and the holders of such No Election Shares shall be deemed to have made a Mixed Election with respect to such No Election Shares. Not later than ten (10) Business Days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon after the Effective Time as is reasonably practicable, Buyer shall cause the Exchange Agent to effect the following prorations to the Merger Consideration:

(i)     If the Cash Election Amount is greater than the Available Cash Election Amount, then each Cash Election Share shall, instead of being converted into the Cash Election Consideration, be converted into the right to receive (A) an amount of cash (without interest) equal to the product of the Cash Election Consideration, multiplied by a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Cash Election Amount (such fraction, the “Cash Fraction”), and (B) a number of validly issued, fully paid and nonassessable shares of Buyer Common Stock equal to the product of the Stock Election Consideration multiplied by a fraction equal to one (1) minus the Cash Fraction.

(ii)     If the Available Cash Election Amount is greater than the Cash Election Amount, then each Stock Election Share shall, instead of being converted into the right to receive the Stock Election Consideration, be converted into the right to receive (A) an amount of cash (without interest) equal to the amount of such excess divided by the number of Stock Election Shares, and (B) a number of validly issued, fully paid and nonassessable shares of Buyer Common Stock equal to the product of the Stock Election Consideration multiplied by a fraction, the numerator of which shall be the difference between (I) the Cash Election Consideration minus (II) the amount calculated in clause (A) of this paragraph, and the denominator of which shall be the Cash Election Consideration.

(d)     Any election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form (including duly executed transmittal materials included with the Election Form), accompanied by any Certificates to which such Election Form relates, or by an appropriate customary guaranty of delivery of the related Certificates from a member of any registered national securities exchange or a commercial bank or trust company in the United States, by the Election Deadline. Any Election Form may be revoked or changed by the authorized Person properly submitting such Election Form, by written notice received by the Exchange Agent prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Company Common Stock represented by such Election Form shall become No Election Shares, except to the extent a subsequent election is properly made with respect to any or all of such shares of Company Common Stock prior to the Election Deadline. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Buyer, Buyer Bank, Company, Company Bank or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

Section 2.03.     Rights as Shareholders; Stock Transfers. At the Effective Time, all shares of Company Common Stock, when converted in accordance with Section 2.01(c) above, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate previously evidencing such shares shall thereafter represent only the right to receive for each such share of Company Common Stock, the Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.04) in accordance with this Article 2 (subject to the provisions of Section 2.07). At the Effective Time, the non-dissenting holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of Company, other than the right to receive the Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.04) in accordance with this Article 2. After the Effective Time, there shall be no registration of transfers on the stock transfer books of Company of shares of Company Common Stock.

Section 2.04.     Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Buyer. In lieu thereof, Buyer shall pay or cause to be paid to each non-dissenting holder of a fractional share of Buyer Common Stock, rounded to the nearest one hundredth (1/100th) of a share, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in Buyer Common Stock to which such holder would otherwise be entitled by the VWAP for the twenty (20) Trading Days preceding the Closing Date.

Section 2.05.     Plan of Reorganization. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify as a reorganization under Section 368(a) of the Code.

Section 2.06.     Exchange Procedures. As promptly as practicable after the Effective Time but in no event later than five (5) Business Days after the Closing Date, and provided that Company has delivered, or caused to be delivered, to the Exchange Agent all information that is reasonably required by the Exchange Agent, the Exchange Agent shall mail or otherwise cause to be delivered to each holder of record of shares of Company Common Stock immediately prior to the Effective Time and whose shares of Company Common Stock were converted pursuant to Section 2.01 into the right to receive the Merger Consideration (each, a “Holder”) and who has not theretofore submitted its Certificates with an Election Form, a letter of transmittal, which shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss and/or bonds in such amounts as may be required in each case by Buyer or the Exchange Agent in lieu of such Certificate(s)) to the Exchange Agent and shall be in such form and have such other provisions as Buyer may reasonably specify, and (ii) specify instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) in exchange for payment of the Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.04) in accordance with this Article 2 as provided for in this Agreement (the “Letter of Transmittal”). Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Company to establish the identity of the Holders, which books shall be conclusive with respect thereto.

Section 2.07.     Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a shareholder who has not voted in favor of the Merger or consented thereto in writing and who has complied with applicable provisions of the MBCA (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration, unless such shareholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal. From and after the Effective Time, a shareholder who has properly exercised such appraisal rights shall not have any rights of a shareholder of Company or the Surviving Entity with respect to shares of Company Common Stock, except those provided under applicable provisions of the MBCA (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”). A Dissenting Shareholder shall be entitled to receive payment of the appraised value of each share of Company Common Stock held by him in accordance with the applicable provisions of the MBCA, unless, after the Effective Time, such shareholder fails to perfect or withdraws or loses his, her or its right to appraisal, in which case such shares of Company Common Stock shall be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of his, her or its Certificates pursuant to Section 2.06. Company shall give Buyer prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by Company relating to shareholders’ rights of appraisal. Buyer shall have the right to direct all discussions, negotiations and proceedings with respect to any such demands for appraisal. Company shall not, except with the prior written consent of Buyer, voluntarily make, or offer to make, any payment with respect to, or settle or offer to settle, any such demand for appraisal. Company shall not waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the MBCA. Any payments made in respect of Dissenting Shares shall be made by Buyer as the Surviving Entity.

Section 2.08.     Deposit of Merger Consideration.

(a)     Prior to the Effective Time, Buyer shall designate a bank or trust company to act as the exchange agent in connection with the Merger (the “Exchange Agent”). The Exchange Agent shall also act as the agent for the Company’s shareholders for the purpose of receiving and holding their Election Forms and Certificates and shall obtain no rights or interests in the shares represented thereby. At or before the Effective Time, Buyer shall deposit, or shall cause to be deposited, with the Exchange Agent (i) evidence of Buyer Common Stock issuable pursuant to Section 2.01(c) in book-entry form equal to the aggregate Buyer Common Stock portion of the Merger Consideration (excluding any fractional share consideration), and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate cash portion of the Merger Consideration and, to the extent then determinable, any cash payable in lieu of shares of Buyer Common Stock as set forth in Section 2.04 (collectively, the “Exchange Fund”), and Buyer shall instruct the Exchange Agent to timely pay such consideration in accordance with this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Buyer; provided, however, that no such investment or loss thereon shall affect the amounts payable to Holders of Certificates pursuant to this Article 2.

(b)     Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company for one year after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer. Any shareholders of Company who have not theretofore complied with this Section 2.08 and Section 2.09(a) shall thereafter look only to Buyer for the Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.04) in accordance with this Article 2 deliverable in respect of each share of Company Common Stock such shareholder held as of immediately prior to the Effective Time, as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by the law of abandoned property and any other applicable Law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any Holder represented by any Certificate for any Merger Consideration (or any dividends or distributions with respect thereto) paid to a public official pursuant to applicable abandoned property, escheat or similar Laws.

Section 2.09.     Delivery of Merger Consideration.

(a)     Upon surrender to the Exchange Agent of its Certificate(s) (or an affidavit of loss in lieu thereof) for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Buyer, together with such letter of transmittal or Election Form duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the applicable Merger Consideration pursuant to the provisions of this Article 2, any fractional share consideration that such holder has the right to receive pursuant to the provisions of Section 2.04, and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Buyer Common Stock in accordance with Section 2.09(c) for each share of Company Common Stock formerly represented by such Certificate, to be mailed within five (5) Business Days following the later to occur of (x) the completion of the prorations to the Merger Consideration as described in Section 2.02(c) and (y) the Exchange Agent's receipt of such Certificate (or affidavit of loss in lieu thereof). The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver cash and/or shares of Buyer Common Stock to a Holder to which such Holder would otherwise be entitled as a result of the Merger until such Holder surrenders the Certificates representing the shares of Company Common Stock for exchange as provided in this Article 2, or, an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be reasonably required in each case by Buyer or the Exchange Agent.

(b)     In the event of a transfer of ownership of a Certificate for Company Common Stock that is not registered in the stock transfer records of Company, the Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.04) in accordance with this Article 2 shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate, or establish to the reasonable satisfaction of Buyer that the tax has been paid or is not applicable, and the person requesting payment for such Certificate shall have complied with the provisions of the Letter of Transmittal or Election Form. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.04) represented by such Certificate and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.

(c)     All shares of Buyer Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by Buyer in respect of the Buyer Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Buyer Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the Buyer Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate (or affidavit of loss and/or a bond in such amount as may be required in each case by Buyer or the Exchange Agent in lieu of such Certificate) is surrendered for exchange in accordance with this Article 2. Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavit of loss and/or a bond in such amount as may be required in each case by Buyer or the Exchange Agent in lieu of such Certificate(s)), there shall be issued and/or paid to the holder of the whole shares of Buyer Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Buyer Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Buyer Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(d)     Buyer (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Holder such amounts as Buyer is required to deduct and withhold under applicable Law. Any amounts so deducted and withheld shall be remitted to the appropriate Governmental Authority and upon such remittance shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made by Buyer or the Exchange Agent, as applicable.

Section 2.10.     Anti-Dilution Provisions. In the event that before the Effective Time Buyer changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend or distribution, recapitalization, reclassification, exchange or similar transaction with respect to the outstanding Buyer Common Stock, the Merger Consideration shall be proportionally adjusted as needed to preserve the relative economic benefit of the parties.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF COMPANY AND COMPANY BANK

Section 3.01.     Making of Representations and Warranties.

(a)     On or prior to the date hereof, Company and Company Bank have delivered to Buyer and Buyer Bank a Schedule (the “Company Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article 3 or to one or more of its covenants contained in Article 5.

(b)     Except as set forth in the Company Disclosure Schedule (subject to Section 9.12), Company and Company Bank hereby represent and warrant, jointly and severally, to Buyer as follows in this Article 3.

Section 3.02.     Organization, Standing and Authority.

(a)     Company is a Montana corporation duly organized, validly existing and in good standing under the Laws of the State of Montana, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, meets the applicable requirements for qualification as such, and has not elected to be a treated as a financial holding company under such Act. Company has the requisite corporate power and authority to carry on its business as now conducted by it and to own, lease and operate its properties and assets. Company is duly licensed or qualified to do business in the State of Montana and as a foreign corporation or other entity in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company.

(b)     Company Bank is a Montana state-chartered nonmember bank duly organized, validly existing and in good standing under the Laws of the State of Montana. Company Bank has full corporate power and authority to own, lease and operate its properties and assets and to engage in the business and activities now conducted by it. Company Bank as a duly chartered Montana bank is duly licensed or qualified to do business in Montana and each other jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company. Company Bank is a member of the Federal Home Loan Bank of Des Moines.

Section 3.03.     Capital Stock.

(a)     The authorized capital stock of Company consists solely of 100,000 shares of Company Common Stock, par value $1.00 per share, of which, as of the date of this Agreement, 76,000 shares are issued and 40,055 shares are outstanding (none of which are subject to transfer or forfeiture restrictions). As of the date of this Agreement, no shares of Company Common Stock were reserved for issuance. The capitalization table set forth on Company Disclosure Schedule 3.03(a) sets forth a true, correct and complete list of the security holders of Company, showing the number of shares of Company Common Stock held by each such security holder.

(b)     There are no shares of Company Common Stock held by any of Company’s Subsidiaries. The outstanding shares of Company Common Stock are duly authorized and validly issued and fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any current or past Company shareholder. All shares of Company’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws. The Closing Date Share Certification will accurately set forth the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

(c)     There are no outstanding shares of capital stock of any class of Company, or any options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock options, stock based performance units, agreements, arrangements, commitments or understandings, in each case, to which Company or any of its Subsidiaries is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Company or any of Company’s Subsidiaries or obligating Company or any of Company’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Company or any of Company’s Subsidiaries. There are no obligations, contingent or otherwise, of Company or any of Company’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or capital stock of any of Company’s Subsidiaries or any other securities of Company or any of Company’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary. Other than the Company Shareholder Support Agreements, there are no agreements, arrangements or other understandings with respect to the voting or transfer of Company’s capital stock to which Company or any of its Subsidiaries is a party and to the Knowledge of Company as of the date hereof, no such agreements between any Persons exist. There are no other agreements or arrangements under which Company is obligated to register the sale of any of its securities under the Securities Act. Except as set forth on Company Disclosure Schedule 3.03(c), since December 31, 2015 through the date hereof, the Company has not (A) issued or repurchased any shares of Company Common Stock, or (B) issued or awarded any stock options. Neither Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of Company or such Subsidiary on any matter.

(d)     All of the outstanding shares of capital stock of each of Company’s Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights, and all such shares are owned by Company or another Subsidiary of Company free and clear of all security interests, liens, claims, pledges, taking actions, agreements, limitations in Company’s voting rights, charges or other encumbrances of any nature whatsoever, other than restrictions on transfers under applicable securities Laws. Neither Company nor any of its Subsidiaries has any trust preferred securities or other similar securities outstanding.

Section 3.04.     Subsidiaries.

(a)     Company Disclosure Schedule 3.04(a) sets forth a complete and accurate list of all Subsidiaries of Company and Company Bank, including the jurisdiction of organization and all jurisdictions in which such entity is qualified to do business. Except as set forth in Company Disclosure Schedule 3.04(a), (i) Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Company Subsidiary, (ii) no equity securities of any of Company’s Subsidiaries are or may become required to be issued (other than to Company) by reason of any contractual right or otherwise, (iii) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Company or a wholly-owned Subsidiary of Company), (iv) there are no contracts, commitments, understandings or arrangements relating to Company’s rights to vote or to dispose of such securities, (v) all of the equity securities of each such Subsidiary are held by Company, directly or indirectly, are validly issued, fully paid and non-assessable, are not subject to preemptive or similar rights, and (vi) all of the equity securities of each Subsidiary that is owned, directly or indirectly, by Company or any Subsidiary thereof; are free and clear of all Liens, other than restrictions on transfer under applicable securities Laws.

(b)     Neither Company nor any of its Subsidiaries, owns, beneficially or of record, either directly or indirectly, any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)), credit union, savings and loan holding company, bank holding company, insurance company, mortgage or loan broker or any other financial institution, other than Company Bank. Neither Company nor any of Company’s Subsidiaries beneficially owns, directly or indirectly (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted), any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(c)     (i) Each of Company’s Subsidiaries has been duly organized and qualified and is in good standing under the Laws of the jurisdiction of its organization and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. A complete and accurate list of all such jurisdictions is set forth in Company Disclosure Schedule 3.04(a); and (ii) Company Bank is an insured depository institution as defined in 12 U.S.C. 1813 (c)(2).

Section 3.05.     Corporate Power.

(a)     Company, Company Bank and each of their Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and each of Company and Company Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of the Requisite Company Shareholder Approval and the Company Bank Shareholder Approval.

(b)     Company has made available to Buyer a complete and correct copy of its Articles of Incorporation and Bylaws or equivalent organizational documents, each as amended to date, of Company and each of its Subsidiaries, the minute books of Company and each of its Subsidiaries, and the stock ledgers and stock transfer books of Company and each of its Subsidiaries. Neither Company nor any of its Subsidiaries is in violation of any of the terms of its Articles of Incorporation, Bylaws or equivalent organizational documents. The minute books of Company and each of its Subsidiaries contain records of all meetings held by, and all other corporate actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors) or other governing bodies, which records are complete and accurate and a correct and complete copy of such records has been delivered to Buyer prior to the date hereof. The stock ledgers and the stock transfer books of Company and each of its Subsidiaries contain complete and accurate records of the ownership of the equity securities of Company and each of its Subsidiaries, subject to any pending transfers of Company Common Stock.

Section 3.06.     Corporate Authority. Subject only to the receipt of the Requisite Company Shareholder Approval at the Company Meeting, this Agreement and the transactions contemplated hereby have been approved and authorized by all necessary corporate action of Company and Company Bank on or prior to the date hereof. Immediately’ following the execution of this Agreement, in accordance with Section 5.21, Company, as the sole shareholder of Company Bank, shall approve this Agreement, the Plan of Bank Merger and the Bank Merger (the “Company Bank Shareholder Approval”). Company Board has directed that this Agreement be submitted to Company’s shareholders for approval at a meeting of such shareholders and, except for the receipt of the Requisite Company Shareholder Approval in accordance with the MBCA and Company’s Articles of Incorporation and Bylaws and the receipt of the Company Bank Shareholder Approval, no other vote of the shareholders of Company or Company Bank is required by Law, the Articles of Incorporation of Company and Company Bank, the Bylaws of Company and Company Bank or otherwise to approve this Agreement and the transactions contemplated hereby. Each of Company and Company Bank has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Buyer and Buyer Bank, this Agreement is a valid and legally binding obligation of Company and Company Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles or by 12 U.S.C. Section 1818(b)(6)(D) (or any successor statute) and other applicable authority of bank regulators).

 Section 3.07.     Regulatory Approvals; No Defaults.

(a)     No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by Company or any of its Subsidiaries in connection with the execution, delivery or performance by Company and Company Bank of this Agreement or to consummate the transactions contemplated by this Agreement, except for filings of applications or notices with, and consents, approvals or waivers by the FRB, the FDIC and the Montana Division of Banking, the filing of the Certificates of Merger with the Secretaries of State of the States of Delaware and Montana, the filing or issuance of the articles of merger relating to the Bank Merger with or by the Montana Secretary of State, the Montana Division of Banking and the FRB, respectively. Subject to the receipt of the approvals referred to in the preceding sentence and the Requisite Company Shareholder Approval, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Bank Merger) by Company and Company Bank do not and will not (i) constitute a breach or violation of, or a default under, the Articles of Incorporation, Bylaws or similar governing documents of Company, Company Bank, or any of their respective Subsidiaries, (ii) except as would not be material, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries, or any of their respective properties or assets, (iii) conflict with, result in a breach or violation of any provision of, or the loss of any benefit under, or a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the creation of any Lien under, result in a right of termination or the acceleration of any right or obligation under, any permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation of Company or any of its Subsidiaries or to which Company or any of its Subsidiaries, or their respective properties or assets is subject or bound, or (iv) require the consent or approval of, or any filing or notice to, any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation, with only such exceptions in the case of each of clauses (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

(b)     As of the date of this Agreement, Company has no Knowledge of any reason (i) why the Regulatory Approvals referred to in Section 6.01(b) will not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement, (ii) why any Burdensome Condition would be imposed, or (iii) why the Merger would not qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.08.     Financial Statements.

(a)     (i) Company has made available or delivered to Buyer true and complete copies of (A) all monthly reports and financial statements of Company and its Subsidiaries that were prepared for Company or the Company Bank’s Board of Directors since December 31, 2015; (B) the annual report of Bank Holding Companies to the Federal Reserve Board for the year ended December 31, 2016, of Company and each of its Subsidiaries required to file such reports; (C) all call reports and consolidated and parent company only financial statements, including all amendments thereto, filed with the Federal Reserve Board and the FDIC since December 31, 2015, of Company and each of its Subsidiaries required to file such reports; and (D) Company Annual Report to Shareholders for the year ended 2016 and all subsequent Quarterly Reports to Shareholders.

(ii)     The financial statements of Company (the “Company Unaudited Financial Statements”), true and complete copies of which have been made available to Buyer, have been (and all financial statements to be delivered to Buyer as required by this Agreement will be) prepared in accordance with GAAP applied on a consistent basis throughout the periods covered. The Company Unaudited Financial Statements fairly present (and all financial statements to be delivered to Buyer as required by this Agreement will fairly present) in all material respects the consolidated financial position, results of operations, changes in shareholders’ equity and cash flows of Company and its Subsidiaries as of the dates thereof and for the periods covered thereby. As of the date of the latest balance sheet forming part of the Company Unaudited Financial Statements (the “Company Latest Balance Sheet”), none of Company or its Subsidiaries has had, nor are any of such entities’ assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, known or unknown, matured or unmetered) that is not reflected and adequately provided for in accordance with GAAP. No report, including any report filed with the FDIC, the Federal Reserve Board, the Montana Division of Banking, or other federal or state regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of Company or the Company Bank, in each case, since December 31, 2013, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company Unaudited Financial Statements are supported by and consistent with the general ledger and detailed trial balances of investment securities, loans and commitments, depositors’ accounts and cash balances on deposit with other institutions, true and complete copies of which have been made available to Buyer. Company and the Company Bank have timely filed all reports and other documents required to be filed by them with the FDIC and the Federal Reserve Board. The call reports of the Company Bank and accompanying schedules as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2013, through the Closing Date have been prepared in accordance with applicable regulatory requirements, including applicable regulatory accounting principles and practices through periods covered by such reports.

(b)     Since January 1, 2015, neither Company nor any of its Subsidiaries nor, to Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of Company or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing Company or any Subsidiary thereof, whether or not employed by Company or any such Subsidiary, has reported evidence of a violation of law by Company or any Subsidiary thereof or any officers, directors, employees or agents of Company or any of its Subsidiaries to the Company Board or any committee thereof or to any director or officer of Company.

(c)     Each of Company and its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls, which provide assurance that: (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Company in accordance with GAAP and to maintain accountability for Company’s consolidated assets; (iii) access to Company’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of Company’s assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and assets are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Such records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries. The books of Company and its Subsidiaries are complete and accurate and reflect only actual transactions.

(d)     Neither Company nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of Company, except for those liabilities that are reflected or reserved against on the Company Latest Balance Sheet and for liabilities incurred (A) in the Ordinary Course of Business since March 31, 2017 that are not, individually or in the aggregate, material to Company and its Subsidiaries, taken as a whole, or (B) in connection with this Agreement and the transactions contemplated hereby.

Section 3.09.     Regulatory Reports. Since January 1, 2015, Company and its Subsidiaries have duly filed with the FRB, the OCC, the FDIC, the Montana Division of Banking and any other applicable Governmental Authority, in correct form, the reports and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were, in all material respects, complete and accurate and in compliance with the requirements of applicable Laws and regulations. Except as disclosed in Company Disclosure Schedule 3.09, and other than normal examinations conducted by a Governmental Authority in the Ordinary Course of Business of Company and its Subsidiaries, no Governmental Authority has notified Company or any of its Subsidiaries that it has initiated or has pending any proceeding or, to Company’s Knowledge, threatened an investigation into the business or operations of Company or any of its Subsidiaries since January 1, 2015 that would reasonably be expected to be material. There is no material unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Company or any of its Subsidiaries. There have been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to the business, operations, policies or procedures of Company or any of its Subsidiaries since January 1, 2015.

Section 3.10.     Absence of Certain Changes or Events. Since December 31, 2016, except as disclosed in the Company Unaudited Financial Statements, (a) there has not been any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Company or Company Bank; (b) except as otherwise expressly contemplated by this Agreement, Company and each of its Subsidiaries has conducted its business in all material respects in the Ordinary Course of Business; and (c) there has not been (i) any material change by Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable Law or GAAP or regulatory accounting as concurred by Company’s independent accountants, (ii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities; (iii) (1) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, restricted stock awards, restricted stock unit awards or deferred stock unit awards), stock purchase or other arrangement that would be a Company Benefit Plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of Company or any of its Subsidiaries (other than in the Ordinary Course of Business), or (2) any grant of change-in-control, retention, severance or termination pay, or any contract or arrangement entered into to make or grant any change-in-control, retention, severance or termination pay, (3) any payment of any bonus, or (4) the taking of any action not in the Ordinary Course of Business with respect to the compensation or employment of directors, officers or employees of Company or any of its Subsidiaries; (iv) any material election or material changes in existing elections made by Company or any of its Subsidiaries for federal or state Tax purposes; (v) any material change in the credit policies or procedures of Company or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect; (vi) any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than investment securities of Company or Company Bank, or loans and loan commitments purchased, sold, made or entered into in the Ordinary Course of Business; (vii) any lease of real or personal property entered into, other than in connection with foreclosed property; or (viii) any issuance of capital stock or Rights to acquire capital stock of Company or any of its Subsidiaries.

Section 3.11.     Legal Proceedings. Except as set forth in Company Disclosure Schedule 3.11:

(a)     There are no civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to Company’s Knowledge, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Company or any of its Subsidiaries, any benefit plan or any director, officer or employee or to which Company or any of its Subsidiaries is a party, including any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature that challenges the validity or propriety of the transactions contemplated by this Agreement. There are no civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to Company’s Knowledge, threatened, against any officer, director, or employee of Company or its Subsidiaries, in each case by reason of any person being or having been an officer, director, or employee of Company or its Subsidiaries.

(b)     There is no injunction, order, judgment, decree or regulatory restriction imposed upon Company or any of its Subsidiaries, or the assets of Company or any of its Subsidiaries (or that, upon consummation of the transactions contemplated herein, would apply to the Surviving Entity or any of its Affiliates), and neither Company nor any of its Subsidiaries has been advised of, or has Knowledge of, the threat of any such action.

Section 3.12.     Compliance with Laws.

(a)     Company and each of its Subsidiaries is, and has been since January 1, 2015, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, regulations promulgated by the Consumer Financial Protection Bureau, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale, servicing administration and collection of mortgage loans and consumer loans. Neither Company nor any of its Subsidiaries has been advised of any supervisory criticisms regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.

(b)     Company and each of its Subsidiaries and their respective employees have all material permits, licenses, authorizations, orders and approvals of, and each has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; provided that each of the foregoing related to originating and/or servicing mortgage loans will be deemed material for purposes hereof. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Company’s Knowledge, no suspension or cancellation of any of them is threatened, except where the absence of such permit, license, authorization, order or approval has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. Company and Company Bank do not have any approved but unopened offices or branches.

(c)     Neither Company nor Company Bank has received, since January 1, 2015 to the date hereof, written or, to Company’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in compliance with any of the Laws which such Governmental Authority enforces, or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor do any grounds for any of the foregoing exist).

(d)     Neither Company nor Company Bank (nor to Company’s Knowledge any of their respective directors, executives, representatives, agents or employees) (i) has used or is using any corporate funds for any illegal contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iv) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment.

(e)     Except as required by the Bank Secrecy Act, to Company’s Knowledge, no employee of Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law by Company or any of its Subsidiaries or any employee thereof acting in its capacity as such. Neither Company nor any of its Subsidiaries nor any officer, employee, contractor, subcontractor or agent of Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee of Company or any of its Subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

Section 3.13.     Company Material Contracts; Defaults.

(a)     Except as set forth in Company Disclosure Schedule 3.13(a) as of the date hereof, neither Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, including any bonus, stock option, restricted stock, stock appreciation right or other employee benefit agreements or arrangements; (ii) which would entitle any present or former director, officer or employee of Company or any of its Subsidiaries, or entitle any other third party, to indemnification from Company or any of its Subsidiaries; (iii) to which any Affiliate, officer, director, employee or consultant of Company or any of its Subsidiaries is a party or beneficiary (except with respect to loans to, or deposits from, directors, officers and employees entered into in the Ordinary Course of Business and in accordance with all applicable regulatory requirements with respect to it); (iv) which, upon the execution or delivery of this Agreement, shareholder adoption of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether change-of-control, termination, retirement, consulting, severance pay or otherwise) becoming due from Company, Company Bank, the Surviving Entity, or any of their respective Subsidiaries to any officer, director or employee thereof, or which would otherwise provide for a payment to such person upon a change-of-control; (v) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; (vi) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of Company or any of its Subsidiaries; (vii) that provides any rights to investors in Company, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to the Company Board; (viii) related to the borrowing by Company or any of its Subsidiaries of money other than those entered into in the Ordinary Course of Business or between the Company and any of its Subsidiaries and any guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the Ordinary Course of Business; (ix) relating to the lease of personal property having a value in excess of $50,000; (x) relating to the formation, creation, operation, management or control any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement or which limits payments of dividends; (xi) which relates to capital expenditures and involves future payments by Company or any of its Subsidiaries in excess of $50,000 individually or $100,000 in the aggregate, or has a term exceeding twelve (12) months in duration; (xii) which relates to the disposition or acquisition of material assets or any material interest in any business enterprise, in each case, outside the Ordinary Course of Business of Company or any of its Subsidiaries; (xiii) which is not terminable by Company or its relevant Subsidiary on sixty (60) days or less notice and involving the payment to or from the Company or any Subsidiary of more than $50,000 per annum; (xiv) which contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by Company, Company Bank or any of their respective Affiliates or upon consummation of the Merger will materially restrict the ability of the Surviving Entity or any of its Affiliates to engage in any line of business or which grants any right of first refusal, right of first offer or similar right with respect to material assets of Company or any of its Subsidiaries or that limits or purports to limit the ability of Company or any of its Subsidiaries (or, following consummation of the transactions contemplated hereby, Buyer or any of its Subsidiaries) to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business; (xv) pursuant to which Company or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity; (xvi) that involves any Intellectual Property rights (other than non-exclusive licenses to generally available commercial “off-the-shelf” software licensed pursuant to “shrink wrap” or “click and accept” licenses), including any assignment, license, sublicense, agreement or other permission, to or from Company or any of its Subsidiaries and that is material (for the avoidance of doubt, any Patents shall be deemed material); (xvii) relating to the provision of data processing, network communications or other material technical services to or by Company or any of its Subsidiaries; or (xviii) that would be required to be filed as an exhibit to any SEC report (as described in Items 601(b)(4) and 601(b)(10) of Regulation S-K) if Company were required to file such with the SEC. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), is set forth in Company Disclosure Schedule 3.13(a), and is referred to herein as a “Company Material Contract.” Company has previously made available to Buyer true, complete and correct copies of each such Company Material Contract, including any and all amendments and modifications thereto.

(b)     (i) Each Company Material Contract is valid and binding on Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Knowledge of Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy; (ii) neither Company nor any of its Subsidiaries is in default under any Company Material Contract or other material agreement, commitment, arrangement, Lease, Insurance Policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default; and (iii) no other party to any such Company Material Contract is, to the Knowledge of Company, in default in any material respect or has repudiated or waived any material provision of any such Company Material Contract. No material power of attorney or similar authorization given directly or indirectly by Company or any of its Subsidiaries is currently outstanding.

(c)     Company Disclosure Schedule 3.13(c) sets forth a true and complete list of all Company Material Contracts pursuant to which consents, waivers or notices are or may be required to be given thereunder, in each case, prior to the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby and thereby.

(d)     All interest rate swaps, caps, floors, collars, option agreements, futures, and forward contracts, and other similar risk management arrangements, contracts or agreements, whether entered into for Company’s own account or for the account of one or more of its Subsidiaries or their respective customers, were entered into (i) in the Ordinary Course of Business and in accordance with prudent business practices and all applicable Laws and (ii) with counterparties believed to be financially responsible, and each of them is enforceable in accordance with its terms (except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy, and is in full force and effect. Neither Company nor any of its Subsidiaries, nor to the Knowledge of Company, any other party thereto, is in default of any of its obligations under any such agreement or arrangement.

Section 3.14.     Agreements with Regulatory Agencies. Except as set forth in Company Disclosure Schedule 3.14, neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has been ordered to pay any civil money penalty or has adopted any policies, procedures or board resolutions at the request of any Governmental Authority (each, whether or not set forth in Company Disclosure Schedule 3.14, a “Company Regulatory Agreement”) other than those of general application and since January 1, 2015, Company has not been advised by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing, other than those of general application. To Company’s Knowledge, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to Company or any of its Subsidiaries.

Section 3.15.     Brokers. Neither Company nor any Subsidiary thereof, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

Section 3.16.     Employee Benefit Plans.

(a)     All benefit and compensation plans, contracts, policies or arrangements (i) covering current or former employees or service providers of Company, Company Bank or any of its Subsidiaries or ERISA Affiliates (such current and former employees and other service providers collectively, the “Company Employees”), (ii) covering current or former directors of Company or any of its Subsidiaries or ERISA Affiliates or (iii) with respect to which Company or any of its Subsidiaries or ERISA Affiliates has any liability or contingent liability (including liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA), including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, health/welfare, change-of-control, cafeteria, fringe benefit, deferred compensation, defined benefit plan, defined contribution plan, stock option, stock purchase, stock appreciation rights, stock-based, incentive, bonus plans, severance, retirement plans, pension plans, “multiemployer plans” (as defined in Section 3(37) of ERISA) and other plans, contracts, policies or arrangements whether or not subject to ERISA (all such plans, contracts, policies or arrangements are collectively referred to as the “Company Benefit Plans”), are identified and described in Company Disclosure Schedule 3.16(a). None of Company nor any of its Subsidiaries or ERISA Affiliates has any stated plan, intention or commitment to establish any new plan, contract, policy or arrangement that would be a Company Benefit Plan or to materially modify any Company Benefit Plan.

(b)     Company has provided Buyer with true and complete copies of all Company Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Company Benefit Plan and all amendments thereto, summary plan descriptions and summary of material modifications, IRS Form 5500 (for the most recently completed plan year), material communications to or from the IRS, the Pension Benefit Guaranty Corporation or any other Governmental Authority and the most recent IRS determination, opinion, notification and advisory letters, if any, with respect thereto. In addition, any annual and periodic accounting and employee and participant disclosures pertaining to the Company Benefit Plans have been made available to Buyer.

(c)     Each Company Benefit Plan is and has been established, operated and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code. Each Company Benefit Plan which is intended to be qualified under Section 401(a) of the Code (“Company 401(a) Plan”), has received a favorable determination or opinion letter from the IRS, and there is no circumstance that could reasonably be expected to result in revocation of any such favorable determination or opinion letter or the loss of the qualification of such Company 401(a) Plan under Section 401(a) of the Code. Each trust created under any Company 401(a) Plan has been determined to be exempt from tax under Section 501(a) of the Code and there is no circumstance that could reasonably be expected to result in revocation of such exemption. There is no pending or, to Company’s Knowledge, threatened litigation or regulatory action relating to the Company Benefit Plans (other than routine claims for benefits or matters that are not material). None of Company nor any of its Subsidiaries or ERISA Affiliates has engaged in a transaction with respect to any Company Benefit Plan, including a Company 401(a) Plan, that could subject Company or any of its Subsidiaries or ERISA Affiliates to a material tax or material penalty under any Law including, but not limited to, Section 4975 of the Code or Section 502 (i) of ERISA. No Company 401(a) Plan has been submitted under or been the subject of an IRS voluntary compliance program submission. There are no material audits, investigations, inquiries or proceedings pending or, to Company’s Knowledge, threatened by the IRS or the Department of Labor with respect to any Company Benefit Plan.

(d)     None of Company nor any of its Subsidiaries or ERISA Affiliates (or their predecessors) has ever maintained, sponsored or contributed to (or been obligated to contribute to) a plan subject to Title IV of ERISA or Section 412 of the Code, including any “multiemployer plan” within the meaning of Section 3(37) of ERISA. None of Company nor its Subsidiaries or ERISA Affiliates has incurred, and there are no circumstances under which any could reasonably incur, any liability with respect to Title IV of ERISA or Section 412 of the Code.

(e)     All contributions required to be made with respect to all Company Benefit Plans have been timely made or have been reflected on the consolidated financial statements of Company to the extent required to be reflected under applicable accounting principles. All amounts due and payable under any Company Benefit Plan have been timely paid to participants.

(f)     Except as set forth in Company Disclosure Schedule 3.16(f), no Company Benefit Plan provides and none of Company nor any of its Subsidiaries or ERISA Affiliates has proposed or promised any arrangement that provides for any liability to provide life insurance, medical or other employee welfare benefits to any Company Employee, or any of their beneficiaries, upon or after retirement or termination of employment for any reason, except as may be required by applicable state insurance Law.

(g)     All Company Benefit Plans that are group health plans have been operated in compliance with the group health plan continuation requirements of applicable state Law. Company may amend or terminate any such Company Benefit Plan at any time without incurring any material liability thereunder for future benefits coverage at any time after such termination.

(h)     Neither the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will (i) entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Company Benefit Plans, (iv) result in any payment that would be an excess “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (v) limit or restrict the right of Company or any of its Subsidiaries or, after the consummation of the transactions contemplated hereby, Buyer or any of its Subsidiaries, to merge, amend or terminate any of the Company Benefit Plans, or (vi) result in payments under any of the Company Benefit Plans for which a deduction would be disallowed by reason of Section 280G of the Code.

(i)     No Company Benefit Plan has resulted or would, if operated in accordance with its terms, result in the payment by any participant therein of interest or additional tax on nonqualified deferred compensation under Section 409A(a)(1)(B) of the Code. None of Company nor any of its Subsidiaries or ERISA Affiliates has agreed to reimburse or indemnify any participant in a Company Benefit Plan for any tax, including the interest and the penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future.

(j)     Company and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for Company or any of its Subsidiaries or ERISA Affiliates for purposes of each Company Benefit Plan, ERISA, the Code, unemployment compensation Laws, workers’ compensation Laws and all other applicable Laws.

Section 3.17.     Labor Matters.

(a)     None of Company nor any of its Subsidiaries is or has been a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is not any proceeding pending before the National Labor Relations Board or any other Governmental Authority involving the Company or any of its Subsidiaries, nor has there ever been, nor is such a proceeding, to Company’s Knowledge threatened, asserting that Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Company’s Knowledge, threatened, nor is Company or Company Bank aware of any activity involving Company Employees seeking to certify a collective bargaining unit or engaging in other organizational activity. None of the Company’s employees are represented by a union. There is not and has never been, any activities or proceedings of any labor union (or representatives thereof) to organize any employees of the Company or any of its Subsidiaries, or of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any such employees and, to the Company’s Knowledge, within the prior twelve (12) months, no such activities or proceedings are or were underway.

(b)     No officer of, director, employee, agent, or contractor of the Company or any of its Subsidiaries is, or is now expected to be, in violation of any material term of any employment contract, confidentiality agreement, disclosure or proprietary information agreement, non-competition agreement or, any other agreement or any restrictive covenant, order, writ, or judgment that prohibits, limits, or purports to limit such Person from: (i) engaging in or continuing any conduct, activity, duty or practice relating to the business of the Company or any of its Subsidiaries; or (ii) assigning to the Company or its Subsidiaries, as the case may be, any rights to any invention, improvement, discovery or other similar proprietary rights, and the continued employment or engagement of each such officer officers, directors, employees, agents, or contractors does not subject Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters.

(c)     Company and its Subsidiaries are and have been since January 1, 2015 in compliance with, and to the Knowledge of Company are not under investigation with respect to, applicable Laws with respect to labor and employment and employee matters, including employment practices, employee benefits, labor relations, terms and conditions of employment, tax withholding and tax payment, discrimination, harassment, equal employment, fair employment practices, collective bargaining, leaves of absence, immigration, employee classification, human rights, pay equity, workers’ compensation, employee safety and health, facility closings and layoffs and wages and hours. Neither the Company nor any of its Subsidiaries is liable for the payment of any Taxes, fines, penalties or other amounts for the failure to comply with any of the foregoing requirements of Law.

(d)     No Company Employees provide services to Company or any of its Subsidiaries outside of the United States.

(e)     Company Disclosure Schedule 3.17(e) sets forth the name, date of hire, job title, work location, full-time/part-time status, exempt/non-exempt status, bonus eligibility, commission eligibility, equity holdings in the Company or any Subsidiary, severance entitlement, current compensation paid or payable, including annual vacation, sick time and/or paid leave (both allotted annually and accrued but unused as of the date hereof) and status (e.g., leave of absence, disability, layoff, active, temporary), of all employees of the Company or any Subsidiary. The Company and its Subsidiaries have paid in full or accrued in the Company Unaudited Financial Statements all wages, salaries, commissions, incentives, bonuses, and other compensation due to any current or former employee, independent contractor, or other worker who is currently providing or previously provided services to the Company or any Subsidiary or otherwise arising under any employee benefit plan, contract, or Law prior to the Closing.

(f)     Except as set forth on Company Disclosure Schedule 3.17(f), there are no written personnel policies, rules or procedures or written employment agreements applicable to any employee.

(g)     Set forth on Company Disclosure Schedule 3.17(g) is a list of the employees terminated or laid-off by the Company or any of its Subsidiaries within the last three (3) calendar years, together with a complete and accurate list of the following information in respect of each former employee who has been terminated or laid-off, or whose hours of work have been reduced by more than fifty percent (50%) in the prior three (3) years: (i) the date of such termination, layoff or reduction in hours; (ii) the reason therefor; (iii) the employee’s base salary/hourly rate, as well as any bonus or commission eligibility; (iv) whether the employee executed a general release of claims or other separation agreement; and (v) the employee’s work location. To the extent that any of the employees listed on Company Disclosure Schedule 3.17(g) have executed a general release of claims or other separation agreement, the Company has provided a true, correct and complete copy of such document to Buyer.

(h)     Set forth on Company Disclosure Schedule 3.17(h) is a complete list of all current and former (in the past three (3) calendar years) workers other than employees (e.g., consultants, independent contractors, etc.) of the Company or its Subsidiaries, together with a complete and accurate list of the following information with respect to each such Person: (i) name; (ii) dates of engagement; (iii) nature of work performed; (iv) compensation paid; and (v) work location.

(i)     There are no pending or, to the Company’s Knowledge, threatened, audits, investigations, information requests, claims, suits, demands or charges against the Company or any of its Subsidiaries or any of its or their employees regarding any Laws relating to labor and employment and employee matters, including, but not limited to, employment practices, employee benefits, labor relations, terms and conditions of employment, tax withholding and tax payment, discrimination, harassment, equal employment, fair employment practices, collective bargaining, leaves of absence, immigration, employee classification, human rights, pay equity, workers’ compensation, employee safety and health, facility closings and layoffs. There are no unsatisfied obligations, claims, lawsuits, grievances, workers’ compensation proceedings or similar proceedings in respect of the Company or its Subsidiaries.

(j)     Neither the Company nor its Subsidiaries is a party to or otherwise bound by any consent decree or order with, or citation by, any Governmental Authority relating to any employee or employment practices, wages, hours or terms or conditions of employment.

(k)     The Company and its Subsidiaries have complied with any obligation they may have pursuant to a contract, agreement, policy, Law, or otherwise to provide severance payments and/or benefits to any current or former employee, independent contractor or other worker who is currently providing or previously provided services to the Company or any of its Subsidiaries.

Section 3.18.     Environmental Matters.

(a)     There has been no release, discharge, spillage or disposal of Hazardous Substances at, on, or under any real property currently owned, operated or leased by Company or any of its Subsidiaries (including buildings or other structures, and ownership or operation, directly or indirectly, in a fiduciary capacity) or formerly owned, operated or leased by Company or any of its Subsidiaries or any predecessor, that has formed or that could reasonably be expected to form the basis of any Environmental Claim against Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

(b)     There is no litigation or Environmental Claim pending or, to Company’s Knowledge, threatened against Company or any of its Subsidiaries, or affecting any property now owned or, to Company’s Knowledge, formerly owned, used or leased by Company or any of its Subsidiaries or any predecessor, asserted by any Person or before any court, or Governmental Authority (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the presence or release into the environment of any Hazardous Substance.

(c)     Company and each of its Subsidiaries and their respective owned, operated or leased real properties and facilities are, and have been, in compliance with all Environmental Laws, and there are no past or present events, conditions, circumstances, activities or plans related to such properties or facilities that did or would violate or prevent compliance or continued compliance with any of the Environmental Laws.

Section 3.19.     Tax Matters.

(a)     The Company and each of its Subsidiaries have timely filed with the appropriate taxing authorities all material Tax Returns required to be filed by any of them under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns are correct, accurate and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid over to the appropriate taxing authority other than Taxes that have been reserved or accrued on the balance sheet of Company and which Company is contesting in good faith. Except as set forth in Company Disclosure Schedule 3.19(a), neither Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return and none of the Company or any of its Subsidiaries currently has any open tax years. No written claim has been made by any Governmental Authority in a jurisdiction where Company or any of its Subsidiaries does not file Tax Returns that Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith through appropriate proceedings) upon any of the assets of Company or any of its Subsidiaries.

(b)     Company and each of its Subsidiaries, as applicable, have timely withheld and paid all Taxes required to have been withheld and paid over to the appropriate taxing authority in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c)     No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or, to Company’s Knowledge, pending with respect to Company or any of its Subsidiaries. Other than with respect to audits that have already been completed and resolved, neither Company nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where Company and or any of its Subsidiaries have not filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority, in each case, against Company or any of its Subsidiaries.

(d)     Company has made available to Buyer true and complete copies of the United States federal, state, local, and foreign consolidated income and other material Tax Returns filed with respect to Company and each of its Subsidiaries for taxable periods ended December 31, 2016, 2015 and 2014. Company has made available to Buyer correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by Company and each of its Subsidiaries with respect to income and other material Taxes filed for the years ended December 31, 2016, 2015 and 2014. Company and each of its Subsidiaries have timely and properly taken such actions in response to and in compliance with written notices that Company has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by Law.

(e)     Neither Company nor any of its Subsidiaries has entered into any material closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings with any tax authority, nor have any been issued by any tax authority, in each case that have any continuing effect.

(f)     Neither Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which such waiver or extension is still valid and in effect.

(g)     Company and each of its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(h)     Except as set forth in Company Disclosure Schedule 3.19(h), neither Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. Neither Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), or (ii) has liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, unincorporated organization or other Person (other than Company and its Subsidiaries) under Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(i)     Neither Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) ”closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(j)     Neither Company nor any of its Subsidiaries has distributed stock of another Person nor had its stock distributed by another Person in a transaction that was purported or intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.

(k)     The unpaid Taxes of Company and each of its Subsidiaries (A) did not, as of the date of the latest Company Unaudited Financial Statements, exceed the reserve for Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet reflected on the latest Financial Statement (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company and each of its Subsidiaries in filing their Tax Returns. Since the date of the latest Company Unaudited Financial Statements, neither Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past practice.

(l)     Neither Company nor any of its Subsidiaries has participated in any reportable transaction, as defined in Section 1.6011-4(b) (1) of the Regulations or any comparable provision of state or local Tax Law, or a transaction substantially similar to a reportable transaction.

(m)     At all times from the date of the Company’s election to be taxed as an S-Corp until the Closing Date, the Company was continuously taxed as an S-Corp. The Company’s election to be taxed as an S-Corp was initially effective as of April 1, 2002 and was effective at all times on or prior to the Closing Date. The Company’s shareholders as of the date of its election to be taxed as an S-Corp and at all times thereafter were qualified under the Code to be shareholders of an S-Corp. No event has occurred (or fact has existed) that would have precluded the Company from initially qualifying as an S-Corp under Section 1361(a) of the Code or which would require the termination of the Company’s S-Corp status prior to the Closing Date. No Governmental Authority has challenged the effectiveness of the Company’s S-Corp election. Company Disclosure Schedule 3.19(m) sets forth, for each Subsidiary of the Company, the federal income tax classification of such Subsidiary in effect as of the date of formation of such Subsidiary and at all time prior to and on the Closing Date.

Section 3.20.     Regulatory Capitalization. Company Bank is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC and the Montana Division of Banking. Company is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FRB.

Section 3.21.     Loans; Nonperforming and Classified Assets.

(a)     Company Disclosure Schedule 3.21(a) (i) sets forth the aggregate outstanding principal amount of all Loans as of March 31, 2017, (ii) contains a true and correct list of the borrowers with the 25 largest individual or aggregate extensions of credit from Company Bank, and (iii) identifies, as of March 31, 2017, any Loans under the terms of which the obligor was over thirty (30) days delinquent in payment of principal or interest or has been placed on nonaccrual status as of such date or that are, to Company’s Knowledge, otherwise in material default for more than thirty (30) days.

(b)     Company Disclosure Schedule 3.21(b) identifies, as of March 31, 2017, each Loan that was classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Company, Company Bank or any bank examiner, or that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability (collectively, “Criticized Loans”) together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder as of such date.

(c)     Company Disclosure Schedule 3.21(c) identifies each asset of Company or any of its Subsidiaries that as of March 31, 2017 was classified as other real estate owned (“OREO”) and the book value thereof as of the date of this Agreement as well as any assets classified as OREO since March 31, 2017 and any sales of OREO between March 31, 2017 and the date hereof, reflecting any gain or loss with respect to any OREO sold.

(d)     Except as would not reasonably be expected to be material, each Loan held in Company’s, Company Bank’s or any of their respective Subsidiaries’ loan portfolio (each a “Company Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens which have been perfected, (iii) was at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the Ordinary Course of Business of Company and its Subsidiaries and is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles and (iv) is not the subject of any written notice from an obligor asserting defense, set-off or counterclaim with respect thereto that, if valid, would materially and adversely affect the value of the related Loan.

(e)     All currently outstanding Company Loans were solicited, originated, administered, and currently exist, and the relevant Loan files are being maintained, in material compliance with all applicable requirements of Law, the applicable loan documents, and Company Bank’s lending policies at the time of origination of such Company Loans, and the notes or other credit or security documents with respect to each such outstanding Company Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the Company Loans that are not reflected in the written records of Company or Company Bank, as applicable. All such Company Loans are owned by Company or Company Bank free and clear of any Liens (other than blanket Liens by the Federal Home Bank of Des Moines). No claims of defense as to the enforcement of any Company Loan have been asserted in writing against Company or Company Bank for which there is a reasonable probability of an adverse determination, and neither Company nor Company Bank has any Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable probability of a determination adverse to Company Bank. Except as set forth in Company Disclosure Schedule 3.21(e), no Company Loans are presently serviced by third parties, and there is no obligation which could result in any Company Loan becoming subject to any third party servicing.

(f)     Except as would not reasonably be expected to be material, neither Company nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates Company or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of Company or any of its Subsidiaries, unless there is a material breach of a representation or covenant by Company or any of its Subsidiaries, and none of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(g)     Neither Company nor any of its Subsidiaries is now nor has it ever been since January 1, 2015, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

(h)     Neither Company nor any of its Subsidiaries has canceled, released or compromised any Loan, obligation, claim or receivable other than in the Ordinary Course of Business.

(i)     Company and Company Bank have not, since January 1, 2015, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director, executive officer, or principal shareholder (or equivalent thereof) of Company or any of its Subsidiaries (as such terms are defined in FRB Regulation O), except as permitted by Regulation O and that have been made in compliance with the provisions of Regulation O. Company Disclosure Schedule 3.21(i) identifies any loan or extension of credit maintained by Company and Company Bank to which Regulation O applies, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two (2) years preceding the date hereof.

Section 3.22.     Allowance for Loan and Lease Losses. Company’s reserves, allowance for loan and lease losses and carrying value for real estate owned as reflected in the Company Unaudited Financial Statements and (b) the Company Latest Balance Sheet, are, as of the applicable dates thereof, adequate to provide for all possible losses on the applicable items and in compliance with Company’s and Company Bank’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by the applicable Governmental Authority, the Financial Accounting Standards Board and GAAP. To the Knowledge of Company, there are no facts or circumstances that are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any such provisions for losses or a material decrease in any of the allowances therefor (specifically excluding changes in accounting or regulatory standards that may impact the allowance).

Section 3.23.     Trust Business; Administration of Fiduciary Accounts. Neither Company nor any of its Subsidiaries has offered or engaged in providing any individual or corporate trust services or administers any accounts for which it acts as a fiduciary, including, but not limited to, any accounts in which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

Section 3.24.     Investment Management and Related Activities. None of Company, any Company Subsidiary or, to the extent relating to their activities with respect to Company or any of its Subsidiaries, any of their respective directors, officers or employees is required to be registered, licensed or authorized under the Laws of any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

Section 3.25.     Repurchase Agreements. With respect to all agreements pursuant to which Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

Section 3.26.     Deposit Insurance and Deposits. The deposits of Company Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the fullest extent permitted by Law, and Company Bank has paid all premiums and assessments and filed all reports required by the FDIA when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to Company’s and Company Bank’s Knowledge, threatened. Except as disclosed in Company Disclosure Schedule 3.26, Company Bank has no “brokered deposits” as defined in 12 C.F.R. 337.6(a)(2). Company Disclosure Schedule 3.26 contains a true and correct list of the depositors who own the 25 largest deposit relationships of Company Bank.

Section 3.27.     Community Reinvestment Act and Customer Information Security. Except as has not been and would not reasonably be expected to materially and adversely affect or interfere with Company or Company Bank’s operations, neither Company nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters. As of the date hereof, Company’s and Company Bank’s rating in its most recent examination or interim review under the Community Reinvestment Act was “satisfactory” or better. Neither Company nor any of its Subsidiaries has Knowledge of any facts or circumstances that could reasonably be expected to cause Company or Company Bank: (a) to be deemed not to be in compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (b) to be deemed not to be in compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Company Bank pursuant to 12 C.F.R. Part 364. Company and Company Bank, collectively, are the sole owner of all individually identifiable personal information relating to identifiable or identified natural persons, including, but not limited to “personally identifiable financial information” as that term is defined in 12 CFR Part 1016, who are customers, former customers and prospective customers that will be transferred to Buyer and Buyer Bank pursuant to this Agreement.

Section 3.28.     Transactions with Affiliates. Except as set forth in Company Disclosure Schedule 3.28, there are no outstanding amounts payable to or receivable from, or advances by Company or any of its Subsidiaries to, and neither Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any director, executive officer or five percent (5%) or greater shareholder of Company or any of its Subsidiaries or to any of their respective Affiliates or Associates, or any Affiliate of Company or any of its Subsidiaries, or to Company’s or Company Bank’s Knowledge, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, other than part of the normal and customary terms of such persons’ employment or service as a director with Company or any of its Subsidiaries and other than deposits held by Company Bank in the Ordinary Course of Business. Except as set forth in Company Disclosure Schedule 3.28, neither Company nor any of its Subsidiaries is a party to any transaction or agreement, or is contemplated to be a party to any proposed transaction or agreement, with any of its respective directors or executive officers or to any of their respective Affiliates or Associates or other Affiliates of Company other than part of the terms of an individual’s employment or service as a director, and no such person has had any direct or indirect interest in any property, assets, business or right owned, leased, held or used by Company or its Subsidiaries, other than deposits held by Company Bank in the Ordinary Course of Business. All agreements, and all transactions since January 1, 2015, between Company or any of Company’s Subsidiaries and any of their respective Affiliates comply, to the extent applicable, in all material respects with Federal Reserve Act 23A and 23B and Regulation W of the FRB.

Section 3.29.     Tangible Properties and Assets.

(a)     Company Disclosure Schedule 3.29(a) sets forth a true, correct and complete list of all real property owned as of the date of this Agreement by Company and each of its Subsidiaries. The Company and its Subsidiaries are not a party to any real property lease or license, whether as landlord, tenant, guarantor or otherwise. Company or its Subsidiaries has good, valid and marketable title to or otherwise legally enforceable rights to use all of the real property, all buildings, structures and other improvements on the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) Liens for taxes and other governmental charges and assessments, which are not yet due and payable and for which adequate reserves are being maintained in accordance with GAAP, (ii) Liens, easements, rights of way, and other similar encumbrances that do not materially detract from the value or the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the Ordinary Course of Business for sums not yet due and payable and for which adequate reserves are being maintained in accordance with GAAP. There is no pending or, to Company’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that Company or any of its Subsidiaries owns, uses or occupies or has the right to use or occupy, including without limitation a pending or threatened taking of any of such real property by eminent domain, except where such legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or Company Bank. A true and correct list of all litigation pending or, to the Company’s Knowledge, threatened as of the date hereof, is set forth on Company Disclosure Schedule 3.29(a).

(b)     Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or Company Bank, all buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, vaults, safety deposit boxes, wiring and cable installations, included in the owned real property are, to Company’s and Company Bank’s Knowledge, in good condition and repair (normal wear and tear excepted) and sufficient for the operation of the business of Company and its Subsidiaries as currently conducted.

(c)     To the Company’s Knowledge, since the Company or one of its Subsidiaries has owned the real property, there have been no material interruptions in the delivery of adequate service of any utilities required in the operation of the business currently conducted at the real property. To the Company’s Knowledge, since the Company or one of its Subsidiaries has owned the real property, no property has experienced any material disruptions to its operations arising out of any recurring loss of electrical power, flooding, limitations to access to public sewer and water or restrictions on septic service. To the Company’s Knowledge, all utilities servicing the property are publicly provided and maintained.

(d)     The real property and improvements thereof have access to and from all adjoining streets, roads and highways necessary for the use and operation by the Company and its Subsidiaries as currently conducted, and none of the Company or its Subsidiaries has received written notice from any Governmental Authority of any pending action that would result in the termination or reduction of the current access from the real property and improvements to existing roads and highways, or to sewer or other utility services available to the real property and improvements, in each case as necessary for the use and operation of the real property and improvements as currently used and operated.

Section 3.30.     Intellectual Property.

(a)     Company Disclosure Schedule 3.30(a) sets forth a true, complete and correct list of all registered and, to Company’s Knowledge, unregistered material Company Intellectual Property owned by the Company or any of its Subsidiaries, including the jurisdictions in which each such Company Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed.

(b)     Company or its Subsidiaries own all right, title and interest in and to, or has a valid license or otherwise possess legally enforceable rights to use all Company Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to “off-the-shelf’ Software at standard commercial rates).

(c)     The Company Intellectual Property constitutes all of the Intellectual Property used or useful in or necessary to carry on the business of Company and its Subsidiaries as currently conducted. Company is the owner or licensee of all right, title and interest in and to each of the items of Company Intellectual Property, free and clear of all Liens, and has the right to use without payment to any other Person all of the Company Intellectual Property other than in respect of licenses listed in Company Disclosure Schedule 3.30(g).

(d)     The Company Intellectual Property owned by Company or its Subsidiaries is valid, subsisting and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither Company nor any of its Subsidiaries has received notice challenging the validity or enforceability of any such Company Intellectual Property.

(e)     None of Company or any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by Company of its obligations hereunder, in violation of any material licenses, sublicenses and other agreements as to which Company or any of its Subsidiaries is a party and pursuant to which Company or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software, and neither Company nor any of its Subsidiaries has received notice challenging Company’s or any of its Subsidiaries’ license or legally enforceable right to use any such third-party intellectual property rights, and the consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of Company or any of its Subsidiaries to own or use any material Company Intellectual Property.

(f)     Company and its Subsidiaries have not interfered with, infringed upon, misappropriated, or otherwise conflicted with any Intellectual Property rights of any other Person, and Company or any of its Subsidiaries have never received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any other Person). To Company’s Knowledge, no other Person has interfered with, infringed upon, misappropriated or otherwise conflicted with any Company Intellectual Property rights owned by, or licensed to, Company or any of its Subsidiaries.

(g)     Set forth on Company Disclosure Schedule 3.30(g) is a complete and accurate list and summary description, including any royalties paid or received by Company or its Subsidiaries, and Company has delivered to Buyer accurate and complete copies, of all contracts relating to the Company Intellectual Property (other than non-exclusive licenses to generally available commercial software). There are no outstanding and to Company’s Knowledge, no threatened disputes or disagreements with respect to any such contract. Included in Company Disclosure Schedule 3.30(g) is a list of all items of Company Intellectual Property that are licensed by Company or any of its Subsidiaries (“Licensed Business Intellectual Property”) and the owner or licensee of each such item of Licensed Business Intellectual Property (other than non-exclusive licenses to generally available commercial “off-the-shelf’ software licensed pursuant to “shrink wrap” or “click and accept” licenses).

(h)     Company’s and each of its Subsidiaries’ respective IT Assets: (i) operate and perform in all material respects as required by Company and each of its Subsidiaries in connection with their respective businesses and (ii) to Company’s Knowledge, have not materially malfunctioned or failed within the past two (2) years. Company and each of its Subsidiaries has implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices. No action will be necessary as a result of the transactions contemplated by this Agreement to enable use of Company’s and its Subsidiaries’ respective IT Assets to continue by the Surviving Entity and its Subsidiaries to the same extent and in the same manner that such IT Assets have been used by Company and its Subsidiaries prior to the Effective Time.

(i)     Except for ongoing payments due under contracts with third parties, Company’s and its Subsidiaries’ respective IT Assets are free from any Liens (except for (i) statutory Liens for amounts not yet delinquent, and (ii) Liens for Taxes and other governmental charges and assessments, which are not yet due and payable and for which adequate reserves are being maintained in accordance with GAAP). Neither Company nor any of its Subsidiaries, has received notice of or is aware of any circumstances, including the execution of this Agreement or the Plan of Bank Merger or the consummation of the transactions contemplated hereby or thereby, that would enable any third party to terminate any of Company’s or its Subsidiaries’ agreements or arrangements relating to their respective IT Assets (including maintenance and support).

(j)      Company and each of its Subsidiaries: (i) is, and at all times prior to the date hereof has been, compliant with all applicable Laws, and their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees and (ii) at no time during the two (2) years prior to the date hereof has received any notice asserting any violations of any of the foregoing. The transfer of all such personal data and nonpublic personal information to Buyer’s control in connection with the consummation of the transactions contemplated hereby shall not violate any such Laws, privacy policies or commitments.

Section 3.31.     Insurance. Company Disclosure Schedule 3.31 identifies as of the date of this Agreement all of the material insurance policies, binders, or bonds currently maintained by Company and its Subsidiaries (the “Insurance Policies”). Company and each of its Subsidiaries is insured with what the Company believes are reputable insurers against such risks and in such amounts as the management of Company and Company Bank reasonably have determined ‘to be prudent in accordance with industry practices and all the Insurance Policies are in full force and effect, neither Company nor any Subsidiary has received notice of cancellation of any of the Insurance Policies or otherwise has Knowledge that any insurer under any of the Insurance Policies has expressed an intent to cancel any such Insurance Policies, and neither Company nor any of its Subsidiaries is in default thereunder and all claims thereunder have been filed in due and timely fashion. Neither Company nor any of its Subsidiaries is now liable for, nor has any such Person received notice of, any material retroactive premium adjustment. Company has not received notice that any insurer under any such Insurance Policy (i) is denying liability with respect to a claim thereunder or defending under a reservation of rights clause, (ii) is materially increasing its premium or (iii) has filed for protection under applicable bankruptcy or insolvency Laws or is otherwise in the process of liquidating or has been liquidated. Company does not have or maintain any self-insurance arrangement. Within the last three (3) years, none of Company or any of its Subsidiaries has been refused any basic insurance coverage sought or applied for (other than certain exclusions for coverage of certain events or circumstances as stated in such policies), and neither Company nor Company Bank has any reason to believe that its existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought as favorable as those presently in effect.

Section 3.32.     Questionable Payments. Neither Company nor any Affiliate thereof, nor to Company’s Knowledge : (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made any direct or indirect unlawful payments to any foreign or domestic governmental officials, employees or agents of any foreign or domestic government or to any foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (d) made any other unlawful bribe, rebate, payoff, influence payment, kickback, or other material unlawful payment to any foreign or domestic governmental official, employee, or agent of any foreign or domestic government.

Section 3.33.     Anti-Money Laundering Laws. Neither Company nor Company Bank has Knowledge of, has been advised of, or has reason to believe that any facts or circumstances exist that would cause any either: (i) to be deemed to have knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of any currency, securities, other proprietary interest that is the result of a felony as defined in the U.S. Anti-Money Laundering Laws (“Unlawful Gains”), (ii) to be deemed to have knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of other nature for Unlawful Gains; or (iii) to be deemed to be operating in violation in any material respect of the U.S. Anti-Money Laundering Laws. Management of Company has reasonably and in good faith concluded that the Board of Directors of each Company Subsidiary that qualifies as a “financial institution” has adopted, and implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply in all material respects with the U.S. Anti-Money Laundering Laws and has kept and filed all material reports and other necessary material documents as required.

Section 3.34.     OFAC. Neither Company nor Company Bank is, nor would either reasonably be expected to become, a Person or entity with whom a United States Person or entity is restricted from doing business under regulation of the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), including those named on OFAC’s Specially Designated and Blocked Persons List, or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action. Management of the Company has reasonably and in good faith concluded that Company Bank has implemented an OFAC compliance program that adequately covers in all material respects all elements of OFAC compliance, and to the Knowledge of Company no Company Subsidiary is engaging nor engaged in any dealings or transactions with or has been otherwise associated with, such Persons or entities.

Section 3.35.     Disaster Recovery and Business Continuity. Company has developed and implemented a contingency planning program to evaluate the effect of significant events that may adversely affect the customers, assets, or employees of Company and Company Bank. To Company’s Knowledge, such program ensures that Company can recover its mission critical functions, and complies in all material respects with the requirements of the FFIEC and the FDIC.

Section 3.36.    Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or ‘other form of antitakeover statute or regulation (collectively, “Takeover Laws”) is applicable to the Company with respect to this Agreement and the transactions contemplated hereby.

Section 3.37.    Company Information. No representation or warranty by Company or Company Bank in this Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.38.     Investment Securities.

(a)     Except for pledges to secure public and trust deposits, FHLB borrowings, repurchase agreements and reverse repurchase agreements entered into in arms’-length transactions pursuant to normal commercial terms and conditions and other pledges required by Law, none of the investments reflected in the Company Unaudited Financial Statements, and none of the material investments made by Company or any of its Subsidiaries since March 31, 2017, is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(b)     Each of Company and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except as set forth in the Company Unaudited Financial Statements or to the extent such securities or commodities are pledged in the Ordinary Course of Business to secure obligations of Company or its Subsidiaries. Such securities and commodities are valued on the books of Company in accordance with GAAP.

(c)     Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Company believes are prudent and reasonable in the context of such businesses and Company and its Subsidiaries have, since January 1, 2015, been in compliance in all material respects with such policies, practices and procedures. Prior to the date of this Agreement, Company has made available to Buyer the material terms of such policies, practices and procedures.

Section 3.39.    Board Recommendation. The board of directors of the Company, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and Bank Merger, taken together, are fair to and in the best interests of the shareholders and (ii) resolved to recommend that the holders of the shares of the Company Common Stock approve this Agreement.

Section 3.40.    No Other Representations and Warranties. Except for the representations and warranties made by Company and Company Bank in this Article 3, none of Company, Company Bank nor any other Person makes any express or implied representation or warranty with respect to Company or its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Company and Company Bank hereby disclaim any such other representations or warranties.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER BANK

Section 4.01.     Making of Representations and Warranties.

(a)     On or prior to the date hereof, Buyer has delivered to Company a Schedule (the “Buyer Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article 4.

(b)     Except as set forth in (i) the Buyer Reports filed prior to the date hereof or (ii) the Buyer Disclosure Schedule (subject to Section 9.12), Buyer and Buyer Bank hereby represent and warrant, jointly and severally, to Company as follows in this Article 4.

Section 4.02.     Organization, Standing and Authority.

(a)     Buyer is a Delaware corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and meets the applicable requirements for qualification as such. True, complete and correct copies of the Certificate of Incorporation, as amended (the “Buyer Certificate”), and Bylaws of Buyer, as amended (the “Buyer Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Company. Buyer has the requisite corporate power and authority to carry on its business as now conducted by it. Buyer is duly licensed or qualified to do business in the State of Delaware and as a foreign corporation or other entity in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

(b)     Buyer Bank is a Montana state-chartered member bank duly organized and validly existing under the laws of the State of Montana. Buyer Bank has full corporate power and authority to own, lease and operate its properties and assets and to engage in the business and activities now conducted by it. Buyer Bank is duly licensed or qualified to do business in the State of Montana and each other jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer. Buyer Bank is a member in good standing of the Federal Home Loan Bank of Des Moines.

Section 4.03.     Capital Stock.

(a)     The authorized capital stock of Buyer consists of (i) 1,000,000 shares of preferred stock, no par value per share, of which, as of the date of this Agreement, zero shares of Buyer Preferred Stock are outstanding, and (ii) 8,000,000 shares of Buyer Common Stock, of which, as of June 30, 2017, 3,811,409 shares were issued and outstanding. The outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any Buyer shareholder. The shares of Buyer Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights and will be issued in compliance with and not in violation of applicable federal or state securities Laws. All shares of Buyer’s capital stock have been issued in compliance with and not in violation of any applicable federal or state securities Laws.

(b)     Except (i) any grants or awards properly issued to officers, directors or employees of Buyer or Buyer Bank pursuant to an equity based plan approved by the board of directors of Buyer, or (ii) as otherwise set forth in Buyer Disclosure Schedule 4.03(b), as of the date hereof, there are no outstanding securities of Buyer or any of its Subsidiaries that are convertible into or exchangeable for any class of capital stock of Buyer or any of Buyer’s Subsidiaries. As of June 30, 2017, no shares of Buyer Common Stock or Buyer preferred stock were reserved for issuance, except for 313,707 shares of Buyer Common Stock available in connection with future grants of stock options, restricted stock and other equity-based awards, in each case reserved for issuance pursuant to the compensatory equity plans of Buyer.

(c)     Except as set forth in this Section 4.03(c), as of June 30, 2017, there are no outstanding shares of capital stock of any class of Buyer, or any options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings, in each case, to which Buyer or any of its Subsidiaries is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Buyer or any of Buyer’s Subsidiaries or obligating Buyer or any of Buyer’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any shares of capital stock of, or other equity interests in or other securities of, Buyer or any of Buyer’s Subsidiaries. As of the date of this Agreement, there are no obligations, contingent or otherwise, of Buyer or any of Buyer’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of Buyer Common Stock or capital stock of any of Buyer’s Subsidiaries or any other securities of Buyer or any of Buyer’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary. There are no agreements, arrangements or other understandings with respect to the voting of Buyer’s capital stock to which Buyer or any of its Subsidiaries is a party and to the Knowledge of Buyer as of the date hereof, no such agreements between any Persons exist. Neither Buyer nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of Buyer or such Subsidiary on any matter.

Section 4.04.     Corporate Power.

(a)     Buyer and Buyer Bank have the corporate power and authority to carry on their business as it is now being conducted and to own all their properties and assets; and each of Buyer and Buyer Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities.

(b)     Neither Buyer nor Buyer Bank is in material violation of any of the terms of their respective Certificate of Incorporation, Bylaws or equivalent organizational documents.

Section 4.05.     Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Buyer and Buyer Bank and Buyer and Buyer Bank’s respective duly constituted boards of directors on or prior to the date hereof. Immediately following the execution of this Agreement, in accordance with Section 5.21, Buyer, as the sole shareholder of Buyer Bank, shall approve this Agreement, the Plan of Bank Merger and the Bank Merger (the “Buyer Bank Shareholder Approval”). Except for the Buyer Bank Shareholder Approval, no other vote of the shareholders of Buyer or Buyer Bank is required by Law, the Certificate of Incorporation of Buyer and Buyer Bank, the Bylaws of Buyer and Buyer Bank or otherwise to approve this Agreement and the transactions contemplated hereby. Each of Buyer and Buyer Bank has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Company and Company Bank, this Agreement is a valid and legally binding obligation of Buyer and Buyer Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles or by 12 U.S.C. Section 1818 (b)(6)(D) (or any successor statute) and other applicable authority of bank regulators).

Section 4.06.     SEC Documents; Financial Statements.

(a)     Buyer has filed (or furnished, as applicable) all required reports, registration statements, definitive proxy statements or documents required to be filed with the SEC or furnished to the SEC since January 1, 2015 (the “Buyer Reports”), and has paid all fees and assessments due and payable in connection therewith, except where the failure to file or furnish such report, registration statement, definitive proxy statements or documents required to be filed or to pay such fees and assessments, has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Buyer Reports complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer Reports, and none of the Buyer Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment (in the case of filings under the Securities Act, at the time it was declared effective) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no unresolved outstanding comments from the SEC with respect to any of the Buyer Reports which would be reasonably likely to delay the effectiveness of the Registration Statement.

(b)     The consolidated financial statements of Buyer (including any related notes and schedules thereto) included in the Buyer Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Buyer and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown (subject in the case of unaudited statements to recurring audit adjustments normal in nature and amount, and to the absence of footnote disclosure).

(c)     Buyer has no Knowledge of (i) any significant deficiency in the design or operation of internal controls which could adversely affect Buyer’s ability to record, process, summarize and report financial data or any material weaknesses in internal controls or (ii) any fraud that involves management or other employees who have a significant role in Buyer’s internal controls. Since December 31, 2015, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls of Buyer other than as has been disclosed in the Buyer Reports.

(d)     Except as has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer, since January 1, 2015, neither Buyer nor any of its Subsidiaries nor, to Buyer’s Knowledge, any director, officer, employee, auditor, accountant or representative of Buyer or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Buyer or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 4.07.     Regulatory Reports. Since January 1, 2015, Buyer and its Subsidiaries have duly filed with the FDIC, the FRB, and any other applicable Governmental Authority (other than the SEC), in correct form, the reports and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were, in all material respects, complete and accurate and in compliance with the requirements of applicable Laws and regulations. Except as would not be material, other than normal examinations conducted by a Governmental Authority in the ordinary course of business of Buyer and its Subsidiaries, no Governmental Authority has notified Buyer or any of its Subsidiaries that it has initiated or has pending any proceeding or, to the Knowledge of Buyer, threatened an investigation into the business or operations of Buyer or any of its Subsidiaries since January 1, 2015. Except as would not be material, there have been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to the business, operations, policies or procedures of Buyer or any of its Subsidiaries since January 1, 2015.

Section 4.08.     Regulatory Approvals; No Defaults.

(a)     Except as would not be material, no consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by Buyer or any of its Subsidiaries in connection with the execution, delivery or performance by Buyer and Buyer Bank of this Agreement or to consummate the transactions contemplated by this Agreement, except for filings of applications or notices with, and consents, approvals or waivers by the FRB, the FDIC and the Montana Division of Banking, the filing of the Certificates of Merger with the Secretaries of State of the States of Delaware and Montana, the filing or issuance of the articles of merger relating to the Bank Merger with or by the Montana Secretary of State, the Montana Division of Banking and the FRB, respectively, and the filing with the SEC of the Proxy Statement-Prospectus and the Registration Statement and declaration of effectiveness of the Registration Statement and compliance with the applicable requirements of the Exchange Act, and such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement. Subject to the receipt of the approvals referred to in the preceding sentence, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Bank Merger) by Buyer and Buyer Bank do not and will not (i) constitute a breach or violation of, or a default under, the Buyer Certificate, Buyer Bylaws or similar governing documents of Buyer, Buyer Bank, or any of their respective Subsidiaries, (ii) except as would not be material, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries, or any of their respective properties or assets, (iii) conflict with, result in a breach or violation of any provision of, or the loss of any benefit under, or a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the creation of any Lien under, result in a right of termination or the acceleration of any right or obligation under, any permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation of Buyer or any of its Subsidiaries or to which Buyer or any of its Subsidiaries, or their respective properties or assets is subject or bound, or (iv) require the consent or approval of, or any filing or notice to, any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation, with only such exceptions in the case of each of clauses (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

(b)     As of the date of this Agreement, Buyer has no Knowledge of any reason (i) why the Regulatory Approvals referred to in Section 6.01(b) will not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement, (ii) why any Burdensome Condition would be imposed, or (iii) why the Merger would not qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.09.     Legal Proceedings. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer:

(a)     There are no civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to Buyer’s Knowledge, threatened against Buyer or any of its Subsidiaries or to which Buyer or any of its Subsidiaries is a party, including any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature that challenge the validity or propriety of the transactions contemplated by this Agreement.

(b)     There is no injunction, order, judgment, decree or regulatory restriction imposed upon Buyer or any of its Subsidiaries (or that, upon consummation of the transactions contemplated herein, would apply to the Surviving Entity or any of its Affiliates), or the assets of Buyer or any of its Subsidiaries, and neither Buyer nor any of its Subsidiaries has been advised of, or has Knowledge of, the threat of any such action.

Section 4.10.     Absence of Certain Changes or Events. Since December 31, 2016, there has been no change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Buyer or any of its Subsidiaries which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

Section 4.11.     Compliance with Laws.

(a)     Except as has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer, Buyer and each of its Subsidiaries is, and have been since January 1, 2015, in compliance with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, regulations promulgated by the Consumer Financial Protection Bureau, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale, servicing, administration and collection of mortgage loans and consumer loans. Neither Buyer nor any of its Subsidiaries has been advised of any material supervisory criticisms regarding their non-compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.

(b)     Except as has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer, Buyer and Buyer Bank and their respective employees have all permits, licenses, authorizations, orders and approvals of, and each has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Buyer’s Knowledge, no suspension or cancellation of any of them is threatened, except where the absence of such permit, license, authorization, order or approval has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

(c)     Neither Buyer nor Buyer Bank has received, since January 1, 2015 to the date hereof, written or, to Buyer’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in material compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any material license, franchise, permit or governmental authorization (nor do any grounds for any of the foregoing exist).

Section 4.12.    Brokers. Neither Buyer nor any Subsidiary thereof, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

Section 4.13.     Regulatory Capitalization. Buyer Bank is, and, assuming the accuracy of Company’s and Company Bank’s representations and warranties set forth in Article 3, will be upon consummation of the transactions contemplated by this Agreement, “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FRB. Buyer is, and, assuming the accuracy of Company’s and Company Bank’s representations and warranties set forth in Article 3, will be upon consummation of the transactions contemplated by this Agreement, “well-capitalized” as such term is defined in the rules and regulations promulgated by the FRB.

Section 4.14.     Buyer Regulatory Agreements. Neither Buyer nor Buyer Bank is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has been ordered to pay any civil money penalty or has adopted any policies, procedures or board resolutions at the request of any Governmental Authority (each, a “Buyer Regulatory Agreement”) that, in any such case, (a) currently restricts in any material respect the conduct of its business or in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application, or (b) would reasonably be expected to, individually or in aggregate, materially and adversely impact or interfere with Buyer’s or Buyer Bank’s operations, and, to the Knowledge of Buyer, and since January 1, 2015, Buyer has not been advised by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing, other than those of general application. To Buyer’s Knowledge, as of the date hereof, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to Buyer or any of its Subsidiaries.

Section 4.15.    Community Reinvestment Act. As of the date hereof, Buyer’s and Buyer Bank’s most recent examination rating under the Community Reinvestment Act was “satisfactory” or better.

Section 4.16.     Financing. Buyer has, or will have available to it at or prior to the Closing Date, all funds necessary to satisfy its obligations under this Agreement.

Section 4.17.     No Other Representations and Warranties. Except for the representations and warranties made by Buyer and Buyer Bank in this Article 4, none of Buyer, Buyer Bank nor any other Person makes any express or implied representation or warranty with respect to Buyer or its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Buyer and Buyer Bank hereby disclaim any such other representations or warranties.

ARTICLE 5.

COVENANTS

Section 5.01.     Covenants of Company. During the period from the date of this Agreement and continuing until the Effective Time, except (i) as set forth in Company Disclosure Schedule 5.01, (ii) as expressly contemplated or permitted by this Agreement or as required by applicable Law, or (iii) with the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed), Company shall carry on its business, including the business of each of its Subsidiaries, only in the Ordinary Course of Business and consistent with prudent banking practice, and in compliance in all material respects with all applicable Laws. Without limiting the generality of the foregoing, except (i) as set forth in Company Disclosure Schedule 5.01, (ii) as expressly contemplated or permitted by this Agreement or as required by applicable Law, or (iii) with the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed), Company and each of its Subsidiaries shall, in respect of loan loss provisioning, securities, portfolio management, compensation and other expense management and other operations which might impact Company’s equity capital, operate only in all material respects in the Ordinary Course of Business and in accordance with the limitations set forth in this Section 5.01 unless otherwise consented to in writing by Buyer (such consent not to be unreasonably withheld or delayed). Except (i) as set forth in Company Disclosure Schedule 5.01, (ii) as expressly contemplated or permitted by this Agreement or as required by applicable Law, or (iii) with the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed), Company and Company Bank will use reasonable best efforts to (i) preserve intact its business organizations and assets, (ii) keep available to itself and, after the Effective Time, Buyer the present services of the current officers and employees of Company and its Subsidiaries, (iii) preserve for itself and, after the Effective Time, Buyer the goodwill of its customers, employees, lessors and others with whom business relationships exist, and (iv) continue diligent collection efforts with respect to any delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans. Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except (i) as set forth in Company Disclosure Schedule 5.01, (ii) as expressly contemplated or permitted by this Agreement or as required by applicable Law, or (iii) with the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed), the Company shall not and shall not permit its Subsidiaries to:

(a)     Stock. (i) Issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock (other than the issuance of Company Common Stock pursuant to the exercise of Company Option Awards outstanding as of the date of this Agreement in accordance with their terms as of the date of this Agreement), any Rights, any award or grant under the Company Stock Plan or otherwise, or any other securities of Company or its Subsidiaries (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (ii) except as expressly permitted by this Agreement, accelerate the vesting of any existing Rights, or (iii) directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of its stock or any of its Rights issued and outstanding prior to the Effective Time.

(b)     Dividends; Other Distributions. Other than as set forth in the Company’s capital plan, which is included in Company Disclosure Schedule 5.01(b), make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for payments from Company Bank to Company or from any Subsidiary of Company Bank to Company Bank.

(c)     Compensation; Employment Arrangements. Enter into, establish, adopt, amend, terminate or renew any Company Benefit Plan, or grant any salary, wage or fee increase, increase any employee benefit or grant or pay any incentive or bonus payments, adopt or enter into any collective bargaining agreement or any other similar agreement with any labor organization, group or association, accelerate any rights or benefits under any Company Benefit Plan (including accelerating the vesting of Company Option Awards) or hire or terminate (other than for cause) any employee or other service provider with annual base salary, anticipated service fees or wages that is reasonably anticipated to exceed $100,000, except consistent with past practices (i) normal increases in base salary to non-officer employees in the Ordinary Course of Business and pursuant to policies currently in effect, (ii) as may be required by Law, and (iii) to satisfy contractual obligations under the terms of Company Benefit Plans as of the date hereof.

(d)     Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof and set forth in Company Disclosure Schedule 5.01(d), pay, loan or advance any material amount to, or sell, transfer or lease any material properties or assets to, or buy, acquire, or lease any material properties or assets from, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or Associates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business or other than part of the terms of such persons’ employment or service as a director with Company or any of its Subsidiaries and other than deposits held by Company Bank in the Ordinary Course of Business.

(e)    Dispositions and Acquisitions. Except in the Ordinary Course of Business, (i) sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to Company or any of its Subsidiaries or (ii) acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, debt, business, deposits or properties of any other entity or Person with a value or purchase price in the aggregate in excess of $50,000.

(f)      Capital Expenditures. Make any capital expenditures in amounts exceeding $50,000 individually, or $100,000 in the aggregate.

(g)    Governing Documents. Amend or propose to amend (i) Company’s Articles of Incorporation or Bylaws or any equivalent documents of Company’s Subsidiaries, or (ii) any resolution or agreement concerning indemnification of Company’s or any Company Subsidiary’s directors or officers.

(h)     Accounting Methods. Revalue any of Company’s or its Subsidiaries’ assets or implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Laws or GAAP or applicable regulatory accounting requirements.

(i)     Contracts. Enter into, amend, modify, terminate, extend, or waive any material provision of, any Company Material Contract, Lease, or Insurance Policy, or make any change in any instrument or agreement governing the terms of any of its securities, or enter into any contract that would constitute a Company Material Contract if it were in effect on the date of this Agreement.

(j)     Banking Operations. (i) Enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law, regulation, guidance or policies imposed by any Governmental Authority; (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, its hedging practices and policies; (iv) make any changes in the mix, rates, terms or maturities of Company Bank’s deposits or other liabilities, except in a manner and pursuant to policies in the Ordinary Course of Business and competitive factors in the market place; (v) open any new branch or deposit taking facility; or close, relocate or materially renovate any existing branch or facility; or (vi) other than purchases of investment securities in the Ordinary Course of Business, restructure or change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported.

(k)     Indebtedness. (i) Incur, modify, extend or renegotiate any indebtedness of Company or Company Bank, (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person (other than creation of deposit liabilities, purchases of federal funds, FHLB borrowings and sales of certificates of deposit, which are in each case in the Ordinary Course of Business), (iii) cancel, release or assign any indebtedness of any Person or any claims against any Person, except pursuant to Contracts in force as of the date of this Agreement and disclosed in Company Disclosure Schedule 5.01(k)(iii) or in the Ordinary Course of Business, or waive any right of substantial value or discharge or satisfy any material noncurrent liability.

(l)      Compliance with Agreements. Commit any act or omission which constitutes a breach or default by Company or any of its Subsidiaries under any agreement with any Governmental Authority or under any Company Material Contract or that could reasonably be expected to result in one of the conditions set forth in Article 6 not being satisfied on the Closing Date.

(m)     Adverse Actions. Take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) result in any of the conditions to the Merger set forth in Article 6 not being satisfied, except as may be required by applicable Law, (ii) prevent, delay or impair Company’s ability to consummate the Merger or the transactions contemplated by this Agreement, or (iii) prevent the Merger or Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(n)     Restructure. Merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries.

(o)     Investments. Other than in the Ordinary Course of Business, make any investment (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) in any other Person.

(p)     Intellectual Property. Transfer, agree to transfer or grant, or agree to grant, a license to, any of its material Intellectual Property.

(q)     Litigation. Commence, settle or agree to settle any litigation claims, actions or proceedings, except in the Ordinary Course of Business that (i) involves only the payment of money damages not in excess of $50,000 individually or $200,000 in the aggregate, (ii) does not involve the imposition of any equitable relief on, or the admission of wrongdoing by, Company or the applicable Subsidiary thereof and (iii) would not create precedent for claims that are reasonably likely to be material to Company or any of its Subsidiaries, or, after the Closing, Buyer or any of its Subsidiaries.

(r)     Taxes. (i) File or amend any Tax Return; (ii) settle or compromise any Tax liability claim or assessment; (iii) make, change or revoke any material Tax election or change any method of Tax accounting; (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law); (v) surrender any claim for a refund of Taxes; (vi) consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect of Taxes, or (vii)  take any action or fail to take any action that will cause the Company to no longer have a valid S Corporation election under the Code.

(s)     Tax Year. Change its fiscal or Tax year.

(t)     Extensions of Credit. Make any extension of credit that, when added to all other extensions of credit to a borrower and its Affiliates, would exceed its applicable regulatory lending limits; make any Loans, or enter into any commitments to make Loans, which vary other than in immaterial respects from its written Loan policies, a true and correct copy of which policies has been provided to Buyer; provided, that this covenant shall not prohibit Company Bank from extending or renewing credit or Loans in the Ordinary Course of Business or in connection with the workout or renegotiation of Loans currently in its Loan portfolio; provided, further, that from the date hereof, any new individual Loan or new extension of credit in excess of $150,000 and which is unsecured, or $500,000 and which is secured, shall require at least five (5) Business Days’ written notice (including a copy of the related loan package) to the chief executive officer or chief credit officer of Buyer Bank prior to issuing a loan commitment.

(u)     Loan Portfolio. (i) Charge off (except as may otherwise be required by Law or by regulatory authorities or by GAAP) or sell (except in the Ordinary Course of Business) any of its portfolio of Loans, or (ii) sell any asset held as OREO or other foreclosed assets for an amount that exceeds ten percent (10%) or $50,000, whichever is greater, less than its book value, except that this provision shall not be applicable to resolving the taking of any real estate by any Governmental Authority by eminent domain proceedings or litigation.

(v)     Insurance. Terminate or allow to be terminated any of the policies of insurance it maintains on its business or property other than in connection with the renewal of such policies on their present terms.

(w)     Commitments. Agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.01.

(x)     Encumbrance of Any Asset. Encumber any asset having a book value in excess of $10,000 except in the ordinary course of business for reasonable and adequate consideration.

Section 5.02.    Covenants of Buyer. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or required by applicable Law, without the prior written consent of Company (such consent not to be unreasonably withheld or delayed), Buyer will not, and will cause each of its Subsidiaries not to:

(a)     Amend or propose to amend Buyer’s Certificate of Incorporation or Bylaws or any equivalent documents of Buyer’s Subsidiaries in a manner that would adversely affect the economic benefits of the Merger to the shareholders of Company or the transactions contemplated by this Agreement;

(b)     Take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or reasonably likely to (i) prevent, delay or impair Buyer’s ability to consummate the Merger or the transactions contemplated by this Agreement or (ii) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

(c)     Agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.02.

Section 5.03.     Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article 6 hereof, and shall cooperate fully with the other parties hereto to that end; provided this section will not require Buyer to agree to, or take, any Burdensome Condition.

Section 5.04.     Company Shareholder Approval.

(a)     Following the execution of this Agreement, Company shall take, in accordance with applicable Law and the Articles of Incorporation and Bylaws of Company, all action necessary to convene a special meeting of its shareholders as soon as reasonably practicable after the Registration Statement is declared effective by the SEC to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and, if mutually agreed, any other matters required to be approved by Company’s shareholders in order to permit consummation of the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “Company Meeting”), and shall, subject to Section 5.09 and the last sentence of this Section 5.04(a), use its reasonable best efforts to solicit such approval by such shareholders. Subject to Section 5.09 and the last sentence of this Section 5.04(a), Company shall use its reasonable best efforts to obtain the Requisite Company Shareholder Approval to consummate the Merger and the other transactions contemplated hereby, and shall ensure that the Company Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Company in connection with the Company Meeting are solicited in compliance with the MBCA, the Articles of Incorporation and Bylaws of Company and all other applicable legal requirements. Except with the prior approval of Buyer, no other matters shall be submitted for the approval of Company shareholders at the Company Meeting. If the Company Board changes the Company Recommendation in accordance with Section 5.09, Company shall not be required to use its reasonable best efforts to solicit shareholders to approve this Agreement and the transactions contemplated hereby (including the Merger) or to use its reasonable best efforts to obtain the Requisite Shareholder Approval to consummate the Merger; provided, however, that notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Company Meeting shall be convened and this Agreement shall be submitted to the shareholders of Company at the Company Meeting, for the purpose of voting on the approval of this Agreement and the transactions contemplated hereby (including the Merger), and nothing contained herein shall be deemed to relieve Company of such obligation.

(b)     Except to the extent provided otherwise in Section 5.09, the Company Board shall at all times prior to and during the Company Meeting recommend approval by the shareholders of Company of this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by Company’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “Company Recommendation”) and shall not make a Company Subsequent Determination and the Proxy Statement-Prospectus shall include the Company Recommendation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Company Shareholder Approval, Company will not adjourn or postpone the Company Meeting. Company shall keep Buyer updated with respect to the proxy solicitation results in connection with the Company Meeting as reasonably requested by Buyer.

(c)     Company shall adjourn or postpone the Company Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Shareholder Approval. Company shall only be required to adjourn or postpone the Company Meeting three (3) times pursuant to the first sentence of this Section 5.04(c).

Section 5.05.     Registration Statement; Proxy Statement-Prospectus; Nasdaq Listing.

(a)     Buyer and Company agree to cooperate in the preparation of the Registration Statement to be filed by Buyer with the SEC in connection with the transactions contemplated by this Agreement in connection with the issuance of Buyer Common Stock in the Merger (including the Proxy Statement-Prospectus and all related documents). Company shall use reasonable best efforts to deliver to Buyer such financial statements and related analysis of Company, including Management’s Discussion and Analysis of Financial Condition and Results of Operations of Company, as may be required in order to file the Registration Statement, and any other report required to be filed by Buyer with the SEC, in each case, in compliance with applicable Laws, and shall, as promptly as practicable following execution of this Agreement, prepare and deliver drafts of such information to Buyer to review. Each of Buyer and Company agree to use reasonable best efforts to cause the Registration Statement to be filed with the SEC within sixty (60) days from the date hereof, and to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof. Buyer also agrees to use reasonable best efforts to obtain any necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Company agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from Company’s independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, Company, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to its shareholders.

(b)     The Proxy Statement-Prospectus and the Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of Buyer and Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement-Prospectus and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Company Meeting to consider and vote upon approval of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of Buyer and Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Registration Statement or the Proxy Statement-Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Registration Statement or the Proxy Statement-Prospectus. Buyer will advise Company, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or upon the receipt of any comments (whether written or oral) from the SEC or its staff. Buyer will provide Company and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement-Prospectus and, except to the extent such response is submitted under confidential cover, all responses to requests for additional information by and replies to comments of the SEC (and reasonable good faith consideration shall be given to any comments made by Company and its counsel) prior to filing such with, or sending such to, the SEC, and Buyer will provide Company and its counsel with a copy of all such filings made with the SEC. If at any time prior to the Company Meeting there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement-Prospectus or the Registration Statement, Buyer shall use its reasonable best efforts to promptly prepare and file such amendment or supplement with the SEC (if required under applicable Law) and cooperate with Company to mail such amendment or supplement to Company shareholders (if required under applicable Law).

(c)     Buyer agrees to use reasonable best efforts to cause the shares of Buyer Common Stock to be issued in connection with the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

Section 5.06.     Regulatory Filings; Consents.

(a)     Each of Buyer and Company and their respective Subsidiaries shall cooperate and use their reasonable best efforts (i) to prepare all documentation (including the Proxy Statement-Prospectus), to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including without limitation, the Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger in the manner contemplated herein, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; provided, however, that, notwithstanding anything to the contrary contained herein, in no event shall Buyer be required to agree to any prohibition, limitation, or other requirement, or take any action or omit to take any action, which would prohibit or limit the ownership or operation by Company or any of its Subsidiaries, or by Buyer or any of its Subsidiaries, of all or any portion of the business or assets of Company or any of its Subsidiaries or Buyer or its Subsidiaries, or compel Buyer or any of its Subsidiaries to dispose of all or any portion of the business or assets of Company or any of its Subsidiaries or Buyer or any of its Subsidiaries, or otherwise be reasonably likely, individually or in the aggregate, to have a material and adverse effect on Buyer and its Subsidiaries, taken as a whole and giving effect to the Merger (measured on a scale relative to Company and its Subsidiaries taken as a whole) (together, the “Burdensome Conditions”). Without limiting the generality of the foregoing, as soon as practicable and in no event later than sixty (60) days after the date of this Agreement, Buyer and Company shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required in order to obtain the Regulatory Approvals and other Governmental Authority consents and approvals required to consummate the Merger. Subject to applicable Laws, (A) Buyer and Company will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, or petition made by or on behalf of Buyer or Company or their respective Subsidiaries to any Governmental Authority in connection with the transactions contemplated by this Agreement, (B) each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority, and (C) Buyer and Company will notify the other promptly and shall promptly apprise the other of the substance of any communication from any Governmental Authority received by it with respect to the regulatory applications filed solely in connection with the transactions contemplated by this Agreement (and its response thereto); provided, that in no event shall Buyer or Buyer Bank be obligated to provide or otherwise disclose to Company confidential information regarding Buyer, Buyer Bank or any Affiliates or any pending merger transaction, other than the Merger. Company shall provide Buyer with the opportunity to participate in meetings or substantive telephone discussions that it or its representatives may from time to time have with any Governmental Authority with respect to the transactions contemplated thereby.

(b)     Company will use its reasonable best efforts, and Buyer shall reasonably cooperate with Company at Company’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described on Company Disclosure Schedule 3.13(c); provided that neither Company nor any of its Subsidiaries will be required to make any payment to or grant any concessions to any third party in connection therewith (and shall not make any such payment or grant any such concession without the prior written consent of Buyer). Each party will, to the extent permitted by applicable Law, notify the other party promptly and shall promptly furnish the other party with copies of notices or other communications received by such party or any of its Subsidiaries of any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such party, its Subsidiaries or its representatives). Company will reasonably consult with Buyer and its representatives so as to permit Company and Buyer and their respective representatives to cooperate to take appropriate measures to obtain such consents and avoid or mitigate any adverse consequences that may result from the foregoing.

Section 5.07.    Publicity. Buyer and Company shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably delayed or withheld; provided, however, that Buyer may, without the prior consent of Company (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may be required by Law or the rules and regulations of Nasdaq. It is understood that Buyer shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.08.     Access; Current Information.

(a)     For the purposes of verifying the representations and warranties of Company and preparing for the Merger and the other matters contemplated by this Agreement, upon reasonable notice and subject to applicable Laws, Company agrees to afford Buyer and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours at any time and from time to time throughout the period prior to the Effective Time to its and its Subsidiaries’ books, records (including, without limitation, Tax Returns and, subject to the consent of the independent auditors, work papers of independent auditors), information technology systems, properties and personnel and to such other information relating to them as Buyer may reasonably request and Company shall use reasonable best efforts to provide any appropriate notices to employees and/or customers in accordance with applicable Law and its privacy policy and, during such period, Company shall furnish to Buyer, upon reasonable request, all such other information concerning its business, properties and personnel and its Subsidiaries that is substantially similar in scope to the information provided to Buyer in connection with its diligence review prior to the date of this Agreement.

(b)     As soon as reasonably practicable after they become available, to the extent permitted by applicable Law, Company will furnish to Buyer copies of the board packages distributed to Company’s Board or the board of directors of its subsidiary bank, or any of their respective Subsidiaries, and minutes from the meetings thereof, copies of any internal management financial control reports showing actual financial performance against plan and previous period, and copies of any reports provided to its Board or any committee thereof relating to its financial performance and risk management.

(c)     During the period from the date of this Agreement to the Effective Time, Company will cause one or more of its designated representatives to confer on a regular basis with representatives of Buyer and to report the general status of the ongoing operations of Company and its Subsidiaries. Without limiting the foregoing, Company agrees to provide to Buyer, to the extent permitted by applicable Law, a copy of each report filed by it or any of its Subsidiaries with a Governmental Authority reasonably promptly following the filing thereof. During the period from the date of this Agreement to the Effective Time, each party will promptly supplement or amend its Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in its Disclosure Schedule or which is necessary to correct any information in its Disclosure Schedule which has been rendered materially inaccurate thereby.

(d)     No investigation by a party or its representatives, or updating of any Disclosure Schedule, shall be deemed to modify or waive any representation, warranty, covenant or agreement of any party or its subsidiary bank set forth in this Agreement, or the conditions to the respective obligations of Buyer and Company to consummate the transactions contemplated hereby. Any investigation pursuant to this Section 5.08 and Section 5.16 shall be conducted in such manner as not to interfere unreasonably with the conduct of business of the other party or any of its Subsidiaries.

(e)     Notwithstanding anything in this Section 5.08 to the contrary, no party shall be required to provide the other with any documents that disclose confidential discussions or information relating to this Agreement or the transactions contemplated hereby or any other matter that a party or its subsidiary bank’s board of directors has been advised by counsel that such distribution of which to the other party may violate a confidentiality obligation or fiduciary duty or any Law or regulation, or may result in its waiver of attorney-client privilege. In the event any of the restrictions in this Section 5.08(e) shall apply, each party shall use reasonable best efforts to obtain such consents, waivers, decrees and approvals necessary to satisfy any confidentiality issues relating to documents prepared or held by third parties (including work papers), and the parties will use reasonable best efforts to make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws.

Section 5.09.     No Solicitation by Company; Superior Proposals.

(a)     Subject to Section 5.09(b), Company shall not, and shall cause its Subsidiaries and each of their respective officers, directors and employees not to, and will not authorize any investment bankers, financial advisors, attorneys, accountants, consultants, Affiliates or other agents of Company or any of Company’s Subsidiaries (collectively, the “Company Representatives”) to, directly or indirectly: (i) initiate, solicit, knowingly induce or encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations with any Person (other than, for the avoidance of doubt, its officers, directors, employees and advisors or Buyer) regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than, for the avoidance of doubt, its officers, directors, employees and advisors or Buyer) any non-public information or data with respect to Company or any of its Subsidiaries in connection with an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Company is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the Company Representatives, whether or not such Company Representative is so authorized and whether or not such Company Representative is purporting to act on behalf of Company or otherwise, shall be deemed to be a breach of this Agreement by Company. Company and its Subsidiaries shall, and shall cause each of the Company Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal. Company shall use its reasonable best efforts, subject to applicable Law, to, within ten (10) Business Days after the date hereof, request and confirm the return or destruction of any confidential information provided to any Person (other than Buyer and its Affiliates and its and their representatives) pursuant to any existing confidentiality, standstill or similar agreements to which it or any of its Subsidiaries is a party relating to an Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Buyer), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.

For purposes of this Agreement, “Acquisition Transaction” shall mean: (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Company or Company Bank that, in any such case, results in any Person (or, in the case of a direct merger between such third party and Company, Company Bank or any other Subsidiary of Company, the shareholders of such third party) acquiring 15% or more of any class of equity of Company or Company Bank; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, 15% or more of the consolidated assets of Company or Company Bank; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 15% or more of the votes attached to the outstanding securities of Company or Company Bank; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 15% or more of any class of equity securities of Company or Company Bank; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal (i) that if consummated would result in a third party (or, in the case of a direct merger between such third party and Company, Company Bank or any other Subsidiary of Company, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding Company Common Stock or more than 50% of the assets of Company and its Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities and (ii) that Company Board reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the Person making such Acquisition Proposal, and (B) taking into account any changes to this Agreement proposed by Buyer in response to such Acquisition Proposal, as contemplated by paragraph (c) of this Section 5.09, and all financial, legal, regulatory and other aspects of such Acquisition Proposal, including all conditions contained therein and the Person making such proposal, is more favorable to the shareholders of Company from a financial point of view than the Merger and the other transactions contemplated by this Agreement.

(b)     Notwithstanding Section 5.09(a) or any other provision of this Agreement, prior to the date of the Company Meeting, if, but only if, (A) Company has after the date of this Agreement received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 5.09, (B) the Company Board reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (1) such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (2) the failure to take such actions would be inconsistent with its fiduciary duties under applicable Law, and (C) prior to furnishing or affording access to any information or data with respect to Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, Company receives from the Person making such Acquisition Proposal an Acceptable Confidentiality Agreement (it being understood that nothing therein shall have the effect of a standstill provision), Company may take the actions described in clause (ii) of Section 5.09(a) solely with respect to such Acquisition Proposal. Company shall promptly provide to Buyer any non-public information regarding Company or its Subsidiaries provided to any other Person which was not previously provided to Buyer, such additional information to be provided no later than the date of provision of such information to such other party.

(c)     Company shall promptly (and in any event within twenty-four (24) hours) notify Buyer in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Company or the Company Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials including e-mails or other electronic communications. Company agrees that it shall keep Buyer informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d)     Subject to Section 5.09(e), neither the Company Board nor any committee thereof shall (i) withhold, withdraw, change, qualify, amend or modify, or publicly propose to withdraw, change, qualify, amend or modify, in a manner adverse in any respect to the interest of Buyer, in connection with the transactions contemplated by this Agreement (including the Merger), or take any other action or make any other public statement inconsistent with, the Company Recommendation, fail to reaffirm the Company Recommendation within five (5) Business Days following a request by Buyer, or make any public statement, filing or release inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation); (ii) approve, recommend or endorse, or publicly propose to approve, recommend or endorse, any Acquisition Proposal; (iii) submit this Agreement to Company’s shareholders for approval without recommendation; (iv) resolve to take, or publicly announce an intention to take, any of the foregoing actions (each of (i), (ii), (iii) or (iv) a “Company Subsequent Determination”); or (v) enter into (or cause Company or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than an Acceptable Confidentiality Agreement entered into in accordance with the provisions of Section 5.09(b)) or (B) requiring Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e)     Notwithstanding Section 5.09(d), prior to the date of the Company Meeting, the Company Board may make a Company Subsequent Determination (although the Company Subsequent Determination will have no effect on any previously adopted resolutions of the Company Board except as expressly permitted by this paragraph) after the fifth (5th) Business Day following Buyer’s receipt of a notice (the “Notice of Superior Proposal”) from Company advising Buyer that the Company Board has determined reasonably and in good faith, after consultation with and considering the advice of its outside legal counsel and its financial advisor, that a bona fide unsolicited written Acquisition Proposal that it received after the date of this Agreement (that did not result from a breach of this Section 5.09) constitutes a Superior Proposal if, but only if, (i) the Company Board has determined reasonably and in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that because of the existence of such Superior Proposal the failure to take such actions would be inconsistent with its fiduciary duties under applicable Law (it being understood that the initial determination under this clause (i) will not be considered a Company Subsequent Determination), (ii) during the five (5) Business Day period after receipt of the Notice of Superior Proposal by Buyer (the “Notice Period”), Company and the Company Board shall have cooperated and negotiated in good faith with Buyer to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable Company to proceed with the Company Recommendation without a Company Subsequent Determination; provided, however, that Buyer shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement, and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms, if any, as may have been proposed by Buyer since its receipt of such Notice of Superior Proposal, the Company Board has again reasonably and in good faith, after consultation with and considering the advice of its outside legal counsel and its financial advisor, made the determination (A) in clause (i) of this Section 5.09(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, Company shall be required to deliver a new Notice of Superior Proposal to Buyer and again comply with the requirements of this Section 5.09(e), except that the Notice Period shall be reduced to three (3) Business Days. Any Notice of Superior Proposal shall include a reasonably detailed description of the Acquisition Proposal subject thereto, including the latest material terms and conditions and the identity of the third party in such Acquisition Proposal (including an unredacted copy of all proposed agreements and other documents with respect to such Acquisition Proposal) or any amendment or supplement thereto.

(f)     Nothing contained in this Section 5.09 shall prohibit Company or the Company Board from complying with Company’s obligations required under Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a Company Subsequent Determination unless the Company Board reaffirms the Company Recommendation in such disclosure, in which case, for the avoidance of doubt, such disclosure will not be considered a Company Subsequent Determination.

Section 5.10.     Indemnification.

(a)     For a period of three (3) years from and after the Effective Time, and in any event subject to the provisions of Section 5.10(b), Buyer shall indemnify and hold harmless the present and former directors and officers of Company and Company Bank (the “Indemnified Parties”), against all costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages, or liabilities incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative arising out of actions or omissions of such persons in the course of performing their duties for Company or Company Bank or any of their respective Subsidiaries occurring at or before the Effective Time (including the transactions contemplated by this Agreement) (each a “Claim”), to the fullest extent as such persons have the right to be indemnified pursuant to the Articles of Incorporation and Bylaws of Company in effect on the date of this Agreement and applicable Law and in connection with any such Claim promptly advance expenses from time to time as incurred, to the same extent as such persons have the right to expense advancement pursuant to the Articles of Incorporation and Bylaws of Company in effect on the date of this Agreement, to the extent permitted by applicable Law, provided, the person to whom expenses are advanced provides a reasonable and customary undertaking to repay such advances, if it is ultimately determined that such person is not entitled to indemnification.

(b)     Any Indemnified Party wishing to claim indemnification under this Section 5.10 shall promptly notify Buyer upon learning of any Claim, provided that, failure to so notify shall not affect the obligation of Buyer under this Section 5.10, unless, and only to the extent that, Buyer is materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether asserted or claimed prior to, at or after the Effective Time), (i) (A) Buyer shall have the right to assume the defense thereof and Buyer shall not be liable to such Indemnified Parties for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, unless such Indemnified Party is advised in writing by counsel that the defense of such Indemnified Party by Buyer would create an actual or potential conflict of interest (in which case, Buyer shall not be obligated to reimburse or indemnify any Indemnified Party for the expenses of more than one such separate counsel for all Indemnified Parties, in addition to one local counsel in the jurisdiction where defense of any Claim has been or is to be asserted), and (B) the Indemnified Parties will cooperate in the defense of any such matter, (ii) (x) Buyer shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed) and (y) Buyer shall not settle any Claim without such Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed) unless in the case of this clause (y) such settlement does not provide for any additional monetary or equitable relief against the Indemnified Party and contains an unconditional release of such Indemnified Party for the matters to which such settlement relates and (iii) Buyer shall have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable federal or state banking Laws or regulations, or in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws and regulations, whether or not related to banking Laws. All rights to indemnification in respect of any Claim asserted or made prior to the period ending six (6) years after the Effective Time shall continue until the final disposition of such Claim.

(c)     For a period of three (3) years following the Effective Time, Buyer will purchase and provide director’s and officer’s liability insurance (herein, “D&O Insurance”) that serves to reimburse the present and former officers and directors of Company or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from acts and omissions occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Parties, as that coverage currently provided by Company, provided that, if Buyer is unable to maintain or obtain the insurance called for by this Section 5.10, Buyer will provide as much comparable insurance as is reasonably available (subject to the limitations described below in this Section 5.10(c); and provided, further, that officers and directors of Company or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance. In no event shall Buyer be required to expend for such tail insurance a premium amount in excess of an amount equal to 150% of the annual premium paid by Company for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the aggregate cost of such tail insurance exceeds the Maximum D&O Tail Premium, Buyer shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for an aggregate cost not exceeding the Maximum D&O Tail Premium or, in the case of a tail insurance policy, the aggregate Maximum D&O Tail Premium for the 3-year period).

(d)     If Buyer or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of Buyer and its Subsidiaries shall assume the obligations set forth in this Section 5.10.

(e)     These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party. After the Effective Time, the obligations of Buyer under this Section 5.10 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party unless the affected Indemnified Party shall have consented in writing to such termination or modification.

(f)     Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to or in substitution for any such claims under such policies.

Section 5.11.     Employees; Benefit Plans.

(a)     Company and Company Bank agree, upon Buyer’s reasonable request, to facilitate discussions between Buyer and Company Employees a reasonable time in advance of the Closing Date regarding employment, consulting or other arrangements to be effective prior to or following the Effective Time. Prior to the Effective Time, any interaction between Buyer and Company Employees shall be coordinated with Company or Company Bank.

(b)     Not later than ten (10) Business Days prior to the Closing Date, if directed by Buyer, Company shall take all action required to (i) cause any Company Benefit Plan that has liabilities in respect of its participants to be fully funded to the extent required under applicable Law and (ii) terminate or merge any Company Benefit Plan. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of the first sentence of this Section 5.11(b) shall be subject to Buyer’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed. Distributions of benefits under any Company 401(a) Plan shall occur in accordance with such plan’s terms and applicable Law, and a participant in such plan will be allowed to take, at the participant’s option: (x) a direct distribution from such plan; (y) a rollover to an Individual Retirement Account; or (z) a rollover to a tax qualified retirement plan of Buyer or Buyer Bank to the extent the plan sponsored by Buyer or Buyer Bank accepts rollover contributions, if such participant is employed by Buyer or Buyer Bank.

(c)     For any Company Benefit Plan terminated by Buyer for which there is a comparable Buyer Benefit Plan of general applicability, Company Employees who are retained by Buyer or Buyer Bank shall be entitled to participate in such Buyer Benefit Plans to the same extent as similarly-situated employees of Buyer or Buyer Bank (it being understood that inclusion of Company Employees in the Buyer Benefit Plans may occur at different times with respect to different plans). To the extent allowable under any Buyer Benefit Plans in which Company Employees participate, Company Employees shall be given credit for prior service or employment with Company or Company Bank (as well as service with any predecessor employer) for purposes of eligibility for and vesting of all benefits under such plans and for purposes of accruals or levels of severance, vacation pay, paid time off or similar benefits; provided that the foregoing shall not apply to the extent that it would result in any duplication of benefits. Notwithstanding the foregoing, Buyer may amend or terminate any Buyer Benefit Plan at any time in its sole discretion.

(d)     Buyer shall use commercially reasonable efforts to cause Buyer Benefit Plans in which Company Employees participate to (i) waive any pre-existing condition limitations to the extent such conditions are covered under the applicable medical, health, or dental plans of Buyer or Buyer Bank, (ii) subject to approval from Buyer’s insurance carrier, if required, provide full credit under such plans for any deductible incurred by the employees and their beneficiaries under an analogous Company Benefit Plan during the portion of the calendar year prior to such participation, and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Effective Time for the plan year in which the Effective Time occurs.

(e)     Each full-time employee of Company or Company Bank, other than an employee who is a party to an employment agreement, change in control agreement or other separation agreement that provides a benefit on a termination of employment, who is terminated by Buyer or its Subsidiaries (other than for cause) within six (6) months following the Effective Time shall receive a lump sum severance payment from Buyer or Buyer Bank in accordance with Company Disclosure Schedule 5.11(e) provided that such employee enters into a release of claims for the benefit of Company and Buyer and their Subsidiaries and Affiliates in a form satisfactory to Buyer.

(f)     Nothing in this Section 5.11, expressed or implied, is intended to confer upon any other Person (including any Company Employee) any rights or remedies of any nature whatsoever. Without limiting the foregoing, no provision of this Section 5.11 will create any third party beneficiary rights in any current or former employee, director or consultant of Company or its Subsidiaries or ERISA Affiliates, any beneficiary or dependent thereof, or any collective bargaining representative thereof, in respect of continued employment (or resumed employment), compensation, terms and conditions of employment and/or benefits or any other matter. Nothing in this Section 5.11, expressed or implied, is intended (i) to amend any Company Benefit Plan or any Buyer Benefit Plan, (ii) interfere with Buyer’s right from and after the Closing Date to amend or terminate any Company Benefit Plan that is not terminated prior to the Effective Time or Buyer Benefit Plan (iii) require Buyer to establish or maintain any employee benefit plan, (iv) interfere with Buyer’s right from and after the Effective Time to terminate the employment of or provision of services by any director, employee, independent contractor or consultant or (v) interfere with Buyer’s right from and after the Effective Time to changes terminate or add to the terms and conditions of employment or provisions of services by any director, employee, independent contractor or consultant.

Section 5.12.     Notification of Certain Changes. Buyer and Company shall promptly advise the other party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect on such party or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its or its respective Subsidiaries’ representations, warranties or covenants contained herein, which reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 6 to be satisfied on the Closing Date, provided, that any failure to give notice in accordance with the foregoing with respect to any change or event shall not be deemed to constitute a violation of this Section 5.12, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying change or event would independently result in a failure of any of the conditions set forth in Section 6.02 or Section 6.03 to be satisfied on the Closing Date.

Section 5.13.     No Control of Other Party’s Business. Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give Company, directly or indirectly, the right to control or direct the operations of Buyer or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Company and Buyer shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.

Section 5.14.     Certain Litigation. Each party shall promptly advise the other party orally and in writing of any actual or threatened litigation against it and/or the members of its Board related to this Agreement or the Merger and the other transactions contemplated by this Agreement. Each party shall: (i) permit the other party to review and discuss in advance, and consider in good faith its views in connection with, any proposed written or oral response to such litigation; and (ii) furnish the other party’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such litigation. Company shall consult with Buyer regarding the defense or settlement of any such litigation, shall give due consideration to Buyer’s advice with respect to such litigation and shall not settle any such litigation without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.15.     Director Matters. Company shall use commercially reasonable efforts to cause to be delivered to Buyer resignations of all the directors of Company and its Subsidiaries, such resignations to be effective as of the Effective Time.

Section 5.16.     Systems Integration; Operating Functions

(a)     From and after the date hereof, Company and Company Bank shall and shall cause their directors, officers and employees to, and shall make all reasonable best efforts (without undue disruption to either business) to cause Company Bank’s data processing consultants and software providers to, cooperate and assist Buyer in connection with an electronic and systems conversion of all applicable data of Company Bank and Company to the Buyer systems, including the training of Company and Company Bank employees. Company and its Subsidiaries shall cooperate with Buyer in connection with the planning for the efficient and orderly combination of the parties and the operation of Buyer Bank (including the former operations of Company Bank) after the Bank Merger, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Buyer may decide. Prior to the Effective Time, Company and its Subsidiaries shall take any actions Buyer may reasonably request from time to time to better prepare the parties for integration of the operations of Company and Company Bank with Buyer and Buyer Bank, respectively. Without limiting the foregoing, senior officers of Company and Buyer shall meet from time to time as Buyer may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of Company and its Subsidiaries, and Company shall give due consideration to Buyer’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Buyer nor Buyer Bank shall under any circumstance be permitted to exercise control of Company or any of its Subsidiaries prior to the Effective Time. Company shall permit representatives of Buyer Bank to be onsite at Company to facilitate integration of operations and assist with any other coordination efforts as necessary.

(b)     Buyer and Company agree to take all action necessary and appropriate to cause Company Bank to merge with Buyer Bank in accordance with applicable Laws and the terms of the Plan of Bank Merger immediately following the Effective Time (unless otherwise determined by Buyer in its sole discretion).

Section 5.17.     Preparation of Certain Financial Statements. (a) After the signing of the Agreement, the Company shall engage Davis Kinard & Co, PC, the Company’s independent public accountants (“Davis Kinard”) to perform an audit of the year-end financial statements of the Company for the fiscal year ended December 31, 2016 and, to the extent required, December 31, 2017 (the “Company Audited Financial Statements”) to be included in the Proxy Statement-Prospectus and Registration Statement as well as SEC filings to be filed by Buyer under the Exchange Act in connection with the transactions contemplated by this Agreement and shall provide Buyer, as promptly as practicable after the date hereof, but prior to October 6, 2017, with the Company Audited Financial Statements, together with a report on such year-end financial statements from the independent accountants for the Company, and unaudited financial statements, including interim financial statements, of the Company required pursuant to Regulation S-X to be included in the Proxy Statement-Prospectus and Registration Statement as well as SEC filings to be filed by the Buyer under the Exchange Act in connection with the transactions contemplated by this Agreement, prepared from the books and records of the Company and in accordance with GAAP consistently applied and the rules and regulations of the SEC, including the requirements of Regulation S-X and the Public Company Accounting Oversight Board Rules, and which present fairly in all material respects the financial position and results of operations of the Company. If requested by Buyer, the Company and its officers shall deliver to Davis Kinard (or such other firm of independent public accountants retained by Buyer) all engagement letters and management representation letters, as may be reasonably requested by Buyer or such accountants, which shall cover such periods as the Buyer may reasonably request. The Company shall use its best efforts to cause its employees and any outside accountants and auditors to cooperate with and assist Buyer and Davis Kinard in connection with the audited and unaudited financial statements contemplated by this Section 5.17, including, without limitation, such cold comfort letters from Davis Kinard as may be reasonably requested in connection with any reports or registration statements and/or prospectus supplements filed by Buyer with the SEC.

(b)     The Company and the Company Bank shall use their best efforts during the pre-Closing period to cooperate with the Buyer and Davis Kinard to prepare pro forma financial statements that comply with the rules and regulations of the SEC to the extent required for the Proxy Statement-Prospectus and Registration Statement as well as SEC filings, including the requirements of Regulation S-X.

(c)     Buyer shall pay for all fees, costs and expenses of Davis Kinard in connection with the audit of the Company Audited Financial Statements.

Section 5.18.     Confidentiality. Prior to the execution of this Agreement and prior to the consummation of the Merger, each of Company and Buyer, and their respective Subsidiaries, Affiliates, officers, directors, agents, employees, consultants and advisors have provided, and will continue to provide one another with information which may be deemed by the party providing the information to be non-public, proprietary and/or confidential, including but not limited to trade secrets of the disclosing party. Each party hereto agrees that it will, and will cause its representatives to, hold any information obtained pursuant to this Article 5 in accordance with the terms of that certain Mutual Confidentiality Agreement between the parties dated March 9, 2017 (the “Confidentiality Agreement”).

Section 5.19.     Tax Matters.

(a)     The parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Regulations. From and after the date of this Agreement and until the Effective Time, each of Buyer and Company shall use reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b)     The Company’s accountant/tax preparer shall prepare and file or cause to be prepared and filed, at the expense of the the Company’s shareholders, all federal income Tax Returns for the Company for the periods before the Closing Date (including the short taxable period beginning January 1 and ending the day before the Closing Date (the “Short S Tax Period”)) (the “Pre-Closing Tax Returns”), and all such Tax Returns shall be prepared and filed in a manner consistent with past custom and practice of the Company and any existing Tax elections in effect as of the date of Closing. The Company’s accountant/tax preparer shall provide Buyer with copies of any such Tax Returns at least fifteen (15) Business Days prior to the due date for such Pre-Closing Tax Returns and shall allow Buyer to review, comment upon and reasonably approve without undue delay any Pre-Closing Tax Return prepared pursuant to this subsection. To the extent permitted by applicable Law, the Company shall include in its income on the Company’s federal Pre-Closing Tax Returns and state income and franchise Pre-Closing Tax Returns for all periods ending before the Closing Date including the Short S Tax Period and pay any federal and state Taxes attributable to such income if payable by the Company or include such income gains, losses and deductions on Schedule K-1s issued to each holder of the Company Common Stock consistent with the Company’s qualifications as a S corporation under the Code pursuant to applicable Law.

(c)     Each of Buyer, the Company and their respective Affiliates shall reasonably cooperate, as and to the extent reasonably requested by the other party (including by the Company’s accountant/tax preparer), in connection with the filing of Pre-Closing Tax Returns pursuant to subsection (b) and any audit, litigation or other proceeding with respect to Taxes for any taxable period beginning on or before the Closing Date. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and the making available of employees on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, the Company and their respective Affiliates agree (i) to retain all financial books and records with respect to Tax matters pertinent to the Company and its Affiliates relating to any taxable period beginning on or before the Closing Date until the expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority.

Section 5.20.     Closing Date Share Certification. At least two (2), but not more than four (4), Business Days prior to the Closing Date, Company shall deliver to Buyer the Closing Date Share Certification.

Section 5.21.    Company Bank and Buyer Bank Approval. Immediately following execution of this Agreement, (a) Company, as the sole shareholder of Company Bank, shall approve this Agreement, the Plan of Bank Merger and the Bank Merger, and (b) Buyer, as the sole shareholder of Buyer Bank, shall approve this Agreement, the Plan of Bank Merger and the Bank Merger.

Section 5.22.     Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, Company and the members of the Company Board will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement.

Section 5.23.     Claims Letters. Concurrently with the execution and delivery of this Agreement and effective upon the Closing, the Company has caused each director of the Company and the Company Bank to execute and deliver a Claims Letter in the form attached hereto as Exhibit D (the “Claims Letter”).

Section 5.24.     Restrictive Covenant Agreement. Concurrently with the execution and delivery of this Agreement, Company has caused each non-employee director of Company and Company Bank to execute and deliver a Restrictive Covenant Agreement in the form attached hereto as Exhibit E.

Section 5.25.    Real Property Matters. At its option and expense, Buyer may cause to be conducted: (i) a title examination, physical survey, zoning compliance review, and structural inspection of the real property and improvements thereon that is used by any of the Company or its Subsidiaries as a banking or administrative office (collectively, the "Property Examination"); and (ii) site inspections, historic reviews, regulatory analyses, and environmental investigations and assessments of the real property as Buyer shall deem necessary or desirable (collectively, the "Environmental Survey"). The Environmental Survey may include, but shall not be limited to: (i)  Buyer's right to perform a Phase I Environmental Site Assessment (pursuant to ASTM Standard E 1527-05) in connection with any businesses or properties of any of the Company or its Subsidiaries, (ii)  Buyer's right to perform or to conduct any other environmental investigations, inspections, assessments, site reconnaissance, or site visits, or environmental sampling, testing, analysis, or monitoring activities, in connection with any businesses or properties of any of the Company or its Subsidiaries, and (iii)  Buyer's right to request and to obtain from any of the Company or its Subsidiaries any information or documents, including, but not limited to, environmental reports and regulatory agency correspondence, in any such entity's possession or control relating to the matters described in this Section 5.25. In order to perform or to conduct any such investigation(s) described in this Section 5.25, the Company and each of its Subsidiaries shall grant Buyer the right to gain reasonable access to any businesses and properties of any such entity. Should Buyer elect to complete an Environmental Survey of any real property, it shall notify the Company or Company Bank before commencing the Environmental Survey and shall make reasonable efforts to coordinate the Environmental Survey with the Company and Company Bank.

If, in the course of the Property Examination or Environmental Survey, Buyer discovers a "Material Defect" (as defined below) with respect to the real property, Buyer shall have the option, at its sole discretion, exercisable upon written notice to the Company ("Material Defect Notice") to: (1) waive the Material Defect; (2) direct the Company to cure the Material Defect to Buyer's satisfaction; or (3) terminate this Agreement (with such termination being deemed to be a termination under Section 7.01(a)).

If Buyer elects to direct the Company or Company Bank to cure, then the Company or Company Bank shall have thirty (30) days from the date of the receipt of the Material Defect Notice, or such later time, which shall not be later than the Closing Date, as shall be mutually agreeable to the parties in which to cure such Material Defect to Buyer's satisfaction. If the Company or Company Bank fails to cure a Material Defect to Buyer's satisfaction within the period specified above, then Buyer may terminate this Agreement (with such termination being deemed to be a termination under Section 7.01(a))

If in the Material Defect Notice, Buyer elects to terminate this Agreement, the Company may elect to cure such Material Defect provided (i) it provides Buyer with written notice of its election to cure within two (2) Business Days of receiving the Material Defect Notice and (ii) such cure is completed to Buyer's satisfaction within sixty (60) days of the Material Defect Notice and the cost to cure such Material Defect is not be more than $250,000. In the event the Company makes such election to cure and satisfies the conditions of the previous sentence and cures the Material Defect to Buyer's satisfaction, this Agreement will not be terminated. If the Company or Company Bank fails to cure the Material Defect to Buyer's satisfaction within the period and cost specified above, then Buyer may terminate this Agreement (with such termination being deemed to be a termination under Section 7.01(a))

For purposes of this Agreement, a "Material Defect" shall consist of:

(a)     the existence of any Lien (other than the Lien of real property Taxes not yet due and payable), encumbrance, zoning restriction, easement, covenant or other restriction, title imperfection or title irregularity, or the existence of any facts or conditions that constitute a material breach of the representations and warranties contained in Section 3.18 or Section 3.29, in either such case that Buyer reasonably believes could result in a Material Adverse Effect on its use of any parcel of the real property for the purpose for which it currently is used or the value or marketability of any parcel of the real property;

(b)     the existence of any structural defects or conditions of disrepair in the improvements on the real property (including any equipment, fixtures or other components related thereto) that Buyer reasonably believes would cost more than $100,000 in the aggregate to repair, remove or correct as to all such real property; or

(c)     the existence of facts or circumstances relating to any of the real property reflecting that: (1) there likely has been a discharge, disposal, release, threatened release, or emission by any Person of any Hazardous Substance on, from, under, at, or relating to the real property; or (2) any action has been taken or not taken, or a condition or event likely has occurred or exists, with respect to the real property which constitutes or would constitute a violation of any Environmental Laws as to which Buyer reasonably believes, based on the advice of legal counsel or other consultants, that the Company or any of its Subsidiaries could become responsible or liable, or that Buyer could become responsible or liable, following the Closing Date, for assessment, removal, remediation, monetary damages, or civil, criminal or administrative penalties or other corrective action and in connection with which the amount of expense or liability which the Company or any of its Subsidiaries could incur, or for which Buyer could become responsible or liable, following the Closing Date, could equal or exceed an aggregate of $100,000 or more as to all such real property.

ARTICLE 6.

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01.     Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of Buyer and Company to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a)    Shareholder Vote. This Agreement and the transactions contemplated hereby shall have received the Requisite Company Shareholder Approval.

(b)     Regulatory Approvals; No Burdensome Condition. All Regulatory Approvals required to consummate the Merger and the Bank Merger in the manner contemplated herein shall have been obtained or made and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated. No Governmental Authority shall have imposed any term, condition or restriction upon Buyer or any of its Subsidiaries that, individually or in the aggregate, is a Burdensome Condition.

(c)     No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.

(d)     Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority and not withdrawn.

(e)     Tax Opinion Relating to the Merger. Buyer shall have received an opinion from Nixon Peabody LLP dated as of the Closing Date, in substance and form reasonably satisfactory to Buyer to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Nixon Peabody LLP may require and rely upon representations as to certain factual matters contained in certificates of officers of each of Company and Buyer, in form and substance reasonably acceptable to such firm, substantially in the form set forth in Section 6.01(e) of the Buyer Disclosure Schedule.

(f)     Listing. The shares of Buyer Common Stock to be issued to the non-dissenting holders of Company Common Stock upon consummation of the Merger shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

Section 6.02.     Conditions to Obligations of Company. The obligations of Company to consummate the Merger also are subject to the fulfillment or written waiver by Company prior to the Closing Date of each of the following conditions:

(a)     Representations and Warranties. The representations and warranties of Buyer and Buyer Bank set forth in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material Adverse Effect”) shall be true and correct in all respects. Company shall have received a certificate dated as of the Closing Date, signed on behalf of Buyer by its Chief Executive Officer and Chief Financial Officer to such effect.

(b)     Performance of Obligations of Buyer. Buyer and Buyer Bank shall have performed and complied with all of their obligations under this Agreement to be performed at or prior to the Closing Date in all material respects, and Company shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by its Chief Executive Officer and Chief Financial Officer to such effect.

(c)     No Material Adverse Effect. Since the date of this Agreement (i) no condition, event, fact, circumstance or other occurrence has occurred which has had, individually or in the aggregate, a Material Adverse Effect on Buyer and (ii) no condition, event, fact, circumstance or other occurrence has occurred that would reasonably be expected to have or result in, individually or in the aggregate, a Material Adverse Effect on Buyer, and Company shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by its Chief Executive Officer and Chief Financial Officer to such effect.

Section 6.03.     Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Merger also are subject to the fulfillment or written waiver by Buyer prior to the Closing Date of each of the following conditions:

(a)     Representations and Warranties. The representations and warranties of Company and Company Bank set forth in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material Adverse Effect”) shall be true and correct in all respects; provided that the representations and warranties set forth in Section 3.03 shall be true and correct except to a de minimis extent (relative to Section 3.03 taken as a whole). Buyer shall have received a certificate dated as of the Closing Date, signed on behalf of Company by Company’s Chief Executive Officer and Chief Financial Officer to such effect.

(b)    Performance of Obligations of Company. Company and Company Bank shall have performed and complied with all of their respective obligations under this Agreement to be performed at or prior to the Closing Date in all material respects, and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Company by Company’s Chief Executive Officer and Chief Financial Officer and signed on behalf of Company Bank by its Chief Executive Officer and Chief Financial Officer to such effect.

(c)     Plan of Bank Merger. The Plan of Bank Merger shall have been executed and delivered by Company Bank.

(d)    Officer Agreements. The individual identified on Exhibit B shall have executed, and delivered to Buyer, his Officer Agreements and such agreements shall be in full force and effect as of the Effective Time and such Person shall not have indicated an intention not to commence employment with Buyer.

(e)    Other Actions. Company’s and Company Bank’s board of directors shall have approved this Agreement and the transactions contemplated herein and shall not have (i) withheld, withdrawn or modified (or publicly proposed to withhold, withdraw or modify), in a manner adverse to Buyer, the Company Recommendation referred to in Section 5.04, (ii) approved or recommended (or publicly proposed to approve or recommend) any Acquisition Proposal, or (iii) allowed Company or any Company Representative to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to any Acquisition Proposal (except as permitted in Section 5.09(b)); provided, that clauses (i) and (ii) shall not apply to this condition after approval of the Merger by Company shareholders.

(f)     No Material Adverse Effect. Since the date of this Agreement (i) no condition, event, fact, circumstance or other occurrence has occurred which has resulted in, individually or in the aggregate, a Material Adverse Effect on Company and (ii) no condition, event, fact, circumstance or other occurrence has occurred that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or Company Bank, and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Company by Company’s Chief Executive Officer and Chief Financial Officer and signed on behalf of Company Bank by its Chief Executive Officer and Chief Financial Officer to such effect.

(g)     FIRPTA. Buyer shall have received from Company, under penalties of perjury, a certificate stating that each of Company and its Subsidiaries is not and has not been a United States real property holding corporation, dated as of the Closing Date, that satisfies the requirements under Sections 1.897-2(h) and 1.1445-2(c)(3) of the Regulations.

(h)    Third Party Consents. Company shall have obtained all consents, approvals, authorizations, clearances, exemptions, waivers, or similar affirmations required by any Person pursuant to any contract, agreement, arrangement, commitment, understanding, Law, order, or permit as a result of the transactions contemplated by this Agreement pursuant to the contracts set forth in Company Disclosure Schedule  3.13.

(i)     Claims Letters. Buyer shall have received from the Persons listed in Section 5.23 an executed Claims Letter, each of which shall remain in full force and effect.

(j)      Restrictive Covenant Agreement. Each of the Persons as set forth in Section 5.24 shall have entered into the Restrictive Covenant Agreement in substantially the form of Exhibit E.

(k)     Dissenting Shares. Dissenting shares shall represent not more than five percent (5%) of the outstanding shares of Company Common Stock.

(l)     Company Audit. The Company shall have delivered to Buyer the Audited Financial Statements with an unqualified opinion of Davis Kinard on such Audited Financial Statements.

ARTICLE 7.

TERMINATION

Section 7.01.     Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a)     Mutual Consent. At any time prior to the Effective Time, by the mutual consent, in writing, of Buyer and Company if the board of directors of Buyer and the Company Board each so determines by vote of a majority of the members of its entire board.

(b)     No Regulatory Approval. By Buyer, if its board of directors so determines by a vote of a majority of the members of its entire board, in the event any Regulatory Approval required for consummation of the transactions contemplated by this Agreement shall have been denied by final, non-appealable action by the applicable Governmental Authority or an application therefor shall have been withdrawn at the request of a Governmental Authority.

(c)     No Shareholder Approval. By either Buyer or Company (provided in the case of Company that it shall not be in material breach of any of its obligations under Section 5.04), if the Requisite Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

(d)     Breach of Representations and Warranties. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party to not consummate this Agreement) if there shall have been a breach of any of the representations or warranties set forth in this Agreement by the other party which breach of any of the representations or warranties set forth in this Agreement by the other party, either individually or in the aggregate with other breaches by such other party, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 6.02(a) or Section 6.03(a), as the case may be, to be satisfied, which breach is not cured prior to the earlier of (i) thirty (30) days following written notice to the party committing such breach from the other party hereto or (ii) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing.

(e)     Breach of Covenants. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party not to consummate this Agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach of any of the covenants or agreements either individually or in the aggregate with other breaches by such party, would result in, if not cured by the Closing Date, the failure of the condition set forth in Section 6.02(b) or Section 6.03(b), as the case may be, to be satisfied, which breach is not cured prior to the earlier of (i) thirty (30) days following written notice to the party committing such breach from the other party hereto or (ii) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing.

(f)     Delay. By either Buyer or Company if the Merger shall not have been consummated on or before 5:00 p.m., Mountain time, on the nine (9) month anniversary of the date of this Agreement (the “Expiration Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement, provided, however, that if, on the Expiration Date, all conditions to this Agreement have been satisfied or waived or, with respect to conditions that can only be satisfied at the Closing, are then capable of being satisfied at the Closing, except for the conditions set forth in Section 6.01(b), then either Buyer or Company shall have the right, by written notice to the other party not later than 5:00 p.m., Mountain time, on the Expiration Date, to extend the Expiration Date for an additional three (3) month period.

(g)     Company Failure to Recommend; Etc. In addition to and not in limitation of Buyer’s termination rights under Section 7.01(e), by Buyer prior to the Requisite Company Shareholder Approval being obtained if (i) there shall have been a material breach of Section 5.09; or (ii) the Company Board (or any committee thereof) (A) makes a Company Subsequent Determination, (B) materially breaches its obligations to call, give notice of and commence the Company Meeting, or adjourn or postpone the Company Meeting, in accordance with the provisions of Section 5.04, and such breach shall not have been cured on or before the expiration of the fifth (5th) Business Day after the occurrence of such breach; or (C) agrees to an Acquisition Proposal.

(h)     Decline in Buyer Common Stock Price. By Company and Company Bank if the Company Board so determines by a vote of the majority of the members of the entire Company Board, at any time during the five (5)-day period commencing with the Determination Date (as defined below), if the Average Closing Price is less than $15.41 per share and the price of Buyer Common Stock has, during the period from the the date of this Agreement through the Determination Date, underperformed the Nasdaq Bank Index by more than 15 percent subject, however, to the following four (4) sentences. If Company and Company Bank elect to exercise the termination right pursuant to this Section 7.01(h), Company and Company Bank shall give written notice to Buyer not later than the end of the five (5)-day period referred to above (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five (5)-day period). During the five (5) Business Day period commencing with its receipt of such notice, Buyer shall have the option of increasing the Stock Election Consideration to equal a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is equal to the product of the Stock Election Consideration (as then in effect), the Starting Price and 0.85, and the denominator of which is the Average Closing Price. If the Stock Election Consideration is so increased, the Mixed Stock Consideration shall be automatically increased to equal the amount obtained by multiplying the increased Stock Election Consideration determined pursuant to the immediately preceding sentence by 0.45. If within such five (5) Business Day period, Buyer delivers written notice to the Company that it intends to proceed with the Merger by paying such additional consideration as contemplated by the two preceding sentences, then no termination shall have occurred pursuant to this Section 7.01(h), and this Agreement shall remain in effect in accordance with its terms (except as the Stock Election Consideration and Mixed Stock Consideration shall have been so modified).

For purposes of this Section 7.01(h) and Section 7.01(i), the following terms shall have the meanings indicated:

“Average Closing Price” means the VWAP of Buyer Common Stock during the twenty (20) consecutive full Trading Days ending on the Trading Day prior to the Determination Date.

“Determination Date” means the later of (i) the date on which the last Regulatory Approval is obtained without regard to any requisite waiting period or (ii) the date on which the Requisite Company Shareholder Approval is obtained.

“Starting Price” means $18.13.

If Buyer or any company belonging in the Nasdaq Bank Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the Buyer Common Stock or the common stock of such other company, as the case may be, shall be appropriately adjusted for the purposes of applying this Section 7.01(h).

(i)     Increase in Buyer Common Stock Price. If the Average Closing Price is more than $20.85 per share and the price of Buyer Common Stock has, during the period from the the date of this Agreement through the Determination Date, outperformed the Nasdaq Bank Index by more than 15 percent, Buyer and Buyer Bank, if the Buyer Board so determines by a vote of the majority of the members of the entire Buyer Board, at any time during the five (5)-day period commencing with the Determination Date, shall have the option to either terminate this Agreement or adjust the Merger Consideration as set forth below. Buyer shall have the option of decreasing the Stock Election Consideration to equal a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is equal to the product of the Stock Election Consideration (as then in effect), the Starting Price and 1.15, and the denominator of which is the Average Closing Price. If the Stock Election Consideration is so decreased, the Mixed Stock Consideration shall be automatically decreased to equal the amount obtained by multiplying the decreased Stock Election Consideration determined pursuant to the immediately preceding sentence by 0.45. If within such five (5) days, Buyer delivers written notice to the Company that it intends to proceed with the Merger by paying such decreased consideration as contemplated by the two preceding sentences, then no termination shall have occurred pursuant to this Section 7.01(i), and this Agreement shall remain in effect in accordance with its terms (except as the Stock Election Consideration and Mixed Stock Consideration shall have been so modified).

(j)     Permanent Injunction. By either Buyer or Company in the event that a court of competent jurisdiction or other Governmental Authority shall have issued any order, injunction or decree restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement or the Plan of Bank Merger and such order, injunction or decree shall have become final and nonappealable.

Section 7.02.     Termination Fees.

(a)     Due to expenses, direct and indirect, incurred by the Company in negotiating and executing this Agreement and in taking steps to effect the Merger, Buyer will pay to the Company a termination fee of $200,000 if the Company terminates this Agreement pursuant to Section 7.01(d) or Section 7.01(e). If such termination fee becomes payable pursuant to this Section 7.02(a), it will be payable on the Company’s demand and must be paid by Buyer within three (3) Business Days following the date of the Company’s demand.

(b)     Due to expenses, direct and indirect, incurred by Buyer in negotiating and executing this Agreement and in taking steps to effect the Merger, the Company will pay to Buyer a termination fee of $200,000 if Buyer terminates this Agreement pursuant to Section 7.01(d) or Section 7.01(e). If such termination fee becomes payable pursuant to this Section 7.02(b), it will be payable on Buyer’s demand and must be paid by the Company within three (3) Business Days following the date of Buyer’s demand.

Section 7.03.     Break-Up Fee.

(a)     In recognition of the efforts, expenses and other opportunities foregone by Buyer while structuring and pursuing the Merger, Company shall pay to Buyer a break-up fee equal to $750,000 (“Break-Up Fee”), by wire transfer of immediately available funds to an account specified by Buyer in the event of any of the following: (i) in the event Buyer terminates this Agreement pursuant to Section 7.01(g), Company shall pay Buyer the Break-Up Fee within two (2) Business Days after receipt of Buyer’s notification of such termination; and (ii) in the event that after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made known to the Company Board or senior management of Company or has been made directly to its shareholders generally (and not withdrawn) or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to Company and (A) thereafter this Agreement is terminated by either Buyer or Company pursuant to Section 7.01(c) or Section 7.01(f) (without the Requisite Company Shareholder Approval having been obtained) or if this Agreement is terminated by Buyer pursuant to Section 7.01(e) as a result of willful breach of a covenant by Company, and (B) prior to the date that is twelve (12) months after the date of such termination, Company enters into any agreement to consummate, or consummates, an Acquisition Transaction (whether or not the same Acquisition Transaction which was the subject of the foregoing Acquisition Proposal), then Company shall, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay Buyer the Break-Up Fee, provided, that for purposes of this Section 7.03(a), all references in the definition of Acquisition Transaction to “15%” shall instead refer to “50%”.

(b)     Company and Buyer each agree that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer would not enter into this Agreement; accordingly, if Company fails promptly to pay any amounts due under this Section 7.03, Company shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) 200 basis points, together with the costs and expenses of Buyer (including legal fees and expenses) reasonably incurred in connection with such suit.

(c)     Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that if Company pays or causes to be paid to Buyer or to Buyer Bank the Break-Up Fee in accordance with Section 7.03(a), neither Company nor Company Bank (nor any successor in interest, Affiliate, shareholder, director, officer, employee, agent, consultant or representative of Company or Company Bank) will have any further obligations or liabilities to Buyer or Buyer Bank with respect to this Agreement or the transactions contemplated by this Agreement and the payment of such amounts shall be Buyer’s sole and exclusive remedy against Company, Company Bank, and their respective Affiliates, Representatives or successors in interest.

Section 7.04.     Effect of Termination. If this Agreement is terminated pursuant to Section 7.01, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party or any of its Affiliates) to the other party hereto, except as provided in Section 7.03(c); provided that nothing contained in this Agreement shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement. The provisions of this Section 7.04 and Section 5.18, Section 7.02, Section 7.03 and Article 9 shall survive any termination hereof pursuant to Section 7.01.

ARTICLE 8.

DEFINITIONS

Section 8.01.     Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms substantially similar to and no less favorable in the aggregate to Company than the terms of the Confidentiality Agreement.

“Acquisition Proposal” has the meaning set forth in Section 5.09(a).

“Acquisition Transaction” has the meaning set forth in Section 5.09(a).

“Adjusted Tangible Stockholders’ Equity” has the meaning set forth in Section 2.01(d).

“Affiliate” means, with respect to any Person, any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Associate” when used to indicate a relationship with any Person means (1) any corporation or organization (other than Company or any of its Subsidiaries) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity, or (3) any immediate family member of such Person.

“Available Cash Election Amount” shall mean the difference between (a) the product of the Mixed Cash Consideration multiplied by the total number of shares of Company Common Stock (other than shares of Company Common Stock to be cancelled in accordance with Section 2.01(b)) issued and outstanding immediately prior to the Effective Time, minus (b) the product of (x) the total number of Mixed Election Shares (it being understood, for the avoidance of doubt, that No Election Shares shall be deemed to be Mixed Election Shares for this purpose), multiplied by (y) the Mixed Cash Consideration, minus (c) the product of (i) the total number of Dissenting Shares as of immediately prior to the Effective Time multiplied by (ii) the Cash Election Consideration.

“Average Closing Price” has the meaning set forth in Section 7.01(h).

“Bank Merger” has the meaning set forth in the recitals.

“Bank Merger Certificates” has the meaning set forth in Section 1.05(b).

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Break-Up Fee” has the meaning set forth in Section 7.03(a).

“Burdensome Conditions” has the meaning set forth in Section 5.06(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Montana are authorized or obligated to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Bank” has the meaning set forth in the preamble to this Agreement.

“Buyer Bank Shareholder Approval” has the meaning set forth in Section 4.05.

“Buyer Benefit Plans” means all welfare benefit plans, contracts, policies or arrangements (i) covering employees of Buyer or any of its Subsidiaries, (ii) covering current or former directors of Buyer or any of its Subsidiaries, or (iii) with respect to which Buyer or any Subsidiary has or may have any liability or contingent liability (including liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA), including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA.

“Buyer Board” means the Board of Directors of Buyer.

“Buyer Bylaws” has the meaning set forth in Section 4.02(a).

“Buyer Certificate” has the meaning set forth in Section 4.02(a).

“Buyer Common Stock” means the common stock, $0.01 par value per share, of Buyer.

“Buyer Disclosure Schedule” has the meaning set forth in Section 4.01(a).

“Buyer Regulatory Agreement” has the meaning set forth in Section 4.14.

“Buyer Released Parties” means (A) Buyer and its Affiliates (including Company and its Subsidiaries) and (B) each current, former and future holder of any equity, voting, partnership, limited liability company or other interest in, and each controlling person, subsidiary, director, officer, employee, member, manager, general or limited partner, stockholder, agent, attorney, representative, affiliate, heir, assignee or successor of, Buyer or any Affiliate of Buyer, in their capacity as such.

“Buyer Reports” has the meaning set forth in Section 4.06(a).

“Cash Election Amount” shall mean the product of the number of Cash Election Shares multiplied by the Cash Election Consideration.

“Cash Election Consideration” has the meaning set forth in Section 2.01(c).

“Cash Election Share” has the meaning set forth in Section 2.02(c).

“Cash Election” has the meaning set forth in Section 2.01(c).

“Certificate” means any outstanding certificate, which immediately prior to the Effective Time represents one or more outstanding shares of Company Common Stock.

“Certificates of Merger” has the meaning set forth in Section 1.05(a).

“Claim” has the meaning set forth in Section 5.10(a).

“Closing Date Share Certification” means the certificate, delivered by an officer of Company on behalf of Company at the Closing, certifying the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

“Closing” and “Closing Date” have the meanings set forth in Section 1.05(c).

“Code” has the meaning set forth in the Recitals to this Agreement.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company 401(a) Plan” has the meaning set forth in Section 3.16(c).

“Company Audited Financial Statements” has the meaning set forth in Section 5.17(a).

“Company Bank Shareholder Approval” has the meaning set forth in Section 3.06.

“Company Bank” has the meaning set forth in the preamble to this Agreement.

“Company Benefit Plans” has the meaning set forth in Section 3.16(a).

“Company Board” means the Board of Directors of Company.

“Company Common Stock” means the common stock, $1.00 par value per share, of Company.

“Company Disclosure Schedule” has the meaning set forth in Section 3.01(a).

“Company Employees” has the meaning set forth in Section 3.16(a).

“Company Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of Company and its Subsidiaries.

“Company Latest Balance Sheet” has the meaning set forth in Section 3.08(a).

“Company Loan” has the meaning set forth in Section 3.21(d).

“Company Material Contract” has the meaning set forth in Section 3.13(a).

“Company Meeting” has the meaning set forth in Section 5.04(a).

“Company Recommendation” has the meaning set forth in Section 5.04(b).

“Company Regulatory Agreement” has the meaning set forth in Section 3.14.

“Company Representatives” has the meaning set forth in Section 5.09(a).

“Company Shareholder Support Agreement” or “Company Shareholder Support Agreements” shall have the meaning set forth in the recitals to this Agreement.

“Company Subsequent Determination” has the meaning set forth in Section 5.09(d).

“Company Unaudited Financial Statements” has the meaning set forth in Section 3.08(a).

“Confidentiality Agreement” has the meaning set forth in Section 5.18.

“Criticized Loans” has the meaning set forth in Section 3.16(a).

“D&O Insurance” has the meaning set forth in Section 5.10(c).

“Determination Date” has the meaning set forth in Section 7.01(h).

“DGCL” means the Delaware General Corporation Law.

“Dissenting Shares” has the meaning set forth in Section 2.07.

“Dissenting Shareholders” has the meaning set forth in Section 2.07.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Effective Time” has the meaning set forth in Section 1.05(a).

“Environmental Claim” means any written complaint, summons, action, citation, notice of violation, directive, order, claim, litigation, investigation, judicial or administrative proceeding or action, judgment, lien, demand, letter or communication alleging non-compliance with any Environmental Law, including relating to any actual or threatened release of a Hazardous Substance.

“Environmental Law” means any federal, state or local Law relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety with respect to exposure to Hazardous Substances, or natural resources (including ambient air, surface water, ground water, land surface, or subsurface strata), (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; and (b) common Law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“Environmental Survey” has the meaning set forth in Section 5.25.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any Person means any entity that is, or at any relevant time was, treated as a single employer with such Person under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.08(a).

“Exchange Fund” has the meaning set forth in Section 2.08(a).

“Expiration Date” has the meaning set forth in Section 7.01(f).

“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIA” has the meaning set forth in Section 3.26.

“FDIC” means the Federal Deposit Insurance Corporation.

“FFIEC” means the Federal Financial Institutions Examination Council.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in the United States of America, applied consistently with past practice.

“Governmental Authority” means any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts, arbitrators or arbitration panels, other judicial bodies, administrative agencies, commissions, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS, the Federal Trade Commission, the United States Department of Justice, the United States Department of Labor, the Federal Reserve Board (including any Federal Reserve Bank), the OCC, the FDIC, the Consumer Financial Protection Bureau, the Montana Division of Banking, any Federal Home Loan Bank, any state attorney general, all federal and state regulatory agencies having jurisdiction over the parties to this Agreement and their respective Subsidiaries, FINRA, and any other self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing (including, in each case, the staff thereof).

“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or that otherwise are or become regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any Environmental Law or that have a negative impact on the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise). “Hazardous Substance” does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.

“HOLA” means the Home Owners’ Loan Act of 1933, as amended.

“Holder” has the meaning set forth in Section 2.06.

“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 5.10(a).

“Insurance Policies” has the meaning set forth in Section 3.31.

“Intellectual Property” means with regard to a Person all intellectual property of that Person including (a) all registered and unregistered trademarks, service marks, trade dress, trade names, designs, logos, slogans, corporate and fictitious names and rights in telephone numbers, together with all abbreviations, translations, adaptations, derivations and combinations thereof, and general intangibles of like nature, together with all goodwill, applications, registrations and renewals related to the foregoing; (b) all inventions, conceptions, ideas, processes, designs, improvements, and discoveries (whether patentable or unpatentable and whether or not reduced to practice), and all patents, patent applications, patent disclosures and industrial designs, including any provisionals, non-provisionals, continuations, divisionals, continuations-in-part, renewals, reissues, refilings, revisions, extensions and reexaminations thereof, statutory invention registrations, and U.S. or foreign counterparts of any patents or applications for any of the foregoing (collectively, “Patents”); (c) copyrights, domain names, websites and all works of authorship or mask works (both published and unpublished) whether or not protectable by copyright and all interest therein as copyright or other proprietor, whether or not registered with the United States Copyright Office or an equivalent office in any other country of the world, and all applications, registrations and renewals for any of the foregoing; (d) Software; (e) all confidential or proprietary technology or information, including research and development, trade secrets and other confidential information, know-how, website content, proprietary processes, formulae, compositions, algorithms, models, methodologies, manufacturing and production processes and techniques, technical data, designs, drawings, blue prints, specifications, customer and supplier lists, pricing and cost information and business, marketing or other plans and proposals; and (f) any proprietary interest in or to any documents or other tangible media containing any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such Person or such Person’s Subsidiaries.

“Knowledge” means, with respect to Company and Company Bank, the actual knowledge, after reasonable inquiry, of the Persons set forth in Company Disclosure Schedule 3.01(a), and with respect to Buyer and Buyer Bank, the actual knowledge, after reasonable inquiry, of the Persons set forth in Buyer Disclosure Schedule 4.01(a).

“Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit promulgated, interpreted, or enforced by any Governmental Authority that is applicable to a referenced Person or its assets, liabilities, or business.

“Letter of Transmittal” has the meaning set forth in Section 2.06.

“Licensed Business Intellectual Property” has the meaning set forth in Section 3.30(g).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge, claim, option, right of first refusal, encumbrance, or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership.

“Loan” means any written or oral loan, loan agreement, note or borrowing arrangement or other extensions of credit (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) to which Company, Company Bank or any of their respective Subsidiaries is a party as obligee.

“Material Adverse Effect” with respect to any party means any event, occurrence, fact, condition, change, development or effect that individually or in the aggregate (i) is material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets or liabilities, properties, or business of such party and its Subsidiaries, taken as a whole, or (ii) would materially impair the ability of such party to perform its obligations under this Agreement or otherwise materially impairs the ability of such party to timely consummate the Merger, the Bank Merger or the transactions contemplated hereby; provided, however, that, in the case of clause (i) only, the following shall not constitute a “Material Adverse Effect”, nor shall the occurrence, impact or results of such events be taken into account in determining whether there has been or will be a “Material Adverse Effect”: (A) changes after the date of this Agreement in Laws of general applicability to companies in the industry in which the applicable party or its Subsidiaries operate or interpretations thereof by Governmental Authorities (except to the extent that such change disproportionately adversely affects Company and its Subsidiaries or Buyer and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Company and Buyer operate), (B) changes after the date of this Agreement in GAAP, or regulatory accounting requirements applicable to banks or bank holding companies generally, or interpretations thereof (except to the extent that such change disproportionately adversely affects Company and its Subsidiaries or Buyer and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Company and Buyer operate), (C) changes after the date of this Agreement in global or national political or economic or capital or credit market conditions generally, including, but not limited to, changes in levels of interest rates (except to the extent that such change disproportionately adversely affects Company and its Subsidiaries or Buyer and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Company and Buyer operate), (D) solely in the case of whether a Material Adverse Effect has or may occur with respect to Buyer, changes after the date of this Agreement resulting from any failure to meet internal projections or forecasts or estimates of revenues or earnings for any period (it being understood that the circumstances giving rise thereto that are not otherwise excluded from the definition of Material Adverse Effect may be considered in determining whether a Material Adverse Effect exists), (E) solely in the case of whether a Material Adverse Effect has or may occur with respect to Buyer, any change in the trading price or trading volume of Buyer Common Stock on the Nasdaq (it being understood that the circumstances giving rise thereto that are not otherwise excluded from the definition of Material Adverse Effect may be considered in determining whether a Material Adverse Effect exists), and (F) the impact of this Agreement and the transactions contemplated hereby, including the public announcement thereof on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement).

“Material Defect” has the meaning set forth in Section 5.25.

“Material Defect Notice” has the meaning set forth in Section 5.25.

“Maximum D&O Tail Premium” has the meaning set forth in Section 5.10(c).

“MBCA” shall mean the Montana Business Corporation Act.

“Measurement Date” has the meaning set forth in Section 2.01(d)

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 2.01(c).

“Mixed Cash Consideration” has the meaning set forth in Section 2.01(c).

“Mixed Election” has the meaning set forth in Section 2.01(c).

“Mixed Election Share” has the meaning set forth in Section 2.02(c).

“Mixed Stock Consideration” has the meaning set forth in Section 2.01(c).

“Montana Division of Banking” means the Division of Banking and Financial Institutions of the Montana Department of Administration.

“Nasdaq” means the National Market System of The Nasdaq Stock Market.

“No Election Shares” has the meaning set forth in Section 2.02(c).

“Notice of Superior Proposal” has the meaning set forth in Section 5.09(e).

“Notice Period” has the meaning set forth in Section 5.09(e).

“OCC” means the Office of the Comptroller of the Currency.

“Officer Agreements” shall have the meaning set forth in Section 1.03(b).

“Ordinary Course of Business” means the ordinary, usual and customary course of business of Company, Company Bank and Company’s Subsidiaries consistent with past practice.

“OFAC” has the meaning set forth in Section 3.34.

“OREO” has the meaning set forth in Section 3.21(c).

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“Permitted Expenses” means (i) the reasonable expenses of Company incurred in connection with the Merger and the Bank Merger (including fees and expenses of attorneys, accountants or investment bankers) (ii) payments due and payable under any employment contracts, deferred compensation programs or retention agreements with Company officers and employees (including change-in-control payments), and (iii) any expense incurred by Company or Buyer related to the termination of any contract, including but not limited to, information technology or card services, or early repayment of any debt triggered by a change of control.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature, including a Governmental Authority.

“Plan of Bank Merger” has the meaning set forth in Section 1.03(c).

“Property Examination” has the meaning set forth in Section 5.25.

“Proxy Statement-Prospectus” means Company’s proxy statement and Buyer’s prospectus and other solicitation materials constituting a part thereof, together with any amendments and supplements thereto, to be delivered to holders of Company Common Stock in connection with the solicitation of their approval of this Agreement.

“Registration Statement” means the Registration Statement on Form S-4 to be filed with the SEC by Buyer in connection with the issuance of shares of Buyer Common Stock in the Merger (including the Proxy Statement-Prospectus, constituting a part thereof).

“Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.

“Regulatory Approval” shall mean any consent, approval, authorization or non-objection from, or notice to or filing with, any Governmental Authority necessary to consummate the Merger, Bank Merger and the other transactions contemplated by this Agreement.

“Requisite Company Shareholder Approval” means the approval of this Agreement by the holders of at least two-thirds of the outstanding shares of Company Common Stock.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“S-Corp” means a Subchapter S Corporation pursuant to Section 1362(a) of the Code and the Laws of each state and other jurisdiction in which the Company conducts business or could otherwise be subject to income tax.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases, database rights, and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Starting Price” has the meaning set forth in Section 7.01(h).

“Stock Election” has the meaning set forth in Section 2.01(c).

“Stock Election Consideration” has the meaning set forth in Section 2.01(c).

“Stock Election Share” has the meaning set forth in Section 2.02(c).

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party.

Any reference in this Agreement to a Subsidiary of Company means, unless the context otherwise requires, any current or former Subsidiary of Company and Company Bank and any current or former Subsidiary of Company Bank.

“Superior Proposal” has the meaning set forth in Section 5.09(a).

“Surviving Entity” has the meaning set forth in Section 1.01.

“Takeover Laws” has the meaning set forth in Section 3.36.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever imposed directly or indirectly by a Governmental Authority, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, amended return, declaration or other report (including elections, declarations, schedules, estimates and information returns) required to be filed with any taxing authority with respect to any Taxes.

“The date hereof” or “the date of this Agreement” shall mean the date first set forth above in the preamble to this Agreement.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Buyer Common Stock is listed or quoted for trading on the date in question: the Nasdaq, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.

“Unlawful Gains” has the meaning set forth in Section 3.33.

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.

“VWAP” means, for any date or period, the volume weighted average price of the Buyer Common Stock for such date (or the nearest preceding date) or period on the Trading Market on which the Buyer Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)).

ARTICLE 9.

MISCELLANEOUS

Section 9.01.     Survival. No representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time other than this Section 9.01 and any other agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including, without limitation, Section 5.10 of this Agreement.

Section 9.02.     Waiver; Amendment. Prior to the Effective Time and to the extent permitted by applicable Law, any provision of this Agreement may be (a) waived, or the time for compliance with such provision may be extended, by the party benefited by the provision, provided such waiver is in writing and signed by such party, or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Requisite Company Shareholder Approval has been obtained, no amendment shall be made which by Law requires further approval by the shareholders of Company without obtaining such approval. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

Section 9.03.     Governing Law; Choice of Forum; Jurisdiction; Waiver of Right to Trial by Jury; Process Agent.

(a)     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state, provided that the Laws of the State of Montana shall govern the consummation of the Bank Merger.

(b)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM DIRECTLY OR INDIRECTLY BASED ON, ARISING OUT OF, UNDER, IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NONCOMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM DIRECTLY OR INDIRECTLY BASED ON, ARISING OUT OF, UNDER, IN CONNECTION WITH OR RELATING TO THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.03.

Section 9.04.     Expenses. Except as otherwise provided in Section 7.02 and Section 7.03(a), each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

Section 9.05.     Notices. All notices, requests and other communications hereunder to a party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service or overnight carrier to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.

If to Buyer or Buyer Bank: Eagle Bancorp Montana, Inc. P. O. Box 4999 Helena, Montana 59604-4999 Attn: Peter J. Johnson, Chief Executive Officer Email: pjohnson@oppbank.com

With a copy (which shall not constitute notice) to:

Nixon Peabody LLP

799 9th Street, Suite 500

Washington D.C. 20001

Attn: Raymond J. Gustini

Attn: Lloyd H. Spencer

Email: rgustini@nixonpeabody.com

Email: lspencer@nixonpeabody.com

If to Company or Company Bank: TwinCo, Inc. 107 South Main Twin Bridges, Montana 59754 Attn: Kenneth Walsh, President and Chief Executive Officer Email: KWalsh@RubyValleyBank.com	With a copy (which shall not constitute notice) to: Gerrish Smith Tuck, P.C. 700 Colonial Road, Suite 200 Memphis, Tennessee 38117 Attn: Philip K. Smith Email: psmith@gerrish.com

Section 9.06.     Entire Understanding; No Third Party Beneficiaries. This Agreement (including the Company Disclosure Schedule, the Buyer Disclosure Schedule and the Exhibits) represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made, other than the Confidentiality Agreement, which shall remain in effect. Except for the Indemnified Parties’ rights under Section 5.10 and the rights of shareholders of Company who properly surrender their shares of Company Common Stock in accordance with Article 2 to receive the Merger Consideration after the Effective Time, Buyer and Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other applicable parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or employees who might be affected by Section 5.11), other than the parties hereto, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.07.     Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party, and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 9.08.     Enforcement of the Agreement; Jurisdiction. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions thereof in the State of Delaware, this being in addition to any other remedy to which they are entitled in equity. Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such injunctive relief. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal or state court located in the State of Delaware or federal court located in the State of Montana in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a federal or state court located in the State of Delaware or federal court located in the State of Montana.

Section 9.09.     Interpretation.

(a)     When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and captions and headings contained in this Agreement are included solely for convenience of reference and shall be disregarded in the interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)     The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.

(c)     Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority shall include any rule or regulation promulgated thereunder and any successor statute or regulation, or successor Governmental Authority, as the case may be. Unless the context clearly indicates otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable, and the singular includes the plural and vice versa.

(d)     Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Articles of this Agreement. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof’, “hereto”, and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise. When used in this Agreement, references to (i) ”in respect of debt previously contracted” and similar phrases include actions taken in respect thereof such as foreclosure and similar proceedings and arrangements and (ii) ”foreclosure” include other similar proceedings and arrangements including a deed in lieu.

Section 9.10.     Assignment. No party to this Agreement may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of each other party, and any purported assignment in violation of this Section 9.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.11.     Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

Section 9.12.     Disclosure Schedules. The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Buyer Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties or covenants, as applicable, of the relevant party that are contained in the corresponding Section of this Agreement and any other representations, warranties or covenants of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations, warranties and covenants would be reasonably apparent to a reasonable person who has read that reference and such representations, warranties or covenants without any independent knowledge on the part of the reader regarding the matter(s) so disclosed. The mere inclusion of an item in either the Company Disclosure Schedule or the Buyer Disclosure Schedule as an exception to a representation, warranty or covenant shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

EAGLE BANCORP MONTANA, INC.

By:	/s/ Peter J. Johnson
Name: Peter J. Johnson
Title: President and Chief Executive Officer

OPPORTUNITY BANK OF MONTANA

By:	/s/ Peter J. Johnson
Name: Peter J. Johnson
Title: President and Chief Executive Officer

TWINCO, INC.

By:	/s/ Kenneth Walsh
Name: Kenneth Walsh
Title: President and Chief Executive Officer

RUBY VALLEY BANK

By:	/s/ Kenneth Walsh
Name: Kenneth Walsh
Title: President and Chief Executive Officer

 [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

FORM OF COMPANY SHAREHOLDER SUPPORT AGREEMENT

COMPANY SHAREHOLDER SUPPORT AGREEMENT, dated as of September 5, 2017 (this “Agreement”), by and between Eagle Bancorp Montana, Inc., a Delaware corporation (“Eagle”), and the shareholder identified on the signature pages hereto (the “Shareholder”).

WHEREAS, concurrently herewith, TwinCo, Inc., a Montana corporation (“TwinCo”), Ruby Valley Bank, a Montana chartered commercial bank and wholly owned subsidiary of TwinCo (the “Bank”), Opportunity Bank of Montana, a Montana chartered commercial bank and wholly owned subsidiary of Eagle (“Opportunity Bank”), and Eagle are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which TwinCo will merge with and into Eagle on the terms and conditions set forth therein, with Eagle surviving such merger (the “Merger”) and as provided therein the Bank will merge with and into Opportunity Bank (the “Bank Merger”), and, in connection therewith, the shares of common stock, par value $1.00 per share, of TwinCo (“TwinCo Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares to be cancelled pursuant to Section 2.01(b) of the Merger Agreement and any Dissenting Shares, will, without any further action on the part of the holder thereof, be cancelled and extinguished and automatically converted into the right to receive the Merger Consideration as set forth in the Merger Agreement;

WHEREAS, as of the date hereof, the Shareholder is the record and beneficial owner of, and has the right to vote and dispose of, the number of shares of TwinCo Common Stock set forth on the signature page of the Shareholder hereto (such TwinCo Common Stock, together with any other capital stock of TwinCo acquired by the Shareholder after the date hereof whether acquired directly or indirectly, upon the exercise of options or warrants, conversion of convertible securities or otherwise, and any other securities issued by TwinCo that are entitled to vote on the approval of the Merger Agreement held or acquired by the Shareholder (whether acquired heretofore or hereafter), being collectively referred to herein as the “Shares”);

WHEREAS, receiving the TwinCo Shareholder Approval is a condition to the consummation of the transactions contemplated by the Merger Agreement; and

WHEREAS, as an inducement to Eagle to enter into the Merger Agreement and incur the obligations therein, Eagle has required that the Shareholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.     Agreement to Vote, Restrictions on Voting and Dispositions, Revocation of Proxies.

(a)     Agreement to Vote TwinCo Common Stock. The Shareholder irrevocably and unconditionally hereby agrees that from the date hereof until the Expiration Time, at any meeting (whether annual or special and each adjourned or postponed meeting) of TwinCo’s shareholders, however called or in connection with any written consent of TwinCo’s shareholders, the Shareholder will (x) appear at such meeting or otherwise cause its Owned Shares (as defined below) to be counted as present thereat for purposes of calculating a quorum and (y) vote or cause to be voted all of the Shares beneficially owned by the Shareholder as of the relevant time (the “Owned Shares”), (1) in favor of the approval of the Merger Agreement, (2) against any Acquisition Proposal, without regard to any recommendation to the shareholders of TwinCo by the Board of Directors of TwinCo concerning such Acquisition Proposal, and without regard to the terms of such Acquisition Proposal, or any other proposal made in opposition to or that is otherwise in competition or inconsistent with the transactions contemplated by the Merger Agreement, (3) against any agreement, amendment of any agreement (including the Articles of Incorporation and Bylaws of TwinCo or the Articles of Incorporation and Bylaws of the Bank), or any other action that is intended or would reasonably be expected to prevent, impede, or, in any material respect, interfere with, delay, postpone, or discourage the transactions contemplated by the Merger Agreement, or (4) against any action, agreement, transaction or proposal that would reasonably be expected to result in a breach of any representation, warranty, covenant, agreement or other obligation of TwinCo in the Merger Agreement.

A-A-1

(b)     Restrictions on Transfers. The Shareholder hereby agrees that, from the date hereof until the Expiration Time, the Shareholder shall not, directly or indirectly, sell, offer to sell, give, pledge, encumber, assign, tender, exchange, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell, any Shares (collectively “Transfer”) other than in connection with bona fide estate planning purposes to his or her affiliates or immediate family members, provided that as a condition to such Transfer, such affiliate or immediate family member shall execute an agreement that is identical to this Agreement (except to reflect the change in the identity of the Shareholder) and provided, further that the assigning Shareholder shall remain jointly and severally liable for the breaches of any of his or her affiliates or immediate family members of the terms hereof. Any Transfer in violation of this provision shall be void. The Shareholder further agrees to authorize and request TwinCo to notify TwinCo’s transfer agent, if any, or registrar that there is a stop transfer order with respect to all of the Shares owned by the Shareholder and that this Agreement places limits on the voting of the Shareholder’s Shares.

(c)     Transfer of Voting Rights. The Shareholder hereby agrees that the Shareholder shall not deposit any Shares in a voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement or arrangement in contravention of the obligations of the Shareholder under this Agreement with respect to any of the Shares.

(d)     Acquired Shares. Any Shares or other voting securities of TwinCo with respect to which beneficial ownership is acquired by the Shareholder or its affiliates, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares or upon exercise or conversion of any securities of TwinCo, if any, after the date hereof shall automatically become subject to the terms of this Agreement.

(e)     Inconsistent Agreements. The Shareholder hereby agrees that he or she shall not enter into any agreement, contract or understanding with any person prior to the termination of this Agreement, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shareholder’s Shares in any manner which is inconsistent with this Agreement.

A-A-2

Section 2.     Non-Solicit. Except as expressly permitted pursuant to the exceptions set forth in Sections 5.04(a) and 5.09 of the Merger Agreement, the Shareholder shall not, and shall use his or her reasonable best efforts to cause his or her affiliates and each of their respective officers, directors, employees and Representatives not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries or proposals with respect to an Acquisition Proposal, (ii) continue, engage or participate in any negotiations concerning an Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any Person relating to an Acquisition Proposal, (iv) approve, recommend, agree to or accept any Acquisition Proposal, (v) solicit proxies or become a participant in a solicitation with respect to an Acquisition Proposal or otherwise encourage or assist any party in taking or planning any action that would reasonably be expected to compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (vi) initiate a shareholders’ vote or action by consent of TwinCo’s shareholders with respect to an Acquisition Proposal, (vii) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of TwinCo that takes any action in support of an Acquisition Proposal, or (viii) approve, endorse or recommend, agree to or accept, or propose to approve, endorse, recommend, agree to or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, investment agreement, acquisition agreement, option agreement or other similar agreement related to any Acquisition Proposal.

Section 3.     Representations, Warranties and Covenants of the Shareholder.

(a)           Representations and Warranties. The Shareholder represents and warrants to Eagle as follows:

(i)     Capacity. The Shareholder is an individual and has all requisite capacity, power and authority to enter into and perform his or her obligations under this Agreement. No filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of the Shareholder for the execution, delivery and performance of this Agreement by the Shareholder or the consummation by the Shareholder of the transactions contemplated hereby.

(ii)     Due Authorization. This Agreement has been duly executed and delivered by the Shareholder and the execution, delivery and performance of this Agreement by the Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Shareholder.

(iii)     Binding Agreement. Assuming the due authorization, execution and delivery of this Agreement by Eagle, this Agreement constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

A-A-3

(iv)     Non-Contravention. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his or her obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby will not violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder is bound, or any statute, rule or regulation to which the Shareholder is subject. Except as contemplated by this Agreement, neither the Shareholder nor any of its affiliates (a) has entered into any voting agreement or voting trust with respect to any Shares or entered into any other contract relating to the voting of the Shares or (b) has appointed or granted a proxy or power of attorney with respect to any Shares, in either case, which is inconsistent with the Shareholder’s obligations pursuant to this Agreement.

(v)     Ownership of Shares. Except for restrictions in favor of Eagle pursuant to this Agreement, and except for such transfer restrictions of general applicability as may be provided under the Securities Act, and the “blue sky” laws of the various States of the United States, the Shareholder owns, beneficially and of record, all of the Shareholder’s Shares, as applicable, free and clear of any proxy, voting restriction, adverse claim, pledge, security interest, voting trust or agreement, understanding or arrangement, or other encumbrance or lien and has voting power and power of disposition with respect to the Shareholder’s Shares with no restrictions on the Shareholder’s rights of voting or disposition pertaining thereto and no person other than the Shareholder has any right to direct or approve the voting or disposition of any of the Shareholder’s Owned Shares. As of the date hereof, the number of Owned Shares equals the number of Shares set forth on the Shareholder’s signature page hereto.

(vi)     Legal Actions. There is no action, suit, investigation, complaint or other proceeding pending against the Shareholder or, to the knowledge of the Shareholder, any other person or, to the knowledge of the Shareholder, threatened against the Shareholder or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by Eagle of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

(vii)    Reliance. The Shareholder understands and acknowledges that Eagle is entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement and the representations and warranties of the Shareholder contained herein.

(b)           Covenants. From the date hereof until the Expiration Time:

(i)     the Shareholder agrees not to take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impeding, or, in any material respect, interfering with or adversely affecting the performance by the Shareholder of its obligations under this Agreement;

A-A-4

(ii)     the Shareholder hereby agrees, while this Agreement is in effect, to promptly notify Eagle of the number of any new shares of TwinCo Common Stock acquired by the Shareholder, if any, after the date hereof. Any such shares shall be subject to the terms of this Agreement as though owned by the Shareholder on the date hereof; and

(iii)     the Shareholder hereby authorizes Eagle and TwinCo to publish and disclose in any announcement or disclosure required by the SEC and any proxy statement filed in connection with the transactions contemplated by the Merger Agreement the Shareholder’s identity and ownership of the Owned Shares and the nature of the Shareholder’s obligations under this Agreement.

Section 4.     Further Assurances. From time to time, at the request of Eagle and without further consideration, the Shareholder shall execute and deliver such additional documents and take all such further action as may be necessary to consummate and make effective the transactions contemplated by this Agreement.

Section 5.     Termination. Other than with respect to this Section and Section 7, which shall survive any termination of this Agreement, this Agreement will terminate upon the earliest of (A) the Merger Agreement being approved by the requisite affirmative vote of the shareholders of TwinCo and (B) the date of termination of the Merger Agreement in accordance with its terms (the “Expiration Time”); provided that no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.

Section 6.     Appraisal Rights. The Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger that the Shareholder may have under applicable law, including Sections 35-1-826 through 35-1-839 of the MBCA.

Section 7.     Miscellaneous.

(a)           Expenses. All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

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(b)         Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(i)           If to Eagle, to:

Eagle Bancorp Montana, Inc.

P.O. Box 4999

Helena, Montana 59604-4999

Attn: Peter J. Johnson

Email: pjohnson@oppbank.com

Telecopy Number: (406) 457-4013

(ii)          with a copy (which shall not constitute notice) to:

Nixon Peabody LLP

799 9th Street, N.W., Suite 500

Washington, D.C. 20001

Attn: Raymond J. Gustini

Attn: Lloyd H. Spencer

Telecopy Number: (202) 585-8080

(iii)          If to the Shareholder, to the address for the Shareholder set forth on the signature pages hereto.

(c)           Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by Eagle and the Shareholder.

(d)           Successors and Assigns. No party may assign any of its, his or her rights or delegate any of its, his or her obligations under this Agreement without the prior written consent of the other parties, except Eagle may, without the consent of the Shareholder, assign any of its rights and delegate any of its obligations under this Agreement to any affiliate of Eagle. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation any corporate successor by merger or otherwise. Notwithstanding any Transfer of TwinCo Common Stock consistent with this Agreement, the transferor shall remain liable for the performance of all obligations of transferor under this Agreement.

(e)           No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except for such rights as may inure to a successor or permitted assignee under Section 7(d).

(f)           No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

(g)         Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

(h)          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

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(i)           Specific Performance; Remedies Cumulative. The parties hereto acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party, in addition to any other rights and remedies which the parties may have hereunder or at law or in equity, may, in his, her or its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such party.

(j)          No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with his, her or its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of his, her or its right to exercise any such or other right, power or remedy or to demand such compliance.

(k)          Confidentiality. The Shareholder recognizes and acknowledges that he or she may have access to certain confidential information of Eagle and its Subsidiaries (including that obtained from TwinCo and its shareholders in connection with the Merger, the Bank Merger and any transaction contemplated hereby or thereby), TwinCo and its Subsidiaries and their shareholders, including, without limitation, customer lists, information regarding customers, confidential methods of operation, lending, credit information, organization, pricing, mark-ups, commissions and other information and that all such information constitutes valuable, special and unique property of Eagle, TwinCo and Eagle’s shareholders. All such information, which shall exclude any information that is publicly known or hereafter becomes publicly known other than as a result of any action or omission by the Shareholder, is herein referred to as “Confidential Information.” The Shareholder will not disclose or directly or indirectly utilize in any manner any such Confidential Information for the Shareholder’s own benefit or the benefit of anyone other than Eagle and/or its shareholders during the term of this Agreement and for a period of two (2) years after the termination of this Agreement; provided that the Shareholder may disclose such Confidential Information as required by law, court order or other valid and appropriate legal process.

(l)           Governing Law. Regardless of any conflict of law or choice of law principles that might otherwise apply, the parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware. The parties all expressly agree and acknowledge that the State of Delaware has a reasonable relationship to the parties and/or this Agreement.

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(m)         Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(n)          Drafting and Representation. The parties have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted for or against any party because that party or his, her or its legal representative drafted the provision.

(o)          Name, Captions, Gender. Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

(p)          Capacity. This Agreement shall only apply to actions taken by the Shareholder in his or her capacity as a shareholder of TwinCo and, if applicable, shall not in any way limit or affect actions the Shareholder or any of his or her Representatives may take in such Person’s capacity as a director, officer, or employee of TwinCo, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or be construed to prohibit, limit or restrict the Shareholder from exercising the Shareholder’s fiduciary duties as a director or officer of TwinCo.

(q)         Counterparts. This Agreement may be executed by facsimile or PDF and in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto. Facsimile or other electronically scanned and transmitted signatures shall be deemed originals and shall constitute valid execution and acceptance of this Agreement by the signing/transmitting party.

(r)          Definitions. Capitalized terms used herein and not defined shall have the meanings specified in the Merger Agreement.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

EAGLE BANCORP MONTANA, INC.

By:
Name: Peter J. Johnson
Title: President and Chief Executive Officer

[SIGNATURE PAGE TO COMPANY SHAREHOLDER SUPPORT AGREEMENT]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Name:
Address:

Shares of TwinCo Common Stock:

[SIGNATURE PAGE TO COMPANY SHAREHOLDER SUPPORT AGREEMENT]

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EXHIBIT B

Continuing Director and Officer

Kenneth Walsh

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              EXHIBIT C

PLAN OF MERGER AND MERGER AGREEMENT

of

RUBY VALLEY BANK

with and into

OPPORTUNITY BANK OF MONTANA

THIS AGREEMENT is made this [•] day of [•] 2017, between Opportunity Bank of Montana (hereinafter referred to as “Buyer Bank” and the “Resulting Bank”), a Montana state bank, with its main office located at 1400 Prospect Avenue, Helena, Montana 59601, and Ruby Valley Bank, a Montana state bank, with its main office located at 107 South Main, Twin Bridges, Montana 59754 (hereinafter referred to as “Company Bank” and, together with Buyer Bank, the “Banks”).

WHEREAS, a majority of the entire Board of Directors of Buyer Bank has approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of the Montana Bank Act (the “Act”);

WHEREAS, a majority of the entire Board of Directors of Company Bank has approved this Agreement and authorized its execution;

WHEREAS, Eagle Bancorp Montana, Inc. (“Buyer”), which owns all of the outstanding shares of Buyer Bank, and TwinCo, Inc. (“Company”), which owns all of the outstanding shares of Company Bank, have entered into an Agreement and Plan of Merger (the “Merger Agreement”) which, among other things, contemplates the merger of Company with and into Buyer, all subject to the terms and conditions of the Merger Agreement (the “BHC Merger”); and

WHEREAS, each of the Banks is entering into this Agreement to provide for the merger of Company Bank with and into Buyer Bank, with Buyer Bank being the surviving bank of such merger transaction subject to, and as soon as practicable following, the closing of the BHC Merger.

NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:

SECTION 1

Subject to the terms and conditions of this Agreement and the closing of the BHC Merger, at the Effective Time (as defined below) and pursuant to the Act, Company Bank shall be merged with and into Buyer Bank (the “Merger”). Upon consummation of the Merger, Buyer Bank shall continue its existence as the surviving entity and Resulting Bank under the charter of the Resulting Bank and the separate corporate existence of Company Bank shall cease. The Merger shall not be effective unless and until the Merger receives any necessary approvals from the Montana Department of Administration (the “Department”, pursuant to Section 32-1-371 of the Montana Code Annotated, and the Board of Governors of the Federal Reserve System (the “FRB”) pursuant to 12 U.S.C. §1828(c) or such other later time specified on the Articles of Merger filed with the Department (the “Effective Time”).

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SECTION 2

The name of the Resulting Bank shall be “Opportunity Bank of Montana”.

SECTION 3

The business of the Resulting Bank shall be that of a Montana state banking association. This business shall be conducted by the Resulting Bank at its main office which shall be located at 1400 Prospect Avenue, Helena, Montana 59601, and the other offices of the Resulting Bank listed in Appendix A.

SECTION 4

All assets, rights, franchises, and interests of Company Bank in and to every type of property (real, personal, and mixed) and choses in action as they exist at the Effective Time shall be transferred to and vested in the Resulting Bank by virtue of the Merger without any conveyance, deed or other transfer. The Resulting Bank, upon the Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, and receiver, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by Company Bank and Buyer Bank at the time of the Merger. The Resulting Bank shall be considered the same business and corporate entity as each constituent bank to the Merger with all the rights, powers and duties of each such constituent bank. The Resulting Bank shall be responsible for all the liabilities of every kind and description, of each of Company Bank and Buyer Bank existing as of the Effective Time, all in accordance with the provisions of the Act.

SECTION 5

At the Effective Time, each outstanding share of common stock of Company Bank shall be cancelled with no consideration being paid therefor.

Outstanding certificates representing shares of the common stock of Company Bank shall be cancelled at the Effective Time.

SECTION 6

Upon the Effective Time, the then outstanding shares of Buyer Bank common stock shall continue to remain outstanding shares of Buyer Bank common stock, all of which shall continue to be owned by Buyer.

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SECTION 7

The directors of the Resulting Bank following the Effective Time shall consist of those directors of Buyer Bank as of the Effective Time plus the individual identified in Appendix B, who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of the Resulting Bank following the Effective Time shall consist of those officers of Buyer Bank as of the Effective Time plus the individual identified in Appendix B, who shall serve until their respective successors are duly elected or appointed or until their earlier death, resignation or removal.

SECTION 8

This Agreement has been approved by Buyer, which owns all of the outstanding shares of Buyer Bank and by Company, which owns all of the outstanding shares of Company Bank.

SECTION 9

This Agreement is also subject to the following terms and conditions:

(a)     The BHC Merger shall have closed and become effective.

(b)     The FRB and the Department shall have approved this Agreement and the Merger and shall have issued all other necessary authorizations and approvals for the Merger, and any statutory waiting period shall have expired.

(c)     The sole shareholders of Company Bank and Buyer Bank, respectively, shall each have ratified and confirmed this Agreement, which ratification and confirmation may be by written consent.

SECTION 10

Each of the Banks hereby invites and authorizes the FRB and the Department to examine each of such bank’s records in connection with the Merger.

SECTION 11

As of the Effective Time, the Articles of Incorporation and Bylaws of the Resulting Bank shall consist of the Articles of Incorporation and Bylaws of Buyer Bank as in effect immediately prior to the Effective Time.

SECTION 12

This Agreement shall terminate if and at the time of any termination of the Merger Agreement.

SECTION 13

This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.

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The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.

No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by either Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.

Except to the extent Federal law is applicable hereto, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Montana without regard to principles of conflicts of laws.

This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns.

Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks. This Agreement may be executed in counterparts (including by facsimile or PDF), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have signed this Agreement effective as of the date and year first set forth above.

OPPORTUNITY BANK OF MONTANA

By:
Peter J. Johnson
As its: President and Chief Executive Officer

RUBY VALLEY BANK

By:
Kenneth Walsh
As its: President and Chief Executive Officer

[Signature Page to Plan of Merger and Merger Agreement]

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APPENDIX A

Location of Home Office and Other Offices of Resulting Institution

Main Office:

1400 Prospect Avenue Helena, Montana 59601

Branch Offices:

28 Neill Avenue Helena, Montana 59601

2090 Cromwell Dixon Helena, Montana 59602

3401 Harrison Avenue Butte, Montana 59701

1455 Oak Street Bozeman, Montana 59715

416 Broadway Townsend, Montana 59644

237 Main Street Bozeman, Montana 59715

123 S. Main Street Livingston, Montana 59047

101 McLeod Street Big Timber, Montana 59011

455 S. 24th Street West Billings, Montana 59102

200 N. Higgins Missoula, Montana 59802

1510 S. Reserve Street Missoula, Montana 59801

711 S. First Street Hamilton, Montana 59840

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120 1st Avenue North, Suite 201
Great Falls, Montana 59401

107 South Main
Twin Bridges, Montana 59754

103 North Main
Sheridan, Montana 59749

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APPENDIX B

Continuing Director and Officer

Kenneth M. Walsh

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EXHIBIT D

FORM OF CLAIMS LETTER

September 5, 2017

Eagle Bancorp Montana, Inc.

1400 Prospect Avenue

Helena, Montana 59601

Attention: Peter J. Johnson

Gentlemen:

This claims letter (“Claims Letter”) is delivered pursuant to Section 5.23 of that certain Agreement and Plan of Merger, dated as of September 5, 2017 (as the same may be amended or supplemented, the “Merger Agreement”), by and among Eagle Bancorp Montana, Inc., a Delaware corporation (“Buyer”), Opportunity Bank of Montana, a Montana Bank and wholly owned subsidiary of Buyer (“Buyer Bank”), TwinCo, Inc., a Montana corporation (“Company”), and Ruby Valley Bank, a Montana bank and wholly owned subsidiary of the Company (the “Company Bank”). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Merger Agreement.

Concerning claims which the undersigned may have against the Company or Buyer or any of their respective Subsidiaries in all capacities, whether as an officer, director, employee, partner, controlling person or Affiliate or otherwise of the Company or any Company entity, and in consideration of the premises, and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby affirms and agrees to the following in each and every such capacity of the undersigned.

Section 1.     Claims. The undersigned does not have, and is not aware of, any claims he or she might have against the Company or Buyer or any of their respective Subsidiaries, except for: (i) compensation and related benefits for services rendered that have been accrued but not yet paid in the ordinary course of business consistent with past practice; (ii) contract rights, underwritten loan commitments and agreements between the undersigned and the Company Bank, specifically limited to possible future advances in accordance with the terms of such commitments or agreements; (iii) certificates of deposit and deposit accounts; (iv) fees owed on account of any services rendered by the undersigned that have been accrued but not yet paid in the ordinary course of business consistent with past practice; (v) any rights that the undersigned has or may have under the Merger Agreement; and (vi) amounts payable to the undersigned pursuant to the Merger Agreement or any ancillary document referred to therein in his or her capacity as a shareholder of the Company or as an officer or director of the Company (collectively, the “Disclosed Claims”).

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Section 2.     Releases. Upon the Closing, the undersigned hereby fully, finally and irrevocably releases and forever discharges the Company, Buyer, Buyer Bank, the Company Bank and all other Subsidiaries of the Company and Buyer, and their respective directors, officers, employees, agents, attorneys, representatives, Subsidiaries, partners, Affiliates, controlling persons and insurers in their capacities as such, and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Releasees”) of and from any and all liabilities, losses, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description, now accrued or which may hereafter accrue, without limitation and whether or not in law, equity or otherwise, based in whole or in part on any known or unknown facts, conduct, activities, transactions, events or occurrences, matured or unmatured, contingent or otherwise, which have or allegedly have existed, occurred, happened, arisen or transpired from the beginning of time to the date of the closing of the transactions contemplated by the Merger Agreement, except for the Disclosed Claims (collectively, the “Claims”). The undersigned further irrevocably releases, discharges, and transfers to Buyer, as successor to the Company, respectively, all claims, actions and interests of the undersigned in any Intellectual Property of any nature whatsoever created, developed, registered, licensed or used by or for the undersigned or the Company, the Company Bank or any other Subsidiary of the Company (which shall also be considered to be Claims). The undersigned represents, warrants and covenants that no Claim released herein has been assigned, expressly, impliedly, by operation of law or otherwise, and that all Claims released hereby are owned solely by the undersigned, which has the sole authority to release them.

Section 3.     Forbearance. The undersigned shall forever refrain and forebear from commencing, instituting, prosecuting or making any lawsuit, action, claim or proceeding before or in any court, Regulatory Authority, Governmental Authority, Taxing Authority or other authority to collect or enforce any Claims which are released and discharged hereby.

Section 4.     Miscellaneous.

(a)     This Claims Letter shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to conflict of laws principles (other than the choice of law provisions thereof).

(b)     This Claims Letter contains the entire agreement between the parties with respect to the Claims released hereby, and such Claims Letter supersedes all prior agreements, arrangements or understandings (written or otherwise) with respect to such Claims, and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein, or in the Merger Agreement.

(c)     This Claims Letter shall be binding upon and inure to the benefit of the undersigned and the Releasees and their respective heirs, legal representatives, successors and assigns.

(d)     In the event that a party seeks to obtain or enforce any right or benefit provided by this Claims Letter through Litigation, and in the event that such party prevails in any such Litigation pursuant to which an arbitral panel, court or other Governmental Authority issues a final order, judgment, decree or award granting substantially the relief sought, then the prevailing party shall be entitled upon demand to be paid by the other party, all reasonable costs incurred in connection with such Litigation, including the reasonable legal fees and charges of one counsel, provided no party shall be entitled to any punitive or exemplary damages, which are hereby waived.

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(e)     IN ANY CIVIL ACTION, COUNTERCLAIM, PROCEEDING, OR LITIGATION, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS CLAIMS LETTER, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS CLAIMS LETTER, THE PERFORMANCE OF THIS CLAIMS LETTER, OR THE RELATIONSHIP CREATED BY THIS CLAIMS LETTER, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS CLAIMS LETTER WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS CLAIMS LETTER OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTIONS GOVERNED BY THIS CLAIMS LETTER AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

(f)     This Claims Letter may not be modified, amended or rescinded except by the written agreement of the undersigned and Buyer, it being the express understanding of the undersigned and the Releasees that no term hereof may be waived by the action, inaction or course of dealing by or between the undersigned or the Releasees, except in strict accordance with this paragraph, and further that the waiver of any breach of this Claims Letter shall not constitute or be construed as the waiver of any other breach of the terms hereof.

(g)     The undersigned represents, warrants and covenants that he or she is fully aware of his or her rights to discuss any and all aspects of this matter with any attorney he or she chooses, and that the undersigned has carefully read and fully understands all the provisions of this Claims Letter, and that the undersigned is voluntarily entering into this Claims Letter.

(h)     This Claims Letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Releasees.

[Signatures on following page.]

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Sincerely,

Signature of Officer or Director

Printed Name of Officer or Director

On behalf of Releasees, the undersigned thereunto duly authorized, acknowledges receipt of this letter as of September 5, 2017.

EAGLE BANCORP MONTANA, INC.

By:
Name: Peter J. Johnson
Title: President and Chief Executive Officer

[Signature Page to Claims Letter]

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Exhibit E

FORM OF RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT (the “Agreement”) is made and entered into as of September 5, 2017, by and between Eagle Bancorp Montana, Inc., a Delaware corporation (“Buyer”), and the undersigned director (“Director”) of TwinCo, Inc., a Montana corporation (“Company”), and/or Ruby Valley Bank, a Montana state bank and wholly-owned subsidiary of Company (the “Company Bank” and collectively with Company, “TwinCo”), and shall become effective as of the Effective Time of the Merger as provided in the Merger Agreement (defined below).

WHEREAS, Buyer, Opportunity Bank of Montana, a Montana state bank and wholly-owned subsidiary of Buyer (“Buyer Bank”), Company and Company Bank are parties to that certain Agreement and Plan of Merger, dated as of September 5, 2017, as the same may be amended or supplemented (the “Merger Agreement”), that provides for, among other things, the merger of Company with and into Buyer, and the subsequent merger of Company Bank with and into Buyer Bank;

WHEREAS, Director is a shareholder and director of TwinCo and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director or an Affiliate of Director is expected to receive Merger Consideration in exchange for the shares of Company Common Stock held by Director and/or the Director’s Affiliate;

WHEREAS, prior to the date hereof, Director has served as a member of the Board of Directors of TwinCo, and, therefore, Director has knowledge of the Confidential Information (hereinafter defined);

WHEREAS, as a result of the Merger, Buyer will succeed to all of the Confidential Information, for which Buyer, as of the Effective Time, will have paid valuable consideration and desires reasonable protection; and

WHEREAS, the Merger Agreement contemplates that, upon the execution and delivery of the Merger Agreement by Company, as a condition and inducement to the willingness of Buyer and Buyer Bank to enter into the Merger Agreement, Director will enter into and perform this Agreement.

NOW THEREFORE, for good and valuable consideration, including, without limitation, the Merger Consideration to be received by Director and/or the Director’s Affiliate, the sufficiency and receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, covenant and agree as follows:

Section 1.     Certain Definitions.

(a)     “Affiliated Company” means, with respect to any specified person or entity, any company or entity controlled by, controlling or under common control with the specified person or entity.

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(b)     “Confidential Information” means all information regarding TwinCo, Buyer and their Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed by TwinCo, Buyer or their respective Affiliated Companies, and that is not generally disclosed publicly to persons not employed by TwinCo, Buyer or their respective Affiliated Companies. “Confidential Information” shall include, without limitation, all customer information, customer lists, confidential methods of operation, lending and credit information, commissions, mark-ups, product/service formulas, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans of TwinCo, Buyer or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs of TwinCo, Buyer or their respective Affiliated Companies. “Confidential Information” also includes any “confidential information,” “trade secrets” or any equivalent term under any applicable federal, state or local law. “Confidential Information” shall not include information that (i) has become generally available to the public other than by the act of one who Director knows (or reasonably should know) does not have the right to disclose such information without violating any right or privilege of TwinCo or Buyer or their respective Affiliated Companies or any duty owed to any of them; (ii) is disclosed to Director or an Affiliate of Director by one who Director knows (or reasonably should know) is not violating any right or privilege of TwinCo or Buyer or their respective Affiliated Companies or any duty owed to any of them (including any disclosure by a customer of TwinCo or Buyer to Director); or (iii) is independently developed by a person or entity without reference to or use of Confidential Information. Director acknowledges and agrees that the trading in Buyer securities using Confidential Information or other material non-public information may violate federal and state securities laws.

(c)      Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement.

Section 2.     Restrictive Covenants.

(a)     Nondisclosure of Confidential Information. From and after the Effective Time, Director shall not directly or indirectly transmit or disclose any Confidential Information to any Person, or use or permit others to use any such Confidential Information, directly or indirectly, for any purpose for so long as such information remains Confidential Information, without the prior express written consent of the Chief Executive Officer of Buyer, which consent may be withheld in the sole discretion of Buyer’s Chief Executive Officer. Anything herein to the contrary notwithstanding, Director shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Director shall (i) if allowed by law or legal process, provide Buyer with prompt written notice of such requirement so that Buyer may seek an appropriate protective order prior to any such required disclosure by Director; and (ii) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment. If, in the absence of a required waiver or protective order, Director is nonetheless, in the opinion of his counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Director is legally required to be disclosed.

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(b)     Nonrecruitment and Nonhire of Employees. Director hereby agrees that, for two (2) years following the Effective Time, Director shall not, without the prior written consent of Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, directly or indirectly solicit or recruit or attempt to solicit or recruit for employment or encourage to leave employment with Buyer or any of its Affiliated Companies or hire, as employee, consultant or otherwise, on his or her own behalf or on behalf of any other Person, (i) any then-current employee of Buyer or any of its Affiliated Companies or (ii) any employee of TwinCo who both (A) worked at TwinCo or any of its Affiliated Companies during Director’s services as a director of TwinCo or any of its Affiliated Companies and (B) has not ceased employment with Buyer, TwinCo or any Affiliated Companies, as applicable, during the six (6) month period preceding such solicitation or recruitment. It is acknowledged that general advertisements not specifically targeted at any of the foregoing persons shall not be deemed to violate this provision.

(c)     Nonsolicitation of Customers. Director hereby agrees that, for two (2) years following the Effective Time, Director shall not, without the prior written consent of Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, directly or indirectly, on behalf of himself or herself or of anyone other than TwinCo, Buyer or any Affiliated Company, in the Restricted Area (as defined in Section 2(d) below), solicit or attempt to solicit any customer or client, or any prospective customer or client, of TwinCo during Director’s services as a director of TwinCo or any of its Affiliated Companies, for the purpose of either (i) providing any Business Activities (as defined in Section 2(d)) or (ii) inducing such customer or client, or prospective customer or client, to cease, reduce, restrict or divert its business with TwinCo, Buyer or any Affiliated Company. It is acknowledged that general advertisements not specifically targeted at customers or clients, or any prospective customers or clients, of TwinCo during Director’s services as a director of TwinCo or any of its Affiliated Companies shall not be deemed to violate this provision. Nothing in this Section 2(c) is intended to restrict Director and Director’s Affiliates from making decisions regarding the banking relationships (or change in banking relationships) with respect to their own businesses and with respect to any accounts over which they have fiduciary responsibilities.

(d)     Noncompetition. Director hereby agrees that, for two (2) years following the Effective Time, Director shall not, without the prior written consent of Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, prepare or apply to commence, or engage or participate in, Business Activities as an officer, director, manager, owner, partner, joint venture, consultant, independent contractor, employee, or shareholder of, or otherwise on behalf of, any other Person, business or enterprise that competes in the Restricted Area with Buyer and its Affiliated Companies with respect to Business Activities. For purposes of this Agreement, “Business Activities” shall be any business activities conducted by Buyer, TwinCo or any of their Affiliated Companies, which consist of commercial, agricultural or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, Internet or electronic banking, automated teller machines, mortgage loans, and home equity lines of credit. The “Restricted Area” shall mean Madison, Beaverhead and Silver Bow counties in Montana. Notwithstanding the foregoing, nothing in this Section 2(d) shall prohibit (i) Director from serving on any board of directors as a non-employee director of a bank or bank holding company located within the Restricted Area (x) after the first (1st) anniversary of the Effective Time or (y) from and after the Effective Time to the extent that Director currently serves on the board of directors of such bank or bank holding company as of the date hereof and such bank or bank holding company is identified on Schedule A hereto; (ii) Director from acquiring or holding, for investment purposes only, less than five percent (5%) of the outstanding securities of any business organization which may compete directly or indirectly with TwinCo, Buyer or any of their Affiliated Companies; or (iii) Director or any of Director’s Affiliated Companies from continuing to hold outstanding securities held by Director and any of Director’s Affiliated Companies as of the date of this Agreement so long as such investment in a financial institution engaged in Business Activities in the Restricted Area is disclosed on Schedule A hereto.

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(e)     Enforceability of Covenants. Director acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business. Director acknowledges that each of Buyer and its Affiliated Companies have a current and future expectation of business within the Restricted Area and from the current and proposed customers of TwinCo that are derived from the acquisition of TwinCo by Buyer. Director acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he or she will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Director agrees that his or her position as a director of TwinCo involves duties and authority relating to all aspects of the Business Activities and all of the Restricted Area. Director further acknowledges that complying with the provisions contained in this Agreement will not preclude him or her from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Director and Buyer agree that Director’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of Buyer to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. Director and Buyer agree that if any portion of the foregoing provisions is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law. Director acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to Buyer and its Affiliated Companies and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, Buyer will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, without the necessity of posting any bond or security (all of which are waived by Director), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.

Section 3.     Successors.

(a)     This Agreement is personal to Director, is not assignable by Director, and none of Director’s duties hereunder may be delegated.

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(b)     This Agreement may be assigned by, and shall be binding upon and inure to the benefit of Buyer and any of its Affiliated Companies and their successors and assigns.

Section 4.     Miscellaneous.

(a)     Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and Buyer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of provisions or conditions at the same or any prior or subsequent time.

(b)     Litigation Expenses. In the event that a party seeks to obtain or enforce any right or benefit provided by this Agreement through litigation, and in the event that such party prevails in any such litigation pursuant to which an arbitral panel, court or other Governmental Authority issues a final order, judgment, decree or award granting substantially the relief sought, then the prevailing party shall be entitled upon demand to be paid by the other party, all reasonable costs incurred in connection with such litigation, including the reasonable legal fees and charges of counsel.

(c)     Governing Law and Forum Selection. Buyer and Director agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Montana without giving effect to its conflicts of law principles. Director agrees that any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be filed only in the state and federal courts of Montana. With respect to any such court action, Director hereby (i) irrevocably submits to the personal jurisdiction of such courts; (ii) consents to service of process; (iii) consents to venue; and (iv) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. Both parties hereto further agree that the state and federal courts of Montana are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

(d)     Notices. Any notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given such party (i) when delivered personally to such party or (ii) provided that a written acknowledgement of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail or two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address as such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 4(d)), or (iii) in the case of Buyer only, on the first business day after it is sent by facsimile to the facsimile number set forth below (or to such other facsimile number as shall have been specified by ten (10) days’ advance notice given in accordance with this Section 4(d)), with a confirmation copy sent by certified or registered mail or by overnight courier in accordance with this Section 4(d).

To Buyer:              Eagle Bancorp Montana, Inc.

P.O. Box 4999

Helena, Montana 59604-499

Facsimile Number: (406) 457-4013

Attention: Peter J. Johnson

Email: pjohnson@oppbank.com

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To Director: To the address set forth under Director’s name on the signature page of this Agreement

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(e)     Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(f)     Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between Buyer and Director with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement, understanding and arrangement, oral or written, between the parties with respect to the subject matter hereof.

(g)     Counterparts, etc. This Agreement may be executed in identical counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Facsimile or other electronically scanned and transmitted signatures shall be deemed originals and shall constitute valid execution and acceptance of this Agreement by the signing/transmitting party.

(h)     Termination. If the Merger Agreement is terminated, this Agreement shall become null and void.

[Signatures on following page]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

Buyer:

EAGLE BANCORP MONTANA, INC.

By: ____________________________________

Name: Peter J. Johnson

Title: President and Chief Executive Officer

DIRECTOR:

Name:___________________________________

Address _________________________________

_______________________________

_______________________________

[Signature Page to Restrictive Covenant Agreement]

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APPENDIX B

Provisions of Montana Business Corporations Act Relating to Appraisal Rights

35-1-826. Definitions. As used in 35-1-826 through 35-1-839, the following definitions apply:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporation” includes the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under 35-1-827 and who exercises that right when and in the manner required by 35-1-829 through 35-1-837.

(4) “Fair value”, with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment at the average rate currently paid by the corporation on its principal bank loans or, if the corporation has no loans, at a rate that is fair and equitable under all the circumstances.

(6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial shareholder to the extent of the rights granted by a nominee certificate on file with a corporation.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

35-1-827. Right to dissent. (1) A shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:

(a) consummation of a plan of merger to which the corporation is a party if:

(i) shareholder approval is required for the merger by 35-1-815 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

(ii) the corporation is a subsidiary that is merged with its parent corporation under 35-1-818;

(b) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the plan;

(c) consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

(i) alters or abolishes a preferential right of the shares;

(ii) creates, alters, or abolishes a right in respect of redemption, including a provision with respect to a sinking fund for the redemption or repurchase of the shares;

(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the shares to be voted on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share created is to be acquired for cash under 35-1-621; or

(e) any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and to obtain payment for their shares.

(2) A shareholder entitled to dissent and to obtain payment for shares under 35-1-826 through 35-1-839 may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

35-1-828. Dissent by nominees and beneficial owners. (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if the beneficial shareholder:

(a) submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

(b) does so with respect to all shares of which the beneficial shareholder is the beneficial shareholder or over which the beneficial shareholder has power to direct the vote.

35-1-829. Notice of dissenters' rights. (1) If a proposed corporate action creating dissenters' rights under 35-1-827 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under 35-1-826 through 35-1-839 and must be accompanied by a copy of 35-1-826 through 35-1-839.

(2) If a corporate action creating dissenters' rights under 35-1-827 is taken without a vote of shareholders, the corporation shall give written notification to all shareholders entitled to assert dissenters' rights that the action was taken and shall send them the dissenters' notice described in 35-1-831.

35-1-830. Notice of intent to demand payment. (1) If proposed corporate action creating dissenters' rights under 35-1-827 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

(a) shall deliver to the corporation before the vote is taken written notice of the intent to demand payment for the shareholder's shares if the proposed action is effectuated; and

(b) may not vote the shareholder's shares in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1)(a) is not entitled to payment for the shareholder's shares under 35-1-826 through 35-1-839.

35-1-831. Dissenters' notice. (1) If proposed corporate action creating dissenters' rights under 35-1-827 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of 35-1-830.

(2) The dissenters' notice must be sent no later than 10 days after the corporate action was taken and must:

(a) state where the payment demand must be sent and where and when certificates for certified shares must be deposited;

(b) inform shareholders of uncertificated shares to what extent transfer of the shares will be restricted after the payment is received;

(c) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the person asserting dissenters' rights to certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) set a date by which the corporation must receive the payment demand, which may not be fewer than 30 nor more than 60 days after the date the required notice under subsection (1) is delivered; and

(e) be accompanied by a copy of 35-1-826 through 35-1-839.

35-1-832. Duty to demand payment. (1) A shareholder sent a dissenters' notice described in 35-1-831 shall demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to 35-1-831(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits the shareholder's certificates under subsection (1) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(3) A shareholder who does not demand payment or deposit the shareholder's certificates when required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under 35-1-826 through 35-1-839.

35-1-833. Share restrictions. (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions are released under 35-1-835.

(2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

35-1-834. Payment. (1) Except as provided in 35-1-836, as soon as the proposed corporate action is taken or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with 35-1-832 the amount the corporation estimates to be the fair value of the dissenter's shares plus accrued interest.

(2) The payment must be accompanied by:

(a) the corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

(b) a statement of the corporation's estimate of the fair value of the shares;

(c) an explanation of how the interest was calculated;

(d) a statement of the dissenter's right to demand payment under 35-1-837; and

(e) a copy of 35-1-826 through 35-1-839.

35-1-835. Failure to take action. (1) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under 35-1-831 and repeat the payment demand procedure.

35-1-836. After-acquired shares. (1) A corporation may elect to withhold payment required by 35-1-834 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent the corporation elects to withhold payment under subsection (1), after taking the proposed corporate action, the corporation shall estimate the fair value of the shares plus accrued interest and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under 35-1-837.

35-1-837. Procedure if shareholder dissatisfied with payment or offer. (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and the amount of interest due and may demand payment of the dissenter's estimate, less any payment under 35-1-834, or reject the corporation's offer under 35-1-836 and demand payment of the fair value of the dissenter's shares and the interest due if:

(a) the dissenter believes that the amount paid under 35-1-834 or offered under 35-1-836 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

(b) the corporation fails to make payment under 35-1-834 within 60 days after the date set for demanding payment; or

(c) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the demand in writing under subsection (1) within 30 days after the corporation made or offered payment for the dissenter's shares.

35-1-838. Court action. (1) If a demand for payment under 35-1-837 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and shall petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the district court of the county where a corporation's principal office is located or, if its principal office is not located in this state, in Lewis and Clark County. If the corporation is a foreign corporation, it shall commence the proceeding in the county in this state where the principal office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located or, if the domestic corporation did not have its principal office in the state at the time of the transaction, in Lewis and Clark County.

(3) The corporation shall make all dissenters whose demands remain unsettled, whether or not residents of this state, parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by certified mail or by publication as provided by law.

(4) The jurisdiction of the district court in which the proceeding is commenced under subsection (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the proceeding is entitled to judgment:

(a) for the amount, if any, by which the court finds the fair value of the dissenter's shares plus interest exceeds the amount paid by the corporation; or

(b) for the fair value plus accrued interest of the dissenter's after-acquired shares for which the corporation elected to withhold payment under 35-1-836.

35-1-839. Court costs and attorney fees. (1) The court in an appraisal proceeding commenced under 35-1-838 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under 35-1-837.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of 35-1-829 through 35-1-837; or

(b) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by 35-1-826 through 35-1-839.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award the counsel reasonable attorney fees to be paid out of the amounts awarded the dissenters who were benefited.